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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EAGLE ROCK ENERGY PARTNERS, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SPECIAL MEETING RELATED TO A STRATEGIC TRANSACTION—YOUR VOTE IS VERY IMPORTANT

Dear Eagle Rock Energy Partners, L.P. Common Unitholder:

         On December 23, 2013, Eagle Rock Energy Partners, L.P., a Delaware limited partnership ("Eagle Rock"), Regency Energy Partners LP, a Delaware limited partnership ("Regency") and Regal Midstream LLC, a Delaware limited liability company and wholly owned subsidiary of Regency ("Regal"), entered into a contribution agreement (as such agreement may be amended from time to time, the "Contribution Agreement"). Pursuant to the Contribution Agreement, Eagle Rock will contribute to Regal the Eagle Rock subsidiaries that, at the closing of the Contribution (after giving effect to certain pre-closing transfers, assignments and novations) will constitute Eagle Rock's midstream business (the "Contribution"). The consideration for the Contribution includes (1) $720,000,000 payable to Eagle Rock, as adjusted in accordance with the Contribution Agreement, consisting of $520,000,000 in cash and 8,245,859 common units representing limited partner interests of Regency, (2) the assumption by Regency of up to $550,000,000 face value of senior unsecured notes of Eagle Rock (the "Eagle Rock Notes") validly tendered by holders of the Eagle Rock Notes pursuant to Regency's offer to exchange, subject to the terms and conditions of the Contribution Agreement and the debt assumption agreement by and between Eagle Rock and Regency, and cancelled and exchanged into an equivalent amount of Regency senior unsecured notes with the same tenor, coupon and call structure and a comparable covenant package as the Eagle Rock Notes (the "Exchange Offer") and (3) if less than all of the Eagle Rock Notes are tendered in the Exchange Offer, the payment by Regency to Eagle Rock of a dollar amount equal to 110% of the difference between $550,000,000 and the face value of Eagle Rock Notes so tendered. The cash portion of the consideration is subject to adjustment for working capital and breaches of representations and warranties, if any.

         You are cordially invited to a special meeting of Eagle Rock unitholders (the "special meeting") to be held at 1415 Louisiana Street, Suite 2700, Houston, Texas 77002, on                 , 2014 at                , Houston, Texas time. The special meeting is being held for you to consider and vote on a proposal to approve the Contribution Agreement and the Contribution and an advisory, non-binding proposal to approve the related compensation payments that may be paid or become payable to one of Eagle Rock's named executive officers in connection with the Contribution (which we refer to as the "advisory say-on-contribution-pay proposal"). Whether or not you plan to attend the special meeting, please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

         Completion of the transactions described above is conditioned on, among other things, the affirmative vote or consent of the holders of a majority of the outstanding Eagle Rock common units as of the record date for the special meeting in favor of the approval of the Contribution Agreement and the Contribution. Therefore, the failure of any Eagle Rock unitholder to vote will have the same effect as a vote by such unitholder "AGAINST" the proposal to approve the Contribution Agreement and the Contribution. Accordingly, your vote is very important.

         The board of directors of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock Energy GP, L.P., the general partner of Eagle Rock, recommends that you vote "FOR" the proposal to approve the Contribution Agreement and the Contribution and "FOR" the advisory say-on-contribution-pay proposal.

         The attached proxy statement gives you detailed information about the special meeting and the Contribution. We urge you to read carefully the entire proxy statement, including all of its annexes.

         Thank you in advance for your continued support and your consideration of this matter.

Sincerely,
Joseph A. Mills Chairman of the Board of Directors and Chief Executive Officer of Eagle Rock Energy G&P, LLC

         Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Contribution Agreement, passed upon the merits or fairness of the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

         This proxy statement is dated                , 2014 and is first being mailed to Eagle Rock common unitholders on or about                , 2014.

i

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS
To Be Held on                , 2014

To the common unitholders of Eagle Rock Energy Partners, L.P.:

        A special meeting of common unitholders of Eagle Rock Energy Partners, L.P. ("Eagle Rock") will be held at 1415 Louisiana Street, Suite 2700, Houston, Texas 77002, on               , at              , Houston, Texas time. The purpose of the special meeting is:

  •
  To consider and vote on a proposal to approve the Contribution Agreement dated as of December 23, 2013, by and among Eagle Rock, Regency Energy Partners LP ("Regency") and Regal Midstream LLC, a wholly owned subsidiary of Regency ("Regal" and together with Regency, the "Regency Parties") (as it may be amended from time to time, the "Contribution Agreement"), a copy of which agreement is attached as Annex A to the proxy statement accompanying this notice, and the contribution by Eagle Rock of its midstream business and the other transactions contemplated thereby (collectively, the "Contribution"); and

  •
  To consider and vote on an advisory, non-binding proposal to approve the related compensation payments that may be paid or become payable to one of Eagle Rock's named executive officers in connection with the Contribution (herein referred to as the "advisory say-on-contribution-pay proposal").

        Eagle Rock will transact no other business at the special meeting except such business as may properly be brought before the special meeting and any adjournment or postponement of the special meeting. At this time, Eagle Rock knows of no other matters that will be presented for the consideration of its common unitholders at the special meeting.

        Approval of the Contribution Agreement and the Contribution by the affirmative vote or consent of the holders of a majority of the outstanding Eagle Rock common units as of the record date for the special meeting is a condition to the parties' consummation of the Contribution. Abstentions will have the same effect as votes "AGAINST" the proposal to approve the Contribution Agreement and the Contribution and the advisory say-on-contribution-pay proposal. Failures to vote and broker-non votes (if any) will have the same effect as votes "AGAINST" the proposal to approve the Contribution Agreement and the Contribution but will have no effect on the advisory say-on-contribution-pay proposal.

        In connection with the execution of the Contribution Agreement, on December 23, 2013, Natural Gas Partners VIII, L.P. ("NGP VIII") and certain of its affiliates (collectively, the "NGP Parties") entered into a voting and support agreement with Regency (the "Voting and Support Agreement"). Pursuant to the terms of the Voting and Support Agreement, the NGP Parties agreed to vote all of their Eagle Rock common units beneficially owned, representing approximately 32.2% of the Eagle Rock common units as of December 23, 2013, in favor of the approval of the Contribution Agreement and the Contribution. For additional information regarding the Voting and Support Agreement, please read "The Contribution Agreement—Voting and Support Agreement" beginning on page 107. Eagle Rock granted the NGP Parties an irrevocable limited waiver (the "Limited Waiver") of certain provisions of the existing voting agreement between Eagle Rock and NGP VIII dated May 3, 2011 (the "Existing NGP Voting Agreement") solely to the extent necessary to allow each of the NGP Parties to enter into and comply with its obligations under the Voting and Support Agreement until such time as the Voting and Support Agreement is amended, modified or terminated. For additional information regarding the Limited Waiver, please read "The Contribution Agreement—Limited Waiver" beginning on page 107.

        Only Eagle Rock common unitholders of record as of the close of business on                        , 2014 are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. A list of Eagle Rock common unitholders entitled to vote at the special meeting will be available for inspection at Eagle Rock's offices in Houston, Texas, for any purpose relevant to the special meeting during normal business hours for a period of ten days before the special meeting and at the special meeting.

        YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions as soon as possible. If you hold common units in your name as a unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your common units through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your common units through a bank or broker, and you wish to vote in person at the special meeting, you must obtain from your bank or broker a proxy issued in your name. If you own your Eagle Rock common units in your own name, you may revoke your proxy at any time before it is voted at the special meeting by: (1) sending a written notice of revocation to Eagle Rock Energy G&P, LLC, Attention: Secretary, 1415 Louisiana Street, Suite 2700, Houston, Texas, 77002, timely received before the special meeting; (2) submitting a new proxy with a later date either signed and returned by mail or transmitted using the telephone or Internet voting procedures, timely received before the special meeting; or (3) attending the special meeting and voting in person if you are a holder of record or if you hold a proxy in your favor executed by a holder of record.

        The enclosed proxy statement provides a detailed description of the Contribution Agreement and the Contribution. We urge you to read this proxy statement, including the documents incorporated by reference and the annexes, carefully in its entirety. If you have any questions concerning the Contribution Agreement, the Contribution or this proxy statement, would like additional copies, or need help voting your Eagle Rock common units, please contact Morrow & Co., LLC, toll-free at (800) 449-0910.

        By Order of the Board of Directors (the "Eagle Rock Board") of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock Energy GP, L.P., the general partner of Eagle Rock.

Charles C. Boettcher
Senior Vice President, General Counsel and
Secretary of Eagle Rock Energy G&P, LLC
Houston, TX
, 2014

QUESTIONS AND ANSWERS

        In the following questions and answers below, we highlight selected information from this proxy statement but have not included all of the information that may be important to you regarding the Contribution. To better understand the Contribution, and for a complete description of the legal terms of the agreements relating to the Contribution, you should carefully read this proxy statement in its entirety, including the annexes, as well as the documents we have incorporated by reference in this proxy statement, including the Contribution Agreement, Voting and Support Agreement, Limited Waiver and the form of Registration Rights Agreement attached as an exhibit to the Contribution Agreement. Please read "Where You Can Find More Information" beginning on page 116.

Questions
and Answers About the Contribution Agreement and the Contribution

Q:
Why is the Eagle Rock Board proposing the Contribution Agreement and the Contribution?

A:
Eagle Rock entered into the Contribution Agreement based on the determination and recommendation of the Eagle Rock Board that the Contribution Agreement and the Contribution are in the best interests of the Eagle Rock unitholders. In making the aforementioned determination and recommendation, the Eagle Rock Board, with the assistance of its legal and financial advisors, considered a number of factors which included, but were not limited to: (1) the "special approval" and unanimous recommendation of the Eagle Rock Conflicts Committee; (2) the aggregate value of the consideration received by Eagle Rock for the Contribution; (3) the significant debt reduction and additional liquidity that is expected to result from the Contribution; (4) the belief that its improved liquidity position and cost structure will enable Eagle Rock to grow its remaining upstream asset base and distributable cash flow through upstream acquisitions and drilling activities; (5) the perceived difficulty in growing Eagle Rock's midstream business given its small scale and high cost of capital relative to many of its midstream peers; and (6) the desire to provide greater clarity to the capital markets and to Eagle Rock's analysts and investors as a pure-play master limited partnership ("MLP") focused on a single line of business. For additional information regarding the evaluations made by the Eagle Rock Board and the Eagle Rock Conflicts Committee in connection with determining that the Contribution Agreement and the Contribution are in the best interests of the Eagle Rock unitholders, please read "The Contribution—Background of the Contribution" and "The Contribution—Recommendation of the Eagle Rock Board and Reasons for the Contribution" beginning on page 60.

Q:
What adjustments may be made to the consideration payable to Eagle Rock for the Contribution?

A:
The consideration payable to Eagle Rock for the Contribution may be reduced by a maximum amount of $132.5 million to the extent that breaches by Eagle Rock, if any, of certain representations and warranties made by Eagle Rock in the Contribution Agreement cause Regency to have actually incurred losses as of a date no later than five business days before the closing of the Contribution (as though the closing of the Contribution were to occur on such date). Regency's claims for any such losses are subject to an aggregate deductible of $13.25 million and each such claim must be valued in excess of $1 million in order for any such claim to be made. Moreover, the consideration payable to Eagle Rock for the Contribution is also subject to a customary working capital adjustment, upward to the extent that the working capital of the midstream business as of the closing of the Contribution exceeds $15 million or downward to the extent that working capital of the midstream business as of the closing of the Contribution is more negative than negative $15 million. For additional information regarding such terms and provisions, please read "The Contribution Agreement—Consideration for the Contribution" beginning on page 100.

Q:
Do you expect the Contribution to be taxable to Eagle Rock unitholders?

A:
The Contribution is expected to be taxable, in part, to Eagle Rock unitholders. A portion of any taxable gain to Eagle Rock unitholders may be subject to recapture and taxed as ordinary income, and the remainder will generally be capital gain. Eagle Rock anticipates that a substantial portion of the gain is likely to be treated as ordinary income. However, Eagle Rock also anticipates that most of its unitholders are subject to the passive loss limitations and have suspended passive losses with respect to their investment in Eagle Rock from prior tax years that would be available to offset all or a portion of any income and gain allocated to the unitholders as a result of the Contribution. The amount of ordinary income and capital gain allocated to each unitholder and availability of any passive loss carryforwards will depend on that unitholder's particular situation. For additional information regarding the tax treatment of the Contribution and for estimates of the amount of ordinary income and capital gain to be recognized by Eagle Rock unitholders on the Contribution, please read "Material Federal Income Tax Consequences of the Contribution" beginning on page 109.

Q:
Does the Contribution constitute a sale of "substantially all" of Eagle Rock's assets under Eagle Rock's partnership agreement or the indenture governing the Eagle Rock Notes (the "Existing Indenture")?

A:
Eagle Rock does not believe that the Contribution constitutes a sale of "substantially all" of Eagle Rock's assets under its partnership agreement (as amended, the "Partnership Agreement") or the Existing Indenture. Following consummation of the Contribution, Eagle Rock will remain a publicly-traded MLP with significant upstream operations that have generated and are expected to continue to generate significant revenues and Adjusted EBITDA. However, Eagle Rock is seeking at this special meeting the vote of unitholders that would be required if the Contribution were determined to constitute a sale of "substantially all" of Eagle Rock's assets. Approval of the Contribution Agreement and the Contribution is a condition to closing under the Contribution Agreement and Eagle Rock does not currently intend to waive this condition. Moreover, Eagle Rock believes that the Exchange Offer (as defined and described below) effectively provides the holders of Eagle Rock Notes with treatment that is substantially similar to the treatment that would be afforded to them under the merger covenant in the Existing Indenture if the Contribution were determined to constitute a sale of "substantially all" of Eagle Rock's assets.

Q:
What is the Exchange Offer and what is its impact on the consideration payable to Eagle Rock for the Contribution?

A:
Pursuant to the Contribution Agreement, Regency has agreed to assume up to $550,000,000 face value of the Eagle Rock Notes validly tendered by holders of the Eagle Rock Notes pursuant to Regency's offer to exchange, subject to the terms and conditions of the Contribution Agreement and a debt assumption agreement by and between Eagle Rock and Regency (the "Debt Assumption Agreement"), and cancelled and exchanged into an equivalent amount of Regency senior unsecured notes with the same tenor, coupon and call structure and a comparable covenant package as the Eagle Rock Notes (the "Exchange Offer"). The results of the Exchange Offer will impact the form and total amount of consideration payable by Regency to Eagle Rock upon closing of the Contribution. Pursuant to the Contribution Agreement, if all Eagle Rock Notes are tendered for exchange in the Exchange Offer, the value of the total consideration payable to Eagle Rock upon closing of the Contribution will be $1.27 billion (prior to any purchase price adjustments). In this scenario, Eagle Rock's annual interest expense will be reduced by the approximately $46.1 million of interest expense associated with the Eagle Rock Notes in addition to interest savings resulting from the use of net cash proceeds to pay down borrowings under Eagle Rock's credit facility. Pursuant to the Contribution Agreement, if less than all the Eagle

  Rock Notes are tendered for exchange in the Exchange Offer, Regency has agreed to pay Eagle Rock a dollar amount equal to 110% of the difference between $550,000,000 and the face value of Eagle Rock Notes so tendered. As such, if no Eagle Rock Notes are tendered for exchange in the Exchange Offer, the value of the total consideration payable to Eagle Rock upon closing of the Contribution Agreement will be approximately $1.325 billion (prior to any purchase price adjustments). In this scenario, the Eagle Rock Notes would remain outstanding, and Eagle Rock anticipates it would repay all outstanding borrowings under its credit facility and have excess cash to pursue acquisitions. Eagle Rock's annual interest expense would initially be higher under this scenario than if all of the Eagle Rock Notes were exchanged, by the $46.1 million of interest expenses, as only slightly affected by the added interest savings associated with the greater reduction in borrowings under Eagle Rock's credit facility.

Q:
Is the outcome of the Exchange Offer a condition to the Contribution?

A:
No. While Regency is obligated under the Contribution Agreement to conduct the Exchange Offer following written request from Eagle Rock and to accept for exchange all Eagle Rock Notes validly tendered for exchange, there is no minimum exchange condition for either the Exchange Offer or the Contribution.

Q:
What is the impact of the Exchange Offer on the Existing Indenture?

A:
In conjunction with the Exchange Offer, Regency is soliciting consents from the holders of the Eagle Rock Notes to proposed amendments to the Existing Indenture that, if consented to by holders of a majority of the outstanding Eagle Rock Notes, will eliminate substantially all restrictive covenants and certain events of default applicable to the Eagle Rock Notes. If greater than 50% of the Eagle Rock Notes are tendered for exchange in the Exchange Offer, the consent solicitation will be successful and substantially all restrictive covenants will be eliminated from the Existing Indenture, including but not limited to the covenants restricting Eagle Rock from making certain asset sales and requiring Eagle Rock to conduct an offer to repurchase Eagle Rock Notes upon a change of control of Eagle Rock. If less than 50% of the Eagle Rock Notes are tendered for exchange in the Exchange Offer, Eagle Rock will remain obligated to comply with all covenants in the Existing Indenture, including the covenants restricting Eagle Rock from making certain asset sales, restricting Eagle Rock in its use of the proceeds from certain asset sales and requiring Eagle Rock to conduct an offer to repurchase Eagle Rock Notes upon a change of control of Eagle Rock.

Questions and Answers About the Special Meeting and Voting

Q:
Where and when is the special meeting?

A:
We will hold a special meeting of common unitholders on                , 2014 at                , Houston, Texas time, at our offices located at 1415 Louisiana Street, Suite 2700, Houston, Texas 77002.

Q:
What is the purpose of the special meeting?

A:
At the special meeting, our unitholders will consider and act upon the matters outlined in the notice of the meeting, namely:

•
a proposal to approve the Contribution Agreement and the Contribution; and

•
an advisory, non-binding proposal regarding the compensation that may be paid or become payable to one of Eagle Rock's named executive officers in connection with the Contribution (which proposal we refer to as the "advisory say-on-contribution-pay proposal").

Q:
When is the Contribution expected to be consummated?

A:
Eagle Rock currently expects to complete the Contribution during the first half of 2014, subject to receipt of unitholder approval of the Contribution Agreement and the Contribution and subject to the satisfaction or waiver of the other conditions to the transactions contemplated by the Contribution Agreement.

Q:
How does the Eagle Rock Board recommend unitholders vote on the proposals?

A:
The Eagle Rock Board recommends that you vote as follows:

•
FOR the approval of the Contribution Agreement and the Contribution; and

•
FOR the approval of the advisory say-on-contribution-pay proposal.

Q:
Who is entitled to vote at the special meeting?

A:
All of our common unitholders of record at the close of business on                , 2014, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

Q:
What Eagle Rock unitholder approvals are required to approve the Contribution Agreement and the Contribution?

A:
It is a condition to the parties' obligations to consummate the Contribution that the Contribution Agreement and the Contribution be approved by the affirmative vote or consent of the holders of a majority of our outstanding common units as of the record date for the special meeting ("Unitholder Approval"). Eagle Rock does not currently intend to waive this condition to closing, although Eagle Rock does not believe that Unitholder Approval is required for the Contribution under the Partnership Agreement or Delaware law.

Q:
What Eagle Rock unitholder approvals are required to approve the advisory say-on-contribution-pay proposal?

A:
The advisory say-on-contribution-pay proposal will require advisory (non-binding) approval by holders of a majority of the common units as of the record date of the special meeting that are present or represented by proxy at the special meeting and entitled to vote on the proposal.

Q:
What will happen if the advisory say-on-contribution-pay proposal is not approved?

A:
Approval of the compensation that may be paid or become payable to one of Eagle Rock's named executive officers that is based on or otherwise related to the Contribution is not a condition to the completion of the Contribution. The vote is advisory only and will not be binding on Eagle Rock. This compensation arises from contractual obligations of Eagle Rock or from contractual obligations specified in the Eagle Rock equity compensation plans and, even though Eagle Rock values the input of unitholders as to whether such compensation is appropriate, Eagle Rock would nevertheless be required contractually to make, and would make, such payments even if the compensation is not approved by the unitholders in the advisory vote. Therefore, if the Unitholder Approval is achieved and the Contribution is completed, this compensation would be payable in accordance with Eagle Rock's existing contractual obligations to such named executive officer or as specified in the Contribution Agreement, whether or not this proposal on compensation is approved by the unitholders, if other conditions applicable to such compensation have been satisfied.

Q:
Am I entitled to appraisal rights?

A:
Eagle Rock common unitholders do not have appraisal rights under the Partnership Agreement, the Contribution Agreement or Delaware or other applicable law.

Q:
Who may attend the special meeting?

A:
Unitholders of record as of the close of business on                , 2014, or their duly appointed proxies, may attend the special meeting. "Street name" holders (those whose units are held through a broker, bank or other nominee) who wish to vote at the special meeting, should bring a proxy form from the record holder (your broker, bank or other nominee) of the common units authorizing you to vote at the special meeting and should also bring a copy of an account statement reflecting their ownership of common units as of the record date.

Q:
What constitutes a "quorum"?

A:
The holders of a majority of the outstanding Eagle Rock common units on the record date, represented in person or by proxy, will constitute a quorum at the special meeting for the proposal to approve the Contribution Agreement and the Contribution and for the proposal to approve advisory say-on-contribution-pay proposal. There must be a quorum at the special meeting to approve the proposal to approve the Contribution Agreement and the Contribution and to approve the advisory say-on-contribution-pay proposal. Proxies received but marked as abstentions and broker non-votes (if any) will be included in the number of common units considered to be present at the special meeting for the purpose of determining the presence of a quorum. For more information on broker non-votes, please read "—What is a broker non-vote and what is the effect of a broker non-vote?"

Q:
Who is soliciting my vote?

A:
The Eagle Rock Board is soliciting your proxy, and Eagle Rock will bear the cost of soliciting proxies. Morrow & Co., LLC has been retained to assist with the solicitation of proxies. Morrow & Co., LLC will be paid approximately $5,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials also may be distributed through brokerage firms, custodians, nominees, fiduciaries and other like parties to the beneficial owners of common units, in which case such parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies also may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Morrow & Co., LLC or by certain of Eagle Rock's directors, officers, and employees, without additional compensation.

Q:
Does the special meeting take the place of Eagle Rock's annual meeting of its limited partners?

A:
No. Eagle Rock currently expects to hold its annual meeting of its limited partners within a reasonable period of time after the consummation of the Contribution.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the internet as soon as possible so that your common units will be represented and voted at the special meeting.

If your common units are held in "street name," please refer to your proxy card or voting instructions or the information forwarded by your broker or other nominee to see which options are available to you. The internet and telephone proxy submission procedures are designed to authenticate our unitholders and to allow you to confirm that your instructions have been properly recorded.

  The method you use to submit a proxy or voting instructions will not limit your right to vote in person at the special meeting if you later decide to attend the special meeting. However, if your common units are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor from the holder of record, to be able to vote in person at the special meeting.

Q:
If my Eagle Rock common units are held in "street name" by my broker or other nominee, will my broker or other nominee vote my units for me?

A:
No. Your broker will not be able to vote your common units without instructions from you. Please follow the procedure your broker provides to vote your common units.

Q:
If I am planning on attending the special meeting in person, should I still submit a proxy?

A:
Yes. Even if you plan to attend the special meeting, we prefer that you submit a proxy or voting instructions in advance. Eagle Rock common units owned by you will not be voted if you do not submit a proxy or voting instructions and your plans to attend change. Your failure to submit a proxy or voting instructions or attend and vote (with a proper legal proxy from your broker or other nominee if you hold in "street name" as discussed above) would have the same effect as a vote "AGAINST" the proposal to approve the Contribution Agreement and the Contribution and the common units that you own will not be counted for the purposes of a quorum for either proposal. As such, we urge you to submit your proxy or voting instructions today.

Q:
What do I do if I want to change my vote after I have delivered my proxy card?

A:
You may change your vote at any time before your common units are voted at the special meeting. You can do this in any of the three following ways:

•
sending a written notice of revocation to Eagle Rock Energy G&P, LLC, Attention: Secretary, 1415 Louisiana Street, Suite 2700, Houston, Texas, 77002, timely received before the special meeting;

•
submitting a new proxy with a later date either signed and returned by mail or transmitted using the telephone or Internet voting procedures, timely received before the special meeting; or

•
attending the special meeting and voting in person if you are a holder of record or if you hold a proxy in your favor executed by a holder of record.

  If your common units are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or other nominee regarding the revocation of proxies. If your broker, bank or other nominee allows you to submit a proxy or voting instructions by telephone or the Internet, you may be able to change your vote by submitting a proxy or voting instructions again by telephone or the Internet.

  If you have questions about how to vote or revoke your proxy, you should contact our proxy solicitor, Morrow & Co., LLC toll-free at (800) 449-0910.

Q:
What should I do if I receive more than one set of voting materials for the special meeting?

A:
You may receive more than one set of voting materials for the special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:
Can I submit my proxy by telephone or the internet?

A:
Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Voting instructions for using the telephone or internet procedures are described on your proxy card.

Q:
Where can I find the voting results of the special meeting?

A:
Eagle Rock intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the United States Securities and Exchange Commission (the "SEC") following the special meeting. All reports Eagle Rock files with the SEC are publicly-available when filed.

Q:
What if I abstain from voting on any proposal?

A:
In connection with the special meeting, abstentions will be considered in determining the presence of a quorum. Further, an abstention will be the equivalent of a vote "AGAINST" the proposal to approve the Contribution Agreement and the Contribution and the advisory say-on-contribution-pay proposal. An abstention occurs when a unitholder abstains from voting (either in person or by proxy) on one or more of the proposals.

Q:
What is a broker non-vote and what is the effect of a broker non-vote?

A:
When a broker, bank or other nominee does not have discretion to vote on a particular matter, the beneficial owner does not give timely instructions on how the broker, bank or other nominee should vote the beneficial owner's common units, and the broker, bank or other nominee indicates it does not have authority to vote such common units on its proxy, a "broker non-vote" occurs. Because the only proposals for consideration at the Eagle Rock special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Eagle Rock special meeting. However, if there are any broker non-votes, they will be counted for the purpose of determining the presence of a quorum. Broker non-votes (if any) will have the same effect as a vote "AGAINST" the proposal to approve the Contribution Agreement and the Contribution but will not have any effect on the advisory say-on-contribution-pay proposal.

Q:
How do I obtain additional information about Eagle Rock?

A:
Eagle Rock will provide copies of this proxy statement and its Annual Report on Form 10-K for the year ended December 31, 2012, without charge to any unitholder who makes a written request to our Secretary at Eagle Rock Energy G&P, LLC, 1415 Louisiana Street, Suite 2700, Houston, Texas 77002. Eagle Rock's Annual Report on Form 10-K for the year ended December 31, 2012 and other SEC filings also may be accessed at www.sec.gov or on the Investor Relations section of Eagle Rock's website at www.eaglerockenergy.com. Eagle Rock's website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:
Who can I contact with questions about the special meeting or the Contribution?

A:
If you have any questions about the Contribution Agreement, the Contribution and the other matters contemplated by this proxy statement or how to submit your proxy or voting instruction card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instruction card, you should contact our proxy solicitor at:

Morrow & Co., LLC
470 West Avenue—3rd Floor
Stamford, CT 06902
Banks and Brokerage Firms, please call (203) 658-9400
 Unitholders, please call toll-free (800) 449-0910

 SUMMARY

        This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. To understand the Contribution Agreement and the Contribution fully and for a complete description of the terms of the Contribution and related matters, you should read carefully this proxy statement, the documents incorporated by reference and the full text of the annexes to this proxy statement. Please read "Where You Can Find More Information" beginning on page 116.

 The Special Meeting

Time, Date and Place

        The special meeting will be held on                        , 2014 at                        , Houston, Texas time, at Eagle Rock's offices located at 1415 Louisiana Street, Suite 2700, Houston, Texas 77002.

Purpose

        Our unitholders are being asked to consider and vote on:

  •
  the proposal to approve the Contribution Agreement and the Contribution; and

  •
  the advisory say-on-contribution-pay proposal.

        The persons named in the accompanying proxy card will have discretionary authority to vote on other business, if any, that properly comes before the special meeting and any adjournment or postponement thereof. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

Unitholders Entitled to Vote

        Holders of our common units as of the close of business on                        , 2014, the record date for the special meeting, will be entitled to vote at the special meeting. Each holder of record of our common units at the close of business on the record date is entitled to one vote for each common unit then held on each matter submitted to a vote of unitholders at the special meeting. As of the close of business on the record date of                        , 2014, there were            common units of Eagle Rock outstanding held by approximately            holders of record.

Required Unitholder Votes

        It is a condition to the parties' obligations to consummate the Contribution that the Contribution Agreement and the Contribution are approved by the affirmative vote or consent of the holders of a majority of our outstanding common units as of the record date for the special meeting. Eagle Rock does not currently intend to waive this condition to closing, although Eagle Rock does not believe that Unitholder Approval is required for the Contribution under the Partnership Agreement or Delaware law. The advisory say-on-contribution-pay proposal will require advisory (non-binding) approval by the holders of a majority of the common units as of the record date for the special meeting that are present or represented by proxy at the special meeting and entitled to vote on the proposal.

 The Parties

Eagle Rock

        Eagle Rock is a Delaware MLP currently engaged in two businesses: (1) midstream, which includes (a) gathering, compressing, treating, processing and transporting natural gas; (b) fractionating and transporting natural gas liquids ("NGLs"); (c) crude oil and condensate logistics and marketing; and (d) natural gas marketing and trading; and (2) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

        We conduct, evaluate and report on our midstream business within three segments—the Texas Panhandle Segment, the East Texas and Other Midstream Segment and the Marketing and Trading Segment. Our Texas Panhandle Segment consists of gathering and processing assets in the Texas Panhandle. Our East Texas and Other Midstream Segment consists of gathering and processing assets in East Texas/Northern Louisiana, South Texas, Southern Louisiana, the Gulf of Mexico and Galveston Bay. Our Marketing and Trading Segment consists of crude oil and condensate logistics and marketing in the Texas Panhandle and Alabama and natural gas marketing and trading.

        We conduct, evaluate and report on our Upstream Business as one segment, which includes operated and non-operated wells located in the Mid-Continent (which includes areas in Oklahoma, Arkansas, and the Texas Panhandle); Permian (which includes areas in West Texas); East Texas / South Texas / Mississippi; and Southern Alabama (which also includes two treating facilities and one natural gas processing plant and related gathering systems).

        Our final reporting segment is our Corporate and Other Segment, which is where we account for our risk management activity (excluding any risk management activity associated with our natural gas marketing and trading activities), intersegment eliminations and our general and administrative expenses.

        The principal executive offices of Eagle Rock are located at 1415 Louisiana Street, Suite 2700, Houston, Texas 77002. The telephone number is (281) 408-1200.

Regency

        Regency is a publicly-traded Delaware limited partnership formed in 2005 engaged in the gathering and processing, compression, treating and transportation of natural gas and the transportation, fractionation and storage of NGLs. Regency provides midstream services in some of the most prolific natural gas producing regions in the United States, including the Eagle Ford, Haynesville, Barnett, Fayetteville, Marcellus, Utica, Bone Spring, Avalon and Granite Wash Shales. Regency's assets are primarily located in Texas, Louisiana, Arkansas, Pennsylvania, California, Mississippi, Alabama, New Mexico and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma. Regency divides its operations into five business segments: (1) gathering and processing, (2) natural gas transportation, (3) NGL Services, (4) contract services and (5) corporate.

        The principal executive offices of Regency are located at 2001 Bryan Street, Suite 3700, Dallas, Texas 75201.

Regal Midstream LLC

        Regal is a wholly owned subsidiary of Regency which was created by Regency to receive the contribution of the Contributed Interests (as defined below in "—The Contribution—Structure of the Contribution" on page 11).

Relationships Between the Parties

        Eagle Rock, Regency and PVR Partners, LP ("PVR") are parties to certain commercial agreements, including certain marketing and transportation agreements with respect to Eagle Rock's upstream business and certain gathering and takeaway agreements related to Eagle Rock's midstream business.

 The Contribution

Structure of the Contribution

        Upon satisfaction or waiver of the conditions set forth in the Contribution Agreement, Eagle Rock will contribute to Regal (1) 100% of the equity interests in (a) Eagle Rock Marketing, LLC, a Delaware limited liability company, (b) Eagle Rock Pipeline GP, LLC, a Delaware limited liability company, and (c) Eagle Rock Gas Services, LLC, a Delaware limited liability company and (2) 100% of the limited partner interests in (a) Eagle Rock Pipeline, L.P., a Delaware limited partnership and (b) EROC Midstream Energy, L.P., a Delaware limited partnership (the interests described in clauses (1) and (2) collectively, the "Contributed Interests" and, together with their direct and indirect subsidiaries, collectively, the "Midstream Entities"). The Contributed Interests, upon the closing of the Contribution and after giving effect to certain pre-closing transfers, assignments and novations (1) from Eagle Rock and certain of the Midstream Entities, on the one hand, to certain of the Midstream Entities, on the other hand and (2) from certain of the Midstream Entities, on the one hand, to Eagle Rock, on the other hand (collectively, the "Pre-Closing Transfers"), will represent the assets and operations that collectively comprise the midstream business of Eagle Rock.

Consideration for the Contribution

        The consideration for the Contribution will include (1) $720,000,000 payable to Eagle Rock, as adjusted in accordance with the Contribution Agreement, consisting of $520,000,000 in cash and 8,245,859 common units representing limited partner interests of Regency (the "equity consideration"), (2) the assumption by Regency of up to $550,000,000 face value of senior unsecured notes of Eagle Rock (the "Eagle Rock Notes") validly tendered by holders of the Eagle Rock Notes pursuant to the Exchange Offer and the Debt Assumption Agreement, and cancelled and exchanged into an equivalent amount of Regency senior unsecured notes with the same tenor, coupon and call structure and a comparable covenant package as the Eagle Rock Notes and (3) if less than all of the Eagle Rock Notes are tendered in the Exchange Offer, the payment by Regency to Eagle Rock of a dollar amount equal to 110% of the difference between $550,000,000 and the face value of Eagle Rock Notes so tendered. Depending on the amount of Eagle Rock Notes that are exchanged for like-kind Regency senior unsecured notes, the value of the total consideration to Eagle Rock in the Contribution will be between $1.27 billion and $1.325 billion (prior to any purchase price adjustments described in the next paragraph).

        The cash consideration payable to Eagle Rock may be reduced by the amounts of certain losses that would have actually incurred as of a date no later than five business days before the closing date of the Contribution (as though the closing were to occur on such date) resulting from the breach of certain of the representations and warranties (each a "Pre-Closing Breach") made by the Eagle Rock in the Contribution Agreement. The amount of any such losses agreed to by the parties at closing would reduce the consideration payable to Eagle Rock at closing. In addition, the alleged value of any losses alleged by Regency but not agreed to by Eagle Rock at closing would be deducted from the closing proceeds and placed into escrow subject to resolution pursuant to binding arbitration after the closing. Such losses would be subject to the following limitations: (1) each claim must be valued in excess of $1,000,000 in order for such claim to be made, (2) the aggregate value of all eligible claims must exceed $13,250,000, at which point only those amounts in excess of $13,250,000 will reduce the consideration paid to Eagle Rock and (3) the aggregate amount of all reductions in consideration resulting from Pre-Closing Breaches may not exceed $132,500,000.

        The consideration payable to Eagle Rock is also subject to a customary working capital adjustment, upward to the extent that the working capital of the midstream business as of the closing of the Contribution exceeds $15 million or downward to the extent that working capital of the midstream business as of the closing of the Contribution is more negative than negative $15 million.

Voting and Support Agreement

        In connection with the execution of the Contribution Agreement, on December 23, 2013, the NGP Parties entered into the Voting and Support Agreement. Pursuant to the terms of the Voting and Support Agreement, the NGP Parties agreed to vote all of their Eagle Rock common units beneficially owned, representing approximately 32.2% of the Eagle Rock common units as of December 23, 2013, in favor of the approval of the Contribution Agreement and the Contribution.

Limited Waiver

        In connection with the execution of the Contribution Agreement, upon the Eagle Rock Conflicts Committee granting "special approval" and making a recommendation to the Eagle Rock Board, the Eagle Rock Board authorized Eagle Rock to grant, and Eagle Rock granted, the NGP Parties the Limited Waiver solely to the extent necessary to allow each of the NGP Parties to enter into and comply with its obligations under the Voting and Support Agreement until such time as the Voting and Support Agreement is amended, modified or terminated.

Recommendation of the Eagle Rock Board Regarding the Contribution

        After considering various factors, including the "special approval" and unanimous recommendation of the Eagle Rock Conflicts Committee, the Eagle Rock Board unanimously:

  •
  determined that the Contribution and related transactions are in the best interests of Eagle Rock and its unitholders; and

  •
  approved the Contribution Agreement and the Contribution.

        Therefore, the Eagle Rock Board recommends that the Eagle Rock unitholders vote to approve the Contribution Agreement and the Contribution. In the course of reaching its decision to approve the Contribution Agreement and the Contribution, the Eagle Rock Board considered a number of factors in its deliberations. For additional information regarding these factors, please read "The Contribution—Recommendation of the Eagle Rock Board and Reasons for the Contribution" beginning on page 60.

Opinions of Eagle Rock's Financial Advisors Regarding the Contribution

  Opinion of Evercore—Financial Advisor to the Eagle Rock Board

        In connection with the Contribution, on December 23, 2013, Eagle Rock's financial advisor, Evercore Group, L.L.C. (herein referred to as "Evercore"), delivered to the Eagle Rock Board its oral opinion, subsequently confirmed by delivery of a written opinion dated December 23, 2013, that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the consideration to be received by Eagle Rock in connection with the Contribution is fair, from a financial point of view, to Eagle Rock.

        The full text of the written opinion of Evercore, dated December 23, 2013, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement. Evercore's opinion was addressed to, and provided for the information and benefit of, the Eagle Rock Board, in connection with its evaluation of the Contribution and addresses only the fairness to Eagle Rock, from a financial point of view, of the consideration to be received by Eagle Rock in connection with the Contribution. Evercore's opinion should not be construed as creating any fiduciary duty on Evercore's part to Eagle Rock, did not address any other aspect of the Contribution and was not intended to be, and did not constitute a recommendation to the Eagle Rock Board, any holder of Eagle Rock common units or any other persons in respect of the Contribution. Evercore's opinion did not address the relative merits of the Contribution as compared to other business or financial strategies that might be available to Eagle Rock, nor did it address the underlying business decision of Eagle Rock to engage in the Contribution. Evercore expressed no opinion as to the price at which the Eagle Rock common units or the Regency common units will trade at any time.

  Opinion of Citi—Financial Advisor to Eagle Rock

        In connection with the Contribution, Eagle Rock's financial advisor, Citigroup Global Markets Inc. (herein referred to as "Citi"), delivered a written opinion dated December 23, 2013 to the Eagle Rock Board as to the fairness, from a financial point of view and as of the date of the opinion, to Eagle Rock of the aggregate consideration to be received by Eagle Rock in the proposed Contribution.

        The full text of Citi's written opinion, dated December 23, 2013, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference. Citi's financial advisory services and opinion were provided for the information of the Eagle Rock Board (in its capacity as such acting on behalf of Eagle Rock) in connection with its evaluation of the aggregate consideration provided for in the Contribution from a financial point of view to Eagle Rock and did not address any other aspects or implications of the Contribution. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Eagle Rock to effect the Contribution, the relative merits of the Contribution as compared to any alternative business strategies or transactions that might exist for Eagle Rock or the effect of any other transaction in which Eagle Rock might engage or consider. Under the terms of its engagement, Citi has acted as an independent contractor, not as an agent or fiduciary. Citi's opinion is not intended to be and does not constitute a recommendation as to how any unitholder should vote or act on any matters relating to the Contribution, or otherwise.

Regulatory Clearances Required for the Contribution

        The Contribution is subject to the requirements of the Hart-Scott-Rodino Act of 1976 (the "HSR Act"), which prevents Eagle Rock and Regency from completing the Contribution until required information and materials are furnished to the Antitrust Division of the United States Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") and the HSR Act waiting period is terminated or expires. On January 16, 2014, Eagle Rock and Regency filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC.

No Appraisal Rights

        Eagle Rock common unitholders do not have appraisal rights under the Partnership Agreement, the Contribution Agreement or Delaware or other applicable law.

Interests of Certain Officers of Eagle Rock in the Contribution

        Certain of Eagle Rock's officers have financial interests in the Contribution that are different from, or in addition to, the interests of Eagle Rock unitholders generally. The individuals with such financial interests are the Eagle Rock officers that primarily serve the midstream business: Messrs. Roger Fox, James Kincaid, Jeffrey Langemeier, Danny Schedule, Harold Gullung, Thomas Henderson and Todd Johnson (the "Midstream Officers"). The members of the Eagle Rock Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Contribution Agreement and the Contribution, and in recommending to Eagle Rock's unitholders that the Contribution Agreement be approved.

        These interests include the following:

  •
  Certain of Eagle Rock's officers are participants in the Eagle Rock Energy Partners Long-Term Incentive Plan, (the "Eagle Rock LTIP"). Prior to the Contribution, the Midstream Officers entered into letter agreements that will result in the full vesting acceleration of any unvested restricted units held by such executive officers upon certain qualifying terminations of employment in connection with or following the Contribution. In addition, pursuant to the Contribution Agreement, if any Midstream Officers are hired by Regency and become transferred employees, Regency will assume the obligations that would otherwise have been Eagle Rock's obligations under the letter agreements described in the preceding sentence and the unvested restricted unit awards held by such officers will be replaced with comparable awards under Regency's long-term incentive plan.

  •
  Pursuant to certain change of control agreements with Eagle Rock Energy G&P LLC, the Midstream Officers are entitled to severance payments and benefits in the event of certain qualifying terminations of employment in connection with or following the Contribution. In addition, if any of the Midstream Officers is hired by Regency and becomes a transferred employee under the Contribution Agreement, Regency will assume the obligations that would otherwise have been payable under such change of control agreements with Eagle Rock Energy G&P LLC.

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  Prior to the effective time, pursuant to the Contribution Agreement, Regency and its affiliates may initiate negotiations of agreements, arrangements and understandings with certain Midstream Officers regarding compensation and benefits and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, Regency or its affiliates, in each case on a going-forward basis following completion of the Contribution.

Material U.S. Federal Income Taxes of the Contribution to U.S. Holders

        Tax matters associated with the Contribution are complex. The tax consequences to an Eagle Rock unitholder will depend on such unitholder's own personal tax situation. Eagle Rock unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Contribution.

        For U.S. federal income tax purposes, the Contribution is, in part, a nontaxable contribution by Eagle Rock to Regency of a portion of the midstream assets of Eagle Rock's midstream business and, in part, a taxable "disguised sale" by Eagle Rock to Regency of the remaining portion of the midstream assets of Eagle Rock's midstream business. Eagle Rock unitholders will be allocated a share of Eagle Rock's gain resulting from the Contribution. The amount of taxable gain recognized by Eagle Rock will depend on several factors. A portion of any such gain, determined by the amount of depreciation previously deducted by the unitholders with respect to the midstream assets of Eagle Rock's midstream business, may be subject to recapture and taxed as ordinary income, and the remainder will generally be capital gain. Eagle Rock anticipates that a substantial portion of the gain is likely to be treated as ordinary income. Any such ordinary income or gain represents the portion of the built-in gain inherent in the unitholders' units that is attributable to the midstream business. As a result, any income and gain recognized from the Contribution by a unitholder will provide such unitholder an increase in the basis of its units, which will reduce the amount of income and gain that would otherwise have been recognized by that unitholder on a sale of such units. Moreover, Eagle Rock anticipates that most unitholders are subject to the passive loss limitations and have suspended passive losses with respect to their investment in Eagle Rock from prior tax years that would be available to offset all or a portion of any income and gain allocated to the unitholders as a result of the Contribution. Each unitholder's share of such recapture income and capital gain depends on such unitholder's particular situation, including the prices and times at which such unitholder purchased its common units and the ability of such unitholder to use suspended passive losses.

        For information regarding the tax consequences of the Contribution and Eagle Rock's estimates of such ordinary income and gain, please read "Material Federal Income Tax Consequences of the Contribution."

Termination of the Contribution Agreement

        The Contribution Agreement contains provisions granting both the Regency Parties, on the one hand, and Eagle Rock, on the other hand, the right to terminate the Contribution Agreement under the following circumstances: (1) by mutual written consent of Eagle Rock and the Regency Parties, (2) if there shall be in effect a final nonappealable order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated thereby; provided, such right to terminate the Contribution Agreement will not be available to Eagle Rock, on the one hand, or Regency, on the other hand, if such order was primarily due to the failure of Eagle Rock, on the one hand, or the Regency Parties, on the other hand, to perform any of its obligations under the Contribution Agreement, (3) if the closing of the Contribution does not occur on or before July 31, 2014 (the "Outside Date") or (4) the Contribution Agreement and the Contribution fail to receive Unitholder Approval.

        The Contribution Agreement also contains provisions granting Eagle Rock the right to terminate the Contribution Agreement and the Contribution if (1) either of the Regency Parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Contribution Agreement, or any of such party's representations or warranties has become untrue, and such breach, failure or untruth would result in a failure of a closing condition to be satisfied and has not been cured, if capable of being cured, within 30 days of notice of such breach, failure or untruth from either of the Regency Parties or (2) in order to enter into a definitive agreement in response to a superior proposal in accordance with the provisions of the Contribution Agreement described below in "—Non-Solicitation of Alternative Proposals" and "—Change in Eagle Rock Board Recommendation."

        The Contribution Agreement also contains provisions granting the Regency Parties the right to terminate the Contribution Agreement if (1) Eagle Rock has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Contribution Agreement, or any of such party's representations or warranties has become untrue, and such breach, failure or untruth would result in a failure of a closing condition to be satisfied and has not been cured, if capable of being cured, within 30 days of notice of such breach, failure or untruth from Eagle Rock, (2) the Eagle Rock Board withdraws, modifies or qualifies in any manner adverse to Regency its recommendation of the Contribution to the Eagle Rock unitholders or publicly approves or recommends, or publicly proposes to approve or recommend, any alternative proposal (a "Change in Recommendation") or (3) Regency has not received the Carve-Out Financial Statements (defined below) by January 21, 2014 (in fact, Eagle Rock delivered the Carve-Out Financial Statements to Regency on January 20, 2014).

Termination Fees

        Eagle Rock will be required to pay Regency $42,168,750 as a termination fee if:

  •
  (1) an alternative proposal for 50% or more of the assets of the midstream business or to which 50% or more of Eagle Rock's revenues or earnings with respect to the midstream business are attributable shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the special meeting (or, if the special meeting has not occurred yet, prior to either party exercising its right to terminate the Contribution Agreement due to the fact that the closing of the Contribution has not occurred on or before the Outside Date); (2) Eagle Rock or Regency has exercised their respective rights to terminate the Contribution Agreement due to the fact that the closing of the Contribution has not occurred on or before the Outside Date or if the special meeting has concluded and the Contribution Agreement and the Contribution fail to receive Unitholder Approval and (3) Eagle Rock enters into a definitive agreement with respect to, or consummates, such alternative proposal within nine months after the date the Contribution Agreement is terminated;

  •
  Regency exercises its right to terminate the Contribution Agreement due to a Change in Recommendation (as defined below); or

  •
  Eagle Rock exercises its right to terminate the Contribution Agreement in order to enter into a definitive agreement relating to a superior proposal (as defined below) in accordance with the provisions of the Contribution Agreement.

Conditions to Consummation of the Contribution

        Eagle Rock and the Regency Parties may choose not to complete the Contribution unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

  •
  the Contribution Agreement and the Contribution will have received Unitholder Approval;

  •
  no order or injunction (whether preliminary or permanent) issued by a court of competent jurisdiction or other governmental authority restraining or prohibiting in any material respect the consummation of the transactions contemplated by the Contribution Agreement or contemplated by the other transaction documents (brought by a third party) will be in effect;

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  all applicable waiting periods under the HSR Act will have expired or been terminated; and

  •
  no law will have been promulgated or enacted by any governmental authority, which would prevent or make illegal in any material respect the consummation of the transactions contemplated by the Contribution Agreement or by the other transaction documents.

        The obligation of the Regency Parties to effect the Contribution and to consummate the transactions contemplated by the Contribution Agreement is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Eagle Rock set forth in the Contribution Agreement are true and correct at and as of date of the Contribution Agreement and at and as of the closing date of the Contribution Agreement, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Midstream Material Adverse Effect" (as defined below) set forth in any individual such representation or warranty) would not have a Midstream Material Adverse Effect (as defined below);

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  since the date of the Contribution Agreement, there has not occurred any Midstream Material Adverse Effect;

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  Eagle Rock will have caused the Midstream Entities and their assets to be fully released and discharged from all obligations in respect of the Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of June 22, 2011, among Eagle Rock, as borrower, Wells Fargo Bank, National Association, as administrative agent and swingline lender, and Bank of America, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, and the lenders party thereto, as amended;

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  Eagle Rock will have performed and complied in all material respects with all covenants, obligations and agreements required in the Contribution Agreement to be performed or complied with by it on or prior to the closing date of the Contribution Agreement;

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  Eagle Rock will have provided evidence of the removal of all persons with signatory authority over any bank or depository accounts in the name of certain Midstream Entities;

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  effective as of the closing date of the Contribution Agreement, the individuals from the board of managers, board of directors or similar governing body of each of the Midstream Entities will have resigned and Eagle Rock will have provided such resignations to Regency;

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  Regency will have received audited historical financial statements for the midstream business for the fiscal years ended December 31, 2011 and 2012 and for the nine month period ended September 30, 2013 and unaudited historical financial statements for the midstream business for the nine month period ended September 30, 2012 (collectively, the "Carve-out Financial Statements"), which in fact Eagle Rock delivered to Regency on January 20, 2014;

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  Regency will have executed and delivered a transition services agreement in a form having the terms attached as an exhibit to the Contribution Agreement;

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  Regency will have received certain customary closing deliverables from Eagle Rock, including the assignment to Regency of the Contributed Interests; and

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  Eagle Rock will have executed and delivered an escrow agreement in substantially the form attached as an exhibit to the Contribution Agreement.

        The obligation of Eagle Rock to effect the Contribution is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of the Regency Parties set forth in the Contribution Agreement will be true and correct in all material respects (without giving effect to any limitations as to "materiality" or "Acquirer Material Adverse Effect" (as defined below) set forth in any individual representation or warranty) at and as of the closing date of the Contribution Agreement, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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  since the date of the Contribution Agreement, there will not have occurred an Acquirer Material Adverse Effect;

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  the Regency Parties will have performed and complied in all material respects with each of the covenants, obligations and agreements required in the Contribution Agreement to be performed or complied with by such Regency Party on or prior to the closing date of the Contribution Agreement;

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  Regency will have delivered, or caused to be delivered, to Eagle Rock evidence of the wire transfer of the closing cash consideration;

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  all conditions to the consummation of the Exchange Offer will have been satisfied and not waived (other than with the prior written consent of the parties), and the Exchange Offer may be consummated in accordance with applicable law immediately after (1) the assumption by Regency from Eagle Rock of the Eagle Rock Notes validly tendered for exchange pursuant to the Exchange Offer and not withdrawn as of the closing and accepted by Regency for exchange pursuant to the Debt Assumption Agreement and (2) the Contribution by Eagle Rock to Regal of the Contributed Interests;

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  the Regency common units compromising the equity consideration will have been approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance;

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  Regency will have executed and delivered a registration rights agreement (as described in "The Contribution Agreement—Registration Rights Agreement") and will have executed and delivered a certificate duly executed by an executive officer of Regency confirming that as of the date of the certificate Regency is prepared to file and will file the registration statement contemplated by the registration rights agreement on the first business day following the closing;

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  Regency will have executed and delivered a transition services agreement in a form having the terms attached as an exhibit to the Contribution Agreement;

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  Regency will have executed and delivered an escrow agreement in substantially the form attached as an exhibit to the Contribution Agreement; or

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  Eagle Rock will have received certain customary closing deliverables, including delivery of the cash consideration and a certificate of Regency's transfer agent certifying as to the book-entry of the 8,254,859 Regency common units for Eagle Rock's account.

        For purposes of the Contribution Agreement, the term "Midstream Material Adverse Effect" means any change, event, fact, development, condition, matter or circumstance that, individually or in the aggregate with all other changes, events, facts, developments, conditions, matters or circumstances, is or is reasonably likely to have a material adverse effect on the business, financial condition, liabilities, or results of operations of the Midstream Entities, taken as a whole. However, none of the following changes, events, facts, developments, conditions, matters or circumstances (either alone or in combination) will be taken into account for purposes of determining whether or not a material adverse effect with respect to the Midstream Entities has occurred:

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  changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions;

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  changes in the economic conditions prevalent in (1) the natural gas gathering, compressing, treating, processing and transportation industry generally; (2) the natural gas liquids fractionating and transportation industry generally; (3) the crude oil and condensate logistics and marketing industry generally and (4) the natural gas marketing and trading industry generally (including in each case changes in law affecting such industries);

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  changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids, condensate or other commodities;

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  the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

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  any hurricane, tornado, flood, earthquake or other natural disaster;

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  the identity of, or actions or omissions of Regency, or its affiliates, or any action taken pursuant to or in accordance with the Contribution Agreement or at the request of or with the consent of Regency;

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  any change resulting from the announcement of the Contribution Agreement and the transactions contemplated thereby, including any disruption of customers or supplier relationships or loss of any employees or independent contractors of any Midstream Entity;

  •
  the announcement or disclosure of Eagle Rock's intention to review the possibility of selling itself or the midstream business;

  •
  any change in accounting requirements or principles imposed upon Eagle Rock, its subsidiaries or their respective businesses or any change in applicable laws, or the interpretation thereof;

  •
  actions taken by Regency or any of its affiliates;

  •
  any changes, effects, events, facts, developments, conditions, matters or circumstances that have formed all or a portion of any breach of certain of the representations and warranties made by

    Eagle Rock in the Contribution Agreement any or certain losses resulting therefrom for which the purchase price has been adjusted pursuant to the terms of the Contribution Agreement or for which funds have been placed into the escrow account in accordance with the Contribution Agreement; and

  •
  any failure by the midstream business to meet any estimates, expectations, projections, forecasts, guidance or revenue or earnings predictions for any period ending prior to, on or after the date of the Contribution Agreement.

        The changes, events, facts, developments, conditions, matters or circumstances referred to in the first, second, third, fourth, fifth and ninth bullets above will be considered for purposes of determining whether there has been a Midstream Material Adverse Effect if such changes, events, facts, developments, conditions, matters or circumstances materially or disproportionately affect the Midstream Entities as compared to other participants of similar size in the industries in which the Midstream Entities operate (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Midstream Material Adverse Effect with respect to the Midstream Entities may be taken into account in determining whether there has been a Midstream Material Adverse Effect).

        For purposes of the Contribution Agreement, the term "Acquirer Material Adverse Effect" means any change, event, fact, development, condition, matter or circumstance that, individually or in the aggregate with one or more other events, changes, facts, development, conditions or circumstances, is or is reasonably likely to materially impair or delay the ability of Regency to perform any of its obligations or to consummate any of the transactions under the transaction documents or otherwise materially threaten or materially impede or delay the consummation or performance of the transactions or obligations under the transaction documents.

Non-Solicitation of Alternative Proposals

        The Contribution Agreement contains detailed provisions prohibiting Eagle Rock from seeking an alternative proposal (as defined below) from a third person. Under these "non-solicitation" provisions, Eagle Rock agreed to, and has agreed to use commercially reasonable efforts to cause its representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to an alternative proposal, and request the return or destruction of all confidential information previously provided to such parties by or on behalf of Eagle Rock or its subsidiaries. In addition, Eagle Rock has agreed not to, and has agreed to use commercially reasonable efforts to cause its respective representatives not to, directly or indirectly:

  •
  initiate or solicit any inquiries or the making or submission of any alternative proposal; or

  •
  participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any alternative proposal.

        Notwithstanding these restrictions, the Contribution Agreement provides that if at any time prior to Eagle Rock's unitholders voting in favor of approving the Contribution Agreement and the Contribution, (1) Eagle Rock has received a written alternative proposal that the Eagle Rock Board believes is bona fide and (2) the Eagle Rock Board, after consultation with its financial advisors and its outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal, then Eagle Rock may (a) furnish information, including confidential information, with respect to Eagle Rock and its subsidiaries (including the Midstream Entities) to the person making such alternative proposal and (b) participate in discussions or negotiations regarding such alternative proposal. However, Eagle Rock will (x) not, and will use commercially reasonable efforts to cause its representatives not to, disclose any non-public information to such person unless Eagle Rock has, or first enters into, a confidentiality agreement with such person with confidentiality provisions that are not materially less restrictive to such person than the provisions of the confidentiality agreement between Eagle Rock and Regency are to Regency (including, without limitation, the inclusion of "standstill" provisions or similar restrictions) and (y) provide to Regency any non-public information about the Midstream Entities that was not previously provided or available to Regency prior to or substantially concurrently with providing or making available such non-public information to such other person.

        Eagle Rock also agreed that it will promptly (and in any event within 72 hours after receipt) advise Regency in writing of any alternative proposal (and any changes thereto) and the material terms and conditions of any such alternative proposal but need not provide the identity of the person making any such alternative proposal. Eagle Rock has agreed to keep Regency reasonably informed of material developments with respect to any such alternative proposal.

        For purposes of the Contribution Agreement, the term "alternative proposal" means any proposal or offer from any person or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Regency and its subsidiaries, relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Midstream Entities equal to 20% or more of the consolidated assets of the midstream business or to which 20% or more of Eagle Rock's revenues or earnings with respect to the midstream business on a consolidated basis are attributable, other than the transactions contemplated by the Contribution Agreement.

        For purposes of the Contribution Agreement, a "superior proposal" means a bona fide written offer, obtained after the date of the Contribution Agreement and not in breach of the non-solicitation provisions of the Contribution Agreement (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding equity securities of Eagle Rock or more than 50% of the combined assets of Eagle Rock, made by a third party, which is on terms and conditions which the Eagle Rock Board determines in good faith to be more favorable to the Eagle Rock unitholders than the transactions contemplated by the Contribution Agreement, taking into account at the time of determination any changes to the terms of the Contribution Agreement that as of that time had been committed to by Regency in writing and the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Change in Eagle Rock Board Recommendation

        The Contribution Agreement provides that the Eagle Rock Board will not, except as described below, (1) (a) withdraw, modify or qualify in any manner adverse to Regency the recommendation of the Eagle Rock Board that Eagle Rock's unitholders approve the Contribution Agreement and the Contribution or (b) publicly approve or recommend, or publicly propose to approve or recommend, any alternative proposal (a "Change in Recommendation"); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Eagle Rock or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any alternative proposal.

        Notwithstanding the above, if Eagle Rock receives (1) a written alternative proposal or (2) another proposal or offer that, in either case, the Eagle Rock Board believes is bona fide and the Eagle Rock Board, after consultation with its financial advisors and its outside legal counsel, concludes that such alternative proposal constitutes a superior proposal, then the Eagle Rock Board may at any time prior to Eagle Rock's unitholders voting in favor of approving the Contribution Agreement and the Contribution, terminate the Contribution Agreement and pay a termination fee (as described in "The Contribution Agreement—Termination of the Contribution Agreement" and "The Contribution Agreement—Termination Fees") and/or effect a Change in Recommendation. However, the Eagle Rock Board may not take such action pursuant to the foregoing unless:

  •
  Eagle Rock has provided prior written notice to Regency specifying in reasonable detail the reasons for such action (including a description of the material terms of such superior proposal and delivering to Regency a copy of the proposed definitive agreement providing for such superior proposal), in the form to be entered into and any other relevant proposed transaction agreements, at least three calendar days in advance of taking any action with respect to a Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than three calendar days prior to the Eagle Rock unitholder meeting, in which case Eagle Rock will provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Notice Period"); and

  •
  during the Notice Period, Eagle Rock has negotiated, and has used commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Regency in good faith (to the extent Regency desires to negotiate) to make such adjustments in the terms and conditions of the Contribution Agreement so that such superior proposal ceases to constitute (in the judgment of the Eagle Rock Board) a superior proposal.

        Notwithstanding anything to the contrary in the Contribution Agreement, other than in connection with an alternative proposal, the Eagle Rock Board is permitted, at any time prior to Eagle Rock's unitholders voting in favor of approving the Contribution Agreement and the Contribution, to make a Change in Recommendation (as defined below) if, prior to taking such action, both (1) the Eagle Rock Board determines in good faith, in consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable law and (2) Eagle Rock has given 48 hours advance notice to Regency that Eagle Rock intends to take such action.

        If the Eagle Rock Board effects a Change in Recommendation, Eagle Rock is not required to call, hold or convene the special meeting to which this proxy statement relates.

Remedies; Specific Performance

        In the event of a valid termination of the Contribution Agreement, then each of the parties will be relieved of its duties and obligations arising under the Contribution Agreement after the date of such termination and such termination will be without liability to the Regency Parties or Eagle Rock, except (1) with respect to Eagle Rock, if it is required to pay the termination fee to Regency or (2) with respect to Eagle Rock, if it is required to indemnify the Regency Parties and its affiliates against certain losses. For more information regarding termination fees or indemnification, please read "The Contribution Agreement—Termination Fees" and "The Contribution Agreement—Indemnification." In addition, in the event of a valid termination of the Contribution Agreement, the Regency Parties and Eagle Rock will not be relieved of any liability for the failure to comply with any covenants or agreements contained in the Contribution Agreement or any knowing or intentional breach by the Regency Parties of the representation with respect to the required consents and approvals of governmental authorities or any other person, except that (1) in the event that Eagle Rock pays the termination fee to Regency, Eagle Rock will have no further liability to Regency and (2) in the event that Regency terminates the Contribution Agreement because it has not received the Carve-Out Financial Statements on or prior to January 21, 2014, then Eagle Rock will have no liability for any failure to comply with any covenants or agreements contained therein or for any breaches of any representations or warranties of Eagle Rock contained in the Contribution Agreement.

        The parties acknowledged and agreed in the Contribution Agreement that a breach of the Contribution Agreement would cause irreparable damage to the Regency Parties and Eagle Rock and that the Regency Parties and Eagle Rock would not have an adequate remedy at law for such breach. The parties agreed that the obligations of the parties would be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. The parties agreed that such remedies would, however, be cumulative and not exclusive and would be in addition to any other remedies which any party might have under the Contribution Agreement or otherwise. Each of the parties agreed not to oppose the granting of an injunction, specific performance and other equitable relief as provided in the Contribution Agreement on the basis that (1) either party has an adequate remedy at law or (2) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agreed that no party would be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining equitable relief, and each party irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

 Selected Consolidated Historical Financial Data of Eagle Rock Energy Partners, L.P.

        The following table shows selected historical financial data from our audited consolidated financial statements for the five fiscal years from January 1, 2008 to December 31, 2012 and from our unaudited consolidated financial statements for the nine months ended September 30, 2012 and 2013. The historical financial data for the years ended December 31, 2010, 2011 and 2012 and the historical balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated historical financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated into this proxy statement by reference. The historical financial data for the years ended December 31, 2008 and 2009 and the historical balance sheet data as of December 31, 2008, 2009 and 2010 has been derived from our audited consolidated historical financial statements not included or incorporated by reference herein. The historical financial data for the nine months ended September 30, 2012 and 2013 have been derived from our unaudited consolidated historical financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, which is incorporated into this proxy statement by reference. The historical balance sheet data as of September 30, 2012 has been derived from our unaudited consolidated historical financial statements not included or incorporated by reference herein.

        The following financial data should be read in conjunction with our consolidated historical financial statements and the accompanying notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.

        Our results of operations for the periods presented below may not be comparable either from period to period or going forward. For a description of the significant transactions affecting the comparability of our results of operations, please read "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this proxy statement.

	Year Ended December 31,					Nine Months Ended September 30,
	2008	2009	2010	2011	2012	2012	2013
	($ in thousands, except per unit amounts)
Statement of Operations Data:
Sales to external customers	$1,266,992	$679,220	$741,095	$1,027,398	$926,065	$619,694	$893,364
Unrealized derivative gains (losses)	207,824	(189,590)	8,224	52,876	6,562	13,426	(35,181)
Realized derivative gains (losses)	(46,059)	83,300	(17,010)	(20,366)	51,332	38,428	20,932

Total revenues	1,428,757	572,930	732,309	1,059,908	983,959	671,548	879,115
Cost of natural gas, NGLs and condensate	886,019	470,099	468,304	633,184	532,719	338,798	579,257
Operating and maintenance expense	73,203	71,496	76,415	93,048	119,828	81,685	100,416
Taxes other than income	18,210	10,709	12,226	19,148	19,432	14,518	14,751
General and administrative expense	45,618	45,819	45,775	57,891	69,994	52,384	58,780
Other operating (income) expense	10,699	(3,552)	—	(2,893)	—	—	—
Impairment expense	173,110	21,788	6,666	16,288	177,003	122,824	63,228
Depreciation, depletion and amortization	108,356	108,530	106,398	131,611	161,045	118,043	124,035

Operating (loss) income	113,542	(151,959)	16,525	111,631	(96,062)	(56,704)	(61,352)
Interest expense, net	65,044	27,751	42,171	41,023	56,205	39,247	51,934
Other expense (income)	(363)	136	(450)	184	38	44	(184)

(Loss) income from continuing operations before income taxes	48,861	(179,846)	(25,196)	70,424	(152,305)	(95,995)	(113,102)
Income tax (benefit) provision	(1,459)	989	(2,585)	(2,432)	(1,703)	(556)	(4,055)

(Loss) income from continuing operations	50,320	(180,835)	(22,611)	72,856	(150,602)	(95,439)	(109,047)
Discontinued operations, net of tax	37,200	9,577	17,262	276	—	—	—

Net (loss) income	$87,520	$(171,258)	$(5,349)	$73,132	$(150,602)	$(95,439)	$(109,047)

(Loss) income from continuing operations per common unit—diluted	$0.67	$(2.38)	$(0.26)	$0.61	$(1.13)	$(0.74)	$(0.73)

Balance Sheet Data (at period end):
Property, plant and equipment, net	$1,197,945	$1,124,695	$1,137,239	$1,763,674	$1,968,206	$1,792,414	$1,976,573
Total assets	1,773,061	1,534,818	1,349,397	2,045,688	2,294,216	2,082,889	2,272,965
Long-term debt	799,383	754,383	530,000	779,453	1,153,103	875,446	1,199,091
Net equity	727,715	530,398	579,113	1,007,347	868,374	955,385	764,252
Cash Flow Data:
Net cash flows provided by (used in):
Operating activities	$138,785	$77,228	$94,128	$117,800	$145,501	$111,000	$152,194
Investing activities	(330,667)	(37,284)	73,545	(373,936)	(528,670)	(249,704)	(193,514)
Financing activities	102,816	(73,260)	(175,446)	251,970	382,317	138,021	41,371
Discontinued operations	38,430	18,132	9,090	994	—	—	—

 Summary Historical Financial Data of the Midstream Assets of Eagle Rock Energy Partners, L.P.

        The following selected statement of operations data for the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011 and selected balance sheet data as of September 30, 2013 and December 31, 2012 have been derived from the audited combined financial statements of the Midstream Assets of Eagle Rock Energy, which are included as Annex D to this proxy statement. The summary selected statement of operations and cash flow data for the nine months ended September 30, 2012 are derived from the unaudited combined financial statements of the Midstream Assets of Eagle Rock.

        You should read this summary financial data together with the financial statements that are included as Annex D to this proxy statement and their accompanying notes.

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(Unaudited)
	($ in thousands)
Statement of Operations Data:
Sales to external customers	$865,804	$766,069	$498,976	$774,325
Unrealized derivative gains (losses)	16,414	8,496	11,015	(22,745)
Realized derivative gains (losses)	(21,173)	21,288	16,327	8,872

Total revenues	861,045	795,853	526,318	760,452
Cost of natural gas, NGLs and condensate	674,566	577,119	371,410	610,663
Operating and maintenance expense	60,827	78,559	50,434	70,364
Taxes other than income	3,712	4,089	2,744	5,021
General and administrative expense	31,471	40,383	30,083	36,086
Other operating (income) expense	(2,893)	—	—	—
Impairment expense	4,560	131,714	101,979	—
Depreciation, depletion and amortization	64,702	70,534	49,764	58,208

Operating (loss) income	24,100	(106,545)	(80,096)	(19,890)
Interest expense, net	30,710	45,612	31,089	43,713
Other expense (income)	35	(11)	64	(216)

Loss from continuing operations before income taxes	(6,645)	(152,146)	(111,249)	(63,387)
Income tax (benefit) provision	1,422	(110)	(172)	226

Loss from continuing operations	(8,067)	(152,036)	(111,077)	(63,613)
Discontinued operations, net of tax	(180)	—	—	—

Net loss	$(8,247)	$(152,036)	$(111,077)	$(63,613)

Balance Sheet Data (at period end):
Property, plant and equipment, net		$985,422		$1,005,421
Total assets		1,246,146		1,255,671
Long-term debt		867,459		889,702
Net equity		243,579		191,110
Cash Flow Data:
Net cash flows provided by (used in):
Operating activities	$31,071	$37,716	$44,714	$50,142
Investing activities	(76,672)	(376,161)	(132,947)	(76,231)
Financing activities	45,063	338,445	88,233	26,089
Discontinued operations	538	—	—	—

 Summary Selected Unaudited Pro Forma Condensed Combined Financial Information

        The following table presents selected unaudited pro forma combined financial information including Eagle Rock's consolidated balance sheet and statements of income, after giving effect to the Contribution to Regency as described under "The Contribution." The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2013 and the year ended December 31, 2012 should be read in conjunction with: (1) the December 31, 2012 audited historical financial statements of Eagle Rock, including the related notes, contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated into this proxy statement by reference; (2) the unaudited consolidated financial statements as of September 30, 2013 of Eagle Rock, including the related notes, contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, which is incorporated into this proxy statement by reference; and (3) the audited combined financial statements of the midstream assets of Eagle Rock, which comprise the combined balance sheets as of September 30, 2013 and December 31, 2012, and the related combined statements of operations, members' equity, and cash flows for the nine months ended September 30, 2013, and each of the years in the two year period ended December 31, 2012, and the related notes to the combined financial statements, which is included as Annex D to this proxy statement. Please read "Where You Can Find More Information" beginning on page 116.

        The following selected unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 is presented to illustrate the estimated effects of the Contribution, as if the Contribution had occurred on September 30, 2013. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 and 2012 are presented to illustrate the estimated effects of Contribution as if the Contribution had occurred on January 1, 2012.

        The unaudited pro forma condensed financial statements are based on certain assumptions made by Eagle Rock based on its experience and perception of historical trends, current conditions, expected future developments and other factors Eagle Rock believes are appropriate under the circumstances, many of which are beyond the control of Eagle Rock, and are intended for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have occurred if the Contribution had been consummated on the dates indicated or of the financial position or results of operations of Eagle Rock in the future. Actual results may differ materially from the estimates and assumptions used, and the following unaudited pro forma condensed financial statements do not purport to project the future financial position or operating results of Eagle Rock following the consummation of the Contribution. The pro forma adjustments and assumptions are described in Note 3 in the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are included in Annex E to the proxy statement.

        The information presented below should be read in conjunction with the pro forma condensed consolidated financial statements of Eagle Rock, including the related notes, that are included as Annex E to this proxy statement. Please read "Where You Can Find More Information" beginning on page 116.

	Year Ended December 31, 2012	Nine Months Ended September 30, 2013
	($ in thousands, except per unit amounts)
Pro Forma Statement of Operations Data:
Revenues	$231,315	$149,617
Net loss from continuing operations	$(1,413)	$(53,561)
Net loss from continuing operations per unit—Basic and diluted	$(0.03)	$(0.36)
Pro Forma Balance Sheet Data (at period end):
Total assets		$1,231,714
Long-term debt		$171,000
Net equity		$914,177

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement, including information included or incorporated by reference in this proxy statement, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not historical facts, as well as certain information relating to the Contribution, including, without limitation:

  •
  statements relating to the benefits of the Contribution;

  •
  the financial projections described under "The Contribution—Financial Projections Provided to the Advisors" and statements relating to the financial results of Eagle Rock following the Contribution or in the event that the Contribution is not consummated; and

  •
  statements preceded by, followed by or that include the words "believes," "anticipates," "plans," "predicts," "expects," "envisions," "hopes," "estimates," "intends," "will," "continue," "may," "potential," "should," "confident," "could" or similar expressions.

        Forward-looking statements involve certain risks and uncertainties. These statements are based on certain assumptions made by Eagle Rock based on its experience and perception of historical trends, current conditions, expected future developments and other factors Eagle Rock believes are appropriate under the circumstances, many of which are beyond the control of the Eagle Rock. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the three months ended September 30, 2013, as well as the following factors:

  •
  the risks that the Contribution may not be consummated or the benefits contemplated therefrom may not be realized;

  •
  the ability to obtain requisite regulatory and unitholder approval and the satisfaction of the other conditions to the consummation of the Contribution; and

  •
  the potential impact of the announcement or consummation of the Contribution on relationships, including with employees, suppliers, customers, competitors and credit rating agencies.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we have filed with the SEC. Please read "Where You Can Find More Information."

        Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement. All subsequent written and oral forward-looking statements concerning the Contribution or other matters addressed in this proxy statement and attributable to Eagle Rock or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

 THE SPECIAL MEETING

Date, Time and Place

        We will hold a special meeting of our common unitholders on                        , 2014 at                        , Houston, Texas time, at our offices located at 1415 Louisiana Street, Suite 2700, Houston, Texas 77002.

Purpose

        At the special meeting, our common unitholders will be asked to consider and vote on:

  •
  the proposal to approve the Contribution Agreement and the Contribution; and

  •
  the advisory say-on-contribution-pay proposal.

        The persons named in the accompanying proxy card will have discretionary authority to vote on other business, if any, that properly comes before the special meeting and any adjournment or postponement of the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

Record Date and Quorum Requirement

        The Eagle Rock Board has fixed                    , 2014 as the record date. Only holders of record of our common units as of the close of business on the record date will be entitled to receive notice of, and to vote at, the special meeting. Each holder of record of our common units at the close of business on the record date is entitled to one vote for each common unit then held on each matter submitted to a vote of unitholders at the special meeting. As of the close of business on the record date of                        , 2014, there were                        common units of Eagle Rock outstanding held by approximately                    holders of record.

        If you are a record or beneficial holder on the record date and vote by proxy, by voting instructions or in person at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Abstentions and broker non-votes (if any) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. A broker non-vote occurs when a bank, broker or other nominee holding units for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Because the only proposals for consideration at the Eagle Rock special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Eagle Rock special meeting.

Voting by Proxy

        Holders of record can ensure that their units are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and vote. If you hold your common units through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with this proxy statement.

Voting Via Telephone or the Internet

        Voting via telephone or the Internet is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card or voting instruction card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures, which comply with Delaware law, allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card or voting instruction card, but your vote must be received by                        , Houston time, on                        , 2014.

        If you own your Eagle Rock common units in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your common units are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone voting is available. If your bank or broker does make Internet or telephone voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

Revoking Your Proxy

        If you own your Eagle Rock common units in your own name, you may revoke your proxy at any time before it is voted at the special meeting by:

  •
  sending a written notice of revocation to Eagle Rock Energy G&P, LLC, Attention: Secretary, 1415 Louisiana Street, Suite 2700, Houston, Texas, 77002, timely received before the special meeting;

  •
  submitting a new proxy with a later date either signed and returned by mail or transmitted using the telephone or Internet voting procedures, timely received before the special meeting; or

  •
  attending the special meeting and voting in person if you are a holder of record or if you hold a proxy in your favor executed by a holder of record.

        If your common units are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or other nominee regarding the revocation of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

        If you have questions about how to vote or revoke your proxy, you should contact our proxy solicitor, Morrow & Co., LLC toll-free at (800) 449-0910.

Who to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact Morrow & Co., LLC, which is acting as a proxy solicitation agent and information agent in connection with the Contribution as follows:

  Morrow & Co., LLC
  470 West Avenue—3rd Floor
  Stamford, CT 06902
  Banks and Brokerage Firms, please call (203) 658-9400
  Unitholders, please call toll-free (800) 449-0910

Voting at the Special Meeting

        Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your common units are held in "street name," which means your common units are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the units authorizing you to vote at the special meeting. Please contact your broker, bank or other nominee for specific instructions.

Vote Required at the Special Meeting; How Units are Voted

        Under the terms of the Contribution Agreement, the proposal to approve the Contribution Agreement and the Contribution must be approved by the affirmative vote or consent of the holders of a majority of our outstanding common units as of the record date of the special meeting. The advisory say-on-contribution-pay proposal will require advisory (non-binding) approval by the holders of a majority of the common units as of the record date for the special meeting that are present or represented by proxy at the special meeting and entitled to vote on the proposal.

        Based on the number of our common units expected to be outstanding on the record date, at least                        Eagle Rock common units must be voted in favor of the proposal to approve the Contribution Agreement and the Contribution and at least                        Eagle Rock common units must be voted in favor of the advisory say-on-contribution-pay-proposal to obtain advisory (non-binding) approval.

        Subject to revocation, all units represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes (if any)), the persons named as proxies on the proxy card will vote "FOR" the proposal to approve the Contribution Agreement and the Contribution, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

        Abstentions will have the same effect as a vote "AGAINST" the proposal to approve the Contribution Agreement and the Contribution and the advisory say-on-contribution-pay proposal. Failures to vote and broker non-votes (if any) will have the same effect as a vote "AGAINST" the proposal to approve the Contribution Agreement and the Contribution but will not have any effect on the advisory say-on-contribution-pay proposal. If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

        The proxy card confers discretionary authority on the persons named on the proxy card to vote the units represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

        As of                        , the directors and executive officers of Eagle Rock Energy G&P LLC beneficially owned, in the aggregate, Eagle Rock common units representing approximately       % of our outstanding common units. We believe that the directors and executive officers of Eagle Rock Energy G&P LLC intend to vote all of their Eagle Rock common units "FOR" the proposal to approve the Contribution Agreement and the Contribution and "FOR" the advisory say-on-contribution-pay proposal.

Proxy Solicitation

        This proxy statement is being furnished in connection with the solicitation of proxies by the Eagle Rock Board. Eagle Rock will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of unitholders and the enclosed proxy card or voting instruction card, as well as the cost of forwarding these materials to the beneficial owners of our common units. The directors, officers and regular employees of Eagle Rock and Eagle Rock Energy G&P LLC may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. We have retained Morrow & Co., LLC, a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting for a fee estimated not to exceed $5,500 plus expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of our common units.

Adjournment

        Pursuant to the Partnership Agreement, our general partner may authorize its designated chairman of any special meeting to adjourn the meeting. Consequently, our general partner may adjourn the special meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the special meeting without further notice other than by an announcement made at the special meeting (or such adjourned meeting) and without setting a new record date. If proxies representing the required unitholder approvals have not been received at the time of the special meeting (or such adjourned meeting), our general partner may choose to adjourn the meeting so that we may solicit additional proxies in favor of the proposal to approve the Contribution Agreement and the Contribution or the advisory say-on-contribution-pay proposal. The general partner may also choose to adjourn the meeting for any other reason if deemed necessary or advisable.

        Pursuant to the terms of the Contribution Agreement, and unless the Eagle Rock Board makes a Change in Recommendation, Eagle Rock must hold the special meeting as soon as reasonably practicable following clearance of this proxy statement by the SEC. However, this obligation does not obligate Eagle Rock, nor limit the ability of Eagle Rock, to postpone or adjourn the special meeting (1) to solicit additional proxies for the purposes of obtaining Unitholder Approval, (2) for the absence of quorum, (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Eagle Rock has determined, after consultation with outside legal counsel, is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Eagle Rock unitholders prior to the special meeting or (4) if Eagle Rock has delivered any notice contemplated by the provisions of the Contribution Agreement related to alternative proposals. For additional information, please read "The Contribution Agreement—Eagle Rock Unitholder Meeting."

Other Matters

Other Matters for Action at the Special Meeting

        As of the date of this proxy statement, the Eagle Rock Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Householding

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, unitholders of record who have the same address and last name will receive only one copy of our proxy statement that are delivered until such time as one or more of these unitholders notifies us that they want to receive separate copies. This procedure reduces our printing costs and postage fees. Unitholders who participate in householding will continue to have access to and may utilize separate proxy voting instructions.

        If you receive a single set of proxy materials as a result of householding and you would like to receive a separate copy of our proxy statement, please submit a request to our Secretary at 1415 Louisiana Street, Suite 2700, Houston, Texas 77002 or by telephone at (281) 408-1375, and we will promptly send you what you have requested. You can also contact our Secretary at the address and phone number above if you receive multiple copies of our proxy materials and you would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

 PROPOSALS FOR THE SPECIAL MEETING

PROPOSAL 1: THE CONTRIBUTION AGREEMENT

        As discussed elsewhere in this proxy statement, Eagle Rock's unitholders will consider and vote on a proposal to approve the Contribution Agreement and the Contribution. You should carefully read this proxy statement in its entirety for more detailed information concerning the Contribution Agreement and the Contribution. In particular, you should read the Contribution Agreement in its entirety, which is enclosed as Annex A to this proxy statement. In addition, please read "The Contribution" and "The Contribution Agreement."

        The Eagle Rock Board unanimously recommends that unitholders vote "FOR" the proposal to approve the Contribution Agreement and the Contribution.

        If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your common units represented by such proxy card will be voted "FOR" the proposal to approve the Contribution Agreement and the Contribution.

PROPOSAL 2: ADVISORY SAY-ON-CONTRIBUTION-PAY

        Eagle Rock is providing its unitholders with the opportunity to cast an advisory (non-binding) vote to approve the related compensation payments that may be paid or become payable by Eagle Rock to Roger Fox, one of Eagle Rock's named executive officers in connection with the Contribution, as required by Section 14A of the Exchange Act, which was enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, which is referred to in this proxy statement as the advisory say-on-contribution-pay proposal, gives Eagle Rock unitholders the opportunity to vote on an advisory (non-binding) basis on the related compensation payments that may be paid or become payable by Eagle Rock to such named executive officer in connection with the Contribution. The related compensation that such named executive officer may be entitled to receive from Eagle Rock in connection with the Contribution is summarized in the table under "The Contribution—Interests of Officers of Eagle Rock in the Contribution—Quantification of Potential Payments to Eagle Rock's Named Executive Officers in Connection with the Contribution." That summary includes all compensation and benefits that may be paid or become payable by Eagle Rock to such named executive officer in connection with the Contribution. For the avoidance of doubt, as described above, the only named executive officer that may be paid compensation and benefits in connection with the Contribution is Mr. Fox.

        The Eagle Rock Board encourages you to review carefully the related compensation information disclosed in this proxy statement.

        The Eagle Rock Board unanimously recommends that the unitholders approve the following resolution:

        "RESOLVED, that the unitholders of Eagle Rock approve, on an advisory (non-binding) basis, the compensation that will or may become payable by Eagle Rock to one of its named executive officers in connection with the Contribution, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement titled "The Contribution—Interests of Officers of Eagle Rock in the Contribution—Quantification of Potential Payments to Eagle Rock's Named Executive Officers in Connection with the Contribution" and the related narrative disclosures."

        THE ADVISORY SAY-ON-CONTRIBUTION-PAY PROPOSAL IS A VOTE SEPARATE AND APART FROM THE VOTE ON THE APPROVAL OF THE CONTRIBUTION AGREEMENT AND THE CONTRIBUTION. ACCORDINGLY, YOU MAY VOTE TO APPROVE THE CONTRIBUTION AGREEMENT AND THE CONTRIBUTION AND VOTE NOT TO APPROVE THE ADVISORY SAY-ON-CONTRIBUTION-PAY PROPOSAL AND VICE VERSA. Because the vote on the say-on-contribution-pay proposal is advisory only, it will not be binding on either Eagle Rock or Regency. Accordingly, if the Contribution Agreement and the Contribution are approved and the Contribution is completed, the compensation payments that are contractually required to be paid by Eagle Rock to one of its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Eagle Rock unitholders.

        The affirmative vote of a majority of the votes cast affirmatively or negatively with respect to the advisory say-on-contribution-pay proposal by holders of the Eagle Rock common units, voting together as a single class, will be required to approve the advisory say-on-contribution-pay proposal. Accordingly, a broker non-vote (if any) or failure to vote will have no effect on the advisory say-on-contribution-pay proposal.

        The Eagle Rock Board unanimously recommends that you vote "FOR" the proposal to approve the related compensation payments that may be paid or become payable by Eagle Rock to one of its named executive officers in connection with the Contribution.

 EAGLE ROCK UNITHOLDER PROPOSALS

        Ownership of Eagle Rock common units does not entitle Eagle Rock common unitholders to make proposals at the Eagle Rock special meeting. Under the Partnership Agreement, only its general partner can make a proposal at the special meeting.

THE PARTIES

Eagle Rock

        Eagle Rock is a Delaware MLP currently engaged in two businesses: (1) midstream, which includes (a) gathering, compressing, treating, processing and transporting natural gas; (b) fractionating and transporting natural gas liquids (NGLs); (c) crude oil and condensate logistics and marketing; and (d) natural gas marketing and trading; and (2) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

        We conduct, evaluate and report on our midstream business within three segments—the Texas Panhandle Segment, the East Texas and Other Midstream Segment and the Marketing and Trading Segment. Our Texas Panhandle Segment consists of gathering and processing assets in the Texas Panhandle. Our East Texas and Other Midstream Segment consists of gathering and processing assets in East Texas/Northern Louisiana, South Texas, Southern Louisiana, the Gulf of Mexico and Galveston Bay. Our Marketing and Trading Segment consists of crude oil and condensate logistics and marketing in the Texas Panhandle and Alabama and natural gas marketing and trading.

        We conduct, evaluate and report on our Upstream Business as one segment, which includes operated and non-operated wells located in the Mid-Continent (which includes areas in Oklahoma, Arkansas, and the Texas Panhandle); Permian (which includes areas in West Texas); East Texas / South Texas / Mississippi; and Southern Alabama (which also includes two treating facilities and one natural gas processing plant and related gathering systems).

        Our final reporting segment is our Corporate and Other Segment, which is where we account for our risk management activity (excluding any risk management activity associated with our natural gas marketing and trading activities), intersegment eliminations and our general and administrative expenses.

        The principal executive offices of Eagle Rock are located at 1415 Louisiana Street, Suite 2700, Houston, Texas 77002.

Regency

        Regency is a publicly-traded Delaware limited partnership formed in 2005 engaged in the gathering and processing, compression, treating and transportation of natural gas and the transportation, fractionation and storage of NGLs. Regency provides midstream services in some of the most prolific natural gas producing regions in the United States, including the Eagle Ford, Haynesville, Barnett, Fayetteville, Marcellus, Utica, Bone Spring, Avalon and Granite Wash Shales. Regency's assets are primarily located in Texas, Louisiana, Arkansas, Pennsylvania, California, Mississippi, Alabama, New Mexico and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma. Regency divides its operations into five business segments: (1) gathering and processing, (2) natural gas transportation, (3) NGL Services, (4) contract services and (5) corporate.

Regal

        Regal is a wholly owned subsidiary of Regency which was created by Regency to receive the contribution of the Contributed Interests.

Relationships Between the Parties

        Eagle Rock, Regency and PVR are parties to certain commercial agreements, including certain marketing and transportation agreements with respect to Eagle Rock's upstream business and certain gathering and takeaway agreements related to Eagle Rock's midstream business.

 THE CONTRIBUTION

Structure of the Contribution

        Upon satisfaction or waiver of the conditions set forth in the Contribution Agreement, Eagle Rock will contribute to Regal the Contributed Interests. The Contributed Interests, upon the closing of the Contribution and after giving effect the Pre-Closing Transfers, will represent the assets and operations that collectively comprise the midstream business of Eagle Rock.

Consideration for the Contribution

        The consideration for the Contribution includes (1) $720,000,000 payable to Eagle Rock, as adjusted in accordance with the Contribution Agreement, consisting of $520,000,000 in cash and the equity consideration, (2) the assumption by Regency of up to $550,000,000 face value of the Eagle Rock Notes validly tendered by holders of the Eagle Rock Notes pursuant to the Exchange Offer and cancelled and exchanged for Regency senior unsecured notes and (3) if less than all of the Eagle Rock Notes are tendered in the Exchange Offer, the payment by Regency to Eagle Rock of a dollar amount equal to 110% of the difference between $550,000,000 and the face value of Eagle Rock Notes so validly tendered and cancelled. For additional information regarding the Exchange Offer, please read "—Exchange Offer."

        In addition, the cash consideration payable to Eagle Rock may be reduced by the amounts of certain losses that would have actually incurred as of a date no later than five business days before the closing date of the Contribution Agreement (as though the closing were to occur on such date) by Regency resulting from the breach of certain of the representations and warranties (each a "Pre-Closing Breach") made by the Eagle Rock in the Contribution Agreement. The amount of any such losses agreed to by the parties at closing would reduce the consideration payable to Eagle Rock at closing. In addition, the alleged value of any losses alleged by Regency but not agreed to by Eagle Rock at closing would be deducted from the closing proceeds and placed into escrow subject to resolution pursuant to binding arbitration after the closing. Such losses would be subject to the following limitations: (1) each claim must be valued in excess of $1,000,000 in order for such claim to be made, (2) the aggregate value of all eligible claims must exceed $13,250,000, at which point only those amounts in excess of $13,250,000 will reduce the consideration paid to Eagle Rock and (3) the aggregate amount of all reductions in consideration resulting from Pre-Closing Breaches may not exceed $132,500,000.

        The consideration payable to Eagle Rock is also subject to a customary working capital adjustment upward to the extent that the working capital of the midstream business as of the closing of the Contribution exceeds $15 million or downward to the extent that working capital of the midstream business as of the closing of the Contribution is more negative than negative $15 million.

Background of the Contribution

        The Eagle Rock Board has periodically evaluated and considered a variety of financial and strategic opportunities as part of its strategy to enhance unitholder value.

        For example, in 2010, Eagle Rock completed a series of transactions (which we refer to herein as the "2010 Recapitalization"), which simplified Eagle Rock's capital structure and provided Eagle Rock with additional liquidity. The 2010 Recapitalization included (1) the contribution to Eagle Rock, and resulting cancellation, of Eagle Rock's incentive distribution rights and 20,691,495 subordinated units held by Eagle Rock's general partner and Eagle Rock Holdings, L.P. (herein referred to as "Eagle Rock Holdings"), which occurred on May 24, 2010; (2) the sale of all of Eagle Rock's fee mineral and royalty interests, as well as its equity interest in Ivory Working Interests, L.P., to Black Stone Minerals Company, L.P. for total consideration of $174.5 million, which sale was completed on May 24, 2010; (3) a rights offering, which was launched on June 1, 2010 and expired on June 30, 2010, and for which

Eagle Rock received gross proceeds of $53.9 million and issued 21,557,164 common units and 21,557,164 warrants; and (4) an option, which was exercised on July 30, 2010 by the issuance to Eagle Rock Holdings of 1,000,000 newly-issued common units, to capture the value of the controlling interest in Eagle Rock through (a) acquiring Eagle Rock's general partner entities from Eagle Rock Holdings and immediately thereafter eliminating the 844,551 outstanding general partner units owned by Eagle Rock Holdings and (b) reconstituting the Eagle Rock Board to allow Eagle Rock's common unitholders not affiliated with NGP VIII to elect the majority (i.e., five of nine) of the members of the Eagle Rock Board and to allow the NGP Parties to appoint three of nine of the members of the Eagle Rock Board. Upon the exercise of the option to capture the value of the controlling interest in Eagle Rock, the NGP Parties lost control of Eagle Rock and Eagle Rock was no longer controlled by nor benefiting from a relationship with a sponsor that was incentivized, through a general partner interest with incentive distribution rights, to sell assets to Eagle Rock.

        The Eagle Rock Board has consistently held periodic meetings dedicated to strategic issues, and those strategic sessions often included a discussion of strategic alternatives. Following the 2010 Recapitalization, Eagle Rock became increasingly aware of, and receptive to, strategic alternatives including a potential separation of its midstream and upstream business units. However, Eagle Rock believed at that time that both businesses were of a size and scale that enabled them to benefit from continuing operation together inside of Eagle Rock. Therefore, Eagle Rock determined to continue operating the businesses together, and with its improved liquidity position, Eagle Rock determined to grow both businesses through organic growth and acquisitions.

        In the midstream business, Eagle Rock determined to grow around its existing midstream asset base, including through organic growth projects and strategic complementary acquisitions. As such, Eagle Rock consummated a strategic bolt-on acquisition from Centerpoint Energy on October 19, 2010. Later, Eagle Rock announced the expansion of its high efficiency cryogenic Phoenix processing plant (previously known as the Arrington Plant) and the construction of its Woodall and Wheeler processing facilities, each located in the Granite Wash play of the Texas Panhandle region.

        In the upstream business, Eagle Rock focused on growing through strategic acquisitions and through drilling opportunities identified in the strategic acquisitions. Eagle Rock acquired from NGP VIII and certain individuals on May 3, 2011 all of the equity interests outstanding in CC Energy II, L.L.C., a portfolio company of NGP VIII with upstream assets in the Mid-Continent region, for aggregate consideration of $564 million (which is referred to herein as the "Crow Creek Acquisition"). The majority of consideration came from the issuance of Eagle Rock common units to NGP VIII and certain individuals. To avoid causing NGP VIII to regain control of Eagle Rock, Eagle Rock and NGP VIII entered into the Existing NGP Voting Agreement with respect to the common units issued to NGP VIII as part of the Crow Creek Acquisition. Among other things, the Existing NGP Voting Agreement preserved public unitholder voting influence by restricting NGP VIII to its then-current voting percentage despite its increased equity position.

        In March 2011, representatives of Eagle Rock met with representatives of an energy-focused private equity firm ("Company A"). Discussions focused on the possible sale of Eagle Rock's midstream business or a separation of the two businesses. Discussions continued infrequently throughout the summer and fall of 2011 but ultimately no action was taken due to valuation, structure and timing issues. The discussions between Eagle Rock and Company A ceased by January 2012.

        In September 2011, the Eagle Rock senior management team and the Eagle Rock Board held a two-day series of strategy meetings at which the Eagle Rock senior management team discussed the recent positive momentum generated by the Crow Creek Acquisition and announced organic growth projects in the midstream business, including the Phoenix expansion and Woodall plant construction discussed above. Management also presented its views to the Eagle Rock Board regarding Eagle Rock's future growth prospects, noting that increasing the scale of the midstream business would be difficult given Eagle Rock's high relative cost of capital, Eagle Rock's relative size and the increasingly competitive environment for midstream assets, and further noting that a monetization of the midstream business (through an initial public offering, spin-off or outright sale) could result in a valuation uplift to the partnership.

        In February 2012, representatives of Eagle Rock met with representatives of a publicly-traded midstream MLP ("Company B") and its upstream-oriented private equity sponsor to discuss a possible strategic transaction or combination. Company B proposed combining Eagle Rock into Company B and concurrently spinning out Eagle Rock's upstream business into a separately traded upstream MLP. Underlying the transaction was the expectation that Company B's private equity sponsor could provide dropdowns of upstream assets from its array of upstream-oriented portfolio companies into the newly formed upstream MLP. Discussions were terminated in March 2012 due to valuation, the preliminary evaluation of the potential dropdown upstream assets held by the private equity sponsor, tax and governance issues.

        Continuing Eagle Rock's midstream strategy of organic growth and strategic acquisitions, beginning in March 2012, Eagle Rock aggressively pursued a package of midstream assets in the Panhandle region that were being marketed by BP America Production Company ("BP America"). Eagle Rock viewed this package as strategic and complementary to its existing midstream assets and operations in the Texas Panhandle region. In August 2012, Eagle Rock signed a definitive agreement with BP America to acquire these midstream assets for aggregate consideration of $231 million. The acquisition closed in October of 2012.

        In September 2012, Eagle Rock senior management and the Eagle Rock Board again held a two-day strategic session to assess Eagle Rock's competitive position and to consider ways to potentially unlock unitholder value. At this meeting, senior management and the Eagle Rock Board explored various strategic options to enhance unitholder value, including options involving the separation of the midstream and upstream businesses through a spin-off, initial public offering, or sale of one of the two businesses. The Eagle Rock Board encouraged the senior management team to continue to explore these options, but emphasized that senior management's near-term focus should remain on the successful integration of the midstream assets acquired from BP America.

        Following the September 2012 strategic session, Eagle Rock's senior management requested that Citi, an investment banking firm with which Eagle Rock has had a long-standing relationship, preliminarily review the potential for an initial public offering of Eagle Rock's midstream business. Citi's preliminary view was that an initial public offering of Eagle Rock's midstream business as an MLP was achievable and might create higher unitholder value versus Eagle Rock's existing business model, but at the time, such potential was uncertain given, among other things, the relatively small scale, limited visible growth opportunities and relatively high degree of commodity exposure for Eagle Rock's standalone midstream business. Eagle Rock's senior management informed the Eagle Rock Board of Citi's preliminary view at the Eagle Rock Board's regularly-scheduled October 2012 board meeting. While the Eagle Rock Board also continued to consider a midstream business initial public offering throughout the process, concerns about overall value creation, separating the debt between the two businesses and execution and market risk caused the Eagle Rock Board to not take action.

        In November 2012, Eagle Rock entered into discussion with a large privately held, private equity-sponsored exploration and production company ("Company C") concerning Company C's potential sale of MLP-appropriate upstream assets to Eagle Rock in exchange for cash and Eagle Rock equity. Under the contemplated structure, Company C would establish a meaningful equity position and board representation in Eagle Rock through the initial sale and would establish a long-term relationship with Eagle Rock through a drop-down strategy. Periodically thereafter, Company C would sell, or "drop-down," additional upstream assets to Eagle Rock, enhancing the value of Eagle Rock and Company C's initial equity stake in Eagle Rock. Representatives of Eagle Rock and Company C management met several times in December 2012 and January 2013 to discuss structure and board representation. Management presented a possible structure to the Eagle Rock Board at its regularly-

scheduled quarterly meeting in February 2013. At this board meeting, senior management was authorized to continue discussions with Company C and its private equity sponsor and a member of the Eagle Rock Board participated with Eagle Rock senior management in face-to-face meetings with Company C in February 2013. During February 2013, Eagle Rock and Company C did not reach an agreement on corporate governance structure, relative valuation and transaction structure. Discussions between Eagle Rock and Company C were terminated in February 2013.

        On December 28, 2012, Eagle Rock amended its existing senior secured credit facility to (1) increase total commitments from $675 million to $820 million; (2) allow for a temporary step-up in the Total Leverage Ratio (as defined in the Credit Agreement) from 4.50x to 4.75x through the third quarter of 2013; (3) institute a new Senior Secured Leverage Ratio (as defined in the Credit Agreement) of 2.85x through the third quarter of 2013; and (4) increase the dollar amount of permitted other "Investments" (as defined in the Credit Agreement).

        Eagle Rock increased its distributions on common units for the fourth quarter of 2010 and throughout 2011. However, beginning in the first quarter of 2012, natural gas prices experienced a substantial and extended decline. As a result, Eagle Rock held its distributions on common units flat throughout 2012.

        In January 2013, representatives of Eagle Rock and a large public exploration and production company, which we refer to as "Company D", met to discuss potential strategic alternatives. Members of Eagle Rock senior management presented an outline of a structure to Company D whereby Company D would sell or contribute its midstream assets to Eagle Rock in exchange for Eagle Rock equity and representation on, or control of, the Eagle Rock Board. Discussions between Eagle Rock and Company D terminated in February 2013 based on Company D's lack of interest due to Eagle Rock's general partner not having incentive distribution rights and minimal geographical overlap with Company D's midstream operations, after which Company D announced its intention to form its own midstream MLP.

        In early February 2013, the Eagle Rock Board discussed the increased consolidation in the MLP space and the potential for Eagle Rock to position itself to either be an acquirer or the subject of an acquisition. In particular, the Eagle Rock Board took note of the public announcement of the acquisition by Kinder Morgan Energy Partners, L.P. of Copano Energy, L.L.C., a publicly-traded midstream company, for an attractive premium over Copano Energy, L.L.C.'s market price.

        In February 2013, representatives of Eagle Rock informally met with representatives of an upstream MLP ("Company E") to discuss a possible strategic transaction. The discussion was preliminary, and the parties did not engage in any further substantive discussions until November 2013, as discussed in more detail below.

        Between March 2013 and July 2013, Eagle Rock marketed its South Central Oklahoma Oil Province ("SCOOP") upstream oil and gas assets to approximately 100 potential counterparties. While Eagle Rock received numerous indications of interest, none of them met the value expectations of Eagle Rock and the Eagle Rock Board.

        The continuation of depressed natural gas prices and then the subsequent substantial decline in NGL prices beginning in late 2012, coupled with increased debt levels used to fund the above described acquisitions and organic growth projects and lower than expected upstream and midstream volumes caused Eagle Rock's distributable cash flow to drop substantially below its distribution rate in the first two quarters of 2013 and caused Eagle Rock's leverage ratio (total indebtedness to Adjusted EBITDA) to increase. Eagle Rock did not reduce its distribution at this time in part due to its expectation of meaningful volume increases in both its midstream and upstream businesses as soon as the second half of 2013 and a return to higher natural gas and natural gas liquids pricing.

        In March 2013, Eagle Rock sold approximately 10.4 million common units in an underwritten offering. Net proceeds from the offering were approximately $92.5 million and were used to repay a portion of the outstanding borrowings under Eagle Rock's credit facility.

        At the regularly-scheduled, quarterly board meeting on April 23, 2013, senior management again presented to the Eagle Rock Board regarding long-term strategic alternatives, including highlighting to the Eagle Rock Board the recent acquisition by Atlas Energy Partners, L.P. of TEAK Midstream LLC. Given Eagle Rock's recent quarterly results and challenges and the recent strong valuations for quality midstream and upstream assets and the view that the midstream space could be entering a period of consolidation as evidenced by the acquisition by Kinder Morgan Energy Partners, L.P. of Copano Energy, L.L.C., the announced merger between Inergy, L.P. and Crestwood Midstream Partners LP, and the acquisition by Atlas Pipeline Partners, L.P. of TEAK Midstream LLC, the Eagle Rock Board directed senior management to advance the Eagle Rock Board's consideration of strategic alternatives by conducting preliminary discussions with a few financial advisory firms in anticipation of potentially engaging one or more to provide financial advisory services to Eagle Rock in connection with the Eagle Rock Board's review of, and potential consideration of one or more, strategic alternatives, including without limitation, maintaining the status quo, a sale of the full partnership, sales of the upstream or midstream business segments and an initial public offering of the midstream business segment. The Eagle Rock Board believed that long-term, while Eagle Rock had visible growth opportunities in both the midstream and upstream space, there was exposure to the combined risks of interest rates, commodity prices, debt levels and liquidity constraints.

        In May 2013, Eagle Rock engaged Vinson & Elkins L.L.P. ("Vinson & Elkins"), Eagle Rock's outside corporate counsel, to represent Eagle Rock in its consideration of strategic alternatives. In early to mid-May 2013, Eagle Rock contacted three investment banking firms, including Citi and Evercore, regarding their potential role as a financial advisor to Eagle Rock in connection with Eagle Rock's exploration of strategic alternatives and entered into separate confidentiality agreements with each investment banking firm.

        On May 14, 2013, Joseph A. Mills, Eagle Rock's Chairman and Chief Executive Officer, and Charles C. Boettcher, Eagle Rock's Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, met with the independent members of the Eagle Rock Board at which meeting Mr. Boettcher discussed, among other things, the Eagle Rock Board's duties, potential conflicts of interest and the impact of the Existing NGP Voting Agreement on any potential strategic alternative that would require a unitholder vote. The members of the Eagle Rock Board in attendance further discussed the potential engagement of a financial advisor.

        On May 16, 2013, the Eagle Rock Board met each of the three investment banking firms regarding its potential engagement to provide financial advisory services to Eagle Rock in connection with Eagle Rock's exploration of potential strategic alternatives. Eagle Rock subsequently retained Evercore and Citi to serve as Eagle Rock's financial advisors.

        On June 11, 2013, Eagle Rock senior management met with representatives from Evercore, Citi and Vinson & Elkins to provide additional background on Eagle Rock's financial situation and outlook, its goals in the strategic alternatives review, and thoughts concerning potential strategic counterparties. Throughout the balance of June, Eagle Rock senior management worked with Evercore, Citi and Vinson & Elkins to review various potential strategic alternatives. Specifically, Eagle Rock senior management reviewed with Evercore and Citi business and financial information regarding Eagle Rock, its operations and growth prospects, including financial projections for Eagle Rock's midstream and upstream businesses both individually and on a consolidated basis. Eagle Rock senior management and the financial advisors also reviewed various potential financial and strategic alternatives available to Eagle Rock (including maintaining the status quo, acquisitions, divestitures of the partnership or its business units, a separation of the two businesses via public offering or spin-off transaction, and a transaction with a new controlling sponsor) and the potential financial impact of such alternatives relative to the status quo. Evercore and Citi also considered with Eagle Rock senior management the parameters of a potential third-party solicitation process if authorized by the Eagle Rock Board, including the potential counterparties that might have an interest in all or part of Eagle Rock, including all of those mentioned previously herein (and such review included consideration of such counterparties' potential financial ability and likelihood to consummate a transaction with Eagle Rock which included input from Eagle Rock senior management on its conversations to date with certain potential counterparties), a preliminary timetable for contacting third parties to determine their level of interest in a transaction with Eagle Rock and proposed draft discussion materials to be used in initial meetings with such potential counterparties. Vinson & Elkins also reviewed due diligence information regarding Eagle Rock and its operations, assisted senior management in considering the various legal implications for the strategic alternatives being considered and prepared a form of confidentiality agreement to be signed by any potential counterparties as part of the potential third-party solicitation effort.

        On June 12, 2013, representatives of Eagle Rock and representatives of a publicly-traded midstream MLP ("Company F") met at Eagle Rock's main offices to discuss their respective businesses. This meeting was initiated by Company F and was not a result of Eagle Rock's strategic review process. However, Evercore and Citi were aware of the meeting and informed of the outcome. These discussions were general in nature and did not involve any discussion of a strategic transaction.

        On June 25, 2013, the Eagle Rock Board held a telephonic meeting attended by members of Eagle Rock senior management and representatives of Evercore and Citi. Evercore and Citi discussed with the Eagle Rock Board the current market environment and Eagle Rock's potential strategic alternatives. Evercore and Citi noted that based on then-current commodity prices and senior management's assumptions regarding the relationship between NGL and crude oil prices, a decision to maintain the status quo would likely result in three to five years of flat distributions with growth limited by Eagle Rock's high leverage. Evercore and Citi also noted that, while there may be upside potential to the extent NGL prices significantly recovered, there was also downside potential for Eagle Rock resulting from commodity price exposure and operational risks such as those Eagle Rock had experienced in the first and second quarters of 2013.

        Evercore and Citi also discussed whether a sufficient premium could be realized in a sale or merger of the entire partnership given Eagle Rock's then-current unit price and noted that there may be a limited number of counterparties interested in, and financially capable of timely executing an acquisition of, the entire partnership. The financial advisors further discussed with the Eagle Rock Board the potential sale of either the midstream segment or the upstream segment, indicating that although the sale of the midstream business was potentially more actionable, the sale of either business segment was actionable, with the potential value uplift impact of such alternatives somewhat dependent on a reinvestment of the net proceeds remaining after reducing leverage and potential tax consequences. Evercore and Citi also expressed their view that an initial public offering of the midstream segment as a separate MLP was still achievable and may potentially create value for unitholders above a standalone scenario, but was likely not as compelling as a third-party transaction and was subject to market and execution risks. Eagle Rock senior management also discussed with the Eagle Rock Board each of the alternatives. After discussion, the Eagle Rock Board decided to proceed with a third-party solicitation process while continuing to evaluate standalone alternatives, including a midstream business initial public offering, if a value enhancing third-party transaction were not achievable. Evercore and Citi then outlined for the Eagle Rock Board a proposed third-party solicitation process and a list of the most likely potential counterparties in such process. Jeffrey P. Wood, Eagle Rock's Senior Vice President, Chief Financial Officer and Treasurer, also discussed with the Eagle Rock Board the need for an amendment to Eagle Rock's credit facility to increase the leverage ratios in the near term based on Eagle Rock's lower quarterly results from the first half of 2013 and the projections of liquidity and leverage ratios projected for the second half of 2013 and 2014. The Eagle Rock Board authorized senior management to negotiate and execute such an amendment.

        Throughout the third-party solicitation process and subsequent negotiation and final execution of the Contribution Agreement, senior management was in regular contact with members of the Eagle Rock Board both to apprise its members of the status of the process (including later negotiation status) and to receive its members' advice and instructions on actions to be taken (including later negotiation positions).

        Following the identification of the potential counterparties, Mr. Boettcher circulated to the Eagle Rock Board and senior management questionnaires seeking to identify any relevant relationships between the Eagle Rock Board members and Eagle Rock senior management, on the one hand, and the various potential counterparties on the other hand (the "D&O Questionnaires"). Each member of the Eagle Rock Board and senior management completed such D&O Questionnaires and the Eagle Rock Board was kept informed of relevant relationships between senior management, board members and potential counterparties.

        On June 27, 2013, in accordance with the Eagle Rock Board's directives, Evercore and Citi began contacting 13 potential counterparties. Each such counterparty was provided with a draft of Eagle Rock's form of confidentiality agreement. Throughout July and into mid-August, Eagle Rock and Vinson & Elkins negotiated, and Eagle Rock entered into, confidentiality agreements with all 13 potential counterparties. Management, with the assistance of Eagle Rock's legal and financial advisors, also prepared a summary confidential information memorandum about Eagle Rock for counterparties that executed a confidentiality agreement with Eagle Rock. Eagle Rock determined not to contact Company C given its high degree of financial leverage and the belief that it was more interested in disposing of assets rather than acquiring assets, or Company D given its then-publicly disclosed intention to take public its midstream business.

        Throughout July and the beginning of August of 2013, Evercore and Citi, on behalf of Eagle Rock, engaged in a series of discussions with the various potentially interested counterparties.

        On July 23, 2013, the Eagle Rock Board held a meeting at Eagle Rock's main offices. As part of that meeting, representatives of Evercore and Citi provided the Eagle Rock Board with an update on Eagle Rock's strategic review process, including potential counterparties contacted, the feedback that each party had provided, as well as which parties may be added to the process based on updated information. Also discussed were Eagle Rock's updated financial projections provided to potential counterparties and the reasons for the adjustments. Evercore and Citi then discussed with the Eagle Rock Board various scenarios for Eagle Rock, including maintaining the status quo, separating the midstream assets through an initial public offering, selling the entire partnership or selling only one segment. Each financial advisor also described (subject to confidentiality obligations) to the Eagle Rock Board the general nature of its investment banking services to potential counterparties over the past two years. Also at the July 23, 2013 meeting, the Eagle Rock Board agreed to maintain the distribution on its common units given its expectation of meaningful volume increases in both the midstream and upstream businesses as early as the second half of 2013.

        In addition, on July 23, 2013, Eagle Rock entered into an amendment regarding its credit facility to allow for a temporary increase in its Total Leverage Ratio (as defined in the credit facility) covenant to 5.50x for the second quarter of 2013, declining to 4.50x by the fourth quarter of 2014 and its Senior Secured Leverage Ratio (as defined in the credit facility) covenants to 3.15x for the second quarter of 2013, declining to 2.95x by the third quarter of 2014 and thereafter terminating.

        On August 7, 2013, the standing Conflicts Committee of the Eagle Rock Board, herein referred to as the "Conflicts Committee" or the "Eagle Rock Conflicts Committee," consisting of three independent directors, held a telephonic meeting with Mr. Mills, Mr. Boettcher and a representative of Richards, Layton & Finger, PA, Eagle Rock's Delaware law firm. The parties discussed how Eagle Rock would manage the strategic third-party solicitation process if any counterparty affiliated with NGP

VIII were to submit an actionable proposal, including the procedures for interaction with members of the Eagle Rock Board who were affiliated with NGP VIII.

        Between August 14, 2013 and August 19, 2013, Eagle Rock received five indications of interest. Additionally, seven other potential counterparties, including Company E, indicated that they were not interested in a potential transaction. Company A, which decided not to submit a written indication of interest, orally communicated to Evercore its preliminary views on valuation of both the midstream segment and the upstream segment (Company A communicated to Evercore shortly after the August 20, 2013 board meeting described below that it was unwilling to transact at these valuation levels). None of the indications of interest received were for an entire partnership transaction. The indications of interest on the upstream business did not reach valuation levels satisfactory to the Eagle Rock Board. With respect to the midstream segment, the highest indication was from Regency at $1.3 billion.

        On August 20, 2013, the Eagle Rock Board held a meeting at Evercore's offices. Also in attendance were members of senior management and representatives of Evercore, Citi and Vinson & Elkins. Mr. Mills provided an initial summary to the Eagle Rock Board of the indications of interest Eagle Rock had received in its third-party solicitation process as of the meeting. Evercore then summarized for the Eagle Rock Board the third parties that the advisors had met with on behalf of Eagle Rock. Evercore described in detail the bidding process, noting that the potential counterparties believed they were given sufficient time, materials, and attention to be able to evaluate the potential transactions. Evercore presented each indication of interest in detail, indicating that the highest bid for the midstream assets thus far was from Regency and updated the Eagle Rock Board on Regency's recent acquisition history. Evercore then discussed the indications of interest relating to Eagle Rock's upstream business, noting that the potential counterparties were thus far unable to justify the valuation that Eagle Rock expected. Evercore informed the Eagle Rock Board that there had been no full partnership proposals (other than the oral value range of each business segment provided by Company A as discussed above), and summarized which potential counterparties had been approached with respect to a full partnership sale. In response to questions from the Eagle Rock Board, Evercore indicated that it did not believe there were additional parties that would be interested in making a bona fide bid, or that would be able to provide a full valuation for the partnership's assets. Evercore then discussed which potential counterparties had declined to submit indications of interest, and discussed why each such party had not submitted a proposal. Evercore then reviewed potential strategic alternatives available to Eagle Rock, including matching midstream and upstream bidders, and the potential full partnership values that could be generated in that scenario. Evercore reviewed, given the midstream indications of interest, the upstream valuations that would be necessary to obtain a premium to Eagle Rock's then-current unit price. Evercore then discussed which potential counterparties had not been contacted as part of the process and provided the reasons why each such party had not been brought into the process, noting that, for each such party, the determinations were made based on knowledge of the party's asset bases, financial conditions and strategies and goals. Mr. Boettcher and Vinson & Elkins also advised the Eagle Rock Board of relevant relationships between members of the Eagle Rock Board or senior management and potential counterparties, as disclosed in the completed D&O Questionnaires. In particular, Mr. Boettcher noted for the Eagle Rock Board that certain members of the Eagle Rock Board owned equity interests in Regency, Energy Transfer Equity, L.P., a publicly-traded MLP and an affiliate of Regency that owns Regency's general partner, 100% of Regency's incentive distribution rights and a certain number of Regency's common units, and Energy Transfer Partners, L.P., a publicly-traded MLP and an affiliate of Regency that owns a certain number of Regency's common units (herein referred to as the "Potential Regency Ownership Conflicts").

        Evercore presented to the Eagle Rock Board potential unit valuations corresponding with the potential strategic alternatives reviewed, including maintaining the status quo, a midstream business initial public offering, the sale of the entire partnership, sale of the midstream segment or a sale of the upstream segment. Evercore presented to the Eagle Rock Board the assumptions underlying the unitholder valuation estimations and questions were asked by the Eagle Rock Board, and answered by Evercore in that regard. The Eagle Rock Board also asked questions regarding the tax implications of the various strategic alternatives, some of which were subsequently answered by senior management. Evercore then focused on the potential unit valuations associated with the sale of the midstream segment only with upstream remaining a viable on-going entity. Senior management then provided the Eagle Rock Board with its financial projections, including higher forecasted upstream maintenance capital expenditures, and continued challenges arising from the natural gas liquids and condensate pricing environment. Mr. Boettcher and Vinson & Elkins next presented the Eagle Rock Board with an update with respect to the Eagle Rock Notes, including advising as to the options the partnership had with respect to the Existing Indenture. After extensive deliberation, the Eagle Rock Board unanimously authorized Mr. Mills and other members of senior management to engage in discussions with Regency based on a potential sale of the midstream business and authorized Evercore and Citi to contact three additional potential counterparties for the acquisition of the upstream business and two additional potential counterparties for the midstream business that had been identified as potentially interested in, and financially capable of, consummating such transactions. The Eagle Rock Board further instructed senior management and the financial advisors to continue to request increased value in the indicative proposals from potential counterparties that had submitted indications of interest for the upstream business.

        Following the board meeting, Evercore contacted Regency and advised Regency management that Eagle Rock was interested in further discussions with Regency and would provide Regency with increased access to due diligence material. Evercore advised Regency that Eagle Rock was exploring the idea of pairing Regency with an upstream buyer to preserve the option of a simultaneous or near-simultaneous sale of the entire partnership and expected Regency to submit a final indication of interest by the end of September, including a full mark-up of a definitive agreement. Evercore also contacted other potential counterparties which had submitted indications of interest to advise them that Eagle Rock was willing to allow them to conduct due diligence, but Eagle Rock would require an increased offer price to consider their proposal in the next stage of the process. In addition, as directed by the Eagle Rock Board, Evercore and Citi contacted the five additional potential counterparties (two midstream and three upstream potential counterparties), and Eagle Rock later entered into confidentiality agreements with four of the five additional potential counterparties, bringing the total number of potential counterparties contacted on behalf of Eagle Rock since June 2013 to 18 and the total number of confidentiality agreements entered into by Eagle Rock to 17. The D&O Questionnaires were updated and recirculated to determine any relevant relationships between the four additional potential counterparties and members of the Eagle Rock Board or Eagle Rock senior management. Eagle Rock internal counsel examined the completed D&O Questionnaires and Mr. Boettcher informed the Eagle Rock Board of relevant relationships between senior management, board members and potential counterparties. From August 21 through September 17, senior management gave detailed presentations on the midstream segment or upstream segment, as appropriate, to Regency and various other interested counterparties, including some which had submitted indications prior to the board meeting and some which were contacted initially after the board meeting. Eagle Rock provided Regency and other potential counterparties with access to due diligence information via a virtual data room. Vinson & Elkins and senior management put together form definitive agreements that would provide for separate and contemporaneous sales of the midstream and upstream businesses. Eagle Rock provided Regency with a draft of the midstream definitive agreement on September 19, 2013. Mr. Mills conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Regency.

        On September 12, 2013, Company F submitted an indication of interest for the midstream business in an amount that was close to, but still below, Regency's initial indication of interest, and Company F indicated that it would work diligently and attempt to provide a more definitive proposal on an expedited timeframe. Eagle Rock provided Company F with access to due diligence information via a virtual data room and made a management presentation to executives of Company F. Mr. Mills conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Company F.

        On September 26, 2013, members of senior management and Vinson & Elkins had a telephone conference with three non-executive members of the Eagle Rock Board. Mr. Boettcher, with assistance from Vinson & Elkins, discussed legal and process points with the board members, including the necessity for a unitholder vote and the treatment of the Eagle Rock Notes in a circumstance in which only the midstream business was sold.

        On September 27, 2013, Regency submitted a more definitive proposal to acquire the midstream business for $1.3 billion, consisting of $250 million in Regency common units and $1.05 billion in cash. The Regency proposal assumed that the midstream business would be free of debt and have zero working capital as of closing. Regency also provided a markup of the draft form of definitive agreement, which added or modified provisions related to (1) the post-closing indemnification, (2) Eagle Rock's cooperation with Regency in connection with its financing for the transaction, (3) antitrust provisions, (4) the scope of the representations and warranties, (5) conditions to closing, (6) an unspecified reverse termination fee if Regency failed to perform its covenants or breached its representations and warranties, (7) a termination fee of 5.0% of the purchase price from Eagle Rock in certain instances, plus in certain cases reimbursement of expenses, (8) the interim operating covenants with which Eagle Rock would have to comply between signing and closing, (9) the ability of Eagle Rock to specifically enforce Regency's covenants and agreements and (10) the release of present and former directors and officers of Eagle Rock at closing. Moreover, Regency rejected the requirement that Regency deposit 10% of the purchase price with Eagle Rock at signing. Mr. Mills conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Regency.

        On October 1, 2013, the Eagle Rock Board held a meeting at Evercore's offices. Also in attendance were members of senior management, and representatives of Evercore, Citi and Vinson & Elkins. Management summarized the Regency proposal for the Eagle Rock Board. Evercore then outlined for the Eagle Rock Board financial aspects of Regency's proposal and related financial analyses. Evercore further provided the Eagle Rock Board with information about Regency and the advisors' views on Regency's ability to increase its proposed purchase price. Mr. Boettcher and a representative from Vinson & Elkins then summarized for the Eagle Rock Board the key open points between Eagle Rock and Regency with respect to the definitive agreement, including the points outlined in the preceding paragraph. Following an executive session, Evercore advised the Eagle Rock Board that Company F was unable to submit an offer that equaled the indicative offer price for the midstream assets. Evercore further advised that additional potential upstream counterparties had elected not to make proposals on the upstream assets. Mr. Boettcher and the advisors also discussed the potential impact on the structure of the proposed Regency transaction and on the outstanding Eagle Rock Notes if there were not a contemporaneous acquisition of the upstream business. After deliberation, the Eagle Rock Board authorized senior management and the advisors to continue to engage Regency with respect to a possible transaction involving Eagle Rock's midstream assets in advance of receiving final bids from other bidders on the upstream and midstream segments. At this meeting, the Eagle Rock Board was specifically reminded of the Potential Regency Ownership Conflicts by certain members of the Eagle Rock Board. Mr. Boettcher reported that Eagle Rock was gathering additional information about the potential financial impact of the proposed transaction to unitholders of Regency, Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P.

        On October 4, 2013, at the direction of Eagle Rock, representatives of Evercore discussed certain key open points with members of Regency management. At this meeting, in response to Eagle Rock's requests on a number of key open points, Regency orally agreed to modify its original proposal dated September 27, 2013 by, among other things (1) dropping its proposal for a reverse termination fee, (2) requiring that Eagle Rock prepare and deliver the Carve-out Financial Statements, (3) agreeing to forego certain closing conditions, (4) reducing its proposed termination fee from 5.0% to between 3.5% and 4.0%, (5) agreeing conceptually to the release and indemnification of present and former Eagle Rock directors and officers at the closing and (6) agreeing to the ability of each party to specifically enforce the other party's covenants and agreements. Senior management conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Regency.

        On October 7, 2013, the Eagle Rock Board held a meeting at Evercore's offices. Also in attendance were members of senior management, and representatives of Evercore, Citi and Vinson & Elkins. Evercore summarized for the Eagle Rock Board the strategic third-party solicitation process and each potential counterparty's response to its respective meeting with senior management. Evercore described in detail each indication of interest and the final bid received. Evercore then summarized for the Eagle Rock Board the changes made by Regency to its previous proposal in response to Eagle Rock's negotiation points. Mr. Mills then provided the Eagle Rock Board with updated projections, which included lower commodity pricing assumptions than those reflected in the projections sent to potential counterparties at the beginning of the strategic review process. Mr. Mills explained that a reduction in NGL and condensate prices affected the partnership's midstream and upstream businesses negatively. Management and the Eagle Rock Board extensively discussed the commodity prices underlying the projections. Evercore then provided the Eagle Rock Board with an updated financial overview of the strategic alternatives available to Eagle Rock using the updated projections. The Eagle Rock Board then engaged in an extended discussion regarding the possible effects of a sale of only the midstream business and the implications of such a sale on an upstream-focused Eagle Rock. The Eagle Rock Board also discussed with senior management and the advisors the potential tax and other impacts of the proposed sale. Evercore and Citi were then dismissed from the meeting and the Eagle Rock Board held an executive session in which the potential risks and advantages of the strategic alternatives were discussed with senior management and Vinson & Elkins. In particular, the Eagle Rock Board discussed what the potential tax consequences would be to the common unitholders and how the Eagle Rock Notes would be treated if only the midstream business were sold. Following extensive discussion, the Eagle Rock Board instructed senior management to revisit the transaction structure with Regency to mitigate potential negative effects of a sale of only the midstream business. The Eagle Rock Board provided instruction to senior management on how to approach Regency, including asking Regency to revisit whether it might be interested in acquiring the entire partnership. Further, the Eagle Rock Board instructed senior management to revisit the expected common unit distribution for the third quarter of 2013 and provide the Eagle Rock Board with senior management's quarterly distribution recommendation at the October 24, 2013 meeting of the Eagle Rock Board.

        Following the meeting, Evercore contacted Regency and asked Regency management to consider a full partnership transaction. Regency management stated that it was only interested in the midstream business. In light of that, Evercore requested that Regency work with Eagle Rock to mitigate potential negative effects of a sale of only the midstream business, including potential tax impact to unitholders and complexities in dealing with the Eagle Rock Notes. Given the comparable size of the midstream and upstream businesses, Eagle Rock senior management and its advisors had numerous discussions on the treatment of the outstanding Eagle Rock Notes under the Existing Indenture. Eagle Rock determined that the contribution of the midstream business was not a sale of "all or substantially all" of Eagle Rock's assets because the remaining upstream business was a viable standalone business, with significant net revenues and Adjusted EBITDA comparable to that of the midstream business on both a historical and projected basis.

        On October 10, 2013, Regency and PVR announced that Regency and PVR had entered into a definitive merger agreement pursuant to which Regency would acquire PVR. Following the announcement, Regency confirmed its continued interest in pursuing a transaction with Eagle Rock.

        Senior management, with the input of the members of the Eagle Rock Board, also continued to determine whether a full partnership solution might be available. On October 15, 2013, Eagle Rock instructed Citi to contact Company E to gauge whether it had renewed interest in acquiring the entire partnership. As requested, Citi contacted representatives of Company E later that day.

        As a result of the discussions between Eagle Rock and Regency following the October 7, 2013 Eagle Rock Board meeting, on October 17, 2013, Regency proposed two potential transaction structures with respect to Eagle Rock's midstream business. One proposal modified the original proposal to acquire the entire midstream business, offering aggregate consideration of $1.24 billion, consisting of (1) the assumption of $550 million of Eagle Rock Notes, (2) $200 million in Regency common units, valued at market prices, and (3) $490 million in cash. In the other proposal, Regency would acquire the portion of Eagle Rock's midstream business comprising the Texas Panhandle, Eagle Rock Marketing, LLC and Eagle Rock Gas Services, LLC midstream assets for $1.0 billion total consideration, consisting of $850 million in cash and $150 million in Regency common units, valued at market prices.

        Over the next several days, Eagle Rock's senior management discussed Regency's revised proposals and Eagle Rock's proposed responses with representatives of Evercore, Citi and Vinson & Elkins. Senior management held a series of conference calls with Eagle Rock Board members to discuss and formulate a counterproposal.

        On October 21, 2013, Mr. Mills outlined Eagle Rock's response in a conversation with Michael Bradley, Regency's Chief Executive Officer. Mr. Mills indicated that Eagle Rock proposed an overall consideration of $1.356 billion and that while Eagle Rock would agree to retain the Eagle Rock Notes, Eagle Rock expected Regency to work with Eagle Rock on potential strategies regarding the Eagle Rock Notes, such as a mutually agreed-upon exchange offer to exchange all or a portion of the Eagle Rock Notes into Regency notes, with appropriate adjustments to overall consideration as a result. In addition, among other things, Eagle Rock (1) agreed to accept $200 million in Regency common units, valued at a discount to the market price, (2) agreed to forego the signing deposit, (3) proposed a working capital target of negative $25 million, (4) proposed a termination fee of 3.0% of the purchase price, inclusive of expenses and (5) limited the scope of Eagle Rock's post-closing indemnification, including by narrowing the scope of representations and warranties subject to post-closing indemnification. Mr. Mills also indicated that Eagle Rock was willing to work with Regency on the proposed interim operating covenants but noted that Eagle Rock needed the latitude to run the business.

        Following this conversation, on behalf of Eagle Rock, a representative of Vinson & Elkins delivered a revised markup of the definitive agreement to representatives of Regency and Andrews Kurth LLP, counsel to Regency ("Andrews Kurth").

        On October 22, 2013, Company E indicated to Citi that it might be interested in proposing a full partnership transaction at a value of up to $6.00 per outstanding Eagle Rock common unit once it concluded its analysis of Eagle Rock based on public information. In addition, Company E indicated that it would need to conduct additional due diligence on Eagle Rock. Citi informed Eagle Rock's senior management of its conversation with Company E.

        On October 23, 2013, Regency contacted Evercore to request clarification concerning certain elements of Eagle Rock's proposal and to request certain documents related to employee benefit plans.

        On October 23, 2013, the Compensation Committee of the Eagle Rock Board held a meeting at Eagle Rock's main offices. Also present at the meeting were Mr. Mills, Mr. Wood, Mr. Boettcher and a representative of Pearl Meyer & Partners, which serves as compensation consultant to the Compensation Committee. As part of this meeting, Mr. Mills noted for the Compensation Committee that a sale of the midstream business would have an impact on approximately 70% of the partnership's work force. Mr. Mills expressed concerns over necessary retention of midstream employees following announcement of a transaction and prior to consummation. Mr. Mills discussed with the Compensation Committee ideas concerning retention, including the adoption of a severance program. Management and the Compensation Committee also discussed the impact of a midstream-only sale on the vesting of LTIP awards for midstream employees. The Compensation Committee agreed to take the discussion under advisement pending further negotiations with Regency or other potential counterparties.

        On October 24, 2013, the Eagle Rock Board held a regularly-scheduled meeting to review third quarter 2013 results. At this meeting, Evercore and Citi provided an overview of Regency's proposal and the potential financial impact on Eagle Rock of the proposed transaction. Members of the Eagle Rock Board asked questions about the impact to the proposed midstream transaction of Regency's recently announced merger with PVR, which were answered by senior management and Evercore. Senior management and Citi also updated the Eagle Rock Board regarding Citi's discussions with Company E, but cautioned that Company E's possible proposal was based on limited information and would require additional due diligence. The Eagle Rock Board instructed senior management and the advisors to continue to explore a full partnership transaction with Company E in order to determine if Company E could reach an actionable valuation.

        Also at the October 24 meeting, Mr. Wood reviewed the financial results for the third quarter of 2013 and the preliminary 2014 capital and operating budget for the Eagle Rock Board's consideration. Senior management recommended lowering the quarterly distribution per common and eligible restricted unit from the current $0.22 to $0.15 based on the financial results for the quarter and senior management's expectation of future results given its outlook for volumes, commodity prices and leverage levels and the associated risks to Eagle Rock. The Eagle Rock Board requested that senior management conduct additional analysis, including additional commodity price sensitivities with respect to Eagle Rock's ability to pay its current distribution and remain in compliance with its credit facility financial covenants. The Eagle Rock Board requested that senior management present its additional analysis by October 28, 2013 so that a decision could be made regarding the distribution level. Also at this meeting, Mr. Boettcher and Vinson & Elkins discussed with the Eagle Rock Board the anticipated request by Regency and other potential counterparties that Eagle Rock waive the Existing NGP Voting Agreement to enable the NGP Parties to enter into an agreement to vote all of their Eagle Rock common units in favor of a transaction with Regency or such other counterparty. Mr. Boettcher and Vinson & Elkins noted that certain members of the Eagle Rock Board were affiliated with the NGP Parties and may have conflicting interests in connection with any waiver of the Existing NGP Voting Agreement and any voting agreement in favor of the respective transaction (herein referred to as the "Potential NGP Conflicts" and, together with the Potential Regency Ownership Conflicts, the "Potential Conflicts"). Also at this meeting of the Eagle Rock Board, Mr. Boettcher reminded the Eagle Rock Board of the Potential Regency Ownership Conflicts of certain members of the Eagle Rock Board. Mr. Boettcher and Vinson & Elkins described the potential accretion that Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. unitholders might benefit from as a result of a sale of the midstream business to Regency, based on an analysis performed by Evercore, as well as the impact on the distributions from such equity in such entities held by members of the Eagle Rock Board. After an extensive discussion, including a discussion of the role of the Conflicts Committee, the Eagle Rock Board determined to revisit these matters at a later meeting after further analysis by Mr. Boettcher and Vinson & Elkins.

        On October 25, 2013, Regency contacted Evercore to advise that it was unwilling to transact at an overall consideration of $1.356 billion as proposed by Eagle Rock. On October 26, 2013, Eagle Rock provided Regency with an amended proposal pursuant to which Regency would pay $1.275 billion and assume all of the Eagle Rock Notes through a mutually agreeable exchange offer of Regency senior notes with the same tenor, same coupon and same call structure as the Eagle Rock Notes. All other aspects of Eagle Rock's October 21 proposal to Regency remained in effect.

        The Eagle Rock Board and senior management held a telephonic meeting on October 28, 2013 to review the results of senior management's additional analysis regarding Eagle Rock's distribution level. After review and discussion of the presented material, the Eagle Rock Board voted to reduce Eagle Rock's per-unit quarterly distribution level from $0.22 to $0.15 to better reflect Eagle Rock's distributable cash flow, improve coverage and move toward reducing leverage levels.

        Also on October 28, 2013, Barclays Capital Inc. ("Barclays"), Regency's financial advisor, contacted Evercore to discuss Eagle Rock's October 21 proposal as amended on October 26. Barclays advised Evercore that Regency was unwilling to issue Regency common units in the transaction at a discount to market price but was willing to entertain a collar around the $0 working capital requirement.

        On October 29, 2013, Mr. Mills and Mr. Bradley had a telephone call. Mr. Bradley indicated that while he was unwilling to transact at $1.356 billion, he remained willing to transact at $1.3 billion if Eagle Rock retained the Eagle Rock Notes. Mr. Bradley requested certain third quarter financial data to allow Regency to formalize its position. Mr. Mills reiterated his proposal to sell the midstream segment for $1.356 billion and retain the Eagle Rock Notes or sell the midstream segment for $1.275 billion with Regency to conduct an exchange offer for the Eagle Rock Notes on the same coupon, tenor and terms as the existing Eagle Rock Notes. Eagle Rock provided to Regency certain third quarter financial data later that day. Senior management conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Regency.

        On October 31, 2013, Company E contacted Citi to advise that it was continuing to consider a potential full partnership transaction with Eagle Rock. Citi informed Company E that time was of the essence and Company E committed to respond soon. Citi updated Eagle Rock's senior management and senior management advised the Eagle Rock Board of these discussions.

        On November 1, 2013, Mr. Mills and Mr. Bradley had a telephone call to discuss the status of the negotiations. Mr. Bradley indicated that Regency was strongly interested in pursuing a transaction, but was focused on its proxy statement for its proposed transaction with PVR. Mr. Mills and Mr. Bradley acknowledged that there remained a valuation gap between the parties, and Mr. Bradley advised Mr. Mills that he would provide a counterproposal the following week. Mr. Mills advised Mr. Bradley that time was of the essence and that other potential counterparties had shown renewed interest in Eagle Rock.

        Later that day, on behalf of Regency, a representative of Andrews Kurth delivered a revised markup of the definitive agreement to representatives of Eagle Rock and Vinson & Elkins. The markup included a request that certain Eagle Rock unitholders enter into a voting agreement. Regency's markup also indicated that all of Eagle Rock's representations and warranties (not just the "fundamental" representations") would survive closing for a period of 18 months, suggesting for the first time that Eagle Rock would have post-closing liability for breach of non-"fundamental" representations. In addition, the markup, among other things (1) rejected and left open for consideration the overall consideration of $1.356 billion, the working capital target and the size of the termination fee, (2) reinserted certain closing conditions, (3) added a covenant requiring Eagle Rock to hold the Regency common units received as consideration for a to-be-determined period and (4) expanded the scope of the representations and warranties and the scope of post-closing indemnification liability. According to Regency, certain of these changes were based on Regency's understanding that Eagle Rock would potentially retain the upstream business and continue as an upstream-only business following the proposed midstream business sale rather than a simultaneous sale of both the upstream and the midstream businesses.

        Over the next several days, Eagle Rock's senior management discussed Regency's revised proposals and proposed responses with representatives of Evercore, Citi and Vinson & Elkins, as well as with members of the Eagle Rock Board. In particular, Eagle Rock and its advisors discussed potential alternatives with respect to the Eagle Rock Notes. On November 7, 2013, Mr. Mills provided to Mr. Bradley in writing a list of outstanding open issues.

        On November 8, 2013, Mr. Mills and Mr. Bradley had a telephone call to discuss the open issues between the parties. Mr. Bradley advised Mr. Mills that while he was still evaluating the aggregate consideration, he would not agree to a working capital target of negative $25 million, but was willing to entertain a working capital collar of between negative $15 million and positive $15 million, within which no purchase price adjustment would be made. Mr. Mills and Mr. Bradley discussed the parties' options with respect to the Eagle Rock Notes and agreed that an all-hands call should occur that afternoon regarding the treatment of the Eagle Rock Notes.

        Also on November 8, 2013, a representative of Company E contacted Citi and indicated that it was willing to consider an acquisition of Eagle Rock in its entirety for up to $6.00 per common unit, subject to due diligence. Later that afternoon, representatives of Eagle Rock, Regency, Evercore, Citi, Vinson & Elkins, Andrews Kurth and Barclays participated on a conference call to discuss potential alternatives with respect to the Eagle Rock Notes, including a potential exchange offer.

        On November 9, 2013, Evercore had a call with representatives of Company E regarding the structure of a potential acquisition of Eagle Rock, as well as next steps between the parties, including scheduling a management presentation for Company E. Subsequently, Evercore conveyed this information to Eagle Rock senior management and senior management discussed with members of the Eagle Rock Board, who encouraged senior management to schedule the requested management presentation with Company E and determine whether Company E was genuinely interested in an actionable full partnership transaction. Senior management provided a management presentation to Company E during the week of November 11, 2013.

        On November 10, 2013, following discussions with Eagle Rock's senior management and Vinson & Elkins, a representative of Vinson & Elkins delivered to Regency and Andrews Kurth a revised draft of the definitive agreement and an initial draft of the disclosure schedules.

        On November 11, 2013, the Eagle Rock Conflicts Committee held a telephonic meeting with representatives of Potter Anderson & Corroon LLP ("Potter Anderson") to discuss the possible invocation and role of the Eagle Rock Conflicts Committee with respect to a possible transaction with either Company E or Regency, including whether the Conflicts Committee would be charged with reviewing any requests by Company E and/or Regency with regard to a waiver of the Existing NGP Voting Agreement. The Eagle Rock Conflicts Committee also determined to engage Potter Anderson as the Conflicts Committee's independent legal counsel.

        On November 12, 2013, Mr. Bradley contacted Mr. Mills to advise that Regency was willing to pay up to $1.325 billion for the midstream business assuming no Eagle Rock Notes were exchanged for like-kind Regency notes. Mr. Bradley further advised that if all Eagle Rock Notes were exchanged for like-kind Regency notes, the purchase price would be $1.27 billion.

        Also on November 12, 2013, Mr. Boettcher and representatives of Vinson & Elkins met with internal legal counsel of Regency and representatives of Andrews Kurth at the Houston offices of Vinson & Elkins to discuss open issues with respect to the definitive agreement circulated by Vinson & Elkins on November 10, 2013. Among other things, the parties discussed various alternatives with respect to the treatment of the Eagle Rock Notes, Regency's timing requirements with respect to Eagle Rock's carve-out midstream financial statements, the balance sheet date, antitrust matters, the proposed voting agreement and the working capital target. With respect to its proposal that Eagle Rock's non-fundamental representations and warranties survive the closing, Regency clarified its intent that such indemnification be subject to certain limitations that would be forthcoming from Andrews Kurth. Eagle Rock resisted the concept of post-closing indemnification for breaches of non-fundamental representations, noting its view that the proposed purchase price offered by Regency was not reflective of post-closing protection for breach of non-fundamental representations since Regency's original bid for the midstream business was made assuming no such protection. Regency agreed to forego the requirement that Eagle Rock hold the Regency common units for a specified period after closing, and, with respect to the termination fee, as a compromise, Eagle Rock proposed increasing the termination fee to 3.25% of purchase price, inclusive of expenses.

        On November 15, 2013, Mr. Mills and Mr. Bradley held a telephone call to discuss the open issues between the parties. Mr. Mills proposed a framework whereby the aggregate consideration would be $1.325 billion coupled with an exchange offer of like-kind Regency notes for the outstanding Eagle Rock Notes. In the event that all of the Eagle Rock Notes were exchanged for Regency notes, the purchase price would be reduced to $1.285 billion. Mr. Wood and Thomas Long, Regency's Chief Financial Officer, likewise discussed the Eagle Rock proposal later that morning. Regency rejected the framework proposed by Eagle Rock and reiterated its position that it would purchase the midstream business for $1.325 billion with no exchange of Eagle Rock Notes or for $1.270 billion if all of the Eagle Rock Notes were exchanged.

        Also on November 15, 2013, representatives of Company E contacted Citi to express Company E's continued interest in discussions with Eagle Rock. Company E advised that it was continuing to evaluate potential structures and the proposed consideration for an entire partnership transaction.

        On November 15, 2013, a representative of Andrews Kurth circulated to Vinson & Elkins certain proposed revisions to the draft definitive agreement, including the proposed limitations on the post-closing indemnity for breaches of Eagle Rock's non-fundamental representations.

        Representatives of Eagle Rock and Regency continued to discuss alternatives with respect to the Eagle Rock Notes and Regency's request for carve-out audited financial statements for the midstream business. The parties reached an agreement to begin the audit of financial statements for the midstream business, subject to agreement with respect to partial reimbursement of Eagle Rock's expenses by Regency. On November 27, 2013, Eagle Rock and Regency executed a letter with respect to Eagle Rock's commitment to begin the audit process and associated expense reimbursement issues. Regency and Eagle Rock each agreed to bear one-half of the associated audit expenses. Senior management conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Regency.

        On November 19, 2013, Eagle Rock circulated to Regency and Andrews Kurth a list of selected open issues to be resolved among the parties. The issues list presented Eagle Rock's and Regency's then-current positions with respect to each issue, including with respect to consideration and treatment of the Eagle Rock Notes, including treatment of accrued interest on the Eagle Rock Notes, post-closing indemnification, closing conditions, the working capital target, the balance sheet date, the voting agreement, antitrust matters, the termination fee and delivery of carve-out financial statements.

        Also on November 19, 2013, Company E contacted Evercore to seek more information for a potential proposal related to consideration and transaction structure pursuant to which Company E would acquire Eagle Rock in a merger transaction. On November 20, 2013, Eagle Rock senior management, together with Evercore and Citi, participated in a call with representatives of Company E to address Company E's outstanding questions. Senior management conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Company E.

        On November 21, 2013, a representative of Andrews Kurth circulated to Eagle Rock and Vinson & Elkins a revised draft of the selected issues list, indicating in each case Regency's proposed position.

Among other things, Regency proposed (1) a maximum purchase price of $1.325 billion, to be reduced by $55 million if all Eagle Rock Notes were tendered in the exchange offer, or a pro rata portion of such amount if less than all of the Eagle Rock Notes are tendered, (2) that there be no adjustment for working capital if working capital was between negative $15 million and positive $15 million, (3) that the carve-out financial statements be provided by January 21, 2014, (4) that the termination fee be 3.5%, inclusive of expenses and (5), with respect to Eagle Rock's liability for breaches of its non-fundamental representations, that the non-fundamental representations survive 12 months after closing and that liability for breach be subject to a $500,000 minimum claim amount, a $6.5 million deductible (approximately 0.5% of the proposed consideration) and a $260 million overall cap (approximately 20% of the proposed consideration).

        Also on November 21, 2013, Eagle Rock senior management hosted a conference call with members of the Eagle Rock Board to update the Eagle Rock Board regarding the status of the negotiations with Regency and Company E.

        On November 22, 2013, Eagle Rock received a verbal indication of interest for a merger transaction with Company E. Company E proposed a unit-for-unit exchange of units of Company E for units of Eagle Rock at an exchange ratio that implied an offer at the then-current trading price of Eagle Rock. Mr. Mills conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Company E.

        On November 23, 2013, Mr. Mills and Mr. Bradley had a conference call to further discuss the open points between the parties. Mr. Bradley reiterated that if all of the Eagle Rock Notes were exchanged for like-kind Regency notes, the aggregate consideration would decline to $1.27 billion. Mr. Mills and Mr. Bradley also discussed the working capital adjustment thresholds, the size of the termination fee, the covenant concerning antitrust clearance and which representations of Eagle Rock would survive closing.

        On November 25, 2013, the Eagle Rock Conflicts Committee held a telephonic meeting with representatives of Potter Anderson to discuss the status of negotiations with Regency and with Company E, and to further discuss the anticipated role of the Eagle Rock Conflicts Committee in connection with either potential transaction, including a possible waiver of the Existing NGP Voting Agreement. The Eagle Rock Conflicts Committee also discussed the Potential Conflicts.

        On November 26, 2013, the Eagle Rock Board held a meeting to discuss the status of negotiations with Regency and with Company E. At the request of Eagle Rock senior management, also present at the meeting were representatives of Evercore, Citi and Vinson & Elkins. Evercore reviewed with the Eagle Rock Board the financial aspects of the proposal from Company E and the proposed transaction with Regency. The representative of Evercore also reviewed a revised set of financial projections for Eagle Rock and provided a bridge to the financial projections previously discussed with the Eagle Rock Board on October 24, 2013. The Eagle Rock Board discussed the merits of each proposal, transaction risk, timing and logistics for completion of due diligence and strategy for negotiations with each potential counterparty. At the direction of the Eagle Rock Board, Mr. Mills instructed representatives of Evercore and Citi to negotiate an improved exchange ratio with Company E. The Eagle Rock Board also discussed the need to invoke the Eagle Rock Conflicts Committee to review the requests in both the Company E and Regency proposals with regard to a waiver of the Existing NGP Voting Agreement in connection with the proposed voting agreements with NGP VIII and, on account of the Potential Regency Ownership Conflicts, to consider whether the Regency proposal was in the best interests of Eagle Rock.

        Later that afternoon, in accordance with the Eagle Rock Board's directives, Evercore and Citi representatives contacted representatives of Company E and strongly encouraged Company E to enhance its proposed exchange ratio. Evercore and Citi suggested that Company E's general partner consider forgoing incentive distribution payments (the "IDR giveback") to allow the transaction to be more accretive to Eagle Rock and Company E's common unitholders.

        On November 27, 2013, Mr. Mills and Mr. Bradley discussed certain of the open issues between the parties. Mr. Mills informed Mr. Bradley that Eagle Rock would not accept having non-fundamental representations and warranties survive closing. Mr. Mills also reiterated his view that the termination fee should not exceed 3.25% of consideration. Mr. Bradley agreed to consider Mr. Mills' position. Mr. Mills and Mr. Bradley also discussed the limitations on Regency's obligations with respect to antitrust remedies. Mr. Mills conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Regency.

        On November 29, 2013, at Eagle Rock's request, representatives of Evercore and Citi discussed the proposed merger transaction and exchange ratio with representatives of Company E. Company E indicated that it was not willing to increase its proposed exchange ratio and rejected the proposal of an IDR giveback by its general partner. However, Company E confirmed its continued interest in a merger with Eagle Rock and ability to move quickly to consummate a transaction at its originally proposed exchange ratio.

        On the evening of November 29, 2013, Mr. Bradley delivered to Mr. Mills an updated proposal from Regency with respect to the list of outstanding issues that had been circulated between the parties and their respective legal counsel. Among other items, Mr. Bradley proposed that Eagle Rock's non-fundamental representations not survive closing, but only subject to the addition of a purchase price adjustment mechanism into the draft definitive agreement for any breaches of non-fundamental representations and warranties discovered by Regency prior to closing. In addition, Regency agreed to a 3.25% termination fee, inclusive of expenses, and to forego certain closing conditions, subject to Regency's diligence of the draft carve-out financial statements. He further indicated his understanding that the parties had agreed on the elements of consideration and that Eagle Rock had agreed to Regency's position on the working capital target. Mr. Bradley also made a new proposal with respect to antitrust matters, and with respect to delivery of carve-out financial statements, he noted that Regency would be entitled to terminate the transaction if the carve-out financial statements were not delivered prior to a hard delivery date.

        On November 30, 2013, the Eagle Rock Board held a special telephonic meeting to discuss the status of negotiations with Regency and with Company E. Mr. Mills reported Company E's unwillingness to increase the exchange ratio and the updated proposals from Regency. The Eagle Rock Board requested that Mr. Mills, with the assistance of Evercore and Citi, again seek an increase in the proposed exchange ratio. Later that day, in accordance with the Eagle Rock Board's request, representatives of Evercore and Citi contacted a representative of Company E and again requested that Company E increase its proposed exchange ratio. Again, Company E declined to do so and stated that its proposed price was firm.

        On December 1, 2013, Mr. Mills sent to Mr. Bradley a further updated issues list indicating Eagle Rock's proposed resolution of the outstanding issues. Among other issues, the Eagle Rock proposal did not accept Regency's proposal of a purchase price adjustment for breaches of non-fundamental representations discovered before the closing nor accept Regency's proposal with respect to antitrust matters.

        On December 2, 2013, representatives of Eagle Rock and Regency held a call to discuss Regency's timing requirements regarding delivery of the audited financial statements for Eagle Rock's midstream business and to discuss further aspects of the Eagle Rock Notes exchange.

        On December 3, 2013, the Eagle Rock Board held a special telephonic meeting to discuss the status of negotiations with Regency and Company E. Mr. Mills provided the Eagle Rock Board with an update of the status of negotiations with Regency and outlined the key open issues. Mr. Mills then discussed the Company E proposal and the merits of engaging in further discussions with Company E concerning the proposed exchange ratio. The Eagle Rock Board discussed the comparative advantages and disadvantages of the two proposed transactions, the execution risks of each proposed transaction, as well as the future outlook for Eagle Rock's business. The Eagle Rock Board authorized senior management to engage in discussions with Company E based on Company E's proposed exchange ratio, while continuing to negotiate with Regency.

        On December 4, 2013, Eagle Rock's senior management contacted Company E and agreed to engage in negotiations with Company E with respect to a proposed merger transaction provided that Company E would set forth its proposal in writing. Later that day, representatives of Company E circulated to Eagle Rock a draft amendment to the existing confidentiality agreement between the parties to provide for the disclosure of confidential information of Company E to be provided to Eagle Rock.

        On December 5, 2013, Eagle Rock and Company E entered into the amended confidentiality agreement. Representatives of Eagle Rock, Company E and their respective advisors then began reviewing diligence materials and participating on conference calls with respect to due diligence matters.

        On December 6, 2013, Company E submitted a formal indication of interest to acquire the entire partnership at the previously communicated exchange ratio. Representatives of Eagle Rock and Company E held a call to discuss a preliminary timeline for the due diligence and negotiation of the merger agreement. That same day, a representative of Vinson & Elkins circulated a draft merger agreement to Company E's outside legal counsel. Mr. Mills conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Company E.

        On December 6, 2013, a representative of Vinson & Elkins also circulated to Regency and Andrews Kurth a revised draft of the definitive agreement, which reflected the positions set forth in the issues list circulated by Eagle Rock on December 1, 2013.

        On December 9, 2013, the Eagle Rock Board held a special telephonic meeting to discuss the status of negotiations with Regency and Company E. Also attending the meeting were representatives of Vinson & Elkins. Mr. Mills updated the Eagle Rock Board on the discussions with Company E and the status of discussions with Regency. Vinson & Elkins further updated the Eagle Rock Board on certain legal issues related to the Regency and Company E transactions. Mr. Boettcher and Vinson & Elkins also reported to the Eagle Rock Board their further analysis of the Potential Regency Ownership Conflicts and the impact of a potential transaction with Regency on the holders of equity interests in Regency, Energy Transfer Equity, L.P., and Energy Transfer Partners, L.P. The Eagle Rock Board confirmed that none of the members of the Eagle Rock Conflicts Committee were subject to Potential Conflicts, and that while one member of the Eagle Rock Conflicts Committee owned a small amount of common units of Energy Transfer Equity, L.P., the amount of such ownership was not material to that individual and would not impact that individual's ability to serve on the Conflicts Committee. Based on the Potential Conflicts, senior management recommended that the Eagle Rock Board invoke the Eagle Rock Conflicts Committee. After discussion, the Eagle Rock Board passed a resolution invoking the Eagle Rock Conflicts Committee. Because three board members were not present at the meeting, Mr. Boettcher subsequently circulated a written consent containing the resolutions invoking the Eagle Rock Conflicts Committee that had been adopted by the Eagle Rock

Board at the meeting to ratify the action taken by the Eagle Rock Board at the meeting. This written consent was later executed by each member of the Eagle Rock Board.

        Late in the evening on December 9, 2013, a representative of Company E's legal counsel circulated to Eagle Rock and Vinson & Elkins a markup of the proposed merger agreement.

        From December 10, 2013 through December 16, 2013, representatives of Eagle Rock, Company E and their respective legal counsel met at the offices of Company E's legal counsel in New York City to negotiate the merger agreement and complete due diligence. Senior management conferred with various members of the Eagle Rock Board by phone regarding the ongoing discussions between Eagle Rock and Company E.

        On December 11, 2013, Mr. Mills, Mr. Bradley and Mr. Long met for breakfast in New York City. They discussed the remaining outstanding issues, including the antitrust divestiture threshold and the proposed pre-closing purchase price adjustment for breach of non-fundamental representations and warranties. Mr. Mills indicated that any pre-closing purchase price adjustments for breach of non-fundamental representations and warranties must have a higher deductible threshold and a smaller cap on the total adjustment. Mr. Mills proposed a de minimis amount of $1.0 million before any adjustment could be considered, a $13.25 million minimum deductible and a total cap of $132.5 million. Mr. Mills also proposed that Eagle Rock would have a unilateral right to terminate the transaction if the total amount of adjustments exceeded $50 million.

        On December 12, 2013, representatives of Vinson & Elkins and Andrews Kurth discussed certain of the outstanding issues, principally the impact to the consideration as a result of the exchange offer of Regency debt for the Eagle Rock Notes.

        Also on December 12, 2013, the Eagle Rock Conflicts Committee held a telephonic meeting with representatives of Potter Anderson to discuss the status of negotiations with Regency and with Company E. The Conflicts Committee and Potter Anderson discussed the Conflict Committee's mandate with respect to the two potential transactions, discussed the Potential Conflicts and reviewed the proposed voting and support agreement received from Company E. The Conflicts Committee and representatives of Potter Anderson also discussed the form and substance of a proposed waiver of the Existing NGP Voting Agreement with respect to a potential transaction.

        On December 13, 2013, Mr. Mills received a telephone call from Mr. Bradley. Mr. Bradley indicated that as a result of an accelerated timeline with respect to Regency's SEC filings in connection with its acquisition of PVR, Regency needed to be in a position to execute the definitive agreement with Eagle Rock by Friday, December 20, or the following Monday, December 23, at the latest. Mr. Bradley indicated that Andrews Kurth would circulate a revised draft of the definitive agreement to Vinson & Elkins by the close of business that day. Mr. Mills agreed that Eagle Rock could meet the timeline but urged Regency to accept Eagle Rock's latest proposed changes to the pre-closing purchase price adjustments.

        Also on December 13, 2013, the Eagle Rock Board held a special telephonic meeting to discuss the status of Eagle Rock's negotiations with Regency and Company E. At the request of Eagle Rock's senior management, representatives of Evercore and Vinson & Elkins were also in attendance. Mr. Mills reported on his meeting and phone call with Mr. Bradley. A representative of Vinson & Elkins then reviewed with the Eagle Rock Board the provisions (and current status of negotiations) of the proposed merger agreement with Company E. The representative of Vinson & Elkins also discussed the provisions of, and status of negotiations with respect to, the proposed voting agreement with the NGP Parties and the related limited waiver of the Existing NGP Voting Agreement with Eagle Rock. At the request of the Eagle Rock Board, the Eagle Rock Conflicts Committee provided a brief update to the full Eagle Rock Board regarding the Conflicts Committee's process to date, and the Conflicts Committee's preliminary view as to the proposed waiver of the Existing NGP Voting

Agreement with respect to a potential transaction. Evercore then reviewed with the Eagle Rock Board the potential financial impact to a unitholder of the standalone case, the proposed merger transaction with Company E and the proposed Regency transaction.

        At the meeting, Mr. Mills also described a preliminary proposal from an investment banker with respect to a potential joint bid from two counterparties which previously participated in the strategic alternatives process ("Company G" and "Company H"). Mr. Mills described his discussions with the investment banker and the chief executive officer of Company G, but noted that he did not find the proposal compelling from a valuation standpoint and had concerns with the proposed transaction structure. The Evercore representative then outlined the potential transaction. The Evercore representative noted in addition to the issues that Mr. Mills pointed out regarding accretion and structure that the transaction did not take into account any tax impacts and involved a high degree of market risk with respect to the yield at which the resulting entities would trade. After a discussion among the directors, the Eagle Rock Board determined not to pursue the Company G/Company H proposal for all of the above reasons.

        On December 15, 2013, a representative of Andrews Kurth circulated to Eagle Rock and Vinson & Elkins a revised markup of the definitive agreement with Regency. The revised draft agreement reiterated Regency's proposed antitrust divestiture thresholds and inserted Regency's proposal that Eagle Rock provide for a purchase price reduction due to pre-closing discovery of breaches of non-fundamental representations and warranties, subject to a de minimis threshold of $1.0 million before any adjustment could be considered, a deductible of $13.25 million (approximately 1% of the consideration) and a cap of $132.5 million (approximately 10% of the consideration). Regency rejected Eagle Rock's proposed $50.0 million unilateral walk-right.

        On December 16, 2013, Company E indicated that it was no longer prepared to transact with Eagle Rock at the previously communicated exchange ratio. Company E advised that it might be willing to acquire the entire partnership at an exchange ratio lower than the previously communicated exchange ratio. Mr. Mills advised Company E that his view was that Company E had terminated discussions with Eagle Rock based on its refusal to proceed on the terms originally proposed and that he would recommend to the Eagle Rock Board that Eagle Rock terminate discussions with Company E.

        Also on December 16, 2013, Mr. Mills convened a special telephonic meeting of the Eagle Rock Board to report on the status of negotiations with Company E. The Eagle Rock Board concluded that Company E had constructively terminated discussions with Eagle Rock regarding a proposed combination of the companies and, at management's recommendation, the Eagle Rock Board instructed management to not proceed with additional discussions with Company E. The Eagle Rock Board also discussed the status of negotiations with Regency. Subsequently, senior management formally terminated negotiations with Company E.

        On December 17, 2013, Mr. Mills and Mr. Bradley had a telephone call to discuss the parameters of the parties' confirmatory due diligence process. From December 17, 2013 until December 22, 2013, representatives of Eagle Rock, Regency, and their respective advisors began reviewing diligence materials and participating on conference calls with respect to due diligence matters concerning the other party.

        On December 18, 2013, a representative of Vinson & Elkins circulated to Andrews Kurth a revised draft of the definitive agreement, which the parties had previously agreed to style as a contribution agreement. In this draft, Eagle Rock reiterated its proposal that Eagle Rock would have a unilateral termination right in the event Regency alleged greater than $50 million in losses pursuant to the purchase price adjustment. The revised contribution agreement also provided for further limitations on the types of losses that could be recovered under the purchase price adjustment. The revised contribution agreement set forth Eagle Rock's view that the proposed voting agreement with the NGP

Parties must terminate if the Eagle Rock Board terminated the contribution transaction to enter into a superior proposal or if the Eagle Rock Board adversely changed its recommendation of the contribution transaction. Additionally, the revised contribution agreement deleted certain closing conditions and made other changes with respect to post-closing employee responsibilities and allocation of taxes.

        Later on December 18, 2013, the Eagle Rock Board held a special telephonic meeting to discuss the status of Eagle Rock's negotiations with Regency. At the request of Eagle Rock's senior management, representatives of Vinson & Elkins and Potter Anderson were also in attendance. Mr. Mills provided an update on the status of negotiations with Regency.

        Also on December 18, 2013, Regency and Eagle Rock entered into an addendum to the existing confidentiality agreement between the parties providing for disclosure of certain competitively sensitive information through "clean teams" comprising individuals not involved in commercial decision-making positions.

        On December 19, 2013, a representative of Andrews Kurth circulated to Vinson & Elkins a revised draft of the contribution agreement. In this draft, Regency proposed that Eagle Rock would be responsible for all accrued interest on the Eagle Rock Notes and rejected Eagle Rock's proposed unilateral termination right for alleged breaches in excess of $50 million and instead proposed a termination right for both parties if the alleged breaches exceeded $132.5 million.

        Also on December 19, 2013, the Eagle Rock Conflicts Committee held a telephonic meeting with representatives of Potter Anderson, a representative of Vinson & Elkins and Mr. Boettcher to discuss the status of the negotiations with Regency and certain open business issues. The Conflicts Committee was informed that the Eagle Rock Board would be requesting the Conflicts Committee to review and consider whether to approve and recommend the proposed transaction with Regency in addition to its evaluation of the proposed waiver to the Existing NGP Voting Agreement and the voting agreement with the NGP Parties. After the representatives of Vinson & Elkins and Mr. Boettcher left the meeting, the Conflicts Committee discussed the form and substance of the proposed voting agreement waiver and its preliminary view of the appropriateness of the proposed transaction with Regency and the related voting agreement waiver.

        Also on December 19, 2013, Eagle Rock's Compensation Committee held a special meeting. At the request of Eagle Rock's senior management, representatives of Vinson & Elkins and Potter Anderson were also present. At the meeting, Mr. Mills described the key elements of the change of control severance program senior management proposed to implement in connection with the proposed transaction with Regency, which was not materially different from the proposals previously discussed with the Compensation Committee. He noted that the Partnership would bear the severance costs of midstream employees not offered employment by Regency, midstream employees who receive offers but decline for "good reason," and additional redundant corporate and upstream staff eliminated in connection with the Regency transaction. Mr. Mills also discussed senior management's proposal with respect to 100% accelerated vesting of outstanding restricted units (including for midstream officers) under the LTIP plan and the long-term cash bonus plan for support and field employees in connection with the proposed Regency transaction. The compensation committee approved each of the foregoing proposals.

        On December 20, 2013, representatives of Eagle Rock, Regency, Vinson & Elkins and Andrews Kurth discussed the remaining outstanding issues on a conference call.

        On December 22, 2013, the Eagle Rock Board held a telephonic meeting to review the proposed contribution agreement. At the request of Eagle Rock's senior management, representatives of Vinson & Elkins, Potter Anderson, Evercore and Citi were also present. Mr. Mills updated the Eagle Rock Board on discussions and negotiations between the parties since the prior meeting of the Eagle

Rock Board. Mr. Mills described his discussions with Messrs. Bradley and Long and their proposed resolution of certain open issues in the contribution agreement, including the payment of accrued but unpaid interest on the Eagle Rock Notes, the cap on the purchase price adjustment for pre-closing indemnification claims, indemnification for breaches by Regency of the no consent representation and how the parties would address severance obligations for transition employees. Representatives from Vinson & Elkins then described the terms of the draft contribution agreement and voting and support agreement. At the request of the Eagle Rock Board, representatives from Evercore reviewed and discussed Evercore's financial analyses of Eagle Rock and Regency and the proposed transaction. Evercore informed the Eagle Rock Board that, if requested by the Eagle Rock Board and assuming no material changes in the information that Evercore considered, Evercore would be in a position to provide an opinion to the Eagle Rock Board as to the fairness, from a financial point of view, to Eagle Rock of such aggregate consideration. At the request of the Eagle Rock Board, Citi reviewed its financial analysis of the aggregate consideration to be received by Eagle Rock in the Contribution and informed the Eagle Rock Board that, if requested by the Eagle Rock Board and assuming no material changes in the information that Citi considered, Citi would be in a position to provide an opinion to the Eagle Rock Board as to the fairness, from a financial point of view, to Eagle Rock of such aggregate consideration.

        The Eagle Rock Board then requested that the Eagle Rock Conflicts Committee (1) evaluate the proposed transaction, including the proposed voting agreement with the NGP Parties and the limited waiver of the Existing NGP Voting Agreement and the proposed contribution and (2) determine whether to provide its "special approval" of the foregoing transactions under the Partnership Agreement. The Eagle Rock Board next temporarily adjourned the meeting to allow the Eagle Rock Conflicts Committee to convene a meeting.

        The Eagle Rock Conflicts Committee then convened a separate meeting, together with representatives of Potter Anderson. The Eagle Rock Conflicts Committee discussed the status of negotiations and the anticipated timing of Board action, and considered certain open business issues described by senior management during the immediately preceding Eagle Rock Board meeting, including (1) whether the consent of PVR would be obtained, (2) whether the number of Regency units payable to Eagle Rock pursuant to the Contribution Agreement would be determined as of the date of signing or date of closing, (3) the nature of, and deductible and cap applicable to, any price adjustment based on a pre-closing breach by Eagle Rock of non-fundamental representations in the Contribution Agreement, and (4) whether Regency or Eagle Rock would be responsible for paying interest on the Eagle Rock Notes prior to closing. The Eagle Rock Conflicts Committee also considered the Potential Conflicts. After deliberation, the Eagle Rock Conflicts Committee unanimously determined that, subject to resolution, to the satisfaction of the Eagle Rock Board, of the foregoing open business issues, (a) the limited waiver and the voting and support agreement are in the best interest of Eagle Rock and its unitholders (other than NGP VIII and its affiliates), approved the limited waiver and the voting and support agreement, and recommended that the Eagle Rock Board approve the limited waiver and the voting and support agreement and authorize the execution and delivery of the limited waiver and (b) the contribution is in the best interest of Eagle Rock and its unitholders, approved the contribution, and recommended that the Eagle Rock Board approve the contribution and authorize the execution and delivery of the contribution agreement. In addition, the Eagle Rock Conflicts Committee unanimously determined that the foregoing approvals constituted "special approval" by the Eagle Rock Conflicts Committee for all purposes under the Partnership Agreement.

        The Eagle Rock Board then reconvened its meeting. The Conflicts Committee provided a report to the full Eagle Rock Board as to its determinations. The Eagle Rock Board then instructed senior management and the advisors to attempt to resolve the open issues with Regency. The Eagle Rock Board requested an update call at 11:00 p.m. Central Time that evening. This conference call was held with senior management and the advisors, but all of the issues with Regency had not been resolved.

Therefore, the Eagle Rock Board adjourned and set a new meeting time of 5:00 a.m. Central Time the following morning.

        Later in the evening on December 22, 2013, a representative of Vinson & Elkins circulated to Andrews Kurth a revised draft of the contribution agreement. Later that night and into the early morning on December 23, 2013, representatives of Eagle Rock, Regency, Vinson & Elkins and Andrews Kurth discussed the remaining open issues.

        On the morning of December 23, 2013, the Eagle Rock Board held a telephonic meeting to review and discuss the negotiations with Regency and the contribution agreement. Mr. Mills updated the Eagle Rock Board on the successful negotiations on the open business issues and recommended to the Eagle Rock Board that Eagle Rock execute the contribution agreement and announce the transaction later that morning. Thereafter, at the request of the Eagle Rock Board, Evercore rendered its oral opinion to the Eagle Rock Board (which was subsequently confirmed in writing by delivery of Evercore's written opinion addressed to the Eagle Rock Board dated the same date) to the effect that, as of December 23, 2013 and based upon and subject to the assumptions, limitations, qualifications and other matters considered in the preparation of the opinion, the contribution consideration was fair, from a financial point of view, to Eagle Rock. Also at this meeting, Citi delivered to the Eagle Rock Board an oral opinion, confirmed by delivery of a written opinion dated December 23, 2013, to the effect that, as of such date and based on and subject to various assumptions, matters considered and limitations and qualifications described in such opinion, the aggregate consideration to be received by Eagle Rock in the Contribution was fair, from a financial point of view, to Eagle Rock. After discussion and deliberation, the Eagle Rock Board determined that the contribution agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Eagle Rock and its unitholders and authorized senior management to execute the contribution agreement and the limited waiver on behalf of Eagle Rock.

        Following the approval of the Eagle Rock Board, the senior management of Eagle Rock and Regency with their respective legal advisors finalized the last remaining open issues in accordance with instructions from their respective boards of directors, and the parties then entered into the Contribution Agreement in the morning on December 23, 2013.

        On December 23, 2013, each of Eagle Rock and Regency issued a press release announcing the execution of the Contribution Agreement and the proposed transactions.

Recommendation of the Eagle Rock Board and Reasons for the Contribution

        The Eagle Rock Board consists of nine directors: Joseph A. Mills, Christopher D. Ray, William J. Quinn, Philip B. Smith, William A. Smith, William K. White, Herbert C. Williamson, III, Peggy A. Heeg and David W. Hayes, with Mr. Mills serving as Chairman.

        The Eagle Rock Board determined that certain conflicts may exist between the interests of Eagle Rock Energy G&P LLC and its affiliates, on the one hand, and the interests of Eagle Rock and the unaffiliated holders of common units of Eagle Rock, on the other hand, in connection with the Contribution, the Contribution Agreement, the Limited Waiver and the Voting and Support Agreement due to the Potential Conflicts. Given the Potential Conflicts, the Eagle Rock Board authorized the Eagle Rock Conflicts Committee to review, evaluate and make recommendations to the Eagle Rock Board.

        The Eagle Rock Conflicts Committee is a standing committee and consists of three independent directors: Herbert C. Williamson, III, William A. Smith, and Peggy A. Heeg, with Mr. Williamson serving as the Chairman. In resolutions approved by the Eagle Rock Board on December 10, 2013, the Eagle Rock Conflicts Committee was authorized to:

          (1)   with respect to the Limited Waiver and the Voting and Support Agreement, (a) review and to evaluate the terms and conditions of such agreements; (b) determine whether or not such agreements were in the best interests of Eagle Rock and its unitholders (or any subset of the unitholders that the Eagle Rock Conflicts Committee determines to be appropriate); (c) determine whether or not to approve such agreements, with such approval constituting "Special Approval" pursuant to Section 7.9(a) of the Partnership Agreement; and (d) to determine whether or not to recommend that the Eagle Rock Board approve such Limited Waiver and Voting and Support Agreement; and

          (2)   at the request of the Eagle Rock Board, (a) review and to evaluate the terms and conditions of the Contribution, (b) determine whether or not the Contribution is in the best interests of Eagle Rock and its unitholders (or any subset of the unitholders that the Eagle Rock Conflicts Committee determines to be appropriate); (c) determine whether or not to approve the Contribution, with such approval constituting "Special Approval" pursuant to Section 7.9(a) of the Partnership Agreement; and (d) determine whether or not to recommend that the Eagle Rock Board approve the Contribution.

        In evaluating the Contribution, the Eagle Rock Conflicts Committee consulted with its outside legal counsel, Potter Anderson, and, in reaching its determination and recommendation, the Eagle Rock Conflicts Committee considered a number of factors. The Eagle Rock Conflicts Committee also consulted on numerous occasions with Potter Anderson regarding its obligations and the terms of the Contribution Agreement, the Limited Waiver and the Voting and Support Agreement.

        On December 22, 2013, the Eagle Rock Conflicts Committee unanimously:

          (1)(a)  determined that the Limited Waiver and the Voting and Support Agreement are in the best interest of Eagle Rock and its unitholders (other than NGP VIII and its affiliates), (b) approved the Limited Waiver and the Voting and Support Agreement, and (c) recommended that the Eagle Rock Board approve the Limited Waiver and the Voting and Support Agreement and authorize the execution and delivery of the Limited Waiver; and

          (2)(a)  determined that the Contribution is in the best interest of Eagle Rock and its unitholders, (b) approved the Contribution, and (c) recommended that the Eagle Rock Board approve the Contribution and authorize the execution and delivery of the Contribution Agreement.

        In addition, the Eagle Rock Conflicts Committee unanimously determined that the foregoing approvals constituted "Special Approval" by the Eagle Rock Conflicts Committee for all purposes under the Partnership Agreement, including Section 7.9(a) thereof.

        On December 23, 2013, the Eagle Rock Board met to consider the Contribution Agreement and related transactions. On the basis of the Eagle Rock Conflicts Committee's recommendation and "special approval" and the other factors described below, the Eagle Rock Board unanimously (1) determined that the Contribution Agreement and the Contribution are in the best interests of Eagle Rock and the Eagle Rock unitholders, (2) approved the Contribution Agreement and the Contribution and (3) recommended that the Eagle Rock unitholders vote to approve the Contribution Agreement and the Contribution.

        In evaluating the Contribution, the Eagle Rock Board consulted with Eagle Rock's senior management and its legal and financial advisors and, in reaching its determination and recommendation, the Eagle Rock Board considered a number of factors. The Eagle Rock Board also consulted with legal counsel regarding its obligations, legal due diligence matters and the terms of the Contribution Agreement, the Limited Waiver and the Voting and Support Agreement.

        In determining that the Contribution Agreement and the Contribution are in the best interests of Eagle Rock and the Eagle Rock unitholders, approving the Contribution Agreement and the Contribution and recommending that the Eagle Rock unitholders vote for the approval of the Contribution Agreement and the Contribution, the Eagle Rock Board considered a number of factors, including the following material factors:

  •
  the aggregate value of the consideration to be received by Eagle Rock for the Contribution, and the belief that the Contribution of the midstream business to Regency was an opportunity for Eagle Rock's unitholders to ultimately realize the maximum amount of inherent value believed to exist in its asset base, as compared to Eagle Rock continuing to operate both upstream and midstream businesses;

  •
  its knowledge of Eagle Rock's businesses, operations, financial condition, earnings, contingent liabilities, and prospects, as well as the risks in achieving those prospects;

  •
  the fact that Eagle Rock's debt levels put it at risk of violating certain of the financial covenants in its existing indebtedness, which could result in, among other consequences, suspension of Eagle Rock's distribution and a material reduction in unit price;

  •
  the recognition that, in the absence of a significant transaction, Eagle Rock's negative free cash flow (after taking into consideration its planned capital spending and distributions to its unitholders) and its limited ability to raise additional equity capital, severely constrains its ability to achieve meaningful debt reduction;

  •
  its expectation that proceeds from the Contribution will enable Eagle Rock to significantly reduce its leverage and improve its liquidity, either in the form of excess cash or availability under its revolving credit facility;

  •
  its expectation that future growth of Eagle Rock's midstream business would be difficult given the partnership's small scale and high cost of capital relative to many of its midstream MLP competitors;

  •
  that following the Contribution, Eagle Rock will be focused on a single business line as a pure-play upstream MLP, which the Eagle Rock Board expects will provide focus and greater clarity for Eagle Rock's investor base and analysts;

  •
  its expectation that focusing on a single business line will result in an improved cost structure with substantial G&A savings;

  •
  its belief that a greater number of potential actionable acquisition opportunities exist for MLP-appropriate upstream assets relative to such opportunities for midstream assets;

  •
  its expectation that the increased liquidity resulting from the Contribution will enable Eagle Rock to focus on growing the upstream business through acquisitions of upstream assets and growing Eagle Rock's production base by continuing its drilling program, including by focusing on high-return opportunities in the Golden Trend field and SCOOP play;

  •
  its expectation that following the Contribution and assuming all notes are exchanged in the Exchange Offer and depending on the successful execution of Eagle Rock's upstream business objectives, Eagle Rock would be in a better position to grow its current distribution rate, improve its distribution coverage level and ultimately grow its distribution level through accretive upstream acquisitions;

  •
  that Eagle Rock will continue to have exposure to the midstream business and will be able to share in the benefit of the anticipated synergies expected to be realized by Regency through Eagle Rock's continuing ownership position in Regency;

  •
  that Regency currently pays regular quarterly cash distributions on its common units (which was $0.465 per common unit at the time the Eagle Rock Board made its determination) and that, after the Contribution is completed, Eagle Rock will be entitled to receive cash distributions paid by Regency on its common units;

  •
  information and discussions with Eagle Rock's senior management and financial advisors, as well as discussions between representatives of Eagle Rock and representatives of Regency, regarding Regency's business, assets, financial condition, results of operations, business plan and prospects;

  •
  the results of Eagle Rock's strategic alternatives review process;

  •
  the financial analysis of Evercore presented to the Eagle Rock Board at the meeting held on December 22, 2013 and the oral opinion of that firm delivered to the Eagle Rock Board on that date, which was confirmed by delivery of a written opinion dated December 23, 2013, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the consideration offered to Eagle Rock pursuant to the Contribution Agreement was fair, from a financial point of view, to Eagle Rock, as more fully described below under "The Contribution—Opinions of Eagle Rock's Financial Advisors Regarding the Contribution." The full text of the written opinion of Evercore, dated December 23, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement;

  •
  the opinion of Citi, dated December 23, 2013, and related financial presentation to the Eagle Rock Board as to the fairness, from a financial point of view and as of the date of the opinion, to Eagle Rock of the aggregate consideration to be received by Eagle Rock in the Contribution, as more fully described below under "The Contribution—Opinions of Eagle Rock's Financial Advisors Regarding the Contribution—Opinion of Citi—Financial Advisor to Eagle Rock." The full text of Citi's written opinion dated December 23, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex C to this proxy statement;

  •
  that completion of the Contribution requires the affirmative vote or consent of holders of a majority of the outstanding Eagle Rock common units;

  •
  its evaluation of the likely time period necessary to consummate the Contribution;

  •
  the recommendation of the Contribution by Eagle Rock's senior management;

  •
  the support of the Contribution by the NGP Parties, collectively Eagle Rock's largest unitholder, as evidenced by their execution of the Voting and Support Agreement;

  •
  the unanimous approval and recommendation by the Eagle Rock Conflicts Committee, and the granting by the Eagle Rock Conflicts Committee of "Special Approval" under the Partnership Agreement, in each case with respect to the Contribution, the Contribution Agreement, the Limited Waiver and the Voting and Support Agreement;

  •
  the ability of the Eagle Rock Board under the Contribution Agreement to receive, consider and negotiate certain unsolicited alternative proposals even after signing and announcement of the Contribution Agreement;

  •
  the right and ability of the Eagle Rock Board to change its recommendation to Eagle Rock unitholders that they vote to approve the Contribution Agreement and the Contribution, subject to the terms and conditions set forth in the Contribution Agreement;

  •
  the right and ability of the Eagle Rock Board to not call, hold or convene a meeting of the unitholders if the Eagle Rock Board changes its recommendation in accordance with the Contribution Agreement;

  •
  the terms of the Contribution Agreement, including the representations, obligations and rights of the parties under the Contribution Agreement, the conditions to each party's obligation to complete the Contribution, the circumstances in which each party is permitted to terminate the Contribution Agreement and the related termination fee payable by Eagle Rock in the event of termination of the Contribution Agreement under specified circumstances; and

  •
  that the Voting and Support Agreement terminates upon the earliest to occur of (1) the date of the termination of the Contribution Agreement, (2) a change in recommendation by the Eagle Rock Board under the Contribution Agreement, (3) the consummation of the Contribution, (4) 5:00 p.m. Dallas time on July 31, 2014 and (5) the effective date of any waiver, amendment or other modification of the Contribution Agreement that materially reduces the consideration payable to Eagle Rock or is otherwise materially adverse to Eagle Rock's common unitholders.

        The Eagle Rock Board weighed the foregoing against a number of potentially negative factors, including:

  •
  that following the Contribution, Eagle Rock's smaller scale and greater degree of commodity exposure as a pure-play upstream MLP could result in a higher cost of capital;

  •
  that litigation could occur in connection with the Contribution or the Exchange Offer and that such litigation could lead to an injunction delaying or preventing the consummation of the Contribution or increase costs and result in a diversion of management focus;

  •
  the risks and costs to Eagle Rock if the Contribution does not close, including the diversion of management and employee attention, potential employee attrition, the potential effects on business relationships and the advisor, accounting and other professional fees incurred;

  •
  that there are restrictions on the conduct of Eagle Rock's business prior to the consummation of the Contribution, requiring Eagle Rock to conduct its business in all material respects only in the ordinary course, subject to specific limitations;

  •
  that the Contribution might not be completed in a timely manner or at all due to a failure to receive necessary regulatory and other approvals, including under the HSR Act, or the failure to receive the approval of Eagle Rock's unitholders;

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  that the consent solicitation in connection with the Exchange Offer is not successful, resulting in Eagle Rock continuing to be subject to certain existing covenants under its indenture, including the asset sales covenant, which would restrict Eagle Rock's use of the cash proceeds from the Contribution during the 360 days following the closing of the Contribution and require any excess proceeds following such 360-day period to be used to repurchase, pre-pay or redeem the existing Eagle Rock Notes on a pro rata basis;

  •
  that if less than all Eagle Rock Notes are exchanged in the Exchange Offer, Eagle Rock will have greater interest expense and less free cash flow until it can grow its remaining upstream asset base further;

  •
  that the purchase price could be reduced by (1) up to $132,500,000 as a result of certain losses actually incurred by Eagle Rock before the closing of the Contribution resulting from the breach of certain of the representations and warranties made by Eagle Rock in the Contribution Agreement and (2) the amount that working capital is more negative than negative $15 million;

  •
  that because a portion of the consideration for the Contribution is a fixed number of Regency common units, (1) fluctuations in the market value of Regency common units during the pendency of the Contribution Agreement may affect the dollar value of the consideration received by Eagle Rock when the Contribution is completed, (2) following closing, cash flows of Eagle Rock will be partially dependent on the cash flows and distribution policies of Regency and (3) the value of the Regency common units is subject to the same risks disclosed by Regency in its public filings, with respect to ownership and operation of its business; and

  •
  that the consummation of the Contribution would result in the recognition of gain by certain unitholders for United States federal income tax purposes.

        The foregoing discussion of the information and factors considered by the Eagle Rock Board includes the material factors considered by Eagle Rock Board. In view of the variety of factors considered in connection with its evaluation of the Contribution, the Eagle Rock Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weight to different factors. The Eagle Rock Board approved and recommends the Contribution Agreement and the Contribution based upon the totality of the information presented to and considered by it.

        The Eagle Rock Board unanimously recommends that the Eagle Rock unitholders vote "FOR" the proposal to approve the Contribution Agreement and the Contribution at the Eagle Rock special meeting.

 Opinions of Eagle Rock's Financial Advisors Regarding the Contribution

  Opinion of Evercore—Financial Advisor to the Eagle Rock Board

        On December 23, 2013, Evercore delivered its oral opinion to the Eagle Rock Board, which opinion was subsequently confirmed by delivery of a written opinion dated December 23, 2013, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the Contribution in exchange for (1) $720,000,000, consisting of cash and Regency common units, (2) the assumption by Regency of the Eagle Rock Notes validly tendered for exchange pursuant to the Exchange Offer and (3) if less than all of the Eagle Rock Notes are so tendered in the Exchange Offer, the payment by Regency to Eagle Rock of a dollar amount equal to 110% of the difference between $550,000,000 and the face value of the Eagle Rock Notes so tendered (collectively, for purposes of the analyses described below, the "Consideration") was fair, from a financial point of view, to Eagle Rock.

        The full text of the written opinion of Evercore, dated December 23, 2013, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement. You are urged to read Evercore's opinion carefully and in its entirety. Evercore's opinion was addressed to, and provided for the information and benefit of, the Eagle Rock Board (in its capacity as such), in connection with its evaluation of the Contribution and addresses only the fairness to Eagle Rock, from a financial point of view, of the Consideration to be received by Eagle Rock in connection with the Contribution. Evercore's opinion should not be construed as creating any fiduciary duty on Evercore's part to Eagle Rock, did not address any other aspect of the Contribution and was not intended to be, and did not constitute a recommendation to the Eagle Rock Board, any holder of Eagle Rock common units or any other persons in respect of the Contribution. Evercore's opinion did not address the relative merits of the Contribution as compared to other business or financial strategies that might be available to Eagle Rock, nor does it address the underlying business decision of Eagle Rock to engage in the Contribution. The summary of Evercore's opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B.

        In connection with rendering its opinion, Evercore, among other things:

  •
  reviewed certain publicly-available business and financial information relating to Eagle Rock and Regency that Evercore deemed to be relevant, including publicly-available research analyst estimates;

  •
  reviewed certain non-public projected financial and operating data relating to the Midstream Entities and Eagle Rock and Regency prepared and furnished to Evercore by senior management of Eagle Rock and Regency, respectively;

  •
  discussed the past and current operations, financial projections and current financial condition of the Midstream Entities and Eagle Rock and Regency with senior management of Eagle Rock and Regency, respectively, including senior management's views of the risks and uncertainties of achieving such projections;

  •
  reviewed certain historical transactions that Evercore deemed relevant;

  •
  compared the financial and operating performance of Eagle Rock and Regency and certain of their market trading metrics with those of certain other publicly-traded entities that Evercore deemed relevant;

  •
  reviewed the Contribution Agreement; and

  •
  performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

        For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of the accuracy and completeness of all of the information publicly-available, and all of the information supplied or otherwise made available to, discussed with or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial and operating data relating to the Midstream Entities, Eagle Rock and Regency, Evercore assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective senior managements of Eagle Rock and Regency as to the future financial performance of the Midstream Entities, Eagle Rock and Regency, as applicable, under the assumptions stated therein. Evercore expressed no view as to the projected financial and operating data or any judgments, estimates or assumptions on which they were based. Evercore relied, at the direction of the Eagle Rock Board, without independent verification, upon the assessments of the senior management of Eagle Rock as to the future financial and operating performance of Eagle Rock and Regency and Evercore assumed that the combined organization will realize the synergies and benefits that it expects to realize from the Contribution.

        For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Contribution Agreement (in the draft reviewed by Evercore) were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Contribution Agreement and that all conditions to the consummation of the Contribution would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Contribution would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Eagle Rock or Regency or the consummation of the Contribution or materially reduce the benefits of the Contribution to Eagle Rock or Regency. Evercore assumed that the final versions of all documents reviewed by Evercore in draft form conform in all material respects to the drafts reviewed by Evercore.

        Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Midstream Entities, Eagle Rock or Regency, and Evercore was not furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of the Midstream Entities, Eagle Rock or Regency under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore's opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated on the date of Evercore's opinion. It should be understood that subsequent developments may affect Evercore's opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

        Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the Consideration, from a financial point of view, as of the date of Evercore's opinion, to Eagle Rock. Evercore did not express any view on, and its opinion did not address, the fairness of the Contribution to, or any Consideration received in connection therewith by, the holders of Eagle Rock common units or any other securities, or any creditors or other constituencies, of Eagle Rock, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Eagle Rock or any of the other parties to the Contribution Agreement, or any class of such persons, whether relative to the Consideration or otherwise. Evercore assumed that any modification to the structure of the Contribution would not vary in any respect material to its analysis. Evercore's opinion did not address the relative merits of the Contribution as compared to other business or financial strategies that might be available to Eagle Rock, nor did it address the underlying business decision of Eagle Rock to engage in the Contribution. Evercore's opinion did not constitute a recommendation to the Eagle Rock Board, any holder of Eagle Rock common units or to any other persons in respect of the Contribution. Evercore expressed no opinion as to the price at which Eagle Rock common units or the Regency common units will trade at any time. Evercore's opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and Evercore assumed the accuracy and completeness of assessments by the senior management of Eagle Rock and their advisors with respect to legal, regulatory, accounting and tax matters.

        Except as described above, the Eagle Rock Board imposed no other restrictions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore's opinion was only one of many factors considered by the Eagle Rock Board in its evaluation of the Contribution and should not be viewed as determinative of the views of the Eagle Rock Board with respect to the Contribution or the Consideration. Set forth below is a summary of the material financial analyses reviewed by Evercore on December 22, 2013 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before December 22, 2013, and is not necessarily indicative of current market conditions.

Regency Analysis

        Evercore performed a series of analyses to derive an indicative valuation range for the equity consideration. In its analysis, Evercore assumed an aggregate value of $1,070 million of the Consideration consisting of cash and the retirement of the Eagle Rock Notes subject to the Exchange Offer. The equity consideration will consist of 8,245,859 Regency common units, representing $200,000,000 divided by the ten trading day volume-weighted average price ("VWAP") per Regency common unit prior to the date of the Contribution Agreement. Evercore derived an indicative valuation range for the equity consideration based in part on financial projections for Regency provided by management of Regency (the "Regency Projections"). Eagle Rock and Evercore determined that the information related to the Regency Projections which was provided to Evercore did not include any information which materially deviated from publicly-available business and financial information relating to Regency.

Discounted Cash Flow Analysis

        Evercore performed an indicative discounted cash flow analysis of Regency to derive an implied value range for the equity consideration based on the implied present value of (1) Regency's projected cash flows and (2) the projected standalone distributions to be received by the holders of Regency common units, utilizing the Regency Projections.

Discounted Cash Flow Analysis—Regency Projected Cash Flows

        With respect to projected cash flows, Evercore calculated the implied value range for the equity consideration by utilizing a range of discount rates with a mid-point equal to the Regency's weighted average cost of capital ("WACC"), as estimated by Evercore based on the capital asset pricing model ("CAPM"), Regency's projected unlevered free cash flows for the fiscal years 2014 through 2018 and terminal values as of December 31, 2018, based on a range of EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 7.0% to 8.0%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 1.5% to 2.5%.

        The discounted cash flow analysis based on the implied present value of Regency's projected cash flows indicated ranges of the value of the equity consideration of $216.3 million to $371.4 million and aggregate Consideration of $1,286.3 million to $1,441.4 million, as compared to the ranges of the implied value of the equity consideration of $175.0 million to $225.0 million and aggregate Consideration of $1,245.0 million to $1,295.0 million.

Discounted Cash Flow Analysis—Distribution per Regency Common Unit

        With respect to projected distributions, Evercore calculated the implied per unit value range for the equity consideration by utilizing a range of discount rates with mid-points equal to Regency's equity cost of capital, as estimated by Evercore based on: (1) CAPM and (2) the sum of the current distribution yield and expected growth in distributions per Wall Street Research estimates for a selected group of publicly-traded natural gas gathering and processing MLPs that Evercore deemed comparable to Regency based on their demonstration of characteristics similar to those of Regency. Evercore noted that none of the selected publicly-traded MLPs is identical or directly comparable to Regency, Regency's projected distribution per Regency common unit for the fiscal years 2014 through 2018, and terminal values as of December 31, 2018, based on a range of terminal exit yields. Evercore applied terminal exit yields ranging from 6.50% to 8.75% based on the range of distribution yields for Regency common units for the 12-month period ended December 20, 2013 of 6.32% to 8.82% and equity discount rates of 9.0% to 10.0% (derived from CAPM) and 13.0% to 14.0% (derived based on the sum of the current distribution yield and projected growth in distributions for the selected publicly-traded MLPs).

        The discounted cash flow analysis based on the standalone distributions to be received by the holders of Regency common units indicated ranges of the value of the equity consideration of $182.7 million to $271.1 million and aggregate Consideration of $1,252.7 million to $1,341.1 million, as compared to the ranges of the implied value of the equity consideration of $175.0 million to $225.0 million and aggregate Consideration of $1,245.0 million to $1,295.0 million, respectively.

Precedent M&A Transaction Analysis

        Evercore reviewed and compared implied data for selected transactions which occurred since February 2010 involving target companies with natural gas gathering and processing assets that Evercore deemed to have certain characteristics that are similar to those of Regency, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the Contribution or to Regency. Multiples for the selected transactions were based on publicly-available information.

        Evercore reviewed the historical EBITDA multiples paid in the selected transactions and derived a range of relevant implied multiples of enterprise value ("EV") to EBITDA of 9.0x to 11.0x. The minimum, maximum, mean and median of the selected transactions were 5.7x, 28.4x, 11.2x and 9.5x.

Evercore then applied this range of selected multiples to estimated 2014 and 2015 EBITDA for Regency in accordance with the Regency Projections, applied a discount rate of 7.5% to the resulting value, and subtracted the discounted value of the growth capital expenditures between January 1, 2014 and December 31, 2014 and between January 1, 2014 and December 31, 2015, respectively, at a 7.5% discount rate. This analysis indicated ranges of the value of the equity consideration of $86.9 million to $148.8 million and aggregate Consideration of $1,156.9 million to $1,218.8 million, as compared to the ranges of the implied value of the equity consideration of $175.0 million to $225.0 million and aggregate Consideration of $1,245.0 million to $1,295.0 million.

Peer Group Trading Analysis

        In order to assess how the public market values equity units of similar publicly-traded natural gas gathering and processing MLPs, Evercore reviewed and compared specific financial and operating data relating to Regency to that of a group of selected MLPs that Evercore deemed to have certain characteristics that are similar to those of Regency. Evercore noted, however, that none of the selected publicly-traded MLPs is identical or directly comparable to Regency.

        As part of its analysis, Evercore calculated and analyzed the ratios of EV to estimated 2014 and 2015 EBITDA for the selected publicly-traded MLPs and the projected growth in EBITDA for each selected MLP between 2014 and 2015. Evercore calculated all multiples based on closing unit prices as of December 20, 2013 for each respective MLP.

        The publicly-traded partnerships that Evercore deemed to have certain characteristics similar to those of Regency were the following:

  •
  Access Midstream Partners, L.P.

  •
  American Midstream Partners, LP

  •
  Atlas Pipeline Partners, L.P.

  •
  Crestwood Midstream Partners LP

  •
  Crosstex Energy, L.P.

  •
  DCP Midstream Partners, LP

  •
  MarkWest Energy Partners, L.P.

  •
  Marlin Midstream Partners, LP

  •
  Midcoast Energy Partners, L.P.

  •
  Southcross Energy Partners, L.P.

  •
  Summit Midstream Partners, LP

  •
  Tallgrass Energy Partners, LP

  •
  Targa Resources Partners LP

  •
  Western Gas Partners, LP

        The financial and operating data for the selected publicly-traded MLPs were based on publicly-available filings and financial projections provided by Wall Street equity research. Regency's projected financial metrics for 2014 and 2015 and related financial forecasts were provided by Regency's management. The minimum, maximum, mean and median multiples of EV to EBITDA for the selected publicly-traded MLPs were 9.1x, 15.6x, 12.5x and 12.9x, respectively for 2014 and 7.3x, 12.2x, 9.6x and 9.7x, respectively, for 2015. Based on the resulting range of multiples, Regency's projected growth in EBITDA between 2014 and 2015 and that of each of the selected MLPs and certain other considerations related to the specific characteristics of the comparable MLPs, Evercore deemed a range of 10.5x to 13.0x for 2014 and 9.0x to 10.5x for 2015 to be relevant.

        Evercore then applied the relevant range of selected multiples to the corresponding financial data of Regency. This analysis indicated ranges of the value of the equity consideration of $179.1 million to $251.4 million and aggregate Consideration of $1,249.1 million to $1,321.4 million, as compared to the ranges of the implied value of the equity consideration of $175.0 million to $225.0 million and aggregate Consideration of $1,245.0 million to $1,295.0 million.

Wall Street Research Price Targets

        Evercore analyzed Wall Street equity research analyst estimates of the potential future value (commonly referred to as price targets) of the Regency common units based on publicly-available equity research published on Regency. These targets reflect each analyst's estimate of the future public market trading price of the Regency common units and are not discounted to reflect present values. Evercore noted that the range of undiscounted equity analyst price targets of the Regency common units published from October 23, 2013 to December 11, 2013 ranged from $26.00 to $33.00 per Regency common unit.

        Evercore then discounted the relevant range of price targets at 9.0% to 10.0% based on CAPM and 13.0% to 14.0% based on the sum of the current distribution yield and projected growth in distributions for the selected publicly-traded MLPs. This analysis indicated ranges of the value of the equity consideration of $188.1 million to $249.7 million and aggregate Consideration of $1,258.1 million to $1,319.7 million, as compared to the ranges of the implied value of the equity consideration of $175.0 million to $225.0 million and aggregate Consideration of $1,245.0 million to $1,295.0 million, respectively. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Regency common units and these estimates are subject to uncertainties, including the future financial performance of Regency and future market conditions.

Analysis of the Midstream Entities

        Evercore performed a series of analyses to derive an indicative valuation range for the Midstream Entities and compared each one of the resulting implied value ranges to the implied value of the aggregate Consideration, as derived by Evercore based on (1) the value of the cash consideration to be received by Eagle Rock; (2) the value of the face amount of the Eagle Rock Notes to be exchanged and (3) a selected range of values of the equity consideration to be received as part of the Consideration, which selected range was determined by Evercore based on its knowledge of Regency and its analysis described above under "Regency Analysis". Evercore performed its analyses to derive an indicative valuation range for the Midstream Entities using financial projections of Eagle Rock provided by senior management of Eagle Rock and described in the section "—Financial Projections Provided to the Advisors" (the "Eagle Rock Projections"). Eagle Rock and Evercore determined that the information related to the Eagle Rock Projections which was provided to Evercore did not include any information which materially deviated from publicly-available business and financial information relating to Eagle Rock.

Discounted Cash Flow Analysis

        Evercore performed an indicative discounted cash flow analysis of the Midstream Entities to derive an implied value range for the Midstream Entities based on the implied present value of the projected cash flows of the Midstream Entities utilizing the Eagle Rock Projections.

        With respect to projected cash flows of the Midstream Entities, Evercore calculated the implied value range of the Midstream Entities by utilizing a range of discount rates with a mid-point equal to the Midstream Entities' WACC, as estimated by Evercore based on CAPM, the Midstream Entities' projected unlevered free cash flows for the calendar years 2014 through 2018, and terminal values as of December 31, 2018, based on a range of EBITDA exit multiples as well as perpetuity growth rates. For its analysis, Evercore assumed a range of discount rates of 8.5% to 9.5%, a range of EBITDA multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 1.50% to 2.50%.

        The discounted cash flow analysis based on the implied present value of the Midstream Entities' projected cash flows indicated a value of $897.1 million to $1,293.7 million, as compared to the implied value of the aggregate Consideration of $1,245.0 million to $1,295.0 million.

Precedent M&A Transaction Analysis

        Evercore reviewed and compared implied data for selected transactions which occurred since February 2010 involving target companies with assets that Evercore deemed to have certain characteristics that are similar to those of the Midstream Entities, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the Contribution or the Midstream Entities. Multiples for the selected transactions were based on publicly-available information.

Date Announced	Acquiror/Target (Seller)	Transaction Value ($MM)
10/13	Crosstex Energy LP / Devon Energy Corporation	$4,800.0
10/13	Azure Midstream Holdings LLC / TGGT Holdings LLC (EXCO Resources Inc., BG Group plc)	910.0
10/13	Crestwood Midstream Partners LP / Arrow Midstream Holdings, LLC	750.0
08/13	ONEOK Partners, L.P. / Sage Creek Processing Plant and Related Natural Gas and NGL Assets (Merit Energy Company)	305.0
08/13	Meritage Midstream Services II, LLC / Thunder Creek Gas Services, LLC (Devon Energy Corporation and PVR Partners, L.P.)	NA
07/13	EQT Midstream Partners, LP / Sunrise Pipeline, LLC (EQT Corporation)	540.0
06/13	Summit Midstream Partners, LP / Sherwood Gathering and Compression System (MarkWest Energy Partners, L.P.)	210.0
06/13	Summit Midstream Partners, LP / Bison Midstream, LLC (Summit Midstream Partners, LLC)	250.0
05/13	MarkWest Energy Partners, L.P. / Granite Wash Gathering and Processing Assets (Chesapeake Energy Corporation)	245.0
05/13	SemGroup Corporation / Mid-America Gas Services, L.L.C. (Chesapeake Energy Corporation)	300.0
04/13	Atlas Pipeline Partners, L.P. / TEAK Midstream, L.L.C.	1,000.0
02/13	Regency Energy Partners LP / Southern Union Gathering Company, LLC (Southern Union Company)	1,429.0
02/13	Western Gas Partners, LP / 33.75% Interest in Liberty and Rome Gas Gathering Systems (Anadarko Petroleum Corporation)	490.0
02/13	Western Gas Partners, LP / 33.75% Interest in Larry's Creek, Seely and Warrensville Gas Gathering Systems (Chesapeake Energy Corporation)	133.5

Date Announced	Acquiror/Target (Seller)	Transaction Value ($MM)
02/13	DCP Midstream Partners LP / Additional 47.0% Interest in Eagle Ford Joint Venture and Additional Interest in the Goliad Plant (DCP Midstream LLC)	856.0
01/13	Summit Midstream Partners / Bear Tracker Energy, LLC	513.0
01/13	Crestwood Midstream Partners / 65.0% Interest in Crestwood Marcellus Midstream LLC (Crestwood Holdings Partners LLC)	258.0
11/12	Targa Resources Partners LP / Saddle Butte Pipeline, LLC	950.0
11/12	Atlas Pipeline Partners, L.P. / Cardinal Midstream L.L.C.	600.0
08/12	Eagle Rock Energy Partners/Sunray and Hemphill processing plants and associated 2,500 mile gathering system (BP America Production Co.)	227.5
07/12	Crestwood Midstream Partners LP / West Johnson County Gathering and Processing Assets in the Barnett Shale (Devon Energy Corporation)	90.0
06/12	American Midstream Partners, LP / 87.4% Interest in Chatom Processing and Fractionation Plant	55.0
06/12	CenterPoint Energy, Inc. / 50% Interest in Waskom Gas Processing and Other Gathering and Processing Assets (Martin Midstream Partners L.P.)	275.0
05/12	MarkWest Energy Partners, L.P. / Keystone Midstream Services, LLC (Stonehenge Energy Resources, L.P., Rex Energy Corporation, Summit Discovery Resources II, LLC)	512.0
04/12	PennVirginia Resource Partners, L.P. / Chief Gathering LLC	1,252.5
03/12	Williams Partners L.P. / Caiman Eastern Midstream LLC	2,500.0
01/12	Western Gas Partners L.P. / Red Desert Complex (Anadarko Petroleum Corporation)	483.0
12/11	Crestwood Midstream Partners LP / Antero Resources' Marcellus Shale Gathering Assets	375.0
10/11	Kinder Morgan Energy Partners, L.P./SouthTex Treaters	155.0
10/11	Crestwood Midstream Partners LP/Tristate Sabine, LLC (Energy Spectrum Capital and Zwolle Pipeline, LLC)	73.0
07/11	Western Gas Partners, LP/Bison Gas Treating Facility (Anadarko Petroleum Corporation)	130.0
06/11	Sable NGL LLC / Stanley Condensate Recovery Plant and Prairie Rose Pipeline Inc. (EOG Resources, Inc.)	185.0
05/11	Kinder Morgan Energy Partners, L.P. / 50% Interest in KinderHawk Field Services and 25% of Eagle Ford Midstream (Petrohawk Energy Corporation)	920.0
03/11	Anadarko Petroleum Corp / 93% Interest in Wattenburg Processing Plant (BP plc)	575.5
02/11	Crestwood Midstream Partners / Gathering and Processing assets in the Fayetteville Shale and Granite Wash (Frontier Gas Services, LLC)	338.0
01/11	Western Gas Partners, LP / Fort Lupton Processing Plant and Related Gathering Systems in the DJ Basin (Encana Oil & Gas (USA) Inc.)	303.3
12/10	Chesapeake Midstream Partners LP / Springridge Natural Gas Gathering System and Related Facilities in the Haynesville Shale	500.0
11/10	Williams Partners L.P. / Marcellus Midstream Assets in Susquehanna County, Pennslyvania (Cabot Oil & Gas Corporation)	150.0
11/10	Chevron Corporation / 49% Interest in Laurel Mountain Midstream in Marcellus (Atlas Pipeline Partners, LP)	403.0
11/10	ArcLight Capital Partners LLC / 9.9% Equity Interest in Enogex (OGE Energy)	183.0

Date Announced	Acquiror/Target (Seller)	Transaction Value ($MM)
10/10	Williams Partners L.P. / Gathering and Processing Assets in Colorado's Piceance Basin (Williams Companies, Inc.)	782.0
10/10	Cardinal Midstream, LLC / Gathering and Processing Assets in the Arkoma Woodford Shale in Eastern Oklahoma (Antero Resources, LLC)	268.0
09/10	Targa Resources Partners LP / Venice Energy Services Company (Targa Resources, Inc.)	167.5
08/10	Targa Resources Partners LP / Versado Gas Processors, L.L.C. (Targa Resources, Inc.)	230.0
08/10	Regency Energy Partners, L.P. / Zephyr Gas Services	185.0
08/10	Western Gas Partners, LP / Wattenberg Gathering System & Fort Lupton Processing Plant (Anadarko Petroleum Corporation)	498.0
07/10	Enbridge Energy Partners, L.P. / Elk City Gathering and Processing System (Atlas Pipeline Partners, LP)	686.1
06/10	DCP Midstream, LLC / Liberty Gathering System and South Raywood Processing Plant (Ceritas Energy)	79.0
04/10	Regency Energy Partners LP / 7% Interest in Haynesville Joint Venture Increasing its Total Interest to 49.99% (GE Energy Financial Services)	92.1
04/10	Kinder Morgan Energy Partners, L.P. / 50% interest in Haynesville Gathering & Treating Business (Petrohawk Energy)	875.0
04/10	Enterprise Products Partners, L.P. / M2 Midstream LLC (Yorktown Partners)	1,200.0
03/10	Targa Resources Partners LP / Sand Hills, Coastal Straddles and Targa Gas Marketing (Targa Resources, Inc.)	420.0
02/10	Western Gas Partners, LP / Southwest Wyoming Gathering and Processing Assets (Anadarko Petroleum Corporation)	254.4

        Evercore reviewed the historical EBITDA multiples paid in the selected transactions and derived a range of relevant implied multiples of EV to EBITDA of 9.0x to 11.0x. The minimum, maximum, mean and median multiples of the selected transactions were 5.7x, 28.4x, 11.2x and 9.5x, respectively. Evercore applied the range of relevant implied EV to EBITDA multiples to estimated 2014 and 2015 EBITDA provided by Eagle Rock's senior management and described in the section "—Financial Projections Provided to the Advisors" for the Midstream Entities. Evercore then applied a discount rate of 9.0% to the resulting value and deducted the discounted 2014 growth capital expenditures and 2014 and 2015 growth capital expenditures using a discount rate of 9.0% from the discounted 2014 implied EV and 2015 implied EV, respectively. This analysis indicated implied EV ranges for the Midstream Entities of $891.7 to $1,208.0 as compared to the implied value of the aggregate Consideration of $1,245.0 million to $1,295.0 million.

Peer Group Trading Analysis

        In order to assess how the public market values equity units of similar publicly-traded natural gas gathering and processing MLPs, Evercore reviewed and compared specific financial and operating data relating to the Midstream Entities to that of a group of selected natural gas gathering and processing MLPs that Evercore deemed to have certain characteristics that are similar to those of the Midstream Entities. Evercore noted, however, that none of the selected publicly-traded MLPs is identical or directly comparable to the Midstream Entities as a whole.

        As part of its analysis, Evercore calculated and analyzed the ratios of EV to estimated 2014 and 2015 EBITDA for the selected natural gas gathering and processing MLPs and the projected growth in EBITDA for each selected MLP between 2014 and 2015. Evercore calculated all multiples based on closing unit prices as of December 20, 2013 for each respective natural gas gathering and processing MLP.

        The natural gas gathering and processing MLPs that Evercore deemed to have certain characteristics similar to those of the Midstream Entities were the following:

  •
  Access Midstream Partners, L.P.

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  American Midstream Partners, LP

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  Atlas Pipeline Partners, L.P.

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  Crestwood Midstream Partners LP

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  Crosstex Energy, L.P.

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  DCP Midstream Partners, LP

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  MarkWest Energy Partners, L.P.

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  Marlin Midstream Partners, LP

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  Midcoast Energy Partners, L.P.

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  Regency Energy Partners LP

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  Southcross Energy Partners, L.P.

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  Summit Midstream Partners, LP

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  Tallgrass Energy Partners, LP

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  Targa Resources Partners LP

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  Western Gas Partners, LP

        The financial and operating data for the selected publicly-traded MLPs were based on publicly-available filings and financial projections provided by Wall Street equity research. The Midstream Entities' projected financial metrics for 2014 and 2015 and related financial forecasts were provided by Eagle Rock's senior management. The minimum, maximum, mean and median multiples of EV to EBITDA for the selected natural gas gathering and processing MLPs were 9.1x, 15.6x, 12.5x and 12.9x, respectively, for 2014 and 7.3x, 12.2x, 9.7x and 9.8x, respectively, for 2015. Based on such multiples, the Midstream Entities' projected growth in EBITDA between 2014 and 2015 and certain other characteristics of the selected natural gas gathering and processing MLPs, Evercore deemed a range of 9.5x to 11.5x for 2014 and 8.5x to 10.0x for 2015 to be relevant.

        Evercore then applied the relevant range of selected multiples to the corresponding financial data of the Midstream Entities. This analysis indicated an implied EV range for the Midstream Entities of $1,088.4 million to $1,423.9 million as compared to the implied value of the aggregate Consideration of $1,245.0 million to $1,295.0 million.

Pro Forma Analysis

        Evercore performed a pro forma valuation analysis for the Contribution using the Eagle Rock Projections and Regency Projections.

Pro Forma Analysis of Eagle Rock

        The pro forma analysis of Eagle Rock utilized the Eagle Rock Projections.

        Evercore analyzed the pro forma impact of the Contribution on the 2014 through 2018 estimated distributable cash flow per Eagle Rock common unit and Net Debt/EBITDA ratio under scenarios in which 100% of outstanding Eagle Rock Notes are tendered for exchange in the Exchange Offer (the "100% Exchange Scenario") and in which 0% of outstanding Eagle Rock Notes are tendered for exchange in the Exchange Offer (the "0% Exchange Scenario"). Under both the 100% Exchange Scenario and the 0% Exchange Scenario, Evercore determined the distributable cash flow per Eagle Rock common unit and the Net Debt/EBITDA ratio assuming Eagle Rock senior management's assumed reinvestment of proceeds of the Contribution in upstream assets as well as assuming no proceeds of the Contribution are reinvested in upstream assets (the "No Reinvestment Case"). Evercore then compared the 2014 through 2018 estimated distributable cash flow per Eagle Rock common unit on a standalone basis to the 2014 through 2018 estimated distributable cash flow per Eagle Rock common unit on a pro forma basis, assuming (1) a 100% Exchange Scenario and Eagle Rock senior management assumptions for reinvestment of Contribution proceeds in upstream assets; (2) a 100% Exchange Scenario and no reinvestment of Contribution proceeds in upstream assets; (3) a 0% Exchange Scenario and Eagle Rock senior management assumptions for reinvestment of Contribution proceeds in upstream assets and (4) a 0% Exchange Scenario and no reinvestment of Contribution proceeds in upstream assets.

        Evercore's pro forma financial projections ("Pro Forma Eagle Rock Projections") utilized Eagle Rock Projections and incorporated the following additional assumptions:

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  Transaction date of January 1, 2014;

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  Eagle Rock utilizes cash proceeds from the Contribution to pay $20.0 million of transaction expenses, fund $11.5 million of accrued interest on the Eagle Rock Notes at closing, fund $10.0 million in swap cancellation expenses and repay outstanding borrowings on its revolving credit facility;

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  Per Eagle Rock senior management, Eagle Rock utilizes up to $300.0 million of cash proceeds per year to invest in upstream assets on July 1, 2014 and July 1, 2015, each at 6.0x EBITDA, assuming annual maintenance capital expenditures equal to 25.0% of EBITDA;

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  Per Eagle Rock senior management, Eagle Rock investment in upstream assets is further limited by a target leverage ratio of 3.0x Debt / EBITDA

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  $3.0 million of general and administrative expense savings in each of 2014 through 2018;

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  Debt requirements greater than 75.0% of pro forma revolver availability in 2016 through 2018 funded on a long-term basis at an 8.75% rate and a 1.5% gross spread;

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  Initial distribution of $0.60 per Eagle Rock common unit;

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  Eagle Rock does not reduce its initial distribution per Eagle Rock common unit and does not increase its distribution per Eagle Rock common unit until it reaches a target total distribution coverage ratio of 1.15x;

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  Eagle Rock sells 50.0% of its Regency common units on January 1, 2015 and the remaining 50.0% on January 1, 2016 at an 8.0% all-in discount to the assumed then-current market price based on the projected then-current distribution and a Regency yield of 7.8% and uses the aggregate proceeds from both sales to reinvest in upstream assets on January 1, 2016 at 6.0x EBITDA, assuming annual maintenance capital expenditures equal to 25.0% of EBITDA; and

  •
  Pro forma revolving credit facility availability of $781.8 million based on the estimated current borrowing base of Eagle Rock's upstream assets plus 60.0% of the additional acquired upstream assets' proved developed producing ("PDP") value, with PDP value for acquired upstream assets assumed to equal 90.0% of acquisition value.

        Giving effect to the Contribution, Evercore's analysis indicated that the pro forma distributable cash flow per Eagle Rock common unit, utilizing the Pro Forma Eagle Rock Projections for the calendar years 2014, 2015, 2016, 2017 and 2018 and assuming reinvestment of Contribution proceeds in upstream assets, would be $0.72, $0.80, $0.90, $0.85 and $0.85, respectively, under the 100% Exchange

Scenario, and $0.51, $0.64, $0.85, $0.88 and $0.89, respectively, under the 0% Exchange Scenario. Evercore's analysis also indicated that pro forma Net Debt/EBITDA, utilizing the Pro Forma Eagle Rock Projections for the calendar years 2014, 2015, 2016, 2017 and 2018, would be 3.05x, 2.84x, 3.02x, 3.03x and 3.00x, respectively, under the 100% Exchange Scenario, and 3.08x, 2.92x, 3.07x, 3.05x and 3.00x, respectively, under the 0% Exchange Scenario. In addition, relative to Eagle Rock's estimated distributable cash flow per Eagle Rock common unit, under the Pro Forma Eagle Rock Projections, the analysis indicated that the Contribution could be accretive in each of the years 2015 through 2018 under the 100% Exchange Scenario and accretive in each of the years 2016 through 2018 under the 0% Exchange Scenario.

        Giving effect to the Contribution, Evercore's analysis indicated that the pro forma distributable cash flow per Eagle Rock common unit, assuming no reinvestment in upstream assets for the calendar years 2014, 2015, 2016, 2017 and 2018, would be $0.71, $0.70, $0.65, $0.65 and $0.68, respectively, under the 100% Exchange Scenario, and $0.49, $0.58, $0.70, $0.70 and $0.72, respectively, under the 0% Exchange Scenario. Evercore's analysis also indicated that pro forma Net Debt/EBITDA, assuming no reinvestment in upstream assets for the calendar years 2014, 2015, 2016, 2017 and 2018, would be 2.68x, 2.83x, 3.01x, 3.04x and 3.00x, respectively, under the 100% Exchange Scenario, and 3.28x, 2.79x, 3.00x, 3.04x and 3.00x, respectively, under the 0% Exchange Scenario. In addition, relative to Eagle Rock's estimated distributable cash flow per Eagle Rock common unit, under the No Reinvestment Case, the analysis indicated that the Contribution could be accretive in each of 2015, 2017 and 2018 under the 100% Exchange Scenario and accretive in each of the years 2016 through 2018 under the 0% Exchange Scenario.

Pro Forma Analysis of Regency

        Evercore analyzed the pro forma impact of the Contribution on 2014 through 2018 estimated distributable cash flow per Regency common unit relative to the Regency Projections under the 100% Exchange Scenario and the 0% Exchange Scenario. Evercore then compared the 2014 through 2018 estimated distributable cash flow per Regency common unit on a standalone basis to the 2014 through 2018 estimated distributable cash flow per Regency common unit on a pro forma basis, in each case assuming a 100% Exchange Scenario and 0% Exchange Scenario and utilizing the Regency Projections.

        Giving effect to the Contribution, Evercore's analysis indicated that the pro forma distributable cash flow per Regency common unit for the calendar years 2014, 2015, 2016, 2017 and 2018 would be $2.03, $2.14, $2.36, $2.45 and $2.56, respectively, under the 100% Exchange Scenario, and $2.05, $2.14, $2.36, $2.44 and $2.56, respectively, under the 0% Exchange Scenario. In addition, relative to Regency's estimated distributable cash flow per Regency common unit, the pro forma analysis indicated that the Contribution could be accretive in each of the years 2014 through 2016 under both the 100% Exchange Scenario and the 0% Exchange Scenario and in 2017 under the 100% Exchange Scenario.

General

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the Contribution by the Eagle Rock Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore's opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore's view of the value of Eagle Rock, the Midstream Entities or Regency. No entity used in the above analyses as a comparison is directly comparable to the Midstream Entities or Regency, and no precedent transaction used is directly comparable to the Contribution. Further, Evercore's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, MLPs, MLP general partners or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Eagle Rock, the Midstream Entities and Regency.

        Evercore prepared these analyses for the purpose of providing an opinion to the Eagle Rock Board as to the fairness of the Consideration, from a financial point of view as of the date of Evercore's opinion, to Eagle Rock. These analyses do not purport to be appraisals or necessarily to reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore's analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

        Eagle Rock has agreed to pay to Evercore an opinion fee of $1,500,000 which became payable upon delivery of Evercore's opinion to the Eagle Rock Board (regardless of the conclusion reached therein) and a success fee in an amount equal to 0.3825% of the total transaction value, as calculated in Evercore's engagement letter, which will be paid upon consummation of the Contribution. The opinion fee is fully creditable against any success fee payable upon the consummation of the Contribution. Eagle Rock did not pay Evercore a monthly retainer fee but has agreed to reimburse Evercore for its reasonable out-of-pocket third-party expenses incurred in connection with its engagement and has agreed to indemnify Evercore and its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of or in connection with Evercore's engagement.

        Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to Eagle Rock, Regency and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        In 2012 and 2013, Evercore provided financial advisory services to Regency and its affiliates with respect to matters unrelated to the Contribution. Evercore may provide financial or other services to Eagle Rock, Regency or any of their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

        The Eagle Rock Board engaged Evercore to act as its financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with transactions and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

  Opinion of Citi—Financial Advisor to Eagle Rock

        Eagle Rock has retained Citi as its financial advisor in connection with the Contribution. In connection with this engagement, Eagle Rock requested that Citi evaluate the fairness, from a financial point of view, to Eagle Rock of the aggregate consideration to be received by Eagle Rock in the Contribution. On December 23, 2013, at a meeting of the Eagle Rock Board held to evaluate the Contribution, Citi delivered to the Eagle Rock Board an oral opinion, confirmed by delivery of a written opinion dated December 23, 2013, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the aggregate consideration to be received by Eagle Rock in the Contribution was fair, from a financial point of view, to Eagle Rock.

        The full text of Citi's written opinion, dated December 23, 2013, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's financial advisory services and opinion were provided for the information of the Eagle Rock Board (in its capacity as such acting on behalf of Eagle Rock) in connection with its evaluation of the aggregate consideration from a financial point of view to Eagle Rock and did not address any other aspects or implications of the Contribution or related transactions. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Eagle Rock to effect the Contribution or related transactions, the relative merits of the Contribution or related transactions as compared to any alternative business strategies or opportunities that might exist for Eagle Rock or the effect of any other transaction in which Eagle Rock might engage or consider. Under the terms of its engagement, Citi has acted as an independent contractor, not as an agent or fiduciary. Citi's opinion is not intended to be and does not constitute a recommendation as to how any unitholder should vote or act on any matters relating to the Contribution, any related transaction or otherwise.

        In arriving at its opinion, Citi:

  •
  reviewed an execution version, provided to Citi on December 23, 2013, of the Contribution Agreement;

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  held discussions with certain senior officers, directors and other representatives and advisors of Eagle Rock concerning the midstream business and its operations and prospects and with certain senior officers and other representatives and advisors of Regency concerning the businesses, operations and prospects of Regency;

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  reviewed certain publicly-available business and financial information relating to the midstream business as well as certain other business and financial information, including financial forecasts and other information and data, provided to or discussed with Citi by the senior management of Eagle Rock;

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  reviewed the financial terms of the Contribution as set forth in the Contribution Agreement in relation to, among other things, current and historical market prices and trading volumes of Eagle Rock common units and Regency common units, the financial condition and historical and projected cash flow and other operating data of the midstream business, and the capitalization of Eagle Rock;

  •
  considered, to the extent publicly-available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Contribution;

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  analyzed certain financial, stock market and other publicly-available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of the midstream business;

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  evaluated certain potential pro forma financial effects of the Contribution on Eagle Rock utilizing financial forecasts and other information and data provided to or discussed with Citi by the senior managements of Eagle Rock and Regency; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In connection with Citi's engagement and at the direction of Eagle Rock, Citi was requested to approach, and Citi held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or a part of Eagle Rock. In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly-available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Eagle Rock and Regency that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi relating to the midstream business, and financial forecasts and other information and data relating to Regency utilized in Citi's review of the potential pro forma financial effects of the Contribution, Citi was advised by the managements of Eagle Rock and Regency, as the case may be, and assumed, with Eagle Rock's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the oil and gas reserves and future financial performance of the midstream business, the potential pro forma financial effects of the Contribution, the potential strategic implications and financial and operational benefits anticipated by the management of Eagle Rock to result from the Contribution and the other matters covered thereby. Citi assumed, with Eagle Rock's consent, that the financial results (including with respect to certain planned acquisitions contemplated to be undertaken by Eagle Rock following consummation of the Contribution and the potential strategic implications and financial and operational benefits anticipated to result from the Contribution) reflected in such estimates, forecasts and other information and data will be realized in the amounts and at the times projected. Citi relied, at Eagle Rock's direction, upon the assessments of the management of Eagle Rock as to the potential impact on the midstream business of market trends and prospects of, and regulatory matters relating to, the oil, natural gas and natural gas liquids industry, including assumptions of the management of Eagle Rock as to future oil, natural gas and natural gas liquids commodity prices reflected in the financial forecasts and other information and data utilized in Citi's analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses or opinion. Citi assumed, with Eagle Rock's consent, that there would be no developments with respect to any such matters that would have an adverse effect on Eagle Rock (including the midstream business) or the Contribution (including the contemplated benefits of the Contribution) or that would otherwise be meaningful in any respect to Citi's analyses or opinions. Citi also assumed, with Eagle Rock's consent, that the value of the Eagle Rock Notes contemplated to be exchanged in connection with the Contribution in the Exchange Offer, would be equal to the face value thereof and that any adjustments to the aggregate consideration to be received by Eagle Rock in the Contribution would not in any respect be meaningful to Citi's analyses or opinion.

        Citi did not make or utilize an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Eagle Rock, Regency or any other entity and Citi did not make any physical inspection of the properties or assets of Eagle Rock, Regency or any other entity. Citi is not an expert in the evaluation of oil and gas reserves and expressed no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil and gas properties of Eagle Rock or any other entity. Citi assumed, with Eagle Rock's consent, that the Contribution and related transactions would be consummated in accordance with their respective terms and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Contribution and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed that would have an adverse effect on Eagle Rock (including the midstream business), Regency, the Contribution (including the contemplated benefits thereof) or related transactions. Citi did not express any view or opinion as to the actual value of Regency common units when issued in the Contribution or the prices at which Regency common units or any other securities of Eagle Rock, Regency or any other entity would trade or otherwise be transferable at any time. Representatives of Eagle Rock advised Citi, and Citi further assumed, that the final terms of the Contribution Agreement would not vary materially from those set forth in the execution version Citi reviewed. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and it relied, with Eagle Rock's consent, upon the assessments of representatives of Eagle Rock as to such matters.

        Citi's opinion did not address any terms (other than the aggregate consideration to be received by Eagle Rock in the Contribution to the extent expressly specified in its opinion) or other aspects or implications of the Contribution or related transactions, including, without limitation, the form or structure of the Contribution or related transactions, the Exchange Offer or any voting agreement or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Contribution, any related transactions or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Contribution or related transactions, or any class of such persons, relative to the aggregate consideration or otherwise. Citi's opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Citi expressed no opinion or view as to any potential effects of the volatility experienced by the credit, financial and stock markets on Eagle Rock, Regency or the Contribution (including the contemplated benefits thereof) or related transactions. The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        The following is a summary of the material financial analyses presented to the Eagle Rock Board in connection with Citi's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such analyses. For purposes of the analyses described below, the term "aggregate consideration" refers to the total implied value of the consideration to be received by Eagle Rock in the Contribution of $1,270 million, calculated as (1) the $720,000,000 portion of the consideration payable in cash and in Regency common units and (2) $550,000,000 in a like-kind debt exchange for the Eagle Rock Notes in connection with the Exchange Offer (such aggregate consideration would be an amount of up to $1,325,000,000 if less than all such Eagle Rock Notes are exchanged).

        Selected Public Companies Analysis.    Citi reviewed certain publicly-available financial and stock market information of the following seven selected companies which Citi in its professional judgment considered generally relevant for comparative purposes in evaluating Eagle Rock's midstream business as publicly-traded limited partnerships with assets or operations in the gathering and processing and transportation and storage sectors of the oil and gas industry, collectively referred to as the selected companies:

  •
  Marlin Midstream Partners, LP

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  Atlas Pipeline Partners, L.P.

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  Summit Midstream Partners, LP

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  Martin Midstream Partners L.P.

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  Southcross Energy Partners, L.P.

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  American Midstream Partners, LP

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  Midcoast Energy Partners, L.P.

        Citi reviewed, among other things, enterprise values of the selected companies, calculated as equity values (including general partner interests) based on closing unit prices on December 20, 2013 plus total debt and non-controlling interests less cash, as a multiple of calendar year 2014 and calendar year 2015 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Citi also reviewed equity values of the selected companies, based on closing unit prices on December 20, 2013, as a multiple of calendar year 2014 and calendar year 2015 estimated distributable cash flow. The overall low to high calendar year 2014 and calendar year 2015 estimated EBITDA multiples observed for the selected companies were 9.4x to 12.6x (with a mean of 11.0x and median of 11.3x) and 6.7x to 9.8x (with a mean of 8.8x and median of 9.2x), respectively. The overall low to high calendar year 2014 and calendar year 2015 estimated distributable cash flow multiples observed for the selected companies were 8.5x to 14.5x (with a mean of 11.3x and median of 11.6x) and 9.2x to 12.8x (with a mean of 10.9x and median of 10.6x), respectively. Citi then applied a selected range of calendar year 2014 and calendar year 2015 estimated EBITDA multiples of 9.5x to 11.5x and 9.0x to 10.0x, respectively, and a selected range of calendar year 2014 and calendar year 2015 estimated distributable cash flow multiples of 9.0x to 12.0x and 9.0x to 12.0x, respectively, derived from the selected companies to corresponding data of the midstream business. Financial data of the selected companies were based on publicly-available research analysts' estimates, public filings and other publicly-available information. Financial data of the midstream business was based on internal financial forecasts and other estimates of the senior management of Eagle Rock. This analysis indicated the following approximate implied enterprise value reference range for the midstream business, as compared to the aggregate consideration:

Implied Enterprise Value Reference Range	Aggregate Consideration
$1,125 - $1,325 million	$1,270 million

        Discounted Cash Flow Analysis.    Citi performed a discounted cash flow analysis of the midstream business by calculating the estimated net present value of the unlevered free cash flows that the midstream business was forecasted to generate during the calendar year ending December 31, 2014 through the calendar year ending December 31, 2018. Citi calculated estimated terminal values for the midstream business by applying to the estimated EBITDA of the midstream business in calendar year 2018 a range of terminal value EBITDA multiples of 9.5x to 11.5x. The present values (as of December 31, 2013) of the cash flows and terminal values were then calculated using discount rates ranging from 9.3% to 10.7%. Financial data of the midstream business was based on internal financial forecasts and other estimates of the senior management of Eagle Rock. This analysis indicated the following approximate implied enterprise value reference range for the midstream business, as compared to the aggregate consideration:

Implied Enterprise Value Reference Range	Aggregate Consideration
$1,021 - $1,247 million	$1,270 million

        Selected Precedent Transactions Analysis.    Using publicly-available information, Citi reviewed financial data relating to the following 23 selected transactions publicly announced from April 1, 2010 to October 21, 2013 which Citi in its professional judgment considered generally relevant for comparative purposes as transactions involving target companies with operations in the gathering and processing and transportation and storage sectors of the oil and gas industry, referred to as the selected transactions:

Announcement Date	Acquiror	Seller/Target
October 21, 2013	• Crosstex Energy, Inc.	• Devon Energy Corporation
October 10, 2013	• Crestwood Midstream Partners LP	• Arrow Midstream Holdings LLC
April 16, 2013	• Atlas Pipeline Partners, L.P.	• TEAK Midstream, L.L.C.
March 15, 2013	• CenterPoint Energy, Inc.	• OGE/ArcLight Corp. / ArcLight Capital Partners, LLC
February 27, 2013	• Regency Energy Partners LP	• Southern Union Gathering Co.
December 11, 2012	• Access Midstream Partners, L.P.	• Chesapeake Energy Corporation
December 3, 2012	• Atlas Pipeline Partners, L.P.	• Cardinal Midstream, LLC
November 15, 2012	• Targa Resources Partners, L.P.	• Saddle Butte Pipeline, LLC
August 20, 2012	• Tallgrass Energy Partners, L.P.	• Kinder Morgan Energy Partners, L.P.
August 10, 2012	• Eagle Rock Energy Partners, L.P.	• BP America Production Company
May 21, 2012	• NGL Energy Partners, L.P.	• High Sierra Energy, L.P.
May 7, 2012	• MarkWest Energy Partners, L.P.	• Keystone Midstream Services, LLC
April 10, 2012	• Penn Virginia Resource Partners, L.P.	• Chief E&D Holdings, L.P.
March 19, 2012	• Williams Partners, L.P.	• Caiman Eastern Midstream, LLC
February 27, 2012	• Crestwood Midstream Partners, L.P.	• Antero Resources Appalachian Corp.
December 12, 2011	• MarkWest Energy Partners, L.P.	• The Energy & Minerals Group
May 5, 2011	• Kinder Morgan Energy Partners, L.P.	• Petrohawk Energy Corp.
March 22, 2011	• Anadarko Petroleum Corp.	• BP Plc
February 18, 2011	• Crestwood Midstream Partners, L.P.	• Frontier Gas Services, LLC
January 18, 2011	• Western Gas Partners, L.P.	• Encana Oil & Gas, Inc.
July 28, 2010	• Enbridge Energy Partners, L.P.	• Atlas Pipeline Partners, L.P.
April 13, 2010	• Kinder Morgan Energy Partners, L.P.	• Petrohawk Energy Corp.
April 1, 2010	• Enterprise Products Partners, L.P.	• M2 Midstream, LLC

        Citi reviewed, among other things, transaction values of the selected transactions, calculated as the purchase prices paid in such transactions, as a multiple of next 12 months estimated EBITDA. The overall low to high next 12 months estimated EBITDA multiples observed for the selected transactions were 8.2x to 41.7x. Citi then applied a selected range of next 12 months estimated EBITDA multiples of 9.0x to 11.5x derived from the selected transactions to the next 12 months (as of December 31, 2013) estimated EBITDA of the midstream business. Financial data of the selected transactions were based on publicly-available research analysts' estimates, public filings and other publicly-available information. Financial data of the midstream business was based on internal financial forecasts and other estimates of the senior management of Eagle Rock. This analysis indicated the following approximate implied enterprise value reference range for the midstream business, as compared to the aggregate consideration:

Implied Enterprise Value Reference Range	Aggregate Consideration
$1,114 - $1,424 million	$1,270 million

        Other Information.    Citi also observed certain additional information that was not considered part of Citi's financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

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  trading prices of Regency common units during the 52-week period ended December 20, 2013, which indicated such trading prices for Regency common units during such period of approximately $20.58 to $29.52 per unit;

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  unit price targets for Regency as reflected in publicly-available Wall Street research analysts' reports, which indicated low to high unit price targets for Regency of $26.00 to $33.00 per unit;

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  publicly-available financial and stock market information of Regency and the following eight selected companies in the gathering and processing and transportation and storage sectors of the oil and gas industry: (1) Access Midstream Partners, L.P., (2) Atlas Pipeline Partners, L.P., (3) Crestwood Midstream Partners LP, (4) DCP Midstream Partners, LP, (5) MarkWest Energy Partners, L.P., (6) Targa Resources Partners, L.P., (7) Western Gas Partners, L.P. and (8) Crosstex Energy, L.P., which reflected for these selected companies overall low to high calendar year 2014 and calendar year 2015 estimated EBITDA multiples of 11.3x to 22.0x (with a mean of 16.0x and median of 15.4x) and 9.8x to 19.1x (with a mean of 13.0x and median of 12.4x), respectively, and overall low to high calendar year 2014 and calendar year 2015 estimated distributable cash flow multiples of 12.3x to 19.8x (with a mean of 16.2x and median of 15.9x) and 12.1x to 18.3x (with a mean of 14.4x and median of 13.8x), respectively, as compared to Regency's calendar year 2014 and calendar year 2015 estimated EBITDA multiples of 11.3x and 9.8x, respectively, and calendar year 2014 and calendar year 2015 estimated distributable cash flow multiples of 11.4x and 10.6x, respectively; and

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  potential pro forma financial effects of the Contribution on Eagle Rock's estimated cash distributions per unit in calendar year 2014 through calendar year 2018 based on internal financial forecasts and other estimates of the managements of Eagle Rock and Regency assuming a like-kind debt exchange for all outstanding Eagle Rock Notes in connection with the Exchange Offer and after giving effect, among other things, to potential synergies anticipated by the senior management of Eagle Rock to result from the Contribution and certain planned acquisitions contemplated to be undertaken by Eagle Rock following consummation of the Contribution, which indicated that the Contribution could be neutral to Eagle Rock's calendar year 2014 estimated cash distributions per unit and accretive to Eagle Rock's calendar year 2015 through calendar year 2018 estimated cash distributions per unit. The actual results achieved by the combined company may vary from forecasted results and the variations may be material.

  Miscellaneous

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described above. The summary of the analyses above is not a complete description of Citi's opinion or the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Eagle Rock. No company, business or transaction reviewed is identical or directly comparable to the midstream business or the Contribution and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend the specific consideration payable in the Contribution. The type and amount of consideration payable in the Contribution were determined through negotiations between Eagle Rock and Regency and the decision to enter into the Contribution Agreement was solely that of the Eagle Rock Board. Citi's opinion was only one of many factors considered by the Eagle Rock Board in its evaluation of the Contribution and should not be viewed as determinative of the views of such board of directors or the management of Eagle Rock with respect to the Contribution or the aggregate consideration to be received by Eagle Rock in the Contribution.

        In connection with Citi's services as Eagle Rock's financial advisor, Eagle Rock has agreed to pay Citi an aggregate fee currently estimated to be approximately $2.0 million, of which $1.5 million was payable upon delivery of Citi's opinion and the balance of which is payable contingent upon completion of the Contribution. In addition, Eagle Rock has agreed to reimburse Citi for certain expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against liabilities, including liabilities under federal securities laws, arising from Citi's engagement.

        Citi and its affiliates in the past have provided, currently are providing and in the future may provide services to Eagle Rock, Regency and their respective affiliates unrelated to the Contribution, for which services Citi and its affiliates received and may receive compensation, including during the two-year period prior to the date of its opinion (1) having acted as bookrunner with respect to certain equity and debt offerings of Eagle Rock, (2) acting as a lender under an existing credit facility of Eagle Rock, (3) having acted as bookrunner or sole or joint bookrunner with respect to certain equity and debt offerings of Regency and its affiliates and (4) acting as a lender under certain credit facilities of Regency and its affiliates. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Eagle Rock, Regency and their respective affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Eagle Rock, Regency and their respective affiliates.

        Eagle Rock selected Citi to act as its financial advisor in connection with the Contribution based on Citi's reputation, experience and familiarity with Eagle Rock and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Financial Projections Provided to the Advisors

Eagle Rock Projected Financial Information

        Eagle Rock does not, as a matter of course, generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than providing, from time to time, certain earnings guidance in its regular press releases and other investor materials. In connection with the evaluation of a possible transaction, Eagle Rock's management prepared certain nonpublic financial projections that were not intended for public disclosure, which projections are summarized below. These financial projections were prepared solely for purposes of evaluating a potential strategic transaction, and so were not prepared in the same manner as the financial guidance that Eagle Rock prepares for public disclosure.

        Eagle Rock unitholders are cautioned not to place undue reliance on the financial projections. The financial projections are not being included in this proxy statement for the purpose of influencing your decision whether to vote for the approval of the Contribution Agreement and the Contribution and should not be regarded as an indication that any of Eagle Rock, Regency or their respective affiliates, officers, employees, directors, partners, advisors or other representatives or any recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and the projected financial information should not be relied on as such. None of Eagle Rock, Regency or any of their respective affiliates, officers, employees, directors, partners, advisors or other representatives gives any assurance that actual results will not differ from the projected results, and no obligation is undertaken to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing, or changes in assumptions or outlook occurring, after the date the internal financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Eagle Rock does not intend to update or otherwise revise the projected financial information. None of Eagle Rock, Regency or any of their respective affiliates, officers, employees, directors, partners, advisors or other representatives has made or makes any representation to any unitholder regarding Eagle Rock's ultimate performance compared to the information contained in these internal financial projections or that projected results will be achieved. Eagle Rock has made no representation to Regency in the Contribution Agreement or otherwise concerning the Eagle Rock Projections.

        The following table presents a summary of the Eagle Rock Projections. The unaudited prospective financial information set forth below does not include certain other financial projections provided to Regency and to the Eagle Rock Board prior to the time that the Eagle Rock Projections were provided to the Eagle Rock Board because such other financial projections (i) were based on information (including regarding commodity pricing and volumes) that was dated as of the time immediately prior to the execution of the Contribution Agreement, (ii) were not relied upon by the Eagle Rock Board or Eagle Rock's financial advisors in connection with the Contribution and (iii) are considered by Eagle Rock to not be material to Eagle Rock unitholders for the purpose of this proxy statement.

	2014E	2015E	2016E	2017E	2018E
Midstream Adjusted EBITDA	$123.8	$128.0	$134.0	$128.4	$130.7
Midstream Unlevered Free Cash Flow	$62.6	$68.5	$76.9	$71.3	$73.6

        Projected Midstream Adjusted EBITDA, as prepared by Eagle Rock management and presented above, represents expected net operating income (revenues less cost of goods sold and operating expenses) plus depreciation, amortization and income taxes, if any, generated from the midstream assets plus the expected net midstream commodity derivative settlements, less expected general and administrative expenses allocated to the Midstream Business. Projected Midstream Unlevered Free Cash Flow represents Midstream Adjusted EBITDA less expected maintenance and growth capital expenditures. Midstream Adjusted EBITDA and Midstream Unlevered Free Cash Flow, as presented above, are non-GAAP financial measures. Eagle Rock provided this information to its financial advisors because Eagle Rock believed it could be useful in evaluating, on a prospective basis, Eagle Rock's potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Eagle Rock may not be comparable to similarly titled amounts used by other companies.

        The Eagle Rock Projections are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Eagle Rock Projections reflect numerous estimates and assumptions made by Eagle Rock management with respect to industry performance and competition, general business, economic, market and financial conditions, commodity prices, demand for natural gas, natural gas liquids and oil, production growth, capacity utilization and additional matters specific to Eagle Rock's business, all of which are difficult to predict and many of which are beyond Eagle Rock's control. Other important factors that may cause actual results to be different from the Eagle Rock Projections include, but are not limited to, risks and uncertainties relating to Eagle Rock's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, weather patterns, the regulatory environment, general business and economic conditions and other matters described under the section entitled "Cautionary Statement Concerning Forward-Looking Statements." As a result, there can be no assurance that the Eagle Rock Projections contained therein will be realized or that actual results will not be materially different than estimated in the Eagle Rock Projections, and it is likely that actual results will differ. The Eagle Rock Projections cover multiple years and, even to the extent such information may provide guidance as to management's view of possible future performance, such information by its nature becomes less predictive with each successive year. You are urged to review Eagle Rock's most recent SEC filings for a description of risk factors with respect to Eagle Rock's business. Please read "Cautionary Statement Concerning Forward-Looking Statements" and "Where You Can Find More Information."

        The Eagle Rock Projections were not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections or generally accepted accounting principles but, in the view of Eagle Rock's management, were prepared on a reasonable basis, and based on the assumptions underlying such Eagle Rock Projections, reflect the best currently available estimates and judgments of Eagle Rock's management. The Eagle Rock Projections were prepared by, and are the responsibility of Eagle Rock. Neither Eagle Rock's nor Regency's independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to such projected financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and they disclaim any association with, the Eagle Rock Projections. The reports of the independent registered public accounting firms incorporated by reference in this proxy statement relate to Eagle Rock's and Regency's historical financial information. Those reports do not extend to the Eagle Rock Projections and should not be read to do so.

Regulatory Clearances Required for the Contribution

        Eagle Rock, Regency and Regal have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Contribution Agreement. These approvals include clearance under the HSR Act, the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, and the Federal Trade Commission Act (together the "Antitrust Laws"), as well as approval from any government, or any authority, agency, regulatory body, listing agency or exchange, commission, court, official or other instrumentality of any government, of the United States of America, or any state, county, parish or city, or any other local or other political subdivision thereof (each, a "Governmental Authority"). On January 16, 2014, Eagle Rock and Regency filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC.

        The terms of the Contribution Agreement require that each of Eagle Rock, Regency and Regal to supply as promptly as practicable any additional information requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act.

        Eagle Rock, Regency and Regal have agreed to use their commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by the Contribution Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Contribution, including any proceeding initiated by a private person.

        Subject to the terms of the Contribution Agreement, Regency and Regal have agreed to take (including causing their subsidiaries to take) any and all steps and undertakings necessary to resolve any objections by Governmental Authorities asserted under Antitrust Laws with respect to the Contribution and related transactions, and to avoid or eliminate all impediments under Antitrust Laws that may be asserted by Governmental Authorities so as to enable to the Contribution to close as promptly as practicable and in any event no later than the July 31, 2014 (the "Outside Date"), including without limitation by means of:

  •
  proposing, negotiating, committing to and effecting sales, divestitures or dispositions of businesses, assets, equity interests, product lines or properties of Regency, Regency's subsidiaries or the Midstream Entities or any equity interest in any joint venture held by Regency, Regency's subsidiaries or the Midstream Entities;

  •
  creating, terminating or divesting relationships, ventures, contractual rights or obligations of Regency, Regency's subsidiaries or the Midstream Entities; and

  •
  otherwise taking or committing to taking actions that would limit Regency's freedom of action, ownership or control with respect to, or its ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties or any equity in any joint venture held by Regency, Regency's subsidiaries or the Midstream Entities;

in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Contribution or delay the closing of the Contribution beyond the Outside Date. However, Regency and Regal are not be required to take any of the above actions to the extent such actions would require the divestiture of any assets of Regency, Regency's affiliates or related to Eagle Rock's midstream business that either individually or in the aggregate exceed $100,000,000.

        In addition, to assist Regency and Regal in complying with the foregoing obligations, Eagle Rock has agreed, and has agreed to cause the Midstream Entities to, enter into one or more agreements to be entered into prior to the closing of the Contribution requested by Regency with respect to any transaction to divest, hold separate or otherwise take any action limiting such entities' freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of such entities or any equity in any joint venture held by such entities (any such action, a "Divestiture Action"); provided, however, that:

  •
  the consummation of the transactions provided for in any such agreement for a Divestiture Action (a "Divestiture Agreement") shall be conditioned upon the closing of the Contribution or the satisfaction of all of the conditions to the closing of the Contribution in a case where the closing would occur immediately following such Divestiture Action (and where Regency has irrevocably committed to effect the closing of the Contribution immediately following such Divestiture Action); and

  •
  Regency and Regal must indemnify and hold harmless Eagle Rock and the Midstream Entities from all costs, expenses and liabilities incurred by Eagle Rock or the Midstream Entities arising from or relating to such Divestiture Agreement.

        Eagle Rock cannot assure you that all of the regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division, the Federal Trade Commission or any state attorney general will not attempt to challenge the Contribution on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

        Eagle Rock, Regency and Regal are not aware of any material governmental approvals or actions that are required for completion of the Contribution other than those described above. Moreover, Eagle Rock cannot assure you, however, that other government agencies or private parties will not initiate actions to challenge the Contribution before or after it is completed. Any such challenge to the Contribution could result in a court order enjoining the Contribution or in restrictions or conditions that would have a material adverse effect on the midstream business following the Contribution if the Contribution is completed. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

No Appraisal Rights

        Eagle Rock common unitholders do not have appraisal rights under the Partnership Agreement, the Contribution Agreement or Delaware or other applicable law.

Interests of Officers of Eagle Rock in the Contribution

        In considering the recommendation of the Eagle Rock Board that you vote to approve the Contribution Agreement and the Contribution, you should be aware that aside from their interests as unitholders of Eagle Rock, certain of Eagle Rock's officers, namely the Midstream Officers, have interests in the Contribution that are different from, or in addition to, those of other unitholders of Eagle Rock generally. The members of the Eagle Rock Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Contribution Agreement and the Contribution, and in recommending to the unitholders of Eagle Rock that the Contribution Agreement be approved. Please read "The Contribution—Background of the Contribution" and "The Contribution—Recommendation of the Eagle Rock Board and Reasons for the Contribution." Eagle Rock's unitholders should take these interests into account in deciding whether to vote "FOR" the proposal to approve the Contribution Agreement and the Contribution. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

  Treatment of Eagle Rock Restricted Unit Awards

        The Midstream Officers received letters (each, a "Letter Agreement") from Eagle Rock prior to the Contribution that will cause full accelerated vesting of any outstanding unvested restricted units granted under the Eagle Rock LTIP upon a Midstream Officer's termination without "Cause" or for "Good Reason" (each as defined in the Midstream Officer's restricted unit award agreement) following a "Change of Control" (as defined in the Midstream Officer's executive change of control agreement, which is described in more detail below). The Contribution qualifies as a Change of Control for purposes of the Letter Agreement.

        In addition, under the Contribution Agreement, any Midstream Officers that are hired by Regency and become transferred employees will have their unvested restricted unit awards replaced with a comparable award, as determined by Regency, under Regency's long-term incentive plan. It is not currently known which, if any, Midstream Officers will become transferred employees.

        As of the date of this filing, the Midstream Officers held the following numbers of outstanding Eagle Rock restricted units:

Name of Executive	Number of Outstanding Unvested Restricted Units
Roger A. Fox	152,000
James L. Kincaid, Jr.	N/A
Jeffrey D. Langemeier	33,830
Danny R. Schedule	38,550
Harold Gullung	36,830
Thomas W. Henderson, Jr.	30,040
Todd A. Johnson	28,485

        For an estimate of the value that would be received by Mr. Fox, the only named executive officer of Eagle Rock who received a Letter Agreement, following accelerated vesting of his restricted unit award, please read "—Quantification of Potential Payments to Eagle Rock's Named Executive Officers in Connection with the Contribution."

  Potential Payments from Executive Change of Control Agreements

        Eagle Rock's executive officers are parties to executive change of control agreements with Eagle Rock Energy G&P LLC (each an "Executive COC Agreement"). Each Executive COC Agreement provides for severance payments and benefits upon a termination without "Cause" or resignation for "Good Reason" that occurs in connection with a "Change of Control" (each as defined below). However, the Executive COC Agreement for each Midstream Officer contains a unique definition of change of control, with an added trigger focused on a sale of the Midstream Entities. Because only the unique change of control definition within the Executive COC Agreements for the Midstream Officers (specifically, the added Midstream Entities sale trigger) will be triggered by the Contribution, the relevant portions of the Executive COC Agreements described below will focus on the potential severance and benefits that could become due in connection with a change of control for such Midstream Officers.

        Under the Executive COC Agreements, if a change of control occurs and, within six months prior to or two years after the date of such change of control either (1) the executive officer's employment is terminated other than for Cause or (2) the executive officer terminates his employment for Good Reason (each of (1) and (2) constituting a "Qualifying Termination"), then each executive officer will receive the change of control severance payments and other benefits described below. The payments and benefits due to an executive upon a Qualifying Termination under the Executive COC Agreements are: (1) accrued but unpaid salary, earned but unpaid performance bonus for a completed fiscal year prior to the date of termination, reimbursement of eligible expenses incurred through the date of termination, and any employee benefits to which the executive may be entitled pursuant to the terms governing such benefits; (2) a pro-rata performance bonus for the calendar year of termination, payable in a lump sum within 60 days following the later of the change of control or the executive's date of termination; (3) a lump sum amount equal to 1.5 times (for Vice Presidents) or 2.5 times (for Senior Vice Presidents) the sum of the executive's base salary plus the officer's target performance bonus for the year in which the change of control occurs, payable within 60 days following the later of the change of control or the executive's date of termination; (4) continuation of medical and dental benefits for 18 months (for Vice Presidents) or 30 months (for Senior Vice Presidents) following the date of termination; and (5) reimbursement of the cost of outplacement services up to $30,000 incurred during the one year period beginning on the date of termination. Payment of these amounts is contingent upon an executive's execution and delivery and non-revocation of a general release of claims in Eagle Rock's favor.

        In the event the compensation committee of the Eagle Rock Board determines that Section 280G of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") applies to any compensation (including amounts payable under the Executive COC Agreements and the acceleration of vesting of equity awards) due to an executive officer in connection with a change of control and that such compensation, in the aggregate, if paid to the executive officer will more likely than not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, that such compensation will either (1) be reduced so that the present value of the total compensation received by the executive officer is $1.00 less than the amount which would cause the officer to incur an excise tax under Section 4999, or (2) be paid to the executive officer in full, whichever produces the better net after tax position to the executive officer.

        For purposes of the Executive COC Agreements and restricted unit awards, the terms listed below are defined as follows:

          (1)   "Cause" means a determination made by 2/3 of the Eagle Rock Board that an individual (a) willfully and continually failed to substantially perform his duties, which continued for a period of 30 days after written notice thereof, or (b) willfully engaged in conduct that is demonstrably and materially injurious to Eagle Rock, in which case the individual shall be entitled to receive written notice of such conduct and shall have the opportunity to be heard by the Eagle Rock Board.

          (2)   "Change of Control" means (a) the acquisition by any person or group of 40% or more of either Eagle Rock's outstanding equity securities or the combined voting power of Eagle Rock's outstanding voting securities, subject to certain exceptions; (b) the acquisition by any person or group of 40% or more of the combined voting power of the then outstanding voting securities of Eagle Rock's general partner or Eagle Rock Energy G&P LLC, subject to certain exceptions; (c) Eagle Rock's limited partners approve a plan of complete liquidation; (d) a reorganization, merger or consolidation involving Eagle Rock or a sale of all or substantially all of Eagle Rock's assets, unless, following such event, ownership or effective control has not been sufficiently changed; (e) the current members of the Eagle Rock Board, and certain future members of the Eagle Rock Board who are appointed or elected other than through a contested election, cease for any reason to constitute at least a majority of the Eagle Rock Board; or (f) solely in the case of the Midstream Officers, a sale of all or substantially all of the equity interests and/or assets of Eagle Rock's midstream business unit.

          (3)   "Good Reason" means (a) a substantial reduction in an individual's status, title, position or responsibilities or the assignment of duties or responsibilities inconsistent with an individual's status, title, position or responsibilities; (b) a reduction in an individual's annual base salary; (c) a change in the geographic location at which the individual must perform services to a location more than thirty-five (35) miles from the location at which the individual normally performs such services; (d) Eagle Rock's failure to continue in effect any material compensation or benefit plan in which the individual was participating or to provide the individual with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those previously provided for under each compensation or employee benefit plan, program and practice; (e) any material breach by Eagle Rock of any provision of the applicable agreement or of any provision of an individual's employment agreement, if any; or (f) any purported termination of an individual's employment for "cause" by Eagle Rock that does not otherwise comply with the terms of the applicable agreement or the individual's employment agreement, if any. In the case of the individual's allegation of "good reason," (A) the individual shall provide notice to the Eagle Rock Board of the event alleged to constitute "good reason" within 90 days of the occurrence of such event, and (B) Eagle Rock shall have the opportunity to remedy the alleged "good reason" event within 30 days from receipt of notice of such allegation.

        For an estimate of the value of the payments and benefits described above that would be payable under the Executive COC Agreements to each of Eagle Rock's named executive officers, please read "—Quantification of Potential Payments to Eagle Rock's Named Executive Officers in Connection with the Contribution."

  Indemnification

        The Partnership Agreement requires Eagle Rock, among other things, to indemnify the directors and officers of Eagle Rock Energy G&P LLC against certain liabilities that may arise by reason of their service as directors or officers.

        In addition, the Contribution Agreement provides that if the Contribution closes, Regency and its affiliates (including the Midstream Entities contributed to the Regency Parties in the Contribution) shall release, indemnify, defend and hold harmless any past or current officer, employee or director of Eagle Rock or any of its affiliates (including the Midstream Entities) from losses based upon, resulting from or arising out of actions taken or omissions made, prior to the closing of the Contribution, in respect of the business, affairs and governance and management of any Midstream Entity (except for any claim resulting from the willful misconduct or fraudulent act of such released person) and other certain matters named in the Contribution Agreement.

  New Arrangements with Regency

        Prior to the effective time, Regency and its affiliates may initiate negotiations of agreements, arrangements and understandings with certain Midstream Officers regarding compensation and benefits and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, Regency or its affiliates, in each case on a going-forward basis following completion of the Contribution. However, as of the date of this filing, no such agreements exist.

  Quantification of Potential Payments to Eagle Rock's Named Executive Officers in Connection with the Contribution

        The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Contribution which the current Eagle Rock named executive officers could receive in connection with the Contribution. Only information for Mr. Fox is included as he is the only named executive officer affected by the Contribution because (1) compared to the other named executive officers, only his Executive COC Agreement has the unique trigger focused on a sale of the midstream business, (2) he is the only named executive officer that entered into a Letter Agreement, and (3) he is the only named executive officer that could be hired by Regency and become a transferred employee. The amounts in the table below were calculated using the following assumptions: (1) the consummation of the Contribution occurred on                        , 2014, (2) the price per share of the Eagle Rock common units for purposes of calculating accelerated restricted unit awards is $6.05, which is the average closing market price of Eagle Rock's common units over the first five business days following the first public announcement of the Contribution, (3) although it has not yet been determined whether Mr. Fox will continue employment with Regency or if Mr. Fox will incur a Qualifying Termination, the employment of Mr. Fox is assumed to be terminated due to a Qualifying Termination on the date of the Contribution; and (4) with respect to amounts that could become payable under the Executive COC Agreement, Mr. Fox properly executed a general release agreement in favor of Eagle Rock Energy G&P LLC. Values shown below do not take into account any increase in compensation that may occur following the date of this proxy statement or following the Contribution. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by Mr. Fox below may differ from the amounts set forth below.

        For additional information regarding the terms of the payments described below, please read "The Contribution—Interests of Officers of Eagle Rock in the Contribution."

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Roger A. Fox	1,563,125	919,600	95,576	2,578,301

(1)
The amount in this column reflects the base salary and bonus that would become payable to Mr. Fox following a Qualifying Termination under his Executive COC Agreement. The severance and bonus payments are considered "double-trigger" payments as a Qualifying Termination following a Change of Control must occur prior to payment. The base salary portion of the severance amount under the Executive COC Agreement for Mr. Fox would equal $1,334,375 while the bonus portion of the severance amount under the Executive COC Agreement for Mr. Fox would equal $228,750.

(2)
The amount in this column reflects the result of the number of the unvested Eagle Rock restricted units that Mr. Fox held as of the date of this filing (152,000) multiplied by the average closing market price of Eagle Rock's common units over the first five business days following the first public announcement of the Contribution, which such unvested restricted units would be accelerated under the Letter Agreement. The amount in this column is considered a "double-trigger" payment as a termination without Cause or for Good Reason following a Change of Control under the Letter Agreement must occur prior to payment.

(3)
The amount in this column reflects the maximum aggregate amount of the continued medical benefits and the outplacements services Mr. Fox could receive upon a Qualifying Termination pursuant to his Executive COC Agreement. The amount of the cash payments that could become payable to Mr. Fox in connection with a Qualifying Termination for the coverage of medical benefits would be $65,576.18. The outplacement services have been calculated as if the maximum $30,000 of services would be provided, although it is possible that lower amounts would be provided if Mr. Fox were to take a job with a third party prior to reaching the maximum. The amount in this column is considered a "double-trigger" payment or benefit as a Qualifying Termination following a Change of Control must occur prior to the payment or benefit being provided.

ACCOUNTING TREATMENT

        Eagle Rock will account for the Contribution in accordance with accounting principles generally accepted in the United States and in accordance with the guidance within Financial Accounting Standard Board's Accounting Standards Codification Topic, 205-Presentation of Financial Statements, related to discontinued operations, and Topic 360-Property, Plant, and Equipment, related to assets held for sale, once the Contribution has been approved by the unitholders.

THE CONTRIBUTION AGREEMENT

        The following describes the material provisions of the Contribution Agreement, which is attached as Annex A to this proxy statement and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Contribution Agreement, the Voting and Support Agreement, the Limited Waiver and the form of Registration Rights Agreement attached as an exhibit to the Contribution Agreement. This summary does not purport to be complete and may not contain all of the information about the Contribution Agreement, the Voting and Support Agreement, the Limited Waiver and the form of Registration Rights Agreement that is important to you. You should read carefully each of the Contribution Agreement, the Voting and Support Agreement, the Limited Waiver and the form of Registration Rights Agreement in its entirety before making any decisions regarding the Contribution as it is the legal document governing the Contribution.

        The Contribution Agreement, the Voting and Support Agreement, the Limited Waiver, the form of Registration Rights Agreement and this summary of their terms have been included to provide you with information regarding the terms of such agreement. Factual disclosures about Eagle Rock, Regency or any of their respective subsidiaries or affiliates contained in this proxy statement or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about Eagle Rock, Regency or their respective subsidiaries or affiliates contained in such agreements and described in this summary. The representations, warranties and covenants made in the Contribution Agreement by Eagle Rock, on the one hand, and the Regency Parties, on the other hand, were qualified and subject to important limitations agreed to by the Eagle Rock and the Regency Parties in connection with negotiating the terms of the Contribution Agreement. In particular, in your review of the representations and warranties contained in the Contribution Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the Contribution Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Contribution Agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Contribution Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of Eagle Rock, Regency or any of their respective subsidiaries or affiliates.

 The Contribution

        Upon satisfaction or waiver of the conditions set forth in the Contribution Agreement, Eagle Rock will contribute to Regal the Contributed Interests. The Contributed Interests, upon the closing of the Contribution and after giving effect to the Pre-Closing Transfers, will represent the assets and operations that collectively comprise the midstream business of Eagle Rock.

Closing

        The closing of the Contribution will occur at 9:00 a.m. Houston time on the second business day after the satisfaction or waiver of the conditions to the Contribution provided in the Contribution Agreement (other than conditions that by their terms cannot be satisfied until the closing of the Contribution, but subject to the satisfaction or waiver of those conditions), or at such other date or time as the parties agree. For additional information regarding the conditions to the consummation of the Contribution, please read "—Conditions to Consummation of the Contribution."

        Eagle Rock currently expects to complete the Contribution during the first half of 2014, subject to receipt of unitholder approval of the Contribution Agreement and the Contribution and to the satisfaction or waiver of the other conditions to the transactions contemplated by the Contribution Agreement described below.

Conditions to Consummation of the Contribution

        Eagle Rock and the Regency Parties may not complete the Contribution unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

  •
  the Contribution Agreement and the Contribution will have been approved by the affirmative vote or consent of holders (as of the record date for the unitholder meeting) of a majority of the outstanding Eagle Rock common units;

  •
  no order or injunction (whether preliminary or permanent) issued by a court of competent jurisdiction or other governmental authority restraining or prohibiting in any material respect the consummation of the transactions contemplated by the Contribution Agreement or contemplated by the other transaction documents (brought by a third party) will be in effect;

  •
  all applicable waiting periods under the HSR Act will have expired or been terminated; and

  •
  no law will have been promulgated or enacted by any governmental authority, which would prevent or make illegal in any material respect the consummation of the transactions contemplated by the Contribution Agreement or by the other transaction documents.

        The obligation of the Regency Parties to effect the Contribution and to consummate the transactions contemplated by the Contribution Agreement is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Eagle Rock set forth in the Contribution Agreement are true and correct at and as of date of the Contribution Agreement and at and as of the closing date of the Contribution Agreement, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Midstream Material Adverse Effect" (as defined below) set forth in any individual such representation or warranty) would not have a Midstream Material Adverse Effect;

  •
  since the date of the Contribution Agreement, there has not occurred any Midstream Material Adverse Effect;

  •
  Eagle Rock will have caused the Midstream Entities and their assets to be fully released and discharged from all obligations in respect of the Credit Agreement;

  •
  Eagle Rock will have performed and complied in all material respects with all covenants, obligations and agreements required in the Contribution Agreement to be performed or complied with by it on or prior to the closing date of the Contribution Agreement;

  •
  Eagle Rock will have provided evidence of the removal of all persons with signatory authority over any bank or depository accounts in the name of each of the Midstream Entities;

  •
  effective as of the closing date of the Contribution Agreement, the individuals from the board of managers, board of directors or similar governing body of each of the Midstream Entities will have resigned and Eagle Rock will have provided such resignations to Regency;

  •
  Regency will have received the Carve-out Financial Statements, which in fact Eagle Rock delivered to Regency on January 20, 2014;

  •
  Regency will have executed and delivered a transition services agreement in a form having the terms attached as an exhibit to the Contribution Agreement;

  •
  Regency will have received certain closing deliverables from Eagle Rock; and

  •
  Eagle Rock will have executed and delivered an escrow agreement in substantially the form attached as an exhibit to the Contribution Agreement.

        The obligation of Eagle Rock to effect the Contribution is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of the Regency Parties set forth in the Contribution Agreement will be true and correct in all material respects (without giving effect to any limitations as to "materiality" or "Acquirer Material Adverse Effect" (as defined below) set forth in any individual representation or warranty) at and as of the closing date of the Contribution Agreement, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

  •
  since the date of the Contribution Agreement, there will not have occurred an Acquirer Material Adverse Effect;

  •
  the Regency Parties will have performed and complied in all material respects with each of the covenants, obligations and agreements required in the Contribution Agreement to be performed or complied with by such Regency Party on or prior to the closing date of the Contribution Agreement;

  •
  Regency will have delivered, or caused to be delivered, to Eagle Rock evidence of the wire transfer;

  •
  all conditions to the consummation of the Exchange Offer will have been satisfied and not waived (other than with the prior written consent of the parties), and the Exchange Offer may be consummated in accordance with applicable law immediately after (1) the assumption by Regency from Eagle Rock of the Eagle Rock Notes validly tendered for exchange pursuant to the Exchange Offer and not withdrawn as of the closing and accepted by Regency for exchange pursuant to the Debt Assumption Agreement and (2) the Contribution by Eagle Rock to Regal of the Contributed Interests;

  •
  the Regency common units compromising the equity consideration will have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  Regency will have executed and delivered a registration rights agreement (as described in "—Registration Rights Agreement") and will have executed and delivered a certificate duly executed by an executive officer of Regency confirming that as of the date of the certificate Regency is prepared to file and will file the registration statement contemplated by the registration rights agreement on the first business day following the closing;

  •
  Regency will have executed and delivered a transition services agreement in a form having the terms attached as an exhibit to the Contribution Agreement;

  •
  Regency will have executed and delivered an escrow agreement in substantially the form attached as an exhibit to the Contribution Agreement; and

  •
  Eagle Rock will have received certain closing deliverables.

        For purposes of the Contribution Agreement, the term "Midstream Material Adverse Effect" means any change, event, fact, development, condition, matter or circumstance that, individually or in the aggregate with all other changes, events, facts, developments, conditions, matters or circumstances, is or is reasonably likely to have a material adverse effect on the business, financial condition, liabilities, or results of operations of the Midstream Entities, taken as a whole. However, none of the following changes, events, facts, developments, conditions, matters or circumstances (either alone or in combination) will be taken into account for purposes of determining whether or not a material adverse effect with respect to the Midstream Entities has occurred:

  •
  changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions;

  •
  changes in the economic conditions prevalent in (1) the natural gas gathering, compressing, treating, processing and transportation industry generally; (2) the natural gas liquids fractionating and transportation industry generally; (3) the crude oil and condensate logistics and marketing industry generally and (4) the natural gas marketing and trading industry generally (including in each case changes in law affecting such industries);

  •
  changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids, condensate or other commodities;

  •
  the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

  •
  any hurricane, tornado, flood, earthquake or other natural disaster;

  •
  the identity of, or actions or omissions of Regency, or its affiliates, or any action taken pursuant to or in accordance with the Contribution Agreement or at the request of or with the consent of Regency;

  •
  any change resulting from the announcement of the Contribution Agreement and the transactions contemplated thereby, including any disruption of customers or supplier relationships or loss of any employees or independent contractors of any Midstream Entity;

  •
  the announcement or disclosure of Eagle Rock's intention to review the possibility of selling itself or the midstream business;

  •
  any change in accounting requirements or principles imposed upon Eagle Rock, its subsidiaries or their respective businesses or any change in applicable laws, or the interpretation thereof;

  •
  actions taken by Regency or any of its affiliates;

  •
  any changes, effects, events, facts, developments, conditions, matters or circumstances that have formed all or a portion of any breach of certain of the representations and warranties made by Eagle Rock in the Contribution Agreement any or certain losses resulting therefrom for which the purchase price has been adjusted pursuant to the terms of the Contribution Agreement or for which funds have been placed into the escrow account in accordance with the Contribution Agreement; or

  •
  any failure by the midstream business to meet any estimates, expectations, projections, forecasts, guidance or revenue or earnings predictions for any period ending prior to, on or after the date of the Contribution Agreement.

        The changes, events, facts, developments, conditions, matters or circumstances referred to in the first, second, third, fourth, fifth and ninth bullets above will be considered for purposes of determining whether there has been a Midstream Material Adverse Effect if such changes, events, facts, developments, conditions, matters or circumstances materially or disproportionately affect the Midstream Entities as compared to other participants of similar size in the industries in which the Midstream Entities operate (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Midstream Material Adverse

Effect with respect to the Midstream Entities may be taken into account in determining whether there has been a Midstream Material Adverse Effect).

        For purposes of the Contribution Agreement, the term "Acquirer Material Adverse Effect" means any change, event, fact, development, condition, matter or circumstance that, individually or in the aggregate with one or more other events, changes, events, facts, development, conditions or circumstances, is or is reasonably likely to materially impair or delay the ability of Regency to perform any of its obligations or to consummate any of the transactions under the transaction documents or otherwise materially threaten or materially impede or delay the consummation or performance of the transactions or obligations under the transaction documents.

Eagle Rock Unitholder Meeting

        Eagle Rock has agreed, as soon as reasonably practicable following the date of the Contribution Agreement, to establish a record date for, and as soon as reasonably practicable following clearance of this proxy statement by the SEC, hold a meeting of Eagle Rock unitholders for the purpose of such unitholders voting on the approval of the Contribution Agreement and the Contribution in accordance with the terms and provisions of the Contribution Agreement. If the Eagle Rock Board no longer recommends approval of the Contribution Agreement and the Contribution, Eagle Rock will no longer be required to submit the Contribution Agreement and the Contribution to a unitholder vote. For additional information regarding such terms and provisions, please read "—Change in Eagle Rock Board Recommendation."

Non-Solicitation of Alternative Proposals

        The Contribution Agreement contains detailed provisions prohibiting Eagle Rock from seeking an alternative proposal from a third person. Under these "non-solicitation" provisions, Eagle Rock agreed to, and has agreed to use commercially reasonable efforts to cause its representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to an alternative proposal, and request the return or destruction of all confidential information previously provided to such parties by or on behalf of Eagle Rock or its subsidiaries. In addition, Eagle Rock has agreed not to, and has agreed to use commercially reasonable efforts to cause its respective representatives not to, directly or indirectly:

  •
  initiate or solicit any inquiries or the making or submission of any alternative proposal; or

  •
  participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any alternative proposal.

        Notwithstanding these restrictions, the Contribution Agreement provides that if at any time prior to Eagle Rock's unitholders voting in favor of approving the Contribution Agreement and the Contribution, (1) Eagle Rock has received a written alternative proposal that the Eagle Rock Board believes is bona fide and (2) the Eagle Rock Board, after consultation with its financial advisors and its outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal, then Eagle Rock may (a) furnish information, including confidential information, with respect to Eagle Rock and its subsidiaries (including the Midstream Entities) to the person making such alternative proposal and (b) participate in discussions or negotiations regarding such alternative proposal. However, Eagle Rock will (x) not, and will use commercially reasonable efforts to cause its representatives not to, disclose any non-public information to such person unless Eagle Rock has, or first enters into, a confidentiality agreement with such person with confidentiality provisions that are not materially less restrictive to such person than the provisions of the confidentiality agreement between Eagle Rock and Regency are to Regency (including, without limitation, the inclusion of "standstill" provisions or similar restrictions) and (y) provide to Regency any non-public information about the Midstream Entities that was not previously provided or available to Regency prior to or substantially concurrently with providing or making available such non-public information to such other person.

        Eagle Rock also agreed that it will promptly (and in any event within 72 hours after receipt) advise Regency in writing of any alternative proposal (and any changes thereto) and the material terms and conditions of any such alternative proposal but need not provide the identity of the person making any such alternative proposal. Eagle Rock has agreed to keep Regency reasonably informed of material developments with respect to any such alternative proposal.

        For purposes of the Contribution Agreement, the term "alternative proposal" means any proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than Regency and its subsidiaries, relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Midstream Entities equal to 20% or more of the consolidated assets of the midstream business or to which 20% or more of Eagle Rock's revenues or earnings with respect to the midstream business on a consolidated basis are attributable, other than the transactions contemplated by the Contribution Agreement.

        For purposes of the Contribution Agreement, a "superior proposal" means a bona fide written offer, obtained after the date of the Contribution Agreement and not in breach of the non-solicitation provisions of the Contribution Agreement (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding equity securities of Eagle Rock or more than 50% of the combined assets of Eagle Rock, made by a third party, which is on terms and conditions which the Eagle Rock Board determines in good faith to be more favorable to the Eagle Rock unitholders than the transactions contemplated by the Contribution Agreement, taking into account at the time of determination any changes to the terms of the Contribution Agreement that as of that time had been committed to by Regency in writing and the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

        Notwithstanding anything to the contrary in the Contribution Agreement, other than in connection with an alternative proposal, the Eagle Rock Board is permitted, at any time prior to Eagle Rock's unitholders voting in favor of approving the Contribution Agreement and the Contribution, to make a Change in Recommendation if, prior to taking such action, both (1) the Eagle Rock Board determines in good faith, in consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable law and (2) Eagle Rock has given 48 hours advance notice to Regency that Eagle Rock intends to take such action.

Change in Eagle Rock Board Recommendation

        The Contribution Agreement provides that the Eagle Rock Board will not, except as described below, (1) (a) withdraw, modify or qualify in any manner adverse to Regency the recommendation of the Eagle Rock Board that Eagle Rock's unitholders approve the Contribution Agreement and the Contribution or (b) publicly approve or recommend, or publicly propose to approve or recommend, any alternative proposal (a "Change in Recommendation"); or (1) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Eagle Rock or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any alternative proposal.

        Notwithstanding the above, if Eagle Rock receives (1) a written alternative proposal or (2) another proposal or offer that, in either case, the Eagle Rock Board believes is bona fide and the Eagle Rock Board, after consultation with its financial advisors and its outside legal counsel, concludes that such alternative proposal constitutes a superior proposal, then the Eagle Rock Board may at any time prior to Eagle Rock's unitholders voting in favor of approving the Contribution Agreement and the Contribution, terminate the Contribution Agreement and pay a termination fee (as described in "—Termination of the Contribution Agreement" and "—Termination Fees") and/or effect a Change in Recommendation. However, the Eagle Rock Board may not take such action pursuant to the foregoing unless:

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  Eagle Rock has provided prior written notice to Regency specifying in reasonable detail the reasons for such action (including a description of the material terms of such superior proposal and delivering to Regency a copy of the proposed definitive agreement providing for such superior proposal), in the form to be entered into and any other relevant proposed transaction agreements, at least three calendar days in advance of taking any action with respect to a Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than three calendar days prior to the Eagle Rock unitholder meeting, in which case Eagle Rock will provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Notice Period"); and

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  during the Notice Period, Eagle Rock has negotiated, and has used commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Regency in good faith (to the extent Regency desires to negotiate) to make such adjustments in the terms and conditions of the Contribution Agreement so that such superior proposal ceases to constitute (in the judgment of the Eagle Rock Board) a superior proposal.

Consideration for the Contribution

        The consideration for the Contribution includes (1) $720,000,000 payable to Eagle Rock, as adjusted in accordance with the Contribution Agreement, consisting of $520,000,000 in cash and the equity consideration, (2) the assumption by Regency of up to $550,000,000 face value of the Eagle Rock Notes validly tendered by holders of the Eagle Rock Notes pursuant to the Exchange Offer and (3) if less than all of the Eagle Rock Notes are tendered in the Exchange Offer, the payment by Regency to Eagle Rock of a dollar amount equal to 110% of the difference between $550,000,000 and the face value of Eagle Rock Notes so validly tendered and cancelled and exchanged into Regency senior unsecured notes. For additional information regarding the Exchange Offer, please read "—Exchange Offer."

        In addition, the cash consideration payable to Eagle Rock may be reduced by the amounts of certain losses that would have actually incurred as of a date no later than five business days before the closing date of the Contribution Agreement (as though the closing were to occur on such date) by Regency resulting from the breach of certain of the representations and warranties (each a "Pre-Closing Breach") made by the Eagle Rock in the Contribution Agreement. The amount of any such losses agreed to by the parties at closing would reduce the consideration payable to Eagle Rock at closing. In addition, the alleged value of any losses alleged by Regency but not agreed to by Eagle Rock at closing would be deducted from the closing proceeds and placed into escrow subject to resolution pursuant to binding arbitration after the closing. Such losses would be subject to the following limitations: (1) each claim must be valued in excess of $1,000,000 in order for such claim to be made, (2) the aggregate value of all eligible claims must exceed $13,250,000, at which point only those amounts in excess of $13,250,000 will reduce the consideration paid to Eagle Rock and (3) the aggregate amount of all reductions in consideration resulting from Pre-Closing Breaches may not exceed $132,500,000.

        The consideration payable to Eagle Rock is also subject to a customary working capital adjustment if the working capital of the midstream business as of the closing exceeds $15 million or is more negative than negative $15 million.

Exchange Offer

        In connection with the Contribution, Regency has agreed, subject to the terms and conditions of the Contribution Agreement, to conduct the Exchange Offer. For additional information regarding the impact of the Exchange Offer upon the consideration to be received by Eagle Rock in connection with the Contribution, please read "—Consideration for the Contribution."

Termination of the Contribution Agreement

        The Contribution Agreement contains provisions granting both the Regency Parties, on the one hand, and Eagle Rock, on the other hand, the right to terminate the Contribution Agreement under the following circumstances (1) by mutual written consent of Eagle Rock and the Regency Parties, (2) if there shall be in effect a final nonappealable order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated thereby; provided, such right to terminate the Contribution Agreement will not be available to Eagle Rock, on the one hand, or Regency, on the other hand, if such order was primarily due to the failure of Eagle Rock, on the one hand, or the Regency Parties, on the other hand, to perform any of its obligations under the Contribution Agreement, (3) if the closing of the Contribution does not occur on or before the Outside Date or (4) the Contribution Agreement and the Contribution fail to receive Unitholder Approval.

        The Contribution Agreement also contains provisions granting Eagle Rock the right to terminate the Contribution Agreement and the Contribution if (1) either of the Regency Parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Contribution Agreement, or any of such party's representations or warranties has become untrue, and such breach, failure or untruth would result in a failure of a closing condition to be satisfied and has not been cured within 30 days of notice of such breach, failure or untruth from either of the Regency Parties or (2) in order to enter into a definitive agreement in response to a superior proposal in accordance with the provisions of the Contribution Agreement described above in "—Non-Solicitation of Alternative Proposals" and "—Change in Eagle Rock Board Recommendation."

        The Contribution Agreement also contains provisions granting the Regency Parties the right to terminate the Contribution Agreement if (1) Eagle Rock has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Contribution Agreement, or any of such party's representations or warranties has become untrue, and such breach, failure or untruth would result in a failure of a closing condition to be satisfied and has not been cured within 30 days of notice of such breach, failure or untruth from Eagle Rock, (2) a Change in Recommendation has occurred or (3) Regency has not received the Carve-Out Financial Statements by January 21, 2014 (which in fact Eagle Rock provided to Regency on January 20, 2014).

Termination Fees

        Eagle Rock will be required to pay Regency $42,168,750 as a termination fee if:

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  (1) an alternative proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the special meeting (or, if the special meeting has not occurred yet, prior to Eagle Rock exercising its right to terminate the Contribution Agreement due to the fact that the closing of the Contribution has not occurred on or before the Outside Date); (2) Eagle Rock or Regency has exercised their respective rights to terminate the Contribution Agreement due to the fact that the closing of the Contribution has not occurred on or before the Outside Date or if the special meeting has concluded and the Contribution Agreement and the Contribution fail to receive Unitholder Approval and (3) Eagle Rock enters into a definitive agreement with respect to, or consummates, such alternative proposal within nine months after the date the Contribution Agreement is terminated;

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  Regency exercises its right to terminate the Contribution Agreement due to a Change in Recommendation; or

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  Eagle Rock exercises its right to terminate the Contribution Agreement in order to enter into a definitive agreement relating to a superior proposal in accordance with the provisions of the Contribution Agreement.

Conduct of Business Pending the Consummation of the Contribution

        Under the Contribution Agreement, Eagle Rock and the Regency Parties have undertaken certain covenants that place restrictions on them, and their respective subsidiaries, from the date of the Contribution Agreement until the closing date or the termination of the Contribution Agreement, unless the other party gives its prior written consent (which may not be unreasonably withheld, conditioned or delayed). These covenants are subject to certain exceptions set forth in the Contribution Agreement and the disclosure schedules exchanged between the parties in connection with the Contribution Agreement.

        Eagle Rock has agreed to, and has agreed to cause each Midstream Entity to:

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  operate the Midstream Entities in all material respects in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to preserve its present business operations and organization (including key employees) relating to the Midstream Entities;

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  use its commercially reasonable efforts to preserve intact its current material relationships with third parties (including material customers and suppliers) having business dealings with any of the Midstream Entities;

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  with respect to the Midstream Entities, maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

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  with respect to the Midstream Entities, maintain all material permits, approvals and registrations from and with governmental authorities applicable to the Midstream Entities as of the date of the Contribution Agreement;

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  comply in all material respects with all applicable laws and orders to which the Midstream Entities are subject;

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  not transfer, sell, pledge, encumber or dispose of the Contributed Interests or any equity interests of or, outside the ordinary course of business, any material assets of the Midstream Entities;

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  not enter into any collective bargaining agreement or similar contract with (1) any labor union or representative relating to certain employees of Eagle Rock and its affiliates or (2) with respect to which any Midstream Entity could have any liability;

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  except as required by applicable law, an existing Eagle Rock employee benefit plan or as specifically agreed to in writing between Regency and Eagle Rock as part of the transactions contemplated by the Contribution Agreement, (1) not enter into any new or amend any existing compensatory plan, agreement or arrangement for the benefit of certain employees of Eagle Rock and its affiliates or in which certain employees of Eagle Rock and its affiliates participate (including any Eagle Rock employee benefit plan) or with respect to which any Midstream Entity could have any material liability or (2) increase the salary, wages, bonuses or other compensation or benefits of certain employees of Eagle Rock and its affiliates by more than 10% as compared to the level as of the date of the Contribution Agreement;

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  not terminate the employment of certain employees of Eagle Rock and its affiliates other than for "cause";

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  not, with respect to the Midstream Entities or the midstream business, make or change any election in respect of taxes, amend any tax return, adopt or change any accounting method in respect of taxes (other than changes required by law), or settle or compromise any tax liability, in each case, other than those adoptions, changes, elections, settlements, or compromises which would reasonably be expected to not materially increase the tax liability of the Midstream Entities or any direct or indirect owner of the Midstream Entities for any taxable period beginning after the closing date of the Contribution Agreement;

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  not agree to take any affirmative action to, with respect to certain joint venture entities of Eagle Rock, cause such joint venture entities to make or change any election in respect of taxes, amend any tax return, adopt or change any accounting method in respect of taxes (other than changes required by law), or settle or compromise any tax liability, in each case, other than those adoptions, changes, elections, settlements, or compromises which would reasonably be expected to not materially increase the tax liability of the Midstream Entities or any direct or indirect owner of the Midstream Entities for any taxable period beginning after the closing date of the Contribution Agreement;

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  use its commercially reasonable efforts to maintain the insurance policies in respect of the Midstream Entities consistent with past practice;

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  except for any contract entered into, terminated or amended in the ordinary course of business or that individually would not reasonably be expected to have an adverse impact on the midstream business in excess of $5,000,000, (1) not enter into any contract that could constitute a material agreement under the terms of the Contribution Agreement, (2) not grant any waiver of any material term under, or give any material consent with respect to, any material agreement under the terms of the Contribution Agreement and (3) not modify, amend or terminate any material agreement under the terms of the Contribution Agreement;

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  settle, release or compromise any pending or threatened adverse litigation for an amount that would reasonably be expected to be greater than $1,000,000, but in each case, only to the extent not covered by insurance or third-party indemnification; or

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  not agree to take any of the foregoing prohibited actions.

        Regency has agreed to, and has agreed to cause its subsidiaries to:

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  operate in all material respects in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to preserve its present business operations and organization (including key employees);

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  use its commercially reasonable efforts to preserve intact its current material relationships and all material contractual and other obligations with third parties (including material customers and suppliers) having business dealings with Regency or any of its subsidiaries;

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  comply in all material respects with all applicable laws and orders to which Regency or its subsidiaries are subject;

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  not take any action which would adversely affect, or impede or impair, the ability of the parties to the Contribution Agreement, or any of the actual or contemplated parties to any other transaction document, to consummate the transactions contemplated by the Contribution Agreement or the transaction documents;

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  except as required by law, not take any action that would reasonably be expected to result in any of the conditions to the closing not being satisfied; or

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  not agree to take any of the foregoing prohibited actions.

 Amendment and Waiver

        The parties may amend, modify or supplement the Contribution Agreement only by written agreement of the parties. However, certain provisions relating to the release of each past and current officer, director, partner, general partner, limited partner, managing director, member, stockholder, trustee, representative, employee, principal and agent of the general partner of Eagle Rock and each of the Midstream Entities (solely in their capacity as such, collectively, the "Released Parties") from any and all losses, claims, demands, rights, encumbrances, covenants or proceedings, of whatever kind or nature in law, equity or otherwise, whether known or unknown, and whether or not concealed or hidden, all of which any Midstream Entity now owns or holds or has at any time owned or held or may hereafter own or hold against any Released Party at any time, which arise out of actions taken or omissions made, prior to the closing date of the Contribution Agreement, in respect of the business, affairs and governance and management of any Midstream Entity may not be amended in a manner adverse to any such Released Party without the prior written consent of such Released Party.

        Except as otherwise provided in the Contribution Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition therein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Remedies; Specific Performance

        In the event of a valid termination of the Contribution Agreement, then each of the parties will be relieved of its duties and obligations arising under the Contribution Agreement after the date of such termination and such termination will be without liability to the Regency Parties or Eagle Rock, except (1) with respect to Eagle Rock, if it is required to pay the termination fee (described under "—Termination Fees") to Regency or (2) with respect to Eagle Rock, if it is required to indemnify the Regency Parties and its affiliates against certain losses (described under "—Indemnification"). In addition, in the event of a valid termination of the Contribution Agreement, the Regency Parties and Eagle Rock will not be relieved of any liability for the failure to comply with any covenants or agreements contained in the Contribution Agreement or any knowing or intentional breach by the Regency Parties of the representation with respect to the required consents and approvals of governmental authorities or any other person, except that (1) in the event that Eagle Rock pays the termination fee to Regency, Eagle Rock will have no further liability to Regency and (2) in the event that Regency terminates the Contribution Agreement because it has not received the Carve-Out Financial Statements by January 21, 2014 (in fact Eagle Rock provided the Carve-Out Financial Statements to Regency on January 20, 2014), then Eagle Rock will have no liability for any failure to comply with any covenants or agreements contained therein or for any breaches of any representations or warranties of Eagle Rock contained in the Contribution Agreement.

        The parties acknowledged and agreed in the Contribution Agreement that a breach of the Contribution Agreement would cause irreparable damage to the Regency Parties and Eagle Rock and that the Regency Parties and Eagle Rock would not have an adequate remedy at law for such breach. The parties agreed that the obligations of the parties would be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. The parties agreed that such remedies would, however, be cumulative and not exclusive and would be in addition to any other remedies which any party might have under the Contribution Agreement or otherwise. Each of the parties agreed not to oppose the granting of an injunction, specific performance and other equitable relief as provided in the Contribution Agreement on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agreed that no party would be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining equitable relief, and each party irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Representations and Warranties

        The Contribution Agreement contains representations and warranties made by Eagle Rock and the Regency Parties. These representations and warranties have been made solely for the benefit of the other parties to the Contribution Agreement and:

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  may be intended not as statements of fact or of the condition of the parties to the Contribution Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

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  have been qualified by disclosures that were made to the other party in connection with the negotiation of the Contribution Agreement, which disclosures and the related disclosure schedules may not be reflected in the Contribution Agreement;

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  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

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  were made only as of the date of the Contribution Agreement or such other date or dates as may be specified in the Contribution Agreement and are subject to more recent developments which may not be publicly disclosed.

        Accordingly, the representations and warranties in the Contribution Agreement may not describe the actual state of affairs as of the date they were made or at any other time.

        The representations and warranties made by both Eagle Rock and the Regency Parties relate to, among other things:

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  organization, formation, qualification and similar matters;

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  limited liability company or partnership power and authority with respect to the execution and delivery of the Contribution Agreement, and the due and valid execution and delivery and enforceability of the Contribution Agreement;

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  required consents and approvals of governmental authorities or any other person in connection with the transactions contemplated by the Contribution Agreement;

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  absence of conflicts with, or violations of, organizational documents, other contracts, permits and applicable laws;

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  documents filed with the SEC and financial statements included in those documents;

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  absence of certain changes since September 30, 2013;

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  compliance with applicable laws and permits;

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  environmental matters;

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  title to properties and rights of way;

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  litigation;

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  tax matters;

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  intellectual property;

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  books and records;

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  insurance; and

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  financial advisors.

        In addition, the representations and warranties made by only Eagle Rock relate to, among other things:

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  the ownership, due authorization and transfer of the Contributed Interests;

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  absence of undisclosed liabilities;

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  material contracts;

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  employee benefits;

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  information supplied in the Exchange Offer documents; and

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  matters relating to the equity consideration.

        In addition, the representations and warranties made by only the Regency Parties relate to, among other things:

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  capital structure;

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  matters related to the acquisition of the Contributed Interests;

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  the Exchange Offer documents; and

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  funds available for the cash consideration payable to Eagle Rock on the closing date of the Contribution Agreement.

Indemnification

        Eagle Rock has agreed to indemnify the Regency Parties and their affiliates, and each of their respective officers and directors (the "Regency Indemnitees"), against all losses actually incurred by the Regency Indemnitees based upon, resulting from or arising out of: (1) the portion of Eagle Rock's business retained after the Contribution (including Eagle Rock's upstream business) and any assets and contracts transferred to Eagle Rock in connection with the Pre-Closing Transfers; (2) this proxy statement (except for losses based upon untrue or alleged untrue statements in or omissions or alleged omissions from the proxy statement in reliance upon or related to information furnished to Eagle Rock by Regency); (3) Eagle Rock's breach of its representations regarding (a) its existence and good standing, (b) the validity of and the Eagle Rock's authority to enter into the Contribution Agreement, (c) Eagle Rock's ownership, authorization and transfer of the Contributed Interests, (d) indebtedness of the Midstream Entities, (e) financial advisors, (f) Eagle Rock's breach after the closing of the Contribution of the confidentiality, non-compete or insurance provisions of the Contribution Agreement or (g) certain taxes of Eagle Rock; (4) Eagle Rock's breach after the closing of the Contribution of the covenants relating to public announcements, registration rights, confidentiality, employees and employee benefits, non-solicitation and non-competition, cooperation, insurance and other matters; (5) certain tax matters; and (6) matters relating to Eagle Rock's employee benefit plans and related matters.

        The Regency Parties have agreed to indemnify Eagle Rock and its affiliates and each of their respective officers, employees, directors and equity holders (the "Eagle Rock Indemnitees") against all losses actually incurred by the Eagle Rock Indemnitees based upon, resulting from or arising out of: (1) the midstream business, including any assets and contracts transferred to any Regency Party in connection with the Pre-Closing Transfers; (2) any untrue statement or omission from the proxy statement in reliance upon or related to information furnished to the Eagle Rock by a Regency Party; (3) Regency's breach of its representations regarding (a) its existence, (b) the validity of and Regency's authority to enter into the Contribution Agreement, (c) Regency's capitalization, (d) certain matters relating to Regency's acquisition of the Contributed Interests, (e) Regency's tax treatment as a partnership and Regal's tax treatment as a disregarded entity, (f) the absence of any consents required on behalf of Regency, or (g) financial advisors; (4) a Regency Party's breach after the closing of the Contribution of the covenants relating to registration rights, confidentiality, employees and employee benefits, use of name, retention of books and records, guarantees, cooperation, insurance, NYSE listing and other matters; (5) certain tax matters; and (6) Regency's use of the Carve-Out Financial Statements (except to the extent and only to the extent that such Carve-Out Financial Statements do not fairly present in all material respects the financial position of the midstream business as of the dates thereof and the results of operations and cash flows for the periods then-ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

Registration Rights Agreement

        In connection with the closing of the Contribution, Regency has agreed to enter into a registration rights agreement with Eagle Rock, substantially in the form attached as an exhibit to the Contribution Agreement, whereby Regency will grant Eagle Rock certain registration rights with respect to the Regency common units it will receive as equity consideration in connection with the closing of the Contribution.

Voting and Support Agreement

        In connection with the execution of the Contribution Agreement, on December 23, 2013, the NGP Parties entered into the Voting and Support Agreement. Pursuant to the terms of the Voting and Support Agreement, the NGP Parties agreed to vote all of their Eagle Rock common units beneficially owned, representing approximately 32.2% of the Eagle Rock common units as of December 23, 2013, in favor of the approval of the Contribution Agreement and the Contribution.

        Pursuant to its terms, the Voting and Support Agreement will terminate on the earliest to occur of (1) the date of the termination of the Contribution Agreement, (2) a Change in Recommendation, (3) the effectiveness of the closing of the Contribution, (4) 5:00 p.m. Dallas time on July 31, 2014 and (5) the effective date of any waiver, amendment or other modification of the Contribution Agreement that materially reduces the consideration payable to Eagle Rock or is otherwise materially adverse to Eagle Rock's common unitholders.

Limited Waiver

        In connection with the execution of the Contribution Agreement, upon the Eagle Rock Conflicts Committee granting "special approval" and making a recommendation to the Eagle Rock Board, the Eagle Rock Board authorized Eagle Rock to grant, and Eagle Rock granted, the NGP Parties the Limited Waiver solely to the extent necessary to allow each of the NGP Parties to enter into and comply with its obligations under the Voting and Support Agreement until such time as the Voting and Support Agreement is amended, modified or terminated.

Additional Agreements

        The Contribution Agreement also contains certain other material covenants and agreements, including covenants and agreements relating to:

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  the preparation of this proxy statement by Eagle Rock;

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  confidentiality and access by each party to certain information about the other party during the period prior to the closing date of the Contribution Agreement;

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  public announcements;

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  undertaking commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as reasonably practicable (and in any event no later than the Outside Date) and to consummate and make effective the Contribution;

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  employees and employee benefits;

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  causing the Regency common units to be issued in connection with the Contribution to be approved for listing on the NYSE;

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  the release of the Released Parties from any and all losses, claims, demands, rights, encumbrances, covenants or proceedings, of whatever kind or nature in law, equity or otherwise, whether known or unknown, and whether or not concealed or hidden, all of which any Midstream Entity now owns or holds or has at any time owned or held or may hereafter own or hold against any Released Party at any time, which arise out of actions taken or omissions made, prior to the closing date of the Contribution Agreement, in respect of the business, affairs and governance and management of any Midstream Entity;

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  the release of each of the obligations of Eagle Rock to guaranty any liability of any Midstream Entity; and

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  the consummation of the Pre-Closing Transfers.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE CONTRIBUTION

General

        The following is a discussion of the material U.S. federal income tax consequences of the Contribution that may be relevant to current Eagle Rock public common unitholders. This discussion is based upon the current provisions of the Internal Revenue Code, existing final and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations"), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Eagle Rock has not sought a ruling from the Internal Revenue Service, which is referred to as the "IRS," with respect to any of the tax matters discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

        This discussion does not purport to be a complete description of all U.S. federal income tax consequences of the Contribution to the unitholders of Eagle Rock. Moreover, this discussion focuses on unitholders of Eagle Rock who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), mutual funds (RICs), dealers in securities or currencies, traders in securities that elect to mark-to-market, unitholders who acquired Eagle Rock units from Eagle Rock in exchange for property other than cash (and those who acquired their units from such unitholders other than by purchase through a national securities exchange), affiliates of Eagle Rock's general partner, or persons who hold Eagle Rock common units as part of a hedge, straddle or conversion transaction. Also, this discussion assumes that Eagle Rock common units are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code) at the time of the Contribution. Furthermore, except as specifically provided, this discussion does not address the tax considerations arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

        Other than as described herein, no discussion is given with respect to any other tax matters arising from the Contribution. Moreover, the discussion herein assumes that the Contribution is consummated in the manner contemplated by, and in accordance with, the terms set forth in the Contribution Agreement and described in this proxy statement.

        Eagle Rock unitholders should consult with, and must rely on, their own tax advisors in analyzing the federal, state, local and foreign consequences particular to them of the Contribution in light of their own particular circumstances, including the possible effects of changes in federal or other tax laws.

 Tax Treatment of the Contribution

        Pursuant to the Contribution Agreement, Regency has represented to us that it is properly classified as a partnership for U.S. federal income tax purposes and that Regal is disregarded as separate from Regency for U.S. federal income tax purposes, and as described in more detail under "The Contribution Agreement—Consideration for the Contribution", Eagle Rock will transfer the Contributed Interests to Regal in exchange for $520 million in cash and Regency common units, the assumption by Regency of up to $550 million in Eagle Rock Notes, and if less than $550 million in Eagle Rock Notes are assumed, an additional cash payment.

        No gain or loss generally will be recognized by a contributor, such as Eagle Rock, upon the contribution of property to a partnership, such as Regency, in exchange for an interest in the partnership. Likewise, gain generally will not be recognized upon a distribution by a partnership to a partner except to the extent that any money or marketable securities distributed exceeds the adjusted basis of such partner's interest in the partnership immediately before the distribution. Such gain will generally be capital gain. If a partnership assumes a liability of a partner, or takes contributed property subject to a liability, the portion of the liability allocated to other partners is treated as a cash distribution from the partnership to the contributing partner. Actual or deemed cash distributions will decrease the contributing partner's basis in his partnership interest, but not below zero.

        Notwithstanding the general nonrecognition rules described above, in a set of rules referred to as the "disguised sale rules," the Internal Revenue Code and Treasury Regulations treat related contributions of property to and distributions from a partnership (including the assumption of certain liabilities by the partnership) as though the contributing partner sold the property to the partnership. As a result, the transaction may result in taxable gain to the partner. If a partner transfers property to a partnership and the partnership transfers money or other consideration (including the assumption of certain liabilities by the partnership) to the partner within a two year period, the transfers are presumed to be related unless the facts and circumstances clearly establish otherwise.

        The disguised sale rules include a number of exceptions to the disguised sale treatment, including distributions in reimbursement of certain capital expenditures (the "CapEx Reimbursement Exception") and the assumption of certain qualified liabilities (the "Qualified Liabilities Exception"). Pursuant to the CapEx Reimbursement Exception, a distribution to a contributing partner will not be treated as part of a disguised sale to the extent the distribution reimburses the partner for, and does not exceed the amount of, capital expenditures that were incurred by the partner with respect to the contributed property during the two-year period preceding the transfer of the property to the partnership. The CapEx Reimbursement Exception is generally limited to 20 percent of the fair market value of the contributed property.

        Pursuant to the Qualified Liabilities Exception, if the partnership assumes a liability which is, or takes property subject to, a "qualified liability," the partnership will not be treated as transferring consideration to the partner for the contributed property as a result of the existence of the debt. However, if a transfer of property by a partner to the partnership is treated as part of a sale without regard to the partnership's assumption of or taking the property subject to the qualified liability, a portion of the qualified liability may nevertheless be treated as consideration as part of a sale. Among the liabilities that are treated as qualified liabilities are (1) liabilities incurred by the partner more than two years prior to the agreement to transfer the property to the partnership and encumbering the transferred property throughout that two-year period, and (2) liabilities allocable to capital expenditures with respect to the contributed property.

        Pursuant to the Contribution Agreement, Eagle Rock and Regency intend to treat the Contribution (1) in part, as a contribution consistent with the Internal Revenue Code of a portion of the assets owned by the Midstream Entities (the "Midstream Assets") to Regency in exchange for (a) Regency common units, (b) cash distribution as reimbursement of certain capital expenditures in accordance with the CapEx Reimbursement Exception and (c) the assumption of some portion of Eagle Rock Notes which are qualified liabilities (such portion of the Contribution being referred to as the "Contributed Portion") and, (2) in part, as a disguised sale under Internal Revenue Code Section 707(a)(2)(B) of the remaining portion of the Midstream Assets to Regency in exchange for the remaining cash and assumption of the remainder of Eagle Rock Notes (such portion of the Contribution being referred to as the "Sale Portion").

        Generally, the Contributed Portion should not result in the recognition of gain or loss to Eagle Rock except to the extent that Eagle Rock receives or is treated as receiving a cash distribution in excess of its basis in the Regency units it receives in exchange for the Contributed Portion. However, the Sale Portion will generally result in the recognition of gain to Eagle Rock. A portion of any such gain allocated to the existing common unitholders, determined by reference to the amount of depreciation previously allocated to the unitholders with respect to the Midstream Assets, may be subject to recapture and taxed as ordinary income, with the remainder generally being treated as capital gain. The exact amount of any such gain and ordinary income to be allocated to a common unitholder will depend on numerous factors, including the price paid by the unitholder for its Eagle Rock common units (and the basis adjustment to such unitholder's share of Eagle Rock common basis under Section 743(b) of the Internal Revenue Code) and the deductions previously allocated to such unitholder in respect of the Midstream Assets. Because a unitholder's share of Eagle Rock's trade or business losses and deductions are subject to passive loss limitations, unitholders subject to the passive loss rules may have suspended passive losses from prior periods that are available to offset any ordinary income or capital gain resulting from the Contribution. The amount of ordinary income and capital gain that Eagle Rock anticipates being allocable to the common unitholders as a result of the Contribution are reflected in Eagle Rock's projections described below under the heading "—Estimate of Taxable Income and Capital Gain Allocable to Common Unitholders."

Estimate of Taxable Income and Capital Gain Allocable to Common Unitholders

        Eagle Rock estimates that if the Contribution is carried out in accordance with the Contribution Agreement, it will result in an allocation of gain to most of the Eagle Rock common unitholders, as provided below. As a result of prior depreciation deductions allocated to the unitholders with respect to the midstream business, and rules regarding recapture of such tax deductions in excess of economic depreciation, Eagle Rock anticipates that a substantial portion of the gain is likely to be treated as ordinary income. Any such ordinary income or gain represents the portion of the built-in gain inherent in the unitholders' units that is attributable to the midstream business. As a result, any income and gain recognized from the Contribution by a unitholder will provide such unitholder an increase in the basis of its units, which will reduce the amount of income and gain that would otherwise have been recognized by that unitholder on a sale of such units. However, Eagle Rock also anticipates that many of the Eagle Rock common unitholders are subject to passive loss limitations and have suspended passive loss carryforwards that may offset some or all of the ordinary income or capital gain resulting from the Contribution.

        The amount of taxable income and capital gain allocated to an existing Eagle Rock common unitholder resulting from the Contribution will depend upon the unitholder's particular situation, including when the unitholder purchased its Eagle Rock common units (and the basis adjustment to such unitholder's share of Eagle Rock common units under Section 743(b) of the Internal Revenue Code) and the ability of the unitholder to utilize any suspended passive losses. While Eagle Rock anticipates that existing common unitholders have suspended passive losses, Eagle Rock does not track each unitholder's suspended passive losses. However, Eagle Rock believes that a unitholder subject to the passive loss rules would have suspended passive loss with respect to each Eagle Rock common unit of at least as much as the cumulative taxable loss (if any) allocated to such unitholder with respect to such unit. Depending on these factors, any particular unitholder may, or may not, be able to offset all or a portion of the additional taxable income or capital gain allocated to such unitholder.

        The estimates below are based upon numerous assumptions. For example, in making these estimates, Eagle Rock has assumed that (i) the Contribution is completed in accordance with the Contribution Agreement; (ii) all $550,000,000 of the Eagle Rock Notes are tendered to and assumed by Regency; and (iii) Eagle Rock is allocated a portion of Regency's nonrecourse liabilities equal to Eagle Rock's anticipated proportionate share of the Regency common units multiplied by the total anticipated liabilies of Regency as of the closing of the Contribution. If these assumptions or others prove not to be accurate, the income or gain estimated may be substantially more or less than anticipated. Moreover, the estimates below are applicable to common unitholders who purchased their units for cash in public offerings or in open market transactions via the Nasdaq exchange. The estimates below are not applicable to holders of common units who received their units in exchange for non-cash property contributions.

        In addition, these estimates are based on current tax law and tax reporting positions that Eagle Rock will adopt and with which the IRS could disagree. The IRS could take the position that less of the cash received by Eagle Rock satisfies the CapEx Reimbursement Exception in consideration of the Contributed Portion and should instead be considered to have been received as consideration for the Sale Portion. Likewise, the IRS could take the position that less of the Eagle Rock Notes are qualified liabilities assumed in consideration for the Contributed Portion and thus result in additional deemed cash distribution as consideration for the Sale Portion. Any such position the IRS takes on the Contribution that is different from the position taken by Eagle Rock, if ultimately found to be correct, would increase any gain recognized on the Sale Portion, which would affect the estimates. Accordingly, no assurance can be given that these estimates will prove to be correct.

        It should be noted that these estimates are based on preliminary information and have not been updated to include allocations to the unitholders with respect to Eagle Rock's tax year ending December 31, 2013. Eagle Rock anticipates that allocations with respect to 2013 will increase, perhaps substantially, the amount of any passive loss carryforwards for most of its unitholders. Moreover, there may be exceptions to the projections described below for certain unitholders in special circumstances. For example, unitholders who acquired their units by exercising Eagle Rock rights or warrants may have more ordinary income or less cumulative taxable loss than purchasers of units on the open market for the same periods.

Date of Common Unit Purchase	Ordinary Income and Capital Gain per Unit Resulting from the Contribution	Ordinary Income and Capital Gain per Unit Resulting from the Contribution In Excess of Cumulative Taxable Loss From Purchase Through December 31, 2012(1)
Prior to December 2008	$3.30 - $4.25	$0
December 2008 - December 2009	$4.20 - $5.00	Less than $4.50
January 2010 - June 2010	$3.60 - $4.00	$0
July 2010 - March 2011	$3.05 - $4.10	Less than $1.90
April 2011 - July 2012	$2.40 - $4.30	Less than $3.60
August 2012 - Present	$1.20 - $2.85	Less than $2.40

(1)
Tax allocations to Eagle Rock's unitholders for the 2013 tax year were unavailable as of the date of this proxy statement. As such, the amount of cumulative taxable losses will vary from the amounts used in the excess gain calculation. Eagle Rock anticipates that the cumulative tax loss amount will increase, perhaps substantially, resulting in less excess gain than is currently presented.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our units as of January 29, 2014 held by (1) each person or group of persons who beneficially own 5% or more of our common units; (2) each director of the Eagle Rock Board; (3) each named executive officer of Eagle Rock during 2012 and 2013; and (4) all current directors and executive officers of Eagle Rock Energy G&P LLC as a group.

        Footnote 3 to the following table provides a brief explanation of what is meant by the term "beneficial ownership." The number of common units and the percentages of beneficial ownership are based on 159,370,268 common units outstanding as of January 29, 2014, and the number of units owned or acquirable within 60 days of January 29, 2014 by the named person assuming no other person acquires additional units, with the exception of the amounts reported in filings on Schedule 13D, which amounts are based on holdings as disclosed in such filings. The amounts presented may not add due to rounding.

Name of Beneficial Owner(1)(2)(3)	Common Units Beneficially Owned	% of Common Units Beneficially Owned
Kenneth A. Hersh(7)	51,386,169	32.2%
Montierra Minerals & Production, L.P.(4)(5)(7)	6,224,449	3.9%
Joseph A. Mills(6)	952,850	*%
Jeffrey P. Wood(6)	403,274	*%
Charles C. Boettcher(6)	361,327	*%
Joseph E. Schimelpfening(6)	347,540	*%
Steven G. Hendrickson(6)	255,782	*%
Roger A. Fox(6)	175,973	*%
Robert D. Hallett(6)	143,425	*%
David W. Hayes	—	—
Peggy A. Heeg(6)	39,074	*%
William J. Quinn	17,000	*%
Christopher D. Ray	—	—
Philip B. Smith(6)	68,016	*%
William A. Smith(6)	59,528	*%
William K. White(6)	65,655	*%
Herbert C. Williamson, III(6)	39,074	*%
All directors and executive officers as a group (15 persons)	2,928,518	1.8%

*
Represents less than 1% of the common units outstanding as of January 29, 2014.

(1)
Unless otherwise indicated, the address for all beneficial owners in this table is 1415 Louisiana Street, Suite 2700, Houston, Texas 77002.

(2)
All units are subject to the beneficial owner's sole voting and dispositive power unless otherwise indicated in the footnotes below.

(3)
"Beneficial ownership" is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of unit ownership, that is, common units held in the person's name. The term also includes what is referred to as "indirect ownership" meaning ownership of units as to which a person has or shares investment or voting power, or a person who, through a trust or proxy, prevents the person from having beneficial ownership. For the purpose of this table, a person or group of persons is deemed to have "beneficial ownership" of any common units as of January 29, 2014, if that person or group has the right to acquire common units within 60 days after such date.

(4)
See footnote (5) below for a description of NGP VII's ownership and control of this beneficial owner.

(5)
NGP VII, Joseph A. Mills, Steven G. Hendrickson and Joseph E. Schimelpfening, based on equity ownership and profits interests in Montierra Minerals & Production, L.P. ("Montierra") and Montierra Management LLC, have the right to receive distributions (based on equity units only, as no tier of incentive interests has achieved payout target) in the following percentages, respectively: 96.9%, 1.9%, 0.1% and 0.1%. NGP VII appoints three managers on the board of Montierra Management LLC ("Montierra Management"), which serves as the general partner of Montierra. NGP VII also owns a majority limited partner interest in Montierra Management, and thus may be deemed to beneficially own all of the reported securities of Montierra Management and Montierra.

(6)
The information provided in this footnote is as of the date of this proxy statement and the referenced vesting is subject to the terms and conditions of our Current LTIP and the applicable award agreement(s) covering the grant(s) of such restricted common units.

Joseph A. Mills beneficially owns 952,850 common units, 405,850 of which are unvested restricted common units. Of the 405,850 unvested common units, 219,150 common units will vest within one year, 118,700 additional common units will vest within two years and the remaining 68,000 common units will vest within three years.

Jeffrey P. Wood beneficially owns 403,274 common units, 160,850 of which are unvested restricted common units. Of the 160,850 unvested common units, 81,850 common units will vest within one year, 48,400 additional common units will vest within two years and the remaining 30,600 common units will vest within three years.

Charles C. Boettcher beneficially owns 361,327 common units, 125,650 of which are unvested restricted common units. Of the 125,650 unvested common units, 63,450 common units will vest within one year, 38,400 additional common units will vest within two years and the remaining 23,800 common units will vest within three years.

Joseph E. Schimelpfening beneficially owns 347,540 common units, 125,650 of which are unvested restricted common units. Of the 125,650 unvested common units, 63,450 common units will vest within one year, 38,400 additional common units will vest within two years and the remaining 23,800 common units will vest within three years.

Steven G. Hendrickson beneficially owns 255,782 common units, 122,300 of which are unvested restricted common units. Of the 122,300 unvested common units, 61,800 common units will vest within one year, 36,700 additional common units will vest within two years and the remaining 23,800 common units will vest within three years.

Roger A. Fox beneficially owns 175,973 common units, 152,000 of which are unvested restricted common units. Of the 152,000 unvested common units, 52,800 common units will vest within one year, 78,800 additional common units will vest within two years and the remaining 20,400 common units will vest within three years.

Robert D. Hallett beneficially owns 143,425 common units, 111,730 of which are unvested restricted common units. Of the 111,730 unvested common units, 50,110 common units will vest within one year, 41,220 additional common units will vest within two years and the remaining 20,400 common units will vest within three years.

Peggy A. Heeg beneficially owns 39,074 common units, 16,061 of which are unvested restricted common units. Of the 16,061 unvested common units, 7,448 will vest within one year, 5,685 will vest within two years and the remaining 2,928 common units will vest within three years.

  Philip B. Smith beneficially owns 68,016 common units, 16,061 of which are unvested restricted common units. Of the 16,061 unvested common units, 7,448 will vest within one year, 5,685 will vest within two years and the remaining 2,928 common units will vest within three years.

  William A. Smith beneficially owns 59,528 common units, 16,061 of which are unvested restricted common units. Of the 16,061 unvested common units, 7,448 will vest within one year, 5,685 will vest within two years and the remaining 2,928 common units will vest within three years.

  William K. White beneficially owns 65,655 common units, 16,061 of which are unvested restricted common units. Of the 16,061 unvested common units, 7,448 will vest within one year, 5,685 will vest within two years and the remaining 2,928 common units will vest within three years.

  Herbert C. Williamson, III beneficially owns 39,074 common units, 16,061 of which are unvested restricted common units. Of the 16,061 unvested common units, 7,448 will vest within one year, 5,685 will vest within two years and the remaining 2,928 common units will vest within three years.

(7)
G.F.W. Energy VII, L.P., GFW VII, L.L.C., G.F.W. Energy VIII, L.P. and GFW VIII, L.L.C. may be deemed to beneficially own the units held by or attributable to Natural Gas Partners VII, L.P. ("NGP VII") and Natural Gas Partners VIII, L.P. ("NGP VIII") by virtue of GFW VII, L.L.C. being the general partner of G.F.W. Energy VII, L.P. (which is the general partner of NGP VII) and GFW VIII, L.L.C. being the general partner of G.F.W. Energy VIII, L.P. (which is the general partner of NGP VIII). Kenneth A. Hersh, who is an Authorized Member of each of GFW VII, L.L.C. and GFW VIII, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of those units. NGP VII owns a majority limited partner interest in Montierra. NGP VII controls Montierra Management LLC, the general partner of Montierra. NGP VII owns 100% of NGP Income Management L.L.C. ("NGP Income Management") and Eagle Rock Holdings NGP 7, LLC ("ERH NGP 7"), and ERH NGP 7 owns 100% of ERH NGP 7 SVP, LLC ("SVP 7"). NGP VII may be deemed to beneficially own all of the units of each of NGP Income Management and SPV 7 (collectively, the "NGP VII Subsidiary Units"). NGP VIII owns 100% of Eagle Rock Holdings NGP 8, LLC ("ERH NGP 8"), and ERH NGP 8 owns 100% of ERH NGP 8 SPV, LLC ("SPV 8"). NGP VIII may be deemed to beneficially own all of the units of SPV 8 (the "NGP VIII Subsidiary Units"). In addition to the amounts deemed beneficially owned, NGP VII also has direct beneficial ownership of 3,004,733 units, and NGP VIII also has direct beneficial ownership of 31,429,939 units, as reported on Schedule 13D/A dated and filed with the SEC as of December 30, 2013. Kenneth A. Hersh may be deemed to share dispositive power over the units held by NGP VII and NGP VIII; thus, he may also be deemed to be the beneficial owner of the NGP VII Subsidiary Units and the NGP VIII Subsidiary Units. Mr. Hersh disclaims beneficial ownership of our units except to the extent of his pecuniary interest therein.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. We will make these materials available for inspection and copying by any of our unitholders, or a representative of any unitholder who is so designated in writing, at its principal executive offices during regular business hours.

        We also make available on our website (www.eaglerockenergy.com) under "Investor Relations" the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports that we file. Unless explicitly stated otherwise herein, the information on our website is not incorporated by reference into this proxy statement.

        Eagle Rock unitholders may read and copy any reports, statements or other information that we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: www.sec.gov.

        The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we may disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. In addition to such documents specifically incorporated by reference in this proxy statement, we incorporate by reference in this proxy statement each document that Eagle Rock files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

  •
  Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013; and

  •
  Current Reports on Form 8-K filed with the SEC on January 28, 2013, February 11, 2013, February 19, 2013, March 18, 2013, April 23, 2013, April 25, 2013, May 3, 2013, May 16, 2013, July 24, 2013, October 29, 2013, December 23, 2013, December 26, 2013 and December 30, 2013.

        Eagle Rock will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to Eagle Rock at the following address and telephone number:

    Eagle Rock Energy Partners, L.P.
    1415 Louisiana Street, Suite 2700
    Houston, Texas 77002
    Attention: Investor Relations
    Telephone: (281) 408-1200

        or to our proxy solicitation agent at:

    Morrow & Co., LLC
    470 West Avenue—3rd Floor
    Stamford, CT 06902
    Banks and Brokerage Firms, please call (203) 658-9400
    Unitholders, please call toll-free (800) 449-0910

        In addition, we incorporate by reference into this proxy statement each document that Regency files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K. We also incorporate by reference into this proxy statement the following documents filed by Regency with the SEC under the Exchange Act:

  •
  Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013; and

  •
  Current Reports on Form 8-K and 8-K/A filed with the SEC on January 28, 2013, February 19, 2013, March 5, 2013, April 16, 2013, April 24, 2013, April 30, 2013, May 9, 2013, May 15, 2013, May 28, 2013, July 29, 2013, August 9, 2013, September 6, 2013, September 11, 2013, October 10, 2013 (two filings), October 25, 2013, November 8, 2013 (two filings), November 12, 2013, December 23, 2013, December 24, 2013 and January 24, 2014.

        Regency will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to Eagle Rock at the following address and telephone number:

    Regency Energy Partners LP
    Investor Relations
    2001 Bryan Street, Suite 3700
    Dallas, Texas 75201
    (214) 750-1771

        The opinions of Evercore and Citi will be made available for inspection and copying at the principal executive offices of Eagle Rock during regular business hours by any interested unitholder of Eagle Rock or such unitholder's representative who has been so designated in writing.

        This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date regardless of the time of delivery of this proxy statement.

        The provisions of the Contribution Agreement are extensive and not easily summarized. You should carefully read the Contribution Agreement attached to this proxy statement because it is the legal document that governs the Contribution and related transactions. In addition, you should read "The Contribution Agreement."

        The Contribution Agreement contains representations and warranties by each of the parties to such agreement. These representations and warranties have been made solely for the benefit of the other parties to such agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the Contribution, which disclosures are not reflected in the associated agreement;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the agreements or such other date or dates as may be specified in the Contribution Agreement and are subject to more recent developments.

        Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

        You should rely only on the information contained or incorporated by reference in this proxy statement to vote your common units at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                , 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The mailing of the proxy statement shall not create any implication to the contrary.

ANNEX A

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

EAGLE ROCK ENERGY PARTNERS, L.P.

AS CONTRIBUTOR

AND

REGENCY ENERGY PARTNERS LP

AS ACQUIRER

AND

REGAL MIDSTREAM LLC

AS ACQUIRER SUB

DECEMBER 23, 2013

A-i

A-ii

EXHIBITS AND SCHEDULES

Exhibit A	Definitions; Interpretations
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Opinion of Counsel of Acquirer
Exhibit E	Transition Services Term Sheet
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Debt Assumption Agreement
Exhibit H	Terms of Exchange Notes

A-iii

CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT (this "Agreement"), dated as of December 23, 2013, is entered into by and between Eagle Rock Energy Partners, L.P., a Delaware limited partnership ("Contributor") and Regency Energy Partners LP, a Delaware limited partnership ("Acquirer"), and Regal Midstream LLC, a Delaware limited liability company and a wholly owned Subsidiary of Acquirer ("Acquirer Sub" and, together with Acquirer, the "Acquirer Parties").

RECITALS

        WHEREAS, Contributor owns (a) 100% of the equity interests in (i) Eagle Rock Marketing, LLC, a Delaware limited liability company ("Marketing LLC"), (ii) Eagle Rock Pipeline GP, LLC, a Delaware limited liability company ("Pipeline LLC") and (iii) Eagle Rock Gas Services, LLC, a Delaware limited liability company ("ERGS") and (b) 100% of the limited partner interests in (i) Eagle Rock Pipeline, L.P., a Delaware limited partnership ("Pipeline LP") and (ii) EROC Midstream Energy, L.P. ("Midstream LP"), a Delaware limited partnership (the interests referred to in clauses (a) and (b) collectively, the "Subject Interests");

        WHEREAS, the entities set forth in clauses (a) and (b) in the recital above, together with their direct and indirect Subsidiaries (collectively, the "Midstream Entities") will, after giving effect to the Pre-Closing Transfers, hold the assets and conduct the operations that collectively comprise Contributor's midstream business, as generally described as of December 31, 2012 in Contributor's Annual Report on Form 10-K for the period ended December 31, 2012, which is a business engaging in gathering, compressing, treating, processing and transporting natural gas; fractionating and transporting natural gas liquids; crude oil and condensate logistics and marketing; and natural gas marketing and trading, but excluding certain intercompany agreements between Marketing LLC and Escambia Asset Co. LLC, which will be terminated as described on the Pre-Closing Transfer Schedule (the "Midstream Business");

        WHEREAS, Acquirer desires to acquire the Subject Interests from Contributor, and Contributor desires to contribute the Subject Interests to Acquirer Sub (the "Midstream Contribution"), subject to the Everest Notes Indebtedness, in each case upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, upon completion of the Midstream Contribution, Contributor will continue to own Contributor's upstream business, as generally described as of December 31, 2012 in Contributor's Annual Report on Form 10-K for the period ended December 31, 2012, which is a business engaging in developing and producing interests in oil and natural gas properties (the "Upstream Business"), as well as Contributor's Employee Benefit Plans and the commodity and interest rate derivative contracts not included in the Pre-Closing Transfer (together with the Upstream Business, the "Retained Business");

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Acquirer Parties to enter into this Agreement, (a) Contributor has waived that certain Voting Agreement, dated May 3, 2011 by and between Natural Gas Partners VIII, L.P. ("NGP") and Contributor (the "Voting Agreement") to allow NGP to vote all Subject Securities (as defined in the Voting Agreement) Beneficially Owned (as defined in the Voting Agreement) by it without restriction in favor of the transactions contemplated herein at the Unitholder Meeting and any adjournment thereof, and (b) NGP and certain of its Affiliates are entering into a Voting and Support Agreement (the "Support Agreement") with Acquirer pursuant to which, among other things, NGP and certain of its Affiliates have agreed to vote all of Contributor's equity securities beneficially owned by them in favor of the transactions contemplated herein;

        WHEREAS, in connection with the parties' entry into this Agreement and upon the written request of the Contributor, as promptly as practicable after the date hereof, Acquirer will commence the Exchange Offer of Exchange Notes for Everest Notes;

        NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Acquirer Parties and Contributor hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.     Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Section 1.01 of Exhibit A.

        Section 1.2    Interpretations.     Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.02 of Exhibit A.

ARTICLE II
CONTRIBUTION; REGISTRATION RIGHTS

        Section 2.1    Contribution.     Upon the terms and subject to the conditions of this Agreement, at the Closing,

        (a)   Acquirer shall assume from the Everest Note Issuers the Everest Notes validly tendered for exchange pursuant to the Exchange Offer and not withdrawn as of the Closing and accepted by Acquirer for exchange pursuant to the Debt Assumption Agreement;

        (b)   Contributor will contribute to Acquirer Sub, and Acquirer Sub will acquire from Contributor, the Subject Interests; and

        (c)   Immediately following the consummation of the transactions specified in clauses (a) and (b) of this Section 2.1, the Exchange Offer shall be consummated and Acquirer shall accept for exchange and exchange Everest Notes validly tendered and not withdrawn in the Exchange Offer for Exchange Notes, with accrued but unpaid interest on the Everest Notes to be accrued by Contributor through the Closing Date and paid to the Acquirer, settled in cash by the Acquirer, and the Acquirer shall return, or cause to be returned, any tendered Everest Notes that were so accepted for exchange to Everest for cancellation.

        Section 2.2    Closing.     The closing of the transactions contemplated hereunder (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, commencing at 9:00 a.m., local time, on the second Business Day following the satisfaction or written waiver of the closing conditions set forth in Section 6.1, Section 6.2 and Section 6.3 (other than conditions that by their terms cannot be satisfied until Closing, but subject to the satisfaction or valid waiver of such conditions at Closing), or at such other place and on such other date or time as the Parties may mutually agree (the date on which the Closing takes place, the "Closing Date"). The Closing shall be deemed to be effective between the Parties as of 12:01 a.m. (Central Time) on the Closing Date.

        Section 2.3    Contribution Consideration, Closing Adjustment and Closing Payments.

        (a)   The aggregate consideration for the Subject Interests shall be (i) $720,000,000 (the "Base Closing Payment"), as adjusted in accordance with this Agreement, consisting of cash and common units representing limited partner interests of Acquirer ("Acquirer Common Units"), (ii) the assumption by Acquirer, pursuant to the Debt Assumption Agreement, and exchange of up to $550,000,000 face amount of Exchange Notes in accordance with Section 2.1(c) for up to $550,000,000 face amount of Everest Notes that immediately after the transactions specified in clauses (a) and (b) of Section 2.1 are validly tendered for exchange and not withdrawn as of the Closing and the retirement and cancellation of up to $550,000,000 face value of the Everest Notes Indebtedness (the "Debt Assumption"), and (iii) if less than $550,000,000 face amount of Everest Notes are so tendered for exchange and not withdrawn as of the Closing, payment of the Exchange Offer Adjustment in accordance with Section 2.3(c)(iv) (collectively, the "Contribution Consideration"). As a result of the effect of clause (iii) of the preceding sentence, if no Everest Notes are exchanged in the Exchange Offer, the Contribution Consideration shall be $1,325,000,000.

        (b)   No later than three Business Days before the Closing Date, Contributor shall deliver or cause to be delivered to Acquirer, an estimated balance sheet of the Midstream Business as of 11:59 p.m. (Central Time) on the date immediately prior to the Closing Date (except as otherwise contemplated by this Agreement), which estimated balance sheet shall give effect to the Pre-Closing Transfers even if it has not yet been effected, (the "Closing Balance Sheet"), which sets forth a calculation of Working Capital Surplus or Working Capital Deficiency as of such time and date ("Estimated Working Capital Surplus" or "Estimated Working Capital Deficiency," respectively). The Closing Balance Sheet shall be prepared by Contributor in accordance with this Agreement in a manner consistent with, and using the same principles, policies, methods and practices used in, the preparation of the Financial Statements, except that it shall give effect to the Pre-Closing Transfers.

        (c)   On the Closing Date, Acquirer shall pay to Contributor an amount equal to the Base Closing Payment adjusted as follows:

            (i)  increased by the amount of any Estimated Working Capital Surplus;

           (ii)  decreased by the amount of any Estimated Working Capital Deficiency;

          (iii)  decreased by the amount of any Closing Contributor Representation Breach Adjustment, if any; and

          (iv)  increased by the Exchange Offer Adjustment, if any (the Base Closing Payment, as so adjusted pursuant to clauses (i) through (iv) being the "Closing Contribution Consideration").

        (d)   The Closing Contribution Consideration shall be paid on the Closing Date as follows:

            (i)  Cash in an amount equal to the Closing Contribution Consideration minus $200,000,000 (the "Closing Cash Consideration"), payable by wire transfer of immediately available funds to such account as shall be designated by Contributor at least one Business Day prior to Closing; and

           (ii)  8,245,859 Acquirer Common Units (such Acquirer Common Units, together with any additional Acquirer Common Units issued to Contributor in accordance with Section 2.4(d), being the "Equity Consideration") issued to Contributor and recorded on the books and records of Acquirer's transfer agent, together with an executed certificate of Acquirer's transfer agent, in a form acceptable to Contributor, certifying as to the book entry issuance of the Acquirer Common Units comprising the Equity Consideration.

        (e)   On the Closing Date, Contributor shall deliver to the Escrow Agent for deposit into the Escrow Account an amount in cash or immediately available funds equal to any disputed claims of Contributor Representation Breaches in accordance with Section 9.3(d).

        Section 2.4    Final Adjustment Amount.

        (a)   As promptly as practicable after the Closing Date (but in no event later than 75 days after the Closing Date), Acquirer shall prepare and deliver to Contributor a balance sheet of the Midstream Business as of 11:59 p.m. on the date immediately prior to the Closing Date, together with a written report of Grant Thornton LLP stating that such firm has examined such balance sheet and that such balance sheet has been prepared in accordance with this Agreement and in a manner consistent with, and using the same principles, policies and methods and practices used in, the preparation of the

Financial Statements, except that it shall give effect to the Pre-Closing Transfer (the "Final Balance Sheet"), which shall set forth the components of Working Capital to enable Contributor and Acquirer to calculate the amount of Working Capital ("Closing Working Capital") and the amount of Working Capital Surplus or Working Capital Deficiency, in each case, as of such time and date ("Closing Working Capital Surplus" or "Closing Working Capital Deficiency", as the case may be). The Final Balance Sheet shall be prepared in accordance with this Agreement in a manner consistent with, and using the same principles, policies, methods and practices used in, the preparation of the Financial Statements, except that it shall give effect to the Pre-Closing Transfer. Following the delivery of the Final Balance Sheet to Contributor, Acquirer shall afford Contributor and its Representatives the opportunity to examine the Final Balance Sheet, and such supporting schedules, analyses, workpapers, including any audit workpapers, and other underlying records or documentation as are reasonably necessary and appropriate. Acquirer shall cooperate fully and promptly with Contributor and its Representatives in such examination, including providing answers to questions asked by Contributor and its Representatives, and Acquirer shall promptly make available to Contributor and its Representatives any records under the reasonable control of Acquirer that are requested by Contributor and its Representatives.

        (b)   If within 45 days following delivery of the Final Balance Sheet to Contributor, Contributor has not delivered to Acquirer written notice (the "Objection Notice") of its objections to the Final Balance Sheet, then Closing Working Capital and Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, as set forth in or derived from such Final Balance Sheet shall be deemed final and conclusive and shall be "Final Working Capital" and "Final Working Capital Surplus" or "Final Working Capital Deficiency," respectively. If Contributor delivers the Objection Notice within such 45 day period, then Acquirer and Contributor shall endeavor in good faith to resolve the objections for a period not to exceed 15 days from the date of delivery of the Objection Notice and the "Final Working Capital" and "Final Working Capital Surplus" or "Final Working Capital Deficiency" shall be determined pursuant to Section 2.4(c) .

        (c)   If at the end of the 15 day period referenced in the last sentence of Section 2.4(b), there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to an accounting firm to be selected jointly by Contributor and Acquirer within the following five days or, if the Contributor and Acquirer are unable to mutually agree within such five day period, such accounting firm shall be Ernst & Young LLP (such jointly selected accounting firm or Ernst & Young LLP, the "Referee"). Acquirer and Contributor shall concurrently submit written statements to the Referee (with a copy to the other party) setting forth their respective positions regarding the calculation of Final Working Capital and Final Working Capital Surplus or Final Working Capital Deficiency (each such written statement a "Position Statement"). The Referee shall determine any unresolved items of Final Working Capital and Final Working Capital Surplus or Final Working Capital Deficiency as promptly as reasonably practicable after the objections that remain in dispute are submitted to it, but in any event within 30 days after the objections that remain in dispute are submitted to it. If any objections are submitted to the Referee for resolution, (i) each of Acquirer and Contributor shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) the Referee shall only be authorized to choose between Contributor's calculation of Final Working Capital and Acquirer's calculation of Final Working Capital (as each position had been disclosed to the other in its respective Position Statement); and (iii) the determination by the Referee of the Final Working Capital, as set forth in a written notice delivered to both Acquirer and Contributor by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. Acquirer and Contributor shall each bear their own legal fees and other costs in connection with any such objection; provided that Acquirer, on one hand, and Contributor, on the other hand, shall bear one-half of the costs and expenses of the Referee. Notwithstanding anything in this Agreement to the contrary, the Referee and procedures set forth herein shall be the sole method for resolving any disputes regarding the Final Working Capital or the provisions of this Section 2.4.

        (d)   To the extent that the Final Adjustment Amount minus the Closing Adjustment Amount is a positive number greater than $1,000,000, such aggregate amount of the excess (the "Final Adjustment Surplus") shall be paid by Acquirer within two Business Days of the determination of the Final Adjustment Amount to Contributor. To the extent that the Final Adjustment Amount minus the Closing Adjustment Amount is a negative number with an absolute value greater than $1,000,000, such aggregate amount of the deficiency (the "Final Adjustment Deficiency") shall be paid by Contributor within two Business Days of the determination of the Final Adjustment Amount provided to Acquirer; provided, however, that if the Acquirer fails to deliver to Contributor the Final Balance Sheet within 75 days after the Closing Date, any Final Working Capital Deficiency shall be deemed to be zero and no amounts shall be paid to Acquirer pursuant to this Section 2.4(d). All payments required to be made pursuant to the foregoing provisions of this Section 2.4(d) shall be made, at Contributor's election, (i) in cash by wire transfer of immediately available funds; (ii) in Acquirer Common Units equal to (A) the value of such payment divided by (B) the Adjustment Consideration Price; or (iii) in cash and Acquirer Common Units in a ratio designated by Contributor, with the number of such Acquirer Common Units to be equal to (A) the value of such payment designated by Contributor to be paid in Acquirer Common Units divided by (B) the Adjustment Consideration Price. For purposes of this Agreement, (i) "Final Adjustment Amount" means an amount equal to any Final Working Capital Surplus minus any Final Working Capital Deficiency, subject to adjustment as set forth in Section 9.3(e) and (ii) "Closing Adjustment Amount" means an amount equal to any Estimated Working Capital Surplus minus any Estimated Working Capital Deficiency.

        Section 2.5    Registration Rights Agreement.     At Closing, Acquirer and Contributor shall execute a Registration Rights Agreement in substantially the same form attached as Exhibit C (the "Registration Rights Agreement") hereto pursuant to which, among other things, Acquirer will file a registration statement with the Commission as promptly as practicable, but in any event by the close of business on the business day following the Closing (except as otherwise provided in the Registration Rights Agreement), to register for resale the Equity Consideration issued to Contributor (including any Equity Consideration received by Contributor in accordance with Section 2.4(d)). Upon such registration statement being declared effective, Acquirer shall immediately so inform Contributor. Prior to the Closing, Acquirer shall take such actions as may be necessary or appropriate in order to enable Acquirer to carry out its obligations under the Registration Rights Agreement in a timely manner.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

        Except as set forth in (a) the Contributor SEC Documents (but only to the extent reasonably apparent as relating to the Midstream Business, and excluding any disclosure contained in any such Contributor SEC Documents under the heading "Risk Factors" or "Cautionary Note Regarding Forward-Looking Statements" or similar heading) or (b) in Contributor's Disclosure Schedules, Contributor represents and warrants to Acquirer as follows:

        Section 3.1    Existence and Good Standing.     Contributor is a limited partnership validly existing and in good standing under the Laws of the State of Delaware. Section 3.1 of Contributor's Disclosure Schedules sets forth a complete list of the Midstream Entities. Each of the Midstream Entities is (i) a limited partnership or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization with the requisite limited partnership or limited liability company, as the case may be, power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted, after giving effect to the Pre-Closing Transfers, and (ii) duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except such jurisdictions where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not have a Midstream Material Adverse Effect. Contributor has made available to Acquirer copies of the Organizational Documents of each Midstream Entity, and such Organizational Documents are in full force and effect.

        Section 3.2    Validity of Agreement; Authorization.     Contributor has the limited partnership power and authority to enter into the Transaction Documents to which it is or will be party and, subject to receipt of the Unitholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and the performance of Contributor's obligations thereunder have been duly authorized by the board of directors (the "Contributor Board") of the general partner of Contributor's general partner ("Contributor GP") and no other authorizations on the part of Contributor or any Midstream Entity are necessary to authorize such execution and delivery and, subject to receipt of the Unitholder Approval, Contributor's performance hereunder. Each of the Transaction Documents to which Contributor is or will be a party has been (in the case of this Agreement and the Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by Contributor and, assuming due authorization, execution and delivery of such Transaction Document by the other parties thereto, constitutes, or will constitute at the Closing, as applicable, Contributor's valid and binding obligation, enforceable against Contributor in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors' rights generally or by general equitable principles).

        Section 3.3    Consents and Approvals.     Except for (a) filings required under, and compliance with, applicable requirements of the Exchange Act and the Securities Act, including the filing of a proxy statement with the Commission in connection with the transactions contemplated hereby (the "Proxy Statement") or (b) filings required under, and compliance with, applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority is required on the part of Contributor for Contributor to execute and deliver the Transaction Documents to which it is or will be party or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization, the failure of which to be obtained or made would not materially impair or delay the ability of Contributor to consummate the transactions contemplated by the Transaction Documents.

        Section 3.4    No Breach.     The execution, delivery and performance by Contributor of the Transaction Documents to which it is or will be a party, and consummation of the transactions contemplated hereby and thereby, do not and will not (a) result in any breach or violation of any provision of any Organizational Document of any Midstream Entity, (b) assuming that the authorizations, consents and approvals referred to in Section 3.3 and the Unitholder Approval are obtained and the filings referred to in Section 3.3 are made, (i) violate any provision of any Law applicable to any Midstream Entity, (ii) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Midstream Material Agreement to which any Midstream Entity is a party or by which any Midstream Entity may be bound or receives any material right or benefit, or (iii) except as expressly provided in the Transaction Documents, result in the loss of benefit of, or acceleration of any obligation of, any Midstream Entity, of any right, remedy or benefit, including any right of offer, refusal, termination, cancellation or acceleration, under any Contract to which any Midstream Entity is a party or by which any Midstream

Entity or any of their respective properties may be bound or receives any material right or benefit, except, with respect to each of clauses (b)(i) and (b)(iii), such violations, conflicts, breaches, defaults, losses or accelerations that, individually or in the aggregate, would not have a Midstream Material Adverse Effect.

        Section 3.5    Ownership, Due Authorization and Transfer of Subject Interests.

        (a)   Contributor is the record and beneficial owner, free and clear of any and all Encumbrances (other than Encumbrances existing under Contributor's Second Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") or those arising under applicable securities Laws, and other than Encumbrances under the Contributor Credit Agreement that will be released in full at Closing), of (a) 100% of the equity interests in (i) Marketing LLC, (ii) Pipeline LLC and (iii) ERGS and (b) 100% of the limited partner interests in (i) Pipeline LP and (ii) Midstream LP. Pipeline LLC is the beneficial owner of 100% of the general partner interests in Pipeline LP and Midstream LP, free and clear of any and all Encumbrances (other than Encumbrances existing under the Partnership Agreement or those arising under applicable securities Laws, and other than Encumbrances under the Contributor Credit Agreement that will be released in full at Closing). Subject to receipt of the Unitholder Approval, Contributor has the power, authority and legal capacity to contribute, transfer, assign and deliver such Subject Interests as provided in this Agreement, and such delivery will convey to Acquirer good title to such Subject Interests, free and clear of any and all Encumbrances (other than Encumbrances existing under the Partnership Agreement and those arising under applicable securities Laws). The Subject Interests constitute all of Contributor's ownership interests in the Midstream Entities.

        (b)   There are no outstanding options, warrants or similar rights to purchase or acquire from Contributor any of the Subject Interests.

        (c)   The ownership as of the date of this Agreement of all issued and outstanding limited liability company interests or partnership interests, as applicable, in each Midstream Entity is set forth on Section 3.5(c) of the Contributor's Disclosure Schedules. Except as contemplated by this Agreement, there is no security, option, warrant, right, call, subscription agreement, commitment or understanding of any nature whatsoever to which Contributor or a Midstream Entity is a party, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of limited liability company interests or partnership interests, as applicable, of a Midstream Entity or any securities convertible into, or other rights to acquire, any limited liability company interests or partnership interests, as applicable, of a Midstream Entity, (ii) obligates a Midstream Entity to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such limited liability company interests or partnership interests, as applicable, except the Voting Agreement. No Midstream Entity is a party to, or otherwise bound by, any voting trust, proxy or other agreement, restricting or otherwise relating to the voting, distribution rights or disposition of any limited liability company interests or partnership interests, as applicable. None of the Midstream Entities own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interests in any Person, other than a Midstream Entity or a Joint Venture Entity.

        Section 3.6    Absence of Undisclosed Liabilities.

        (a)   Except (i) as reflected or otherwise reserved against on the balance sheet of Contributor and its Subsidiaries as of September 30, 2013 (the "Balance Sheet Date") (including the notes thereto) included in the Contributor SEC Documents filed by Contributor and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice (and not arising out of a breach of or default under any Contract to which any Midstream Entity is a party or any violation of Law), (iii) liabilities arising under Midstream Permits and (iv) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, none of the

Midstream Entities, as of the date of this Agreement, has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Contributor prepared in accordance with GAAP or the notes thereto.

        (b)   As of the Closing Date and after giving effect to the consummation of the transactions contemplated by the Transaction Documents, except as shown in Section 3.6(b) of Contributor's Disclosure Schedules, no Midstream Entity will have any outstanding Indebtedness.

        (c)   None of the Midstream Entities is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among any of the Midstream Entities, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the Commission)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Midstream Entities in Contributor's published financial statements or any Contributor SEC Documents.

        Section 3.7    Contributor Financial Statements.

        (a)   Since January 1, 2012, Contributor has filed and furnished with the Commission the forms, registration statements, reports, schedules and statements required to be filed by Contributor under the Exchange Act or the Securities Act since January 1, 2012 (all such documents filed since January 1, 2012 and on or prior to the date of this Agreement, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Contributor SEC Documents"; provided, however, Contributor makes no representation or warranty with respect to any exhibits and schedules included in the Contributor SEC Documents). At the time filed (except to the extent corrected by a subsequently filed Contributor SEC Document prior to the date hereof), each Contributor SEC Document, with respect to the Midstream Business only, complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. In the case of registration statements, on the dates of effectiveness of such registration statements (except to the extent corrected by a subsequently filed Contributor SEC Document prior to the date hereof), each Contributor SEC Document, with respect to the Midstream Business only, complied in all materials respects with the requirements of the Securities Act and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

        (b)   Any consolidated financial statements of Contributor included in the Contributor SEC Documents (the "Contributor Financial Statements") as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments (which are not individually or in the aggregate material) and the absence of footnotes, in each case, to the extent permitted by applicable Commission regulations), and (iii) fairly present in all material respects the financial position of the Midstream Entities, as and to the extent included in the consolidated financial position of Contributor and its Subsidiaries, as of the dates thereof and the results of the Midstream Entities' operations and cash flows for the periods then ended, as and to the extent included in the consolidated results of

Contributor and its Subsidiaries' operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

        Section 3.8    Absence of Certain Changes or Events.

        (a)   Since the Balance Sheet Date through the date of this Agreement, there has not been a Midstream Material Adverse Effect.

        (b)   Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, Contributor and the Midstream Entities have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and from the Balance Sheet Date through the date hereof, none of the Midstream Entities has:

            (i)  amended its Organizational Documents;

           (ii)  transferred, issued, sold or disposed of any of its equity interests (including any options, warrants, or other securities convertible into or exercisable or exchangeable for such equity interests, or other rights of any kind with respect to such equity interests) other than transfers, issuances, sales or dispositions to Contributor or any Midstream Entity;

          (iii)  adopted a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

          (iv)  made any material change in such Midstream Entity's accounting methods, policies or procedures, other than as required by GAAP or a change in applicable Law;

           (v)  other than in the ordinary course of business, made any acquisitions (by merger, consolidation, acquisition of stock or otherwise) of assets, properties, capital stock or business of any other Person that, when taken together with all other such acquisitions by the Midstream Entities, have an aggregate value in excess of $5,000,000;

          (vi)  other than in the ordinary course of business, sold, transferred, assigned, disposed of, leased, pledged or encumbered any assets that, when taken together with all other assets sold, transferred, assigned, disposed of, leased, licensed, pledged or encumbered by such Midstream Entity, have an aggregate value in excess of $7,500,000;

         (vii)  commenced or settled any litigation for an anticipated amount, in the case of commenced litigation, or actual amount, in the case of settled litigation, in excess of $1,000,000;

        (viii)  made any loan, advance or capital contribution to, or other investment in, any Person that is not a Midstream Entity, except in the ordinary course of business consistent with past practice;

          (ix)  paid, or agreed to pay upon the satisfaction of any condition, any increase in the compensation of any Midstream Business Employee other than in the ordinary course of business consistent with past practice, or agreed to pay upon the satisfaction of any condition any severance or termination pay to any such Persons, except as required by a Contract entered into by Contributor prior to the date hereof or applicable Law, or as specifically agreed to in writing between Acquirer and Contributor as part of the transactions contemplated hereby;

           (x)  other than in the ordinary course of business, adopted, established, entered into, amended, modified or agreed to amend or modify (or announced an intention to establish, amend or modify) or terminated any Employee Benefit Plan or become liable with respect to any Employee Benefit Plan with respect to which such Midstream Entity was not liable immediately prior to the Balance Sheet Date;

          (xi)  made any material amendment to any Tax Return, or made, changed or rescinded any Tax election, or caused a Joint Venture Entity to do any of the foregoing, in each case, which would reasonably be expected to materially increase the Tax liability of the Midstream Entities or the direct or indirect owners of the Midstream Entities for any taxable period beginning after the Closing Date;

         (xii)  other than in the ordinary course of business, incurred any Indebtedness or incurred, assumed, guaranteed or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness or other obligations of any Person (other than a Midstream Entity) that, when taken together with all other Indebtedness or obligations incurred, assumed or guaranteed by such Midstream Entity, exceeds $1,000,000 individually or $5,000,000 in the aggregate;

        (xiii)  as of the date hereof, committed to any capital expenditures that have not been funded or made as of the date hereof in excess of $2,500,000 individually or $10,000,000 in the aggregate;

        (xiv)  suffered any material damage, destruction or loss affecting any assets of any Midstream Entity, but in each case only to the extent not covered by payments or approved claims under Contributor's insurance policies;

          (xv)  accelerated, terminated, materially amended, modified or cancelled any Midstream Material Agreement, except for any such accelerations, terminations, amendments, modifications or cancellations in the ordinary course of business and that individually would not reasonably be expected to have an adverse impact on the Midstream Business in excess of $5,000,000; or

        (xvi)  agreed or committed to do any of the foregoing.

        Section 3.9    Compliance with Applicable Law; Permits.

        (a)   Except with respect to Tax matters (which are provided for in Section 3.14) and environmental matters (which are provided for in Section 3.11), each of the Midstream Entities is in compliance in all material respects with all applicable Laws, and is not in default under or in violation of in any material respect any applicable Law. No Midstream Entity has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that any Midstream Entity is not in compliance in any material respect with or is in default or violation of in any material respect any applicable Law.

        (b)   Each of the Midstream Entities is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate its properties and to lawfully carry on its businesses as they are being conducted as of the date of this Agreement (collectively, the "Midstream Permits"), except where the failure to be in possession of such Midstream Permits would not be material, individually or in the aggregate, to the Midstream Business, taken as a whole. All such Midstream Permits are in full force and effect in all material respects. To the knowledge of Contributor, no suspension or cancellation of any such Midstream Permit is pending or threatened.

        Section 3.10    Material Contracts.

        (a)   Section 3.10 of Contributor's Disclosure Schedule contains a listing of the following contracts to which any of the Midstream Entities is a party in effect on the date of this Agreement (each contract that is described in this Section 3.10(a) being a "Midstream Material Agreement"):

            (i)  each agreement that constitutes a commitment relating to any outstanding Indebtedness of any Midstream Entity (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000 other than agreements solely between or among one or more of Midstream Entities or Contributor;

           (ii)  each natural gas transportation, gathering, treating, processing or other contract, each natural gas liquids fractionation, transportation, purchase, sales or storage Contract and each natural gas purchase Contract that during the 12 months ended September 30, 2013 individually involved, or is reasonably expected in the future to involve, annual revenues received by or payments made by Contributor and the Midstream Entities in excess of $7,500,000 in the aggregate;

          (iii)  each Contract for lease of personal property or real property involving aggregate payments in excess of $2,000,000 in any calendar year;

          (iv)  each Contract containing a non-compete or similar type of provision that, following the Closing, would by its terms materially restrict the ability of any Midstream Entity to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing and any Contract that grants to any Person any right of first refusal, right of first offer or similar right in any material asset or property (relative to the Midstream Entities, taken as a whole) of any Midstream Entity;

           (v)  each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Midstream Entities, taken as a whole, other than an acquisition or sale in the ordinary course of business consistent with past practice;

          (vi)  each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including, without limitation, natural gas, natural gas liquids, crude oil and condensate (each contract described in this Section 3.10(a)(vi), a "Commodity Derivative Instrument") that will be binding on a Midstream Entity after the Closing;

         (vii)  each material partnership, joint venture or limited liability company agreement to which any of the Midstream Entities is a party;

        (viii)  each collective bargaining agreement to which any of the Midstream Entities is a party or is subject;

          (ix)  any employment agreement with any Midstream Business Employee;

           (x)  any Contract (other than Contracts of the type described in Section 3.10(a)(ii)) for the purchase by any Midstream Entity of materials, supplies, goods, services, equipment or other assets with a value in excess of $5,000,000 that cannot be terminated by such Midstream Entity on not more than 90 days' notice without penalty; and

          (xi)  each agreement under which any of the Midstream Entities has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000.

        (b)   Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity; and provided, further, that any indemnity, contribution and exoneration provisions contained in any such Midstream Material Agreement may be limited by applicable Law and public policy, each of the Midstream Material Agreements (i) constitutes the valid and binding obligation of Contributor or the applicable Midstream Entity and, to the Knowledge of Contributor, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement in each case except where the failure to be so would not be material, individually or in the aggregate, to the Midstream Business, taken as a whole.

        (c)   There is not, to the Knowledge of any of the Midstream Entities, under any Midstream Material Agreement, any (i) material default or event which, with notice or lapse of time or both, would constitute a material default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained, or (ii) any notice of termination, cancellation or material modification.

        (d)   Contributor has made available to Acquirer prior to the date hereof a true and complete copy of each Midstream Material Agreement (including all modifications, amendments and supplements thereto and waivers thereunder).

        (e)   No Midstream Entity is a party to a Contract under which such Midstream Entity will be obligated by virtue of a take or pay arrangement.

        Section 3.11    Environmental Matters.

        (a)   Each of the Midstream Entities and its assets, real properties and operations are in material compliance with all Environmental Law and Environmental Permits, and have all Environmental Permits necessary for its operations as currently conducted, except those that would not be material to the Midstream Business, taken as a whole;

        (b)   As of the date hereof and during the three-year period preceding the date of this Agreement, none of the Midstream Entities has received any written notice that remains pending or unresolved from any Governmental Authority alleging, with respect to any such Midstream Entity, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit;

        (c)   There are no actions, suits, proceedings (including civil, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of Contributor, threatened by a Governmental Authority against any of the Midstream Entities which allege a violation of or any material liability under any Environmental Law;

        (d)   As of the date hereof and during the three-year period preceding the date of this Agreement, there has been no Release of any Hazardous Material by the Midstream Entities at, on, under or from any real properties as a result of the operations of the Midstream Entities that has not been remediated as required by any Environmental Law or Environmental Permit or otherwise adequately reserved for in the Contributor Financial Statements, except as would not be material to the Midstream Business, taken as a whole;

        (e)   This Section 3.11 constitutes the sole and exclusive representation and warranty of Contributor with respect to Environmental Permits, Hazardous Materials and Environmental Law; and

        (f)    Contributor has provided to Acquirer, prior to the date hereof, with the opportunity to review any written report within its or the Midstream Entities' custody or control prepared during the three-year period preceding the date of this Agreement to document the results of a completed environmental audit or investigation of the properties or operations of any Midstream Entity.

        Section 3.12    Title to Properties and Rights of Way.

        (a)   The real property, rights-of-way and other assets, properties and rights held by the Midstream Entities will, at Closing (and following the Pre-Closing Transfer), constitute all of the assets, properties and rights used or necessary to conduct the operations of the Midstream Entities as the same is conducted on the date hereof, except for real property, rights-of-way, and other assets, properties and rights the absence of which are not material, individually or in the aggregate, to the Midstream Business, taken as a whole.

        (b)   Each of the Midstream Entities owns and has good and valid fee simple title to all of its owned real property and has valid leasehold interests (other than rights-of-way) in all of its leased real properties (other than hydrocarbon interests) free and clear of all Encumbrances (except in all cases for Permitted Encumbrances and obligations owing by the property owner (with respect to the owned real property) or the third-party owner or lessee under the applicable lease (with respect to the leased real properties)). Except as would not be material to the Midstream Business, taken as a whole, all leases under which any of the Midstream Entities lease any real property (other than hydrocarbon interests) are valid and effective against such Midstream Entities and, to Contributor's Knowledge, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by any of the Midstream Entities or, to Contributor's Knowledge, the counterparties thereto, or, to Contributor's Knowledge, any event which, with notice or lapse of time or both, would become a material default by any of the Midstream Entities, or, to Contributor's Knowledge, the counterparties thereto.

        (c)   All tangible personal property owned, leased or licensed by the applicable Midstream Entity that is material to the operations of the Midstream Entity is, in all material respects, in good repair, working order and operating condition and adequate for its present uses by the Midstream Entity, ordinary wear and tear excepted.

        (d)   Each of the Midstream Entities owns or has the right to use such consents, easements, rights-of-way, permits or licenses from each Person (collectively, "rights-of-way") as are sufficient to conduct its business in the manner currently conducted, except for (i) Permitted Encumbrances and (ii) such rights-of-way the absence of which would not, individually or in the aggregate, materially affect the operation of the Midstream Business. Each of the Midstream Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, materially affect the operation of the Midstream Business; and no such rights-of-way contain any restriction that materially prevents the operation of the business of such Midstream Entity, as currently conducted.

        Section 3.13    Litigation.     As of the date of this Agreement, there are no material civil, criminal or administrative actions, suits, litigation, claims, causes of action, investigations, arbitrations, mediations or other proceedings (collectively, "Proceedings") pending or, to the Knowledge of Contributor, threatened, against Contributor (but only with respect to the Midstream Business) or any Midstream Entity or to which Contributor (but only with respect to the Midstream Business) or any Midstream Entity is otherwise a party or, to the Knowledge of Contributor (but only with respect to the Midstream Business), a threatened party. There are no material Proceedings against any current or, to Contributor's Knowledge, former director or employee of the Midstream Entities with respect to which the Midstream Entities has, or is reasonably likely to have, an indemnification obligation.

        Section 3.14    Tax Matters.

        (a)   All material Tax Returns required to be filed by or with respect to any of the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, any of the Joint Venture Entities have been timely filed (taking into account extensions of time for filing), and such Tax Returns are true, complete and accurate in all material respects;

        (b)   All material Taxes owed by or with respect to any of the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, any of the Joint Venture Entities (whether or not shown on any Tax Return) have been duly and timely paid in full;

        (c)   There is no Proceeding now pending or threatened in writing against or with respect to any of the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, any of the Joint Venture Entities in respect of any material Tax or Tax Return, nor has any written adjustment with respect to a material Tax Return or written claim for additional Tax been received by or with respect any of the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, any of the Joint Venture Entities that is still pending;

        (d)   No written claim has been made by any Tax authority in a jurisdiction where any of the Midstream Entities or, to the Knowledge of Contributor, the Joint Venture Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any of the Midstream Entities or, to the Knowledge of Contributor, any of the Joint Venture Entities;

        (e)   None of the Midstream Entities or, to the knowledge of Contributor, the Joint Venture Entities, has any outstanding request for an extension of time within which to pay Taxes;

        (f)    There is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from or with respect to any of the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, any of the Joint Venture Entities;

        (g)   All material Taxes required to be withheld and paid by or with respect to the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, the Joint Venture Entities in connection with any amounts paid or owning to any employee, creditor, independent contractor or other party have been timely withheld and paid to the appropriate Tax authority, and all applicable Laws relating to such Taxes have been complied with in all material respects;

        (h)   Each of the Midstream Entities or, to the Knowledge of Contributor, the Joint Venture Entities that is classified as a partnership for U.S. federal Tax purposes has in effect an election under Section 754 of the Code;

        (i)    Each Midstream Entity is properly classified as an entity disregarded as separate from its owner or as a partnership for federal income Tax purposes;

        (j)    None of the Midstream Entities or, to the Knowledge of Contributor, the Joint Venture Entities is a party to any material Tax allocation, Tax sharing, Tax indemnity or similar agreement;

        (k)   To the Knowledge of Contributor, since the formation of each Joint Venture Entity, each Joint Venture Entity has been properly classified as an entity disregarded as separate from its owner or as a partnership for federal income Tax purposes;

        (l)    For the most recent four complete calendar quarters, at least 90% of the combined gross income of the Midstream Entities has been income which is "qualifying income" within the meaning of Section 7704(d) of the Code; and

        (m)  There are no material Tax liens on the Subject Interests or the assets of the Midstream Entities or, to the Knowledge of Contributor, the assets of the Joint Venture Entities other than Permitted Encumbrances.

        This Section 3.14, Section 3.8(b)(x), Section 3.8(b)(xi) and Section 3.15 constitute the sole and exclusive representations and warranties of the Contributor with respect to Tax matters.

        Section 3.15    Employee Benefits.

        (a)   (i) Section 3.15(a)(i) of Contributor's Disclosure Schedules sets forth a true, complete and accurate list of each Employee Benefit Plan provided to or for the benefit of the Midstream Business Employees (each, a "Midstream Employee Benefit Plan") and (ii) true, complete and accurate copies of (A) each Midstream Employee Benefit Plan, or a summary of the terms thereof if no plan document exists, required to be listed on Section 3.15(a)(i) of Contributor's Disclosure Schedules, (B) all amendments to such Midstream Employee Benefit Plans, (C) all trust agreements, insurance policies, funding arrangements and similar agreements associated with such Midstream Employee Benefit Plans, and (D) all associated service, administrative and similar agreements associated with such Midstream Employee Benefit Plans, have been furnished or made available to Acquirer.

        (b)   No Midstream Entity sponsors or maintains any Employee Benefit Plan.

        (c)   Except as could not result in liability to Acquirer, any Affiliate of Acquirer or any Midstream Entity, there do not now exist, nor do any circumstances exist that could result in, any liabilities under or arising with respect to (i) Title IV of ERISA, (ii) Section 206(g), 302 or 303 of ERISA,

(iii) Sections 412, 430, 431, 436 and 4971 of the Code or (iv) non-compliance with the continuation coverage requirements of Section 601 et. Seq. of ERISA and Section 4980B of the Code or similar state Law and (v) none of Acquirer, any of its Affiliates or any Midstream Entity shall have any such liability as a result of this Agreement or the transactions contemplated herein.

        (d)   Except as could not result in material liability for Acquirer, any Affiliate of Acquirer or any Midstream Entity:

            (i)  each of the Contributor Employee Benefit Plans intended to be qualified under Section 401(a) of the Code (A) satisfies the requirements of such Section, (B) is maintained pursuant to a prototype, master or volume submitter document approved by the Internal Revenue Service, for which a separate determination letter is not required, or has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (C) has been timely amended as required by applicable Laws, and (D) has not been amended or operated in a way which would adversely affect its compliance with such Section;

           (ii)  as to any Contributor Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of such Contributor Employee Benefit Plan within the meaning of Section 411(d)(3) of the Code; and

          (iii)  the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, except as listed on Section 3.15(d) of Contributor's Disclosure Schedules, (A) require any Midstream Entity, Contributor, or any of their respective ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Contributor Employee Benefit Plan than it otherwise would, or (B) create or give rise to any additional vested rights or service credits under any Contributor Employee Benefit Plan; and

          (iv)  in connection with the consummation of the transactions contemplated hereby, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement or under the Contributor Employee Benefit Plans or would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

        (e)   Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, or similar state Law, no Contributor Employee Benefit Plan provides retiree medical or retiree life insurance benefits to any Person, and none of the Midstream Entities, Contributor, or any of their Affiliates is contractually or otherwise obligated (whether or not in writing) to provide any Person with medical benefits or life insurance upon retirement or termination of employment.

        (f)    Except as could not create a material liability for Acquirer, any Affiliate of Acquirer or any Midstream Entity, Contributor and all of Contributor's Affiliates are, and have been, in compliance in all material respects with all applicable Law relating to the employment of labor, including all applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, worker safety and health and workers' compensation.

        (g)   None of Contributor, any Midstream Entity or any Affiliate of any of the foregoing is a party to, or subject to, a collective bargaining agreement with any labor union or representative of any Midstream Business Employees.

        (h)   Section 3.15(h) of Contributor's Disclosure Schedules sets forth a true, complete and accurate list of all Midstream Business Employees participating in or granted outstanding awards pursuant to the

Amended and Restated Eagle Rock Energy GP, LLC Long Term Cash Plan for Staff and Field Employees ("Cash Plan"). Contributor has provided in writing to Acquirer the outstanding awards (including unvested amounts) granted to each such Midstream Business Employee. The Cash Plan and all outstanding awards thereunder to Midstream Business Employees have complied at all times, both in form and operation, with all applicable Laws and all compensation called for thereunder is either exempt from or complies with Section 409A of the Code.

        (i)    Section 3.15(i) of Contributor's Disclosure Schedules sets forth a true, complete and accurate list of all Midstream Business Employees holding outstanding unvested restricted unit awards under Contributor's Long-Term Incentive Plan. Contributor has provided in writing to Acquirer with respect to each such Midstream Business Employee (i) true, correct and complete copies of all award agreements granting such awards and (ii) all other information relevant (as determined by Acquirer) with respect to such unvested restricted unit awards. All of the outstanding unvested restricted unit awards granted to Midstream Business Employees have been properly granted pursuant to the Contributor's Long-Term Incentive Plan in accordance with its terms and applicable Law. No unvested restricted unit award granted to a Midstream Business Employee has been amended or otherwise modified since such award's original grant. With respect to Midstream Business Employees, Contributor's Long-Term Incentive Plan and all outstanding unvested restricted unit awards have complied at all times, both in form and operation, with all applicable Laws and all compensation called for thereunder is either exempt from or comply with Section 409A of the Code.

        (j)    Contributor has provided to Acquirer a true, complete and accurate copy of each Executive's Executive Change of Control Agreement and the letter agreement between each Executive and Eagle Rock Energy G&P, LLC. As of the date hereof, each such Executive Change of Control Agreement and each such letter agreement between each Executive and Eagle Rock Energy G&P, LLC is, and has at all times been, in compliance, both in form and operation, with all applicable Laws and all compensation called for thereunder is either exempt from or complies with Section 409A of the Code.

        (k)   Except as could not create a material liability for Acquirer, any Affiliate of Acquirer or any Midstream Entity, the COC Severance Program has complied at all times, both in form and operation, with all applicable Laws and all compensation called for thereunder is either exempt from or comply with Section 409A of the Code.

        Section 3.16    Intellectual Property.     Following the Pre-Closing Transfer, each of the Midstream Entities will own or have the right to use all Intellectual Property necessary for the operation of the businesses of each of the Midstream Entities as presently conducted (collectively, the "Midstream Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not be material to the Midstream Business taken as a whole. To the Knowledge of Contributor, the use of the Midstream Intellectual Property by the Midstream Entities in the operation of the business of each of the Midstream Entities as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not be material to the Midstream Business, taken as a whole.

        Section 3.17    Financial Advisors.     Contributor has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which any Midstream Entity or Acquirer will have any responsibility or liability whatsoever.

        Section 3.18    Books and Records.     The books, records and files of the Midstream Entities are, in all material respects, (a) complete and correct and represent actual, bona fide transactions, (b) maintained in accordance with sound business practices and GAAP where applicable, including the maintenance of an adequate system of internal controls, (c) kept with reasonable detail so that such books, records and files accurately and fairly reflect the transactions, acquisitions and dispositions of the Midstream Entities, and (d) maintained to provide accountability for assets recorded in such books and records compared with existing assets at reasonable intervals and appropriate action has been taken with respect to any differences.

        Section 3.19    Insurance.     All material assets of Midstream Entities are covered by valid insurance policies, such policies are in full force and effect and all premiums due and payable on such insurance policies have been paid in accordance with the payment terms of each insurance policy. Such insurance policies in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations and with an ownership structure similar to that of the Midstream Business, taken as a whole. As of the date hereof, no written notice has been received by any Midstream Entity that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any such insurance policy.

        Section 3.20    Information Supplied.     Subject to the accuracy of the representations and warranties of the Acquirer Parties set forth in Article IV, none of the information furnished in writing by Contributor specifically for inclusion (or incorporation by reference) in the Exchange Offer Documents will, and at the time the Exchange Offer is commenced, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading. Contributor makes no representation or warranty with respect to any information supplied by Acquirer or its Affiliates for inclusion (or incorporation by reference) in the foregoing documents.

        Section 3.21    Matters Relating to Equity Consideration.     Contributor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Acquirer Common Units comprising the Equity Consideration and is capable of bearing the economic risk of such investment. Contributor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Acquirer Common Units and is capable of bearing the economic risk of such investment. Contributor confirms that Acquirer has made available to Contributor the opportunity to ask questions of the senior management of Acquirer and to acquire such additional information about Acquirer and the Acquirer Common Units as Contributor has requested and all such information has been received. Contributor is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Contributor is acquiring the Acquirer Common Units for investment for its own account, for investment purposes only, and not with the view to or in connection with any distribution thereof. Contributor agrees that the Acquirer Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws and shall bear a legend as provided in the Registration Rights Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIRER PARTIES

        Except as set forth in the Acquirer SEC Documents (but excluding any disclosure contained in any such Acquirer SEC Documents under the heading "Risk Factors" or "Cautionary Note Regarding Forward-Looking Statements" or similar heading), the Acquirer Parties, jointly and severally, represent and warrant to Contributor as follows:

        Section 4.1    Existence.     Each of the Acquirer Parties (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (b) has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have an Acquirer Material Adverse Effect.

        Section 4.2    Validity of Agreement; Authorization; Valid Issuance.

        (a)   Each of the Acquirer Parties has the requisite power and authority to enter into the Transaction Documents to which it is or will be party and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of each Acquirer Party's obligations thereunder have been duly authorized by the Board of Directors or similar governing body of such Acquirer Party and no other proceedings on the part of such Acquirer Party are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which an Acquirer Party is or will be a party has been (in the case of this Agreement and the other Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents) duly executed and delivered by such Acquirer Party and constitute, or will constitute at the Closing, as applicable, such Acquirer Party's valid and binding obligation, enforceable against such Acquirer Party in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors' rights generally or by general equitable principles).

        (b)   The issuance of the Acquirer Common Units comprising the Equity Consideration has been duly authorized in accordance with the Organizational Documents of Acquirer. The Acquirer Common Units comprising the Equity Consideration, when issued and delivered to Contributor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable (except to the extent non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free of any Encumbrances or restrictions upon voting or transfer thereof pursuant to any Contract to which any of the Acquirer or any of its Affiliates is a party or by which any property or assets of any such Person is bound or affected, other than pursuant to the Acquirer Partnership Agreement and transfer restrictions under federal and state securities laws. Upon issuance and delivery of the Acquirer Common Units comprising the Equity Consideration, Contributor will be duly admitted to Acquirer as an additional limited partner.

        (c)   The Exchange Notes Issuers have all requisite limited partnership or corporate, as applicable, power and authority to issue the Exchange Notes. When issued, the Exchange Notes will be duly and validly authorized by each of the Exchange Notes Issuers and when executed and authenticated by the Trustee in accordance with the terms of the Exchange Notes Indenture and delivered in accordance with the Exchange Offer, will constitute valid and binding obligations of the Exchange Notes Issuers entitled to the benefits of the Exchange Notes Indenture, enforceable against the Exchange Notes Issuers in accordance with their terms.

        (d)   Each of the Exchange Notes Issuers has all requisite limited partnership or corporate, as applicable, power and authority to enter into the Exchange Notes Indenture. Upon its execution and delivery by the Exchange Notes Issuers, the Exchange Notes Indenture will be duly and validly authorized by the Exchange Notes Issuers and, assuming due authorization, execution and delivery by the Trustee, will constitute the valid and binding agreement of the Exchange Notes Issuers, enforceable against the Exchange Notes Issuers in accordance with its terms. The Exchange Notes Indenture will conform in all material respects to the requirements of the Trust Indenture Act.

        (e)   Each of the Exchange Notes Issuers has all requisite limited partnership or corporate, as applicable, power and authority to issue the Registered Exchange Notes. When issued, the Registered Exchange Notes will be duly and validly authorized and executed by the Exchange Notes Issuers and if and when duly authenticated by the Trustee in accordance with the terms of the Exchange Notes Indenture and delivered in accordance with the exchange offer provided for in the Exchange Offer Registration Rights Agreement, will constitute valid and binding obligations of the Exchange Notes Issuers entitled to the benefits of the Exchange Notes Indenture, enforceable against the Exchange Notes Issuers in accordance with their terms.

        (f)    Each of the Exchange Notes Issuers has all requisite limited partnership or corporate, as applicable, power and authority to enter into the Exchange Offer Registration Rights Agreement. The Exchange Offer Registration Rights Agreement has been duly authorized by the Exchange Notes Issuers and, when executed and delivered by the Exchange Notes Issuers in accordance with the terms of the Exchange Offer, will be validly executed and delivered and (assuming the due authorization, execution and delivery thereof by Evercore Group L.L.C. and Citigroup Global Markets Inc. on behalf of holders of Exchange Notes) will be the valid and binding obligation of the Exchange Notes Issuers in accordance with the terms thereof, enforceable against the Exchange Notes Issuers in accordance with its terms.

        (g)   On or prior to the execution of this Agreement by Acquirer, Acquirer has received an opinion from a nationally recognized investment banking firm to the effect that the Midstream Contribution is fair, from a financial point of view, to Acquirer and to the holders of Acquirer Common Units.

        Section 4.3    Capitalization.

        (a)   As of the date hereof: (i) 210,850,232 Acquirer Common Units were issued and outstanding and 5,865,584 Common Units were reserved for issuance under Acquirer's employee benefit plans and equity compensation plans, of which approximately 1,033,000 Acquirer Common Units were subject to issuance upon the vesting of outstanding phantom units.

        (b)   All of the limited partner interests in Acquirer are duly authorized and validly issued in accordance with the Organizational Documents of Acquirer, and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

        (c)   Except as set forth in the Acquirer Partnership Agreement, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Acquirer to issue or sell any equity interests of Acquirer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Acquirer, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

        (d)   Acquirer does not have any outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Acquirer on any matter.

        (e)   Regency GP LP, a Delaware limited partnership ("Acquirer GP"), is the sole general partner of Acquirer. Acquirer GP is the sole record and beneficial owner of the general partner interest in Acquirer (the "Acquirer GP Interest"), and such Acquirer GP Interest has been duly authorized and validly issued in accordance with the Acquirer Partnership Agreement. Acquirer GP owns the Acquirer GP Interest free and clear of any Liens (except for restrictions on transferability contained in the Partnership Agreement and as otherwise described in the Acquirer SEC Documents).

        (f)    Regency GP LLC, a Delaware limited liability company ("Acquirer GP LLC"), is the sole general partner of Acquirer GP. Acquirer GP LLC is the sole record and beneficial owner of the general partner interest in Acquirer GP (the "Acquirer GP LLC Interest"), and such Acquirer GP LLC Interest has been duly authorized and validly issued in accordance with Acquirer GP's limited partnership agreement. Acquirer GP LLC owns the Acquirer GP LLC Interest free and clear of any Liens (except for restrictions on transferability contained in Acquirer GP's limited partnership agreement and as otherwise described in the Acquirer SEC Documents).

        (g)   Acquirer owns free and clear of any Liens (other than pursuant to Acquirer's Fifth Amended and Restated Credit Agreement, effective as of March 4, 2010, as amended) (i) a 33.33% limited liability company membership interest in Ranch Westex JV LLC; (ii) a 49.99% general partner interest in RIGS Haynesville Partnership Co., a general partnership; (iii) a 50% limited liability company membership interest in Midcontinent Express Pipeline LLC; (iv) a 30% limited liability company membership interest in Lone Star NGL LLC (the interests described in (i)—(iv) above, the "Acquirer Sub Interests"); and (v) Acquirer's midstream assets not otherwise held in the Acquirer Sub Interests.

        Section 4.4    Consents and Approvals.     No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required on the part of any Acquirer Party for such Acquirer Party to execute and deliver the Transaction Documents to which it is or will be party or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization that would not have an Acquirer Material Adverse Effect.

        Section 4.5    No Breach.     The execution, delivery and performance by each Acquirer Party of the Transaction Documents to which it is or will be a party, and compliance by each Acquirer Party with the terms and provisions thereof do not and will not (a) violate any provision of any Law applicable to such Acquirer Party or any of its respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of such Acquirer Party, or (c) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which such Acquirer Party is a party or by which such Acquirer Party or any of its respective properties may be bound or receives any material right or benefit.

        Section 4.6    Matters Relating to Acquisition of the Subject Interests.     Each of the Acquirer Parties has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Subject Interests and is capable of bearing the economic risk of such investment. Each Acquirer Party confirms that Contributor has permitted such Acquirer Party the opportunity to ask questions of the senior management of Contributor and to acquire such additional information about the Midstream Business and the Subject Interests as such Acquirer Party has requested and all such information has been received. Each of the Acquirer Parties is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Acquirer Parties are acquiring the Subject Interests for investment for its own account, for investment purposes only, and not with the view to or in connection with any distribution thereof. Each of the Acquirer Parties acknowledges and understands that (a) the acquisition of the Subject Interests has not been registered under the Securities Act in reliance on an exemption therefrom and that (b) the Subject Interests will be characterized as "restricted securities" under applicable securities Laws. Each of the Acquirer Parties agrees that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

        Section 4.7    Acquirer Financial Statements.

        (a)   Since January 1, 2012, Acquirer has filed and furnished with the Commission the forms, registration statements, reports, schedules and statements required to be filed by Acquirer under the Exchange Act or the Securities Act since January 1, 2012 (all such documents filed since January 1, 2012 and on or prior to the date of this Agreement, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Acquirer SEC Documents"; provided, however, Acquirer makes no representation or warranty with respect to any exhibits and schedules included in the Acquirer SEC Documents). At the time filed (except to the extent corrected by a subsequently filed Acquirer SEC Document prior to the date hereof), each Acquirer SEC Document complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. In the case of registration statements, on the dates of effectiveness (except to the extent corrected by a subsequently filed Acquirer SEC Document prior to the date hereof), each Acquirer SEC Document complied in all materials respects with the requirements of the Securities Act and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

        (b)   Any consolidated financial statements of Acquirer included in the Acquirer SEC Documents (the "Acquirer Financial Statements") as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments (which are not individually or in the aggregate material) and the absence of footnotes, in each case, to the extent permitted by applicable Commission regulations), and (iii) fairly present in all material respects the financial position of the Acquirer Entities, as and to the extent included in the consolidated financial position of the Acquirer Entities, as of the dates thereof and the results of the Acquirer Entities' operations and cash flows for the periods then ended, as and to the extent included in the consolidated results of the Acquirer Entities' operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

        Section 4.8    Absence of Certain Changes or Events.

        (a)   Since the Balance Sheet Date through the date of this Agreement, there has not been an Acquirer Material Adverse Effect.

        (b)   Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, the Acquirer Entities have (i) carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) not taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Closing without the prior written consent of Contributor, would violate such provisions.

        Section 4.9    Compliance with Applicable Law; Permits.

        (a)   Except with respect to Tax matters (which are provided for in Section 4.13) and environmental matters (which are provided for in Section 4.10), each of the Acquirer Entities is in compliance in all material respects with all applicable Laws, and is not in default under or in violation of in any material respect any applicable Law. No Acquirer Entity has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that any Acquirer Entity is not in compliance in any material respect with or is in default or violation of in any material respect any applicable Law.

        (b)   Each of the Acquirer Entities is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate its properties and to lawfully carry on its businesses as they are being conducted as of the date of this Agreement (collectively, the "Acquirer Permits"), except where the failure to be in possession of such Acquirer Permits would not be material to the Acquirer Entities, taken as a whole. All such Acquirer Permits are in full force and effect in all material respects. To the knowledge of Acquirer, no suspension or cancellation of any such Acquirer Permit is pending or threatened.

        Section 4.10    Environmental Matters.

        (a)   Each of the Acquirer Entities and its assets, real properties and operations are in compliance with all Environmental Law and Environmental Permits, and have all Environmental Permits necessary for its operations as currently conducted, except as would not be material to the Acquirer Entities, taken as a whole;

        (b)   as of the date hereof and during the three-year period preceding the date of this Agreement, none of the Acquirer Entities has received any written notice that remains pending or unresolved from any Governmental Authority alleging, with respect to any such Acquirer Entity, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit;

        (c)   there are no actions, suits, proceedings (including civil, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of Acquirer, threatened by a Governmental Authority against any of the Acquirer Entities which allege a violation of or any material liability under any Environmental Law;

        (d)   as of the date hereof and during the three-year period preceding the date of this Agreement, there has been no Release of any Hazardous Material by the Acquirer Entities at, on, under or from any real properties as a result of the operations of the Acquirer Entities that has not been remediated as required by any Environmental Law or Environmental Permit or otherwise adequately reserved for in the Acquirer Financial Statements, except as would not be material to the Acquirer Entities, taken as a whole; and

        (e)   this Section 4.10 constitutes the sole and exclusive representation and warranty of Acquirer with respect to Environmental Permits, Hazardous Materials and Environmental Law.

        Section 4.11    Title to Properties and Rights of Way.

        (a)   Each of the Acquirer Entities owns and has good and valid fee simple title to all of its owned real property and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Encumbrances (except in all cases for Permitted Encumbrances and obligations owing by the property owner (with respect to the owned real property) or the third-party owner or lessee under the applicable lease (with respect to the leased real properties)). Except as would not be material to the Acquirer Entities, taken as a whole, all leases under which any of the Acquirer Entities lease any real property (other than hydrocarbon interests) are valid and effective against such Acquirer Entities and, to Acquirer's Knowledge, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by any of the Acquirer Entities or, to Acquirer's Knowledge, the counterparties thereto, or, to Acquirer's Knowledge, any event which, with notice or lapse of time or both, would become a material default by any of the Acquirer Entities, or, to Acquirer's Knowledge, the counterparties thereto.

        (b)   All tangible personal property owned, leased or licensed by the applicable Acquirer Entity that is material to the operations of the Acquirer Entity is, in all material respects, in good repair, working order and operating condition and adequate for its present uses by the Acquirer Entity, ordinary wear and tear excepted.

        (c)   Each of the Acquirer Entities owns or has the right to use such rights-of-way as are sufficient to conduct its business in the manner currently conducted, except for (i) Permitted Encumbrances and (ii) such rights-of-way the absence of which would not materially affect the operation of the business of the Acquirer Entities, taken as a whole.

        Section 4.12    Litigation.     As of the date of this Agreement, there are no material Proceedings pending or, to the Knowledge of Acquirer, threatened, against any Acquirer Entity or to which any Acquirer Entity is otherwise a party or, to the Knowledge of Acquirer, a threatened party.

        Section 4.13    Tax Matters.

        (a)   All material Tax Returns required to be filed by or with respect to any of the Acquirer Entities have been timely filed (taking into account extensions of time for filing), and such Tax Returns are true, complete and accurate in all material respects;

        (b)   All material Taxes owed by or with respect to any of the Acquirer Entities have been duly and timely paid in full;

        (c)   For the most recent four complete calendar quarters, at least 90% of the combined gross income of the Acquirer has been income which is "qualifying income" within the meaning of Section 7704(d) of the Code; and

        (d)   For U.S. federal income tax purposes, (i) Acquirer is properly treated as a partnership and (ii) Acquirer Sub is properly disregarded as an entity separate from Acquirer.

        This Section 4.13 constitutes the sole and exclusive representations and warranties of the Acquirer Entities with respect to Tax matters.

        Section 4.14    Intellectual Property.     Each of the Acquirer Entities owns or has the right to use all Intellectual Property necessary for the operation of the businesses of each of the Acquirer Entities as presently conducted (collectively, the "Acquirer Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not be material to the Acquirer Entities, taken as a whole. To the Knowledge of the Acquirer Parties, the use of the Acquirer Intellectual Property by the Acquirer Entities in the operation of the business of each of the Acquirer Entities as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not be material to the Acquirer Entities, taken as a whole.

        Section 4.15    Books and Records.     The books, records and files of the Acquirer Entities are, in all material respects, (a) complete and correct and represent actual, bona fide transactions, (b) maintained in accordance with sound business practices and GAAP where applicable, include the maintenance of an adequate system of internal controls, (c) kept with reasonable detail so that such books, records and files accurately and fairly reflect the transactions, acquisitions and dispositions of the Acquirer Entities, and (d) maintained to provide accountability for assets recorded in such books and records compared with existing assets at reasonable intervals and appropriate action has been taken with respect to any differences.

        Section 4.16    Insurance.     All material assets of Acquirer Entities are covered by valid insurance policies, such policies are in full force and effect and all premiums due and payable on such insurance policies have been paid in accordance with the payment terms of each insurance policy. Such insurance policies in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations and with an ownership structure similar to that of the Acquirer Business, taken as a whole. As of the date hereof, no written notice has been received by any Acquirer Entity that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any such insurance policy.

        Section 4.17    Exchange Offer Documents.     The Exchange Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Acquirer makes no representation or warranty with respect to any portion of the Exchange Offer Documents relating to the Consent Solicitation or any information supplied in writing by the Contributor specifically for inclusion in the Exchange Offer Documents. As of the date on which the Exchange Offer is consummated, the indenture relating to the Exchange Notes Indenture will comply in all material respects with the Trust Indenture Act. The Exchange Notes Indenture, the Exchange Notes, the Registered Exchange Notes

and the Exchange Offer Registration Rights Agreement will conform in all material respects to the descriptions thereof to be included in the Exchange Offer Documents.

        Section 4.18    Available Funds.     Acquirer has, or shall have on the Closing Date, available (through cash on hand or existing credit arrangements, arrangements with its Affiliates or otherwise) the necessary Closing Cash Consideration for the acquisition of the Subject Interests pursuant to this Agreement and to perform its obligations under this Agreement.

        Section 4.19    Financial Advisors.     Neither of the Acquirer Parties has incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which Contributor will have any responsibility or liability whatsoever.

ARTICLE V
COVENANTS

        Section 5.1    Consummation of the Transaction.

        (a)   Subject to the terms and conditions of this Agreement, the Acquirer Parties and Contributor shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the Outside Date) and to consummate and make effective the Midstream Contribution, including preparing and filing all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Midstream Contribution, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Midstream Contribution and (iv) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

        (b)   In furtherance and not in limitation of the foregoing, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Midstream Contribution as promptly as practicable and in any event within 20 Business Days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date). Acquirer shall pay any filing fees for the filings made pursuant to the HSR Act.

        (c)   Each of the Parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Midstream Contribution, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) copies of (or, in the case of oral communications, advise the other party orally of) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any communication received or given in connection with any proceeding by a private Person, in each case regarding the Midstream Contribution, (iii) permit the other party to review in advance and incorporate the other Party's reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority, give the other party a reasonable opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.5, the Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.1 in a manner so as to preserve the applicable privilege.

        (d)   The Acquirer Parties each agree to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Midstream Contribution, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Acquirer (or any of its Subsidiaries) or the Midstream Entities or any equity interest in any joint venture held by Acquirer (or any of its Subsidiaries) or the Midstream Entities, (y) creating, terminating or divesting relationships, ventures, contractual rights or obligations of the Acquirer (or any of its Subsidiaries) or the Midstream Entities and (z) otherwise taking or committing to take any action that would limit Acquirer's freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Acquirer (including any of its Subsidiaries) or the Midstream Entities or any equity interest in any joint venture held by Acquirer (or any of its Subsidiaries) or the Midstream Entities, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the transactions contemplated hereby under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Midstream Contribution or delay the Closing beyond the Outside Date. To assist the Acquirer Parties in complying with its obligations set forth in this Section 5.1, Contributor shall, and shall cause the Midstream Entities to, enter into one or more agreements requested by Acquirer to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Midstream Entities' freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Midstream Entities or any equity interest in any joint venture held by the Midstream Entities (each, a "Divestiture Action"); provided, however, that (i) the consummation of the transactions provided for in any such agreement for a Divestiture Action (a "Divestiture Agreement") shall be conditioned upon the Closing or satisfaction of all of the conditions to the Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Acquirer has irrevocably committed to effect the Closing immediately following such Divestiture Action) and (ii) the Acquirer Parties shall indemnify for and hold Contributor and the Midstream Entities harmless from all costs, expenses and liabilities incurred by Contributor or any Midstream Entity arising from or relating to such Divestiture Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Acquirer Parties be required to take any Divestiture Action that requires the divestiture of any assets of Acquirer, its Affiliates or related to the Midstream Business that either individually or in the aggregate exceed $100,000,000.

        (e)   In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.1, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging the Midstream Contribution as violative of any Antitrust Law, (i) each of Acquirer and Contributor shall use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Midstream Contribution, and (ii) Acquirer shall indemnify for and hold Contributor and the Midstream Entities harmless from all costs, expenses and liabilities incurred by Contributor or any Midstream Entity arising from or relating to contesting and resisting such proceeding or seeking to vacate, lift, reverse or overturn any such decree, judgment, injunction or other order.

        Section 5.2    Conduct Pending the Closing.

        (a)   Except as specifically identified on Section 5.2 of Contributor's Disclosure Schedules or as otherwise expressly provided by this Agreement or with the prior written consent of Acquirer (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing or termination of this Agreement as provided in Article VIII, Contributor shall, and shall cause each Midstream Entity to:

            (i)  operate the Midstream Entities in all material respects in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to preserve its present business operations and organization (including key employees) relating to the Midstream Entities;

           (ii)  use its commercially reasonable efforts to preserve intact its current material relationships with third parties (including material customers and suppliers) having business dealings with any of the Midstream Entities;

          (iii)  with respect to the Midstream Entities, maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

          (iv)  with respect to the Midstream Entities, maintain all material permits, approvals and registrations from and with Governmental Authorities applicable to the Midstream Entities as of the date of this Agreement;

           (v)  comply in all material respects with all applicable Laws and Orders to which the Midstream Entities are subject;

  provided, however, that no action by the Contributor or its Subsidiaries with respect to matters specifically limited by any provision of Sections 5.2(a)(vi)-(xv) shall be deemed a breach of Sections 5.2(a)(i)-(v);

          (vi)  not transfer, sell, pledge, encumber or dispose of the Subject Interests or any equity interests of or, outside the ordinary course of business, any material assets of the Midstream Entities;

         (vii)  not enter into any collective bargaining agreement or similar contract with (A) any labor union or representative relating to any Midstream Business Employees; or (B) with respect to which any Midstream Entity could have any liability;

        (viii)  except as required by applicable Law, an existing Contributor Employee Benefit Plan or as specifically agreed to in writing between Acquirer and Contributor as part of the transactions contemplated hereby, (A) not enter into any new or amend any existing compensatory plan, agreement or arrangement for the benefit of any Midstream Business Employee or in which any Midstream Business Employee participates (including any Contributor Employee Benefit Plan) or with respect to which any Midstream Entity could have any material liability or (B) increase the salary, wages, bonuses or other compensation or benefits of any Midstream Business Employee by more than 10% as compared to the level as of the date of this Agreement;

          (ix)  not terminate the employment of any Midstream Business Employee other than for "cause";

           (x)  not, with respect to the Midstream Entities or the Midstream Business, make or change any election in respect of Taxes, amend any Tax Return, adopt or change any accounting method in respect of Taxes (other than changes required by Law), or settle or compromise any Tax Liability, in each case, other than those adoptions, changes, elections, settlements, or compromises which would reasonably be expected to not materially increase the Tax liability of the Midstream Entities or any direct or indirect owner of the Midstream Entities for any taxable period beginning after the Closing Date;

          (xi)  not agree to take any affirmative action to, with respect to the Joint Venture Entities, cause such Joint Venture Entity to make or change any election in respect of Taxes, amend any Tax Return, adopt or change any accounting method in respect of Taxes (other than changes required by Law), or settle or compromise any Tax Liability, in each case, other than those adoptions, changes, elections, settlements, or compromises which would reasonably be expected to not materially increase the Tax liability of the Midstream Entities or any direct or indirect owner of the Midstream Entities for any taxable period beginning after the Closing Date;

         (xii)  use its commercially reasonable efforts to maintain the insurance policies in respect of the Midstream Entities consistent with past practice;

        (xiii)  except for any Contract entered into, terminated or amended in the ordinary course of business or that individually would not reasonably be expected to have an adverse impact on the Midstream Business in excess of $5,000,000, (A) not enter into any Contract that could constitute a Midstream Material Agreement, (B) not grant any waiver of any material term under, or give any material consent with respect to, any Midstream Material Agreement, or (C) not modify, amend or terminate any Midstream Material Agreement;

        (xiv)  settle, release or compromise any pending or threatened adverse litigation for an amount that would reasonably be expected to be greater than $1,000,000, but in each case, only to the extent not covered by insurance or third-party indemnification; or

          (xv)  not agree to take any action prohibited by this Section 5.2(a).

        Notwithstanding any provision of this Agreement, the Midstream Entities may distribute some or all of their cash or cash equivalents to their holders of equity interests and take such reasonable actions as may be required to effect the foregoing, and at or prior to the Closing, Contributor may continue to manage the Midstream Entities' cash through intercompany accounts and cash management arrangements consistent with past practices.

        (b)   Except as otherwise expressly provided by this Agreement, actions required to be taken in connection with the transactions contemplated in the Merger Agreement or with the prior written consent of Contributor (which consent shall not be unreasonably withheld, conditioned or delayed)

from the date hereof until the Closing or termination of this Agreement as provided in Article VIII, Acquirer shall, and shall cause its Subsidiaries to:

            (i)  operate in all material respects in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to preserve its present business operations and organization (including key employees);

           (ii)  use its commercially reasonable efforts to preserve intact its current material relationships and all material contractual and other obligations with third parties (including material customers and suppliers) having business dealings with Acquirer or any of its Subsidiaries;

          (iii)  comply in all material respects with all applicable Laws and Orders to which Acquirer or its Subsidiaries are subject;

          (iv)  not take any action which would adversely affect, or impede or impair, the ability of the Parties hereto, or any of the actual or contemplated parties to any other Transaction Document, to consummate the transactions contemplated hereby or thereby;

           (v)  except as required by Law, not take any action that would reasonably be expected to result in any of the conditions to the Closing set forth in Article VI not being satisfied; or

          (vi)  not agree to take any action prohibited by this Section 5.2(b).

        Section 5.3    Preparation of the Proxy Statement; Unitholder Meeting.

        (a)   As soon as reasonably practicable and, in any event, by January 31, 2014, Contributor shall prepare and file with the Commission the Proxy Statement in connection with the Unitholder Meeting. Contributor shall (i) use its commercially reasonable efforts to respond to any comments on the Proxy Statement or requests for additional information from the Commission as soon as reasonably practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the holders of Contributor's common units of limited partner interests (each a "Common Unitholder," and collectively, the "Common Unitholders") as promptly as reasonably practicable following the date of this Agreement.

        (b)   Contributor shall, as soon as reasonably practicable following the date of this Agreement (taking into account any review by the Commission of the Proxy Statement), establish a record date for, and as soon as reasonably practicable following the Proxy Statement being declared effective by the Commission, duly call, give notice of, convene and hold a special meeting of its Common Unitholders (the "Unitholder Meeting") for the purpose of obtaining the Unitholder Approval. Subject to Section 5.4, Contributor shall, through the Contributor Board, recommend to the Common Unitholders approval of this Agreement and the Midstream Contribution (the "Contributor Board Recommendation"). Notwithstanding anything in this Agreement to the contrary, Contributor may postpone or adjourn the Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Contributor has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Common Unitholders prior to Unitholder Meeting, and (iv) if Contributor has delivered any notice contemplated by Section 5.4(d) or Section 5.4(e) and the time periods contemplated by Section 5.4(d) or Section 5.4(e) have not expired. Notwithstanding anything to the contrary in this Agreement, if there occurs a Contributor Change in Recommendation in accordance with this Agreement, Contributor shall not be required to call, hold or convene the Unitholder Meeting.

        Section 5.4    Alternative Proposals; Change in Recommendation.

        (a)   Contributor shall, and it shall use its commercially reasonable efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Contributor or its Subsidiaries. Except as permitted by this Section 5.4, Contributor shall not, and shall use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate or solicit any inquiries or the making or submission of any Alternative Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Alternative Proposal. Notwithstanding anything to the contrary contained in this Section 5.4, if at any time following the date of this Agreement and prior to obtaining the Unitholder Approval, (i) Contributor has received a written Alternative Proposal that the Contributor Board believes is bona fide and (ii) the Contributor Board, after consultation with its financial advisors and its outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal, then Contributor may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Contributor and its Subsidiaries (including the Midstream Entities) to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) Contributor will not, and will use commercially reasonable efforts to cause its Representatives not to, disclose any non-public information to such Person unless Contributor has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not materially less restrictive to such Person than the provisions of the Confidentiality Agreement are to Acquirer (including, without limitation, the inclusion of "standstill" provisions or similar restrictions) and (y) Contributor will provide to Acquirer any non-public information about the Midstream Entities that was not previously provided or available to Acquirer prior to or substantially concurrently with providing or making available such non-public information to such other Person.

        (b)   In addition to the obligations of Contributor set forth in this Section 5.4, Contributor shall promptly (and in no event later than seventy-two (72) hours after receipt) advise Acquirer in writing of any Alternative Proposal (and any changes thereto) and the material terms and conditions of any such Alternative Proposal but need not provide the identity of the Person making any such Alternative Proposal. Contributor shall keep Acquirer reasonably informed of material developments with respect to any such Alternative Proposal.

        (c)   Except as otherwise provided in this Section 5.4, the Contributor Board shall not: (i) (A) withdraw, modify or qualify in any manner adverse to Acquirer the Contributor Board Recommendation or (B) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal (any action described in this Section 5.4(c)(i) being referred to as a "Contributor Change in Recommendation"); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Contributor or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal.

        (d)   Notwithstanding the foregoing, if Contributor receives (i) a written Alternative Proposal or (ii) another proposal or offer that, in either case, the Contributor Board believes is bona fide and the Contributor Board, after consultation with its financial advisors and its outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, then the Contributor Board may at any time prior to obtaining the Unitholder Approval, terminate this Agreement and pay Acquirer a

Termination Fee and/or effect a Contributor Change in Recommendation; provided, however, that the Contributor Board may not take such action pursuant to the foregoing unless:

            (i)  Contributor has provided prior written notice to Acquirer specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Acquirer a copy of the proposed definitive agreement providing for such Superior Proposal, in the form to be entered into and any other relevant proposed transaction agreements, at least three calendar days in advance of taking any action with respect to a Contributor Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than three calendar days prior to the Unitholder Meeting, in which case Contributor shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the "Notice Period"); and

           (ii)  during the Notice Period Contributor has negotiated, and has used commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Acquirer in good faith (to the extent Acquirer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the Contributor Board) a Superior Proposal.

        (e)   Notwithstanding anything in this Agreement to the contrary, the Contributor Board shall be permitted, at any time prior to obtaining the Unitholder Approval, other than in connection with an Alternative Proposal, to make a Contributor Change in Recommendation but only if prior to taking any such action, the Contributor Board determines in good faith, in consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable Law and Contributor has given 48 hours advance notice to Acquirer that Contributor intends to take such action.

        (f)    Nothing contained in this Agreement shall prevent Contributor or the Contributor Board from taking and disclosing to the Common Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Common Unitholders) or from making any legally required disclosure to Common Unitholders. Any "stop-look-and-listen" communication by Contributor or the Contributor Board to the Common Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Common Unitholders) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Acquirer and its Affiliates of, all or a portion of the Contributor Recommendation.

        (g)   For purposes of this Agreement:

            (i)  "Alternative Proposal" means any proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Acquirer and its Subsidiaries, relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Midstream Entities equal to 20% or more of the consolidated assets of the Midstream Business or to which 20% or more of Contributor's revenues or earnings with respect to the Midstream Business on a consolidated basis are attributable, other than the transactions contemplated hereby.

           (ii)  "Superior Proposal" means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.4 (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding equity securities of Contributor or more than 50% of the combined assets of Contributor, made by a third party, which is on terms and conditions which Contributor Board determines in good faith to be more favorable to the Common Unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by Acquirer in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

        Section 5.5    Access to Information.

        (a)   At all times from the date hereof until the Closing Date, Contributor will, and will cause the Midstream Entities to, and the Acquirer Parties will (as applicable, the "Disclosing Party"), during normal business hours and upon reasonable request (i) provide the Acquirer Parties and their Representatives or Contributor and its Representatives (as applicable, the "Accessing Party") reasonable access to the offices, properties, books and records of the Midstream Entities and (ii) furnish or make available to the Accessing Party such financial and operating data and other information relating to the Disclosing Party, subject to the Accessing Party's compliance with applicable Law and contractual restrictions governing the disclosure and use of such information. Prior to the Closing, Contributor will provide, and will cause the Midstream Entities to provide reasonable cooperation in connection with Acquirer's arrangement of financing in connection with the transactions contemplated by this Agreement as may be reasonably requested by Acquirer and that is customary in connection with Acquirer's efforts to obtain such financing, including using commercially reasonable efforts to provide information to an accounting firm that is customary and reasonably requested by such accounting firm for use in its preparation and delivery of a customary comfort letter with respect to financial information of the Midstream Entities. Contributor shall use commercially reasonable efforts to (y) promptly provide the Acquirer Parties with such information about the Midstream Entities and (z) provide, and shall cause its respective Affiliates, officers and employees to provide, reasonable cooperation in connection with any financing arrangements sought by the Acquirer Parties, including by permitting reasonable access to the auditors, auditor work papers, employees books and records and any financial data reasonably requested by an Acquirer Party in connection therewith.

        (b)   Notwithstanding the foregoing provisions of this Section 5.5, the Disclosing Party shall not be required to grant access or furnish information to the Accessing Party or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege that would be violated or lost by such access or furnishing, or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. To the extent practicable, the Disclosing Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any investigation pursuant to this Section 5.5 shall be conducted in such manner as not to interfere with the conduct of the business of the Disclosing Party, its Affiliates or, in the case of Contributor as Disclosing Party, the Midstream Entities. Notwithstanding the foregoing, the Accessing Party shall not (i) be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of the Disclosing Party or, in the case of Contributor as Disclosing Party, any Midstream Entity nor (ii) without prior written consent of the Disclosing Party, communicate with the Disclosing Party's contractual counterparties outside the ordinary course of the Disclosing Party's business, and in no event, with respect to the Disclosing Party or the transactions contemplated by this Agreement. The Accessing Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.5 in violation of Section 5.7.

        (c)   Contributor has engaged KPMG LLP, Contributor's auditor ("KPMG"), to provide Acquirer with audited historical financial statements for the Midstream Business for the fiscal years ended December 31, 2011 and 2012 and for the nine month period ended September 30, 2013 and unaudited historical financial statements for the Midstream Business for the nine month period ended September 30, 2012 (collectively, the "Carve-out Financial Statements"). Contributor shall also engage KPMG to provide Acquirer with audited historical financial statements for the Midstream Business for the fiscal year ended December 31, 2013 to be delivered reasonably promptly after KPMG delivers its audit opinion, whether before or after the Closing (the "2013 Financial Statements"). Contributor shall also provide such direction and assistance as is required to support its auditor's reasonable needs under the above referenced engagements and following the date hereof including (i) executing and delivering customary management representation letters as reasonably agreed upon by Contributor and Contributor's auditor, (ii) providing prepared relevant financial statements to be the subject of the audit, (iii) providing all reasonably required supporting accounting records, (iv) providing reasonable access to relevant systems, files and persons, and (v) reasonably cooperating with Acquirer in connection with the preparation by Acquirer of any pro forma financial statements of Acquirer or any of its Affiliates required to be included or incorporated by reference in any registration statement, report or other filing of Acquirer or its Affiliates to satisfy any relevant disclosure obligations under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder. The costs and expenses of Contributor's auditor related to the foregoing (the "Auditor Expenses") shall be paid 50% by Acquirer and 50% by Contributor; provided that Acquirer's 50% of the Auditor Expenses with respect to the Carve-Out Financial Statements and the 2013 Financial Statements shall not exceed $450,000 without the prior written consent of Acquirer, such consent not to be unreasonably withheld. Acquirer agrees to reimburse Contributor for Acquirer's portion of the Auditor's Expenses at least 10 Business Days prior to the payment due date as set forth in the invoice delivered by KPMG. If Acquirer shall fail to pay its 50% of such invoice (an "Acquirer Portion") when due, Contributor shall have the right, but not the obligation to pay any Acquirer's Portion. Notwithstanding anything to the contrary in this Agreement, Contributor's obligations with respect to the preparation and delivery of the Carve-out Financial Statements shall be governed solely by this Section 5.5(c). The provisions of this Section 5.5(c) shall supersede the provisions of that certain letter agreement dated November 26, 2013 between Contributor and an Affiliate of Acquirer from and after the date hereof.

        (d)   Contributor hereby consents to the inclusion or incorporation by reference of the Carve-out Financial Statements in any registration statement, offering memorandum, report or other filing of Acquirer or any of its Affiliates as to which Acquirer or any of its Affiliates reasonably determines that such financial statements are required to be included or incorporated by reference to satisfy any relevant disclosure obligations under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.

        (e)   In the event and for so long as any Party actively is contesting or defending against any Third Party Proceeding (other than any Proceedings in which Acquirer or any of its Affiliates and Contributor or any of its Affiliates are adverse parties) in connection with (i) the transactions contemplated by this Agreement and the Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Midstream Entities, each other Party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to its books and records as shall be reasonably requested and necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, however, that nothing in this Section 5.5(e) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such litigation.

        Section 5.6    Public Statements.     Acquirer and Contributor shall not, and each of the foregoing shall cause its Affiliates and Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party's common units are traded, provided such Party uses commercially reasonable efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, further, that nothing herein shall restrict the Parties from disclosing information regarding this Agreement and the transactions contemplated hereby to its Representatives to the extent permitted by Section 5.7.

        Section 5.7    Confidentiality.

        (a)   The obligations of Acquirer under the Confidentiality Agreement remain in full force and effect. All information provided to Acquirer or its Representatives furnished pursuant to and in connection with this Agreement shall be deemed to be Evaluation Material under the Confidentiality Agreement; provided, that, from and after the Closing, any restrictions contained herein or in the Confidentiality Agreement relating to Acquirer's use or disclosure of Evaluation Material (other than with respect to Contributor and its Affiliates other than the Midstream Entities) shall be null and void.

        (b)   For two years following the Closing, Contributor shall keep confidential, and shall cause its controlled Affiliates to keep confidential, all material non-public information relating to the Midstream Business and the Midstream Entities ("Confidential Information"), except (i) with the prior written consent of Acquirer; (ii) to the extent necessary to comply with applicable Law, including federal securities laws, the valid Order of a court of competent jurisdiction or any legal proceeding, in which event, to the extent permitted by such Law, Order or proceeding, Contributor shall notify Acquirer as promptly as practicable (and, if possible, prior to the making of such disclosure); (iii) to the extent such Confidential Information is available to the public through no fault of Contributor or any of its controlled Affiliates; (iv) to the extent such Confidential Information becomes available after the Closing Date to Contributor or any of its controlled Affiliates from a third Person who is not a Midstream Business Employee and/or who is under no confidential or fiduciary obligation to Acquirer or its Affiliates with respect to such Confidential Information; (v) to the extent such Confidential Information was independently developed by Contributor or its controlled Affiliates after the Closing Date without violating this Section 5.7(b); or (vi) to the extent such Confidential Information is used in the enforcement of any of the rights of Contributor or any of its controlled Affiliates under this Agreement or the other Transaction Documents or in the defense of any proceeding brought against Contributor or one of its controlled Affiliates. The obligations of Contributor pursuant to this Section 5.7(b) shall cease two years following the Closing, except that such obligations shall survive indefinitely in respect of Confidential Information that are trade secrets or know-how of the Midstream Business or the Midstream Entities.

        Section 5.8    Employees and Employee Benefits.

        (a)   No later than January 15, 2014, Contributor shall promptly provide the Midstream Business Employee Information in writing to Acquirer with respect to each Midstream Business Employee. Thereafter as requested by Acquirer, and 15 days prior to the Closing Date whether or not requested by Acquirer, Contributor shall provide Midstream Business Employee Information that is accurate, complete and up-to-date as of the time such information is provided with respect to each Midstream Business Employee. At least 10 days prior to the Closing Date, Acquirer shall, or shall cause one of its Affiliates to, make offers of employment to the Midstream Business Employees of Acquirer's choosing who pass Acquirer's drug and other employment screening procedures, and each such offer shall be on terms consistent with the requirements set forth in this Section 5.8. From and after the Closing Date, the Midstream Business Employees that timely accept offers of employment as described in the preceding sentence and report to work with Acquirer or one of its Affiliates on or after the Closing Date in accordance with such offers are referred to herein as "Transferred Employees" (which such term shall include Transition Employees to the extent applicable). To the extent that any Midstream Business Employee does not receive an offer of employment from Acquirer or does not accept the one-time offer of employment from Acquirer or one of its Affiliates, Acquirer and its Affiliates are precluded from making any subsequent offers of employment to such Midstream Business Employee for a period of six months following the Closing Date unless Acquirer or one of its Affiliates pays or reimburses Contributor for the cost of any severance pay and benefits paid or provided by Contributor under the

COC Severance Program or Executive Change of Control Agreement with respect to such Midstream Business Employee. In addition, if Acquirer and its Affiliates shall terminate any Transition Employee during the 90-day period beginning on the Closing Date and Acquirer or one of its Affiliates is required to provide severance benefits to such terminated Transition Employee under Section 5.8(f), then Acquirer and its Affiliates shall be precluded from making any subsequent offers of employment to such Transition Employee for a period of six months following the date of such Transition Employee's termination of employment with Acquirer and its Affiliates unless Acquirer or one of its Affiliates pays or reimburses Contributor for the cost of any severance pay and benefits under the COC Severance Program that are paid or provided by Contributor, including any amount paid or reimbursed to Acquirer or its Affiliates under Section 5.8(f).

        (b)   Except as otherwise specifically provided for in this Section 5.8, for the 12 month period immediately following the Closing (the "Continuation Period"), Acquirer shall, or shall cause its Affiliates to, provide (i) each Transferred Employee with (A) a base pay or salary rate at least equal to the base pay or salary rate as in effect with respect to such Transferred Employee immediately prior to the Closing Date, but only if the information regarding such base pay or salary rate is (I) timely provided to Acquirer pursuant to Section 5.8(a) above and (II) accurate, and (B) bonus opportunities and employee benefits, including vacation and paid time off, no less favorable, in the aggregate, than the bonus opportunities and employee benefits offered or provided to similarly situated employees of Acquirer and its Affiliates, and (ii) each Transferred Employee who is terminated without "cause" or resigns for "good reason" (each as defined in the COC Severance Program) during the Continuation Period with severance benefits in accordance with Section 5.8(f), below.

        (c)   Effective as of the Closing, Acquirer shall, or shall cause its Affiliates to, take commercially reasonable steps to cause each compensation or employee benefit plan maintained by Acquirer or any of its Affiliates and in which any Transferred Employee becomes eligible to participate in, to treat the prior service of such Transferred Employee with any of Contributor and its Affiliates as service rendered to Acquirer or its Affiliates, as the case may be, for vesting and eligibility purposes only, but only to the extent that (i) such service crediting is permitted pursuant to the terms of such plans, does not violate any applicable Law and does not result in duplication of benefits for the same period of service and (ii) information regarding such service is (A) timely provided to Acquirer pursuant to Section 5.8(a) above and (B) accurate.

        (d)   Acquirer shall, or shall cause its Affiliates to, take commercially reasonable steps to (i) waive any limitation on health and welfare coverage of any Transferred Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of Acquirer or any Affiliate of Acquirer to the extent such Transferred Employee and his or her eligible dependents are covered under a health and welfare benefit plan of Contributor or any of its Affiliates (as the case may be), and such conditions, periods or requirements are satisfied or waived under such plan of Contributor or any of its Affiliates, immediately prior to the Closing Date and (ii) credit each Transferred Employee and his or her eligible dependents with all deductible payments, co-payments and co-insurance paid by such employee and covered dependents under the medical employee benefit plan of Contributor or any of its Affiliates (as the case may be) prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which any such employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under any medical employee benefit plan of Acquirer or any Affiliate of Acquirer for the calendar year in which the Closing Date occurs, but, with respect to any actions pursuant to subsection (i) or (ii), above, only (A) to the extent permitted by the terms of such plans, applicable Law and third party insurers and administrators, and (B) if the information necessary to accomplish the actions contemplated by subsections (i) and (ii), above, is accurate and is timely received by Acquirer.

        (e)   In the event that a Transferred Employee makes a voluntary election pursuant to Section 401(a)(31) of the Code to roll over his or her account balance in the Contributor 401(k) Plan to a tax-qualified defined contribution plan sponsored by Acquirer or one of its Affiliates in which such Transferred Employee is eligible to participate, Acquirer agrees to take commercially reasonable steps to cause such tax-qualified defined contribution plan to accept such rollover in cash, but only to the extent permitted by applicable Law and the terms of such Acquirer plan. Contributor covenants that, as of the date of each such rollover by a Transferred Employee, the Contributor 401(k) Plan shall be qualified pursuant to Section 401(a) of the Code.

        (f)    Acquirer shall, or shall cause one of its Affiliates to, provide severance benefits to each non-executive Transferred Employee who is a full-time employee of Acquirer that is terminated involuntarily without "cause", or resigns for "good reason" (each as defined in the COC Severance Program, provided that in the case of "good reason", it is expressly understood that the term is evaluated by appropriate comparison to such non-executive Transferred Employee's prior employment with Eagle Rock Energy G&P, LLC), from Acquirer and its Affiliates during the Continuation Period equal to the amount of the severance benefits to which such Transferred Employee would have been entitled under the COC Severance Program, as set forth in Section 5.8(f) of Contributor's Disclosure Schedules, as a result of such a termination following a "Change of Control" within the meaning of the COC Severance Program; provided, however, that, if the cost of the severance benefits to be paid by Acquirer or its Affiliates to any Transferred Employee under this Section 5.8(f) exceeds the Severance Cap for that Transferred Employee, then Contributor shall pay Acquirer the amount of such excess within 10 days of Acquirer's written demand.

        (g)   If any Executive becomes a Transferred Employee and is terminated involuntarily without "cause", or resigns for "good reason" (each as defined in such Executive's Executive Change of Control Agreement, provided that in the case of "good reason", it is expressly understood that the term is evaluated by appropriate comparison to such Executive's prior employment with Eagle Rock Energy G&P, LLC), from Acquirer and its Affiliates during the Protection Period (as defined in such Executive's Executive Change of Control Agreement), Acquirer shall, or shall cause one of its Affiliates to, provide severance benefits to each such Executive equal to the amount of the severance benefits to which such Executive would have been entitled under (i) the Executive Change of Control Agreement and (ii) that certain letter agreement between the Executive and Eagle Rock Energy G&P, LLC dated as of December 23, 2013 (but only with respect to those comparable awards (as determined by Acquirer) granted to Executive under Acquirer's long-term incentive plan pursuant to Section 5.8(m)), each as applicable to such Executive and as set forth in Section 5.8(g) of Contributor's Disclosure Schedules, as a result of such a termination following a "Change of Control" within the meaning of such Executive's Executive Change of Control Agreement.

        (h)   Acquirer shall, or shall cause one of its Affiliates to, provide compensation to Transferred Employees that is comparable to that which each Transferred Employee would have been entitled to under the awards granted to each such Transferred Employee under the Cash Plan in the ordinary course of business consistent with past practice at least five business days prior to the Closing Date, as set forth in Section 5.8(h) of Contributor's Disclosure Schedules, and outstanding as of the Closing Date; provided, however, that Acquirer shall be required by the foregoing to provide compensation that is comparable with respect to any award granted to a Transferred Employee under the Cash Plan after December 1, 2013, only if Acquirer preapproves in writing the grant of such award.

        (i)    Except as otherwise specifically provided for in Section 5.8(j), Contributor shall be solely responsible for and shall timely discharge all liabilities and obligations arising from Contributor's employment of all its employees, including those who subsequently become Transferred Employees, including salaries, wages, bonuses, payroll Taxes, retirement, and any other claims, obligations and expenses of any kind arising out of the employment by, or termination from the employment of, Contributor.

        (j)    Acquirer and its Affiliates shall be responsible for any accrued but unpaid bonuses as correctly listed in Section 5.8(j) of Contributor's Disclosure Schedules (which shall be provided at least 10 days prior to the Closing Date) payable to any Transferred Employee on or after the Closing Date, subject to the Transferred Employee's continued employment by Acquirer and its Affiliates through the date such amount would otherwise be paid; provided that, notwithstanding the foregoing, Contributor shall have the ability to pay any such accrued but unpaid bonuses through the Closing Date and, for the avoidance of doubt, neither Acquirer nor its Affiliates shall be responsible hereunder for any such bonuses paid by Contributor.

        (k)   For purposes of determining the number of vacation days to which each Transferred Employee shall be entitled during the calendar year in which the Closing Date occurs, Acquirer shall honor all accrued or earned vacation days and unused paid time off of such Transferred Employee as of the Closing Date, as correctly set forth in Section 5.8(k) of Contributor's Disclosure Schedules; provided that, Contributor shall be permitted to update the information on Section 5.8(k) of Contributor's Disclosure Schedules on or prior to the Closing Date to account for any additional accrued or earned vacation days and unused paid time off as a result of the period between the date hereof and the Closing Date, determined in accordance with the paid-time-off policy of Contributor in effect and provided to Acquirer prior to the date of this Agreement.

        (l)    Contributor shall be solely responsible for all obligations and liabilities with respect to the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code and similar state Law for all employees of Contributor and its Affiliates (and their dependents and beneficiaries) who are not Transferred Employees for whom a "qualifying event" or similar event under such Laws occurs or has occurred.

        (m)  Effective as of the Closing, Acquirer shall, or shall cause one of its Affiliates to, replace, for each Transferred Employee, all unvested restricted unit awards granted under Contributor's Long Term Incentive Plan in the ordinary course of business consistent with past practice at least five business days prior to the Closing Date, as set forth in Section 5.8(m) of Contributor's Disclosure Schedules and outstanding as of the Closing Date, with a comparable award (as determined by Acquirer) under Acquirer's long-term incentive plan (with the value of such replacement award determined by reference to the fair market value of Contributor's and Acquirer's common units on the Closing Date); provided, however, that Acquirer shall be required by the foregoing to replace any unvested restricted unit award granted under Contributor's Long Term Incentive Plan after December 1, 2013 only if Acquirer preapproves in writing the grant of such unvested restricted unit award.

        (n)   The provisions of this Section 5.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Transferred Employee or other current or former employee of Contributor or any of their respective Affiliates, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 5.8) under or by reason of any provision of this Agreement. Nothing in this Section 5.8 shall create, amend, or terminate or be deemed to create, amend or terminate (or prevent the amendment or termination of) any Employee Benefit Plan or any compensation or benefit plan of Contributor or Acquirer or any of their respective Affiliates. Acquirer shall have no obligation to continue to employ or retain the services of any Transferred Employee for any period of time following the Closing. Nothing contained in this Agreement or resulting from the transactions contemplated hereunder shall or shall be deemed to create a contract of employment between Acquirer and its Affiliates, on the one hand, and any Midstream Business Employee, on the other hand, and all Transferred Employees shall be regarded as "at will" employees of Acquirer and its Affiliates for all purposes.

        Section 5.9    Use of Name.

        (a)   Each of the Acquirer Parties agrees that (except as expressly set forth in this Section 5.9(a)), after the Closing neither Acquirer nor its Affiliates (including Acquirer Sub and the Midstream Entities) shall have any rights in and to the mark "Eagle Rock" or any trademarks, trade names, service marks, trade dress, logos, corporate names, domain names and other source identifiers, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any mark or term confusingly similar thereto or derivative thereof (collectively, the "Contributor Marks"), will not at any time after the Closing market, promote, advertise or offer for sale any products, goods or services utilizing any of the Contributor Marks or otherwise hold itself out as having any affiliation with Contributor or any of its Affiliates. The Acquirer Parties agree that if any of the assets, including any promotional materials or printed forms, signage and pipelines, bear any of the Contributor Marks, the Acquirer Parties shall, prior to distributing, selling or otherwise making use of such assets, remove, delete or render illegible the Contributor Mark(s) as they may appear on such assets. Notwithstanding the foregoing, for a period of 180 days after the Closing Date, the Acquirer Parties may distribute and display marketing, promotional and advertising materials including business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials that include one or more of the Contributor Marks (collectively, "Supplies"), provided such Supplies (i) were included within the inventory of Midstream Entities as of the Closing, (ii) are used solely in connection with the promotion, marketing, advertising and sale of the Midstream Business' products of the type sold, and in a manner consistent with that used, prior to the Closing and (iii) clearly indicate that (x) the Midstream Entities are not affiliated with Contributor or any of Contributor's Affiliates and (y) the inclusion of the Contributor Mark(s) in the Supplies shall not be construed as an endorsement of any of the Midstream Business' services by Contributor or any of Contributor's Affiliates. The Acquirer Parties shall indemnify and hold harmless Contributor and its Affiliates against all Losses asserted against or imposed upon them as a consequence of the use of the Contributor Marks by Acquirer and its Affiliates (including Acquirer Sub and the Midstream Entities) following the Closing.

        (b)   Each of the Acquirer Parties agrees to cause each Midstream Entity whose name includes the name "Eagle Rock" to, promptly following the Closing, and in any event within ten Business Days after the Closing Date, change its name such that its name does not include the name "Eagle Rock."

        Section 5.10    Retention of Books and Records.     Contributor will use its commercially reasonable efforts to retain, or to cause its Affiliates (including the Midstream Entities) to retain, and to deliver to Acquirer on the Closing Date all books, records and other documents pertaining to the Midstream Business in existence on the Closing Date and to make the same available after the Closing Date for examination and copying by Acquirer or its Representatives, at Acquirer's expense, upon reasonable notice. Acquirer agrees that no such books, records or documents will be destroyed by Acquirer or its Affiliates (including Acquirer Sub and the Midstream Entities) until the later of (a) seven years following the Closing or (b) the expiration of the statute of limitations for the assessment of Taxes in the jurisdiction to which such books, records and documents relate, and that thereafter no such books, records or documents will be destroyed without first advising Contributor in writing and providing to Contributor a reasonable opportunity to obtain possession or make copies thereof at Contributor's expense.

        Section 5.11    Midstream Permits.     The Acquirer Parties shall be responsible for effecting all updates and amendments and reissuances of Midstream Permits required in connection with or as a result of the transactions contemplated hereby. Contributor will, and will cause its Affiliates to, reasonably cooperate with the Acquirer Parties in effecting such updates, amendments and reissuances.

        Section 5.12    Guarantees.     Acquirer shall use its commercially reasonable efforts to obtain, on or before the Closing Date (to the extent Contributor so requests), the release of each of the obligations of Contributor (or any Affiliate thereof, other than the Midstream Entities) to guaranty any liability of any Midstream Entity, including the liabilities listed on Section 5.12 of the Contributor's Disclosure Schedules and, to that end, shall provide such guarantees or other credit support as shall be required to obtain such release. If Acquirer fails to obtain any such release, Acquirer shall indemnify and hold harmless Contributor in respect of any liability or expense incurred by Contributor (or any Affiliate thereof, other than the Midstream Entities) in respect of any claim made in respect of any such liability or expense arising or incurred after the Closing Date.

        Section 5.13    Restrictive Covenants.

        (a)   Contributor agrees, to the maximum extent not violative of applicable Laws, that for a period of 18 months following the Closing Date, Contributor will not, nor will it permit any of its Subsidiaries to, directly or indirectly, solicit for employment any Transferred Employee who is or has been employed by any of the Midstream Entities, at, or at any time within one year prior to, the time of the act of solicitation; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at Transferred Employees; (ii) any Transferred Employee whose employment with Acquirer or any of its Affiliates, including the Midstream Entities, is terminated by Acquirer or any of its Affiliates; or (iii) any Transferred Employee who independently contacts Contributor or its Affiliates for purposes of locating employment or engagement separate from that with the Acquirer or any of its Affiliates, including the Midstream Entities.

        (b)   Contributor agrees, to the maximum extent not violative of applicable Laws, that for a period of 18 months following the Closing Date, Contributor will not, and will not permit any of its Subsidiaries to, engage in the Midstream Business in the counties or parishes (the "Restricted Territory") in which the Midstream Business conducts operations as of the date of this Agreement (the "Restricted Business"); provided, however, that nothing herein shall be construed to prevent Contributor or its Affiliates from (w) acquiring or owning, directly or indirectly, equity securities of Acquirer or up to 10% of a class of equity securities issued by any Person that engages, directly or indirectly, in the Restricted Business in the Restricted Territory that is publicly traded or listed on any stock exchange or automated quotation system, (x) conducting any midstream operations (including, without limitation, gathering, compressing, treating, processing and transporting natural gas; fractionating and transporting natural gas liquids; crude oil and condensate logistics and marketing; and natural gas marketing and trading) to the extent any of the same is conducted as an ancillary activity to, and substantially in support of, the Upstream Business as and where the Upstream Business is located, notwithstanding that such operations are of the same nature as operations included in the Midstream Business, (y) acquiring or owning any Entity or business that, directly or indirectly, engages in the Restricted Business in the Restricted Territory to the extent that the aggregate net revenue derived from such business represents less than 20% of Contributor's aggregate consolidated net revenue, or (z) performing its obligations under this Agreement or any Transaction Document.

        (c)   Notwithstanding anything herein to the contrary, the restrictions set forth in Sections 5.13(a) and 5.13(b) will apply only to Contributor and entities "controlled by" (as such term is defined in the definition of the term Affiliate) Contributor, and Contributor's successors and assigns.

        (d)   Contributor acknowledges and agrees that the covenants set forth in this Section 5.13 are reasonable in geographical and temporal scope and in all other respects, and any violation of these restrictions would cause substantial injury to the Acquirer Parties and that the Acquirer Parties would not have entered into this Agreement without receiving the additional consideration offered by Contributor in binding itself and its Affiliates to these restrictions. In the event of a breach or a threatened breach by Contributor or any of its Affiliates of these restrictions, the Acquirer Parties will be entitled to seek an injunction restraining Contributor or such Affiliate from such breach or threatened breach without the necessity of proving the inadequacy as a remedy of money damages; provided, however, that the right to injunctive relief will not be construed as prohibiting the Acquirer Parties from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

        (e)   If any court determines that any provision included in this Section 5.13 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made the adjudication.

        Section 5.14    Cooperation in Litigation.     Upon reasonable request, the Acquirer Parties and Contributor shall (and shall cause their respective Affiliates to) reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any claim, litigation or other proceeding arising from or related to the conduct of the Business prior to the Closing and involving one or more third Persons. The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its Affiliates and its and their officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its Affiliates or its and their officers, directors, employees and agents for their time spent in such cooperation.

        Section 5.15    Assistance Obligations of Acquirer.     After the Closing, Acquirer will (and will cause the Midstream Entities and its other Affiliates to) reasonably assist Contributor and its Affiliates in preparing information for various Governmental Authorities or other third Persons after the Closing to the extent that such information relates to the transactions contemplated by this Agreement, the Midstream Business and/or the liabilities of the Midstream Business. Such information includes, but is not limited to, information required by Contributor and its Affiliates to (a) comply with their financial reporting requirements and (b) submit any claims that would reasonably be expected to be covered under the insurance policies of Contributor or its Affiliates or their respective self-insurance programs, as applicable, in respect of events, circumstances and occurrences prior to Closing. Contributor shall reimburse Acquirer for all reasonable out-of-pocket expenses (excluding internal costs) actually incurred by Acquirer and its Affiliates in connection with the compliance by Acquirer with its obligations under this Section 5.15.

        Section 5.16    Further Assurances.     From time to time after Closing, Acquirer and Contributor shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements (including executing, acknowledging or delivering written instruments) as may be reasonably requested by the other party in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including (a) if requested by Contributor or its Affiliates, the (x) conveyance or assignment (including partial assignment, if appropriate) to Contributor (or one of its Affiliates) of any asset (including any contract) of the Retained Business that was erroneously conveyed to Acquirer (including by way of inclusion in the Midstream Entities) by Contributor at the Closing or (y) assumption by Acquirer (or one of its Affiliates) of any liability of the Midstream Business that was erroneously retained by Contributor or any of its Affiliates at the Closing and (b) if requested by Acquirer or its Affiliates (including, from and after the Closing, the Midstream Entities), the (x) conveyance or assignment (including partial assignment, if appropriate) to Acquirer (or one of its Affiliates) of any asset (including any contract) of the Midstream Business that was erroneously not conveyed to Acquirer (including by way of conveyance to the Midstream Entities) at the Closing or (y) assumption by Contributor (or one of its Affiliates) of any liability of the Retained

Business that was erroneously assumed by Acquirer (including by way of assumption or inclusion in the Midstream Entities) at the Closing.

        Section 5.17    Insurance.     From and after the Closing, if Contributor receives insurance proceeds with respect to Losses incurred after the Closing Date payable to any Midstream Entity as an insured under the insurance policies currently maintained by Contributor and its Affiliates on behalf of the Midstream Entities, Contributor shall pay such proceeds to Acquirer. From and after the Closing, if the Acquirer Parties or the Midstream Entities receive insurance proceeds with respect to Losses incurred prior to the Closing Date payable to any Midstream Entity as an insured under the insurance policies currently maintained by Contributor and its Affiliates on behalf of the Midstream Entities, Acquirer shall, or shall cause Acquirer Sub or the applicable Midstream Entity to, pay such proceeds to Contributor. From and after the Closing Date, the Midstream Entities shall cease to be insured by Contributor's or Contributor's Affiliates' (other than the Midstream Entities) insurance policies or by any of Contributor's or Contributor's Affiliates' (other than the Midstream Entities) self-insured programs. For the avoidance of doubt, following the Closing, Contributor and its Affiliates shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs. Prior to and after the Closing, Contributor and its Affiliates (including, prior to the Closing Date, the Midstream Entities) shall reasonably cooperate with Acquirer to assist Acquirer in obtaining, at Acquirer's sole cost and expense, replacement insurance policies for the Midstream Entities and the Midstream Business, including any extensions of reporting periods under existing policies (for the benefit of the Midstream Entities) or procurement of tail insurance policies (for the benefit of the Midstream Entities).

        Section 5.18    Exchange Offer.

        (a)   As promptly as reasonably practicable following the execution of this Agreement, Acquirer shall prepare a written offer to purchase any and all issued and outstanding Everest Notes in exchange for an equal principal amount of Exchange Notes pursuant to the Exchange Offer (such written offer, including any amendments or supplements thereto, the "Offer to Exchange") and, subject to compliance with applicable requirements of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder, as promptly as reasonably practicable following receipt of (i) the Carve-Out Financial Statements and (ii) a written request from the Contributor, commence the Exchange Offer; provided, however, failure of Acquirer to commence the Offer to Exchange because Contributor fails to make the written request referred to in this sentence shall not constitute a breach of this Agreement so long as Acquirer is otherwise in compliance with this Section 5.18. Without Acquirer's approval in its sole discretion, the duration of such Exchange Offer shall not exceed 20 Business Days and will not be extended, except to accommodate the Closing Date. Acquirer shall also take any action required to be taken under any applicable state securities Laws in connection with the Exchange Offer, and Contributor shall furnish all information concerning Contributor and the holders of Everest Notes as may be reasonably requested in connection with any such action. No amendment or supplement to the Offer to Exchange will be made by Acquirer without Contributor's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing Contributor a reasonable opportunity to review and comment thereon. The Exchange Offer will comply in all material respects with all applicable requirements of the federal securities laws, and the Offer to Exchange will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the completion of the Exchange Offer, any information relating to Acquirer or Contributor, or any of their respective Affiliates, officers or directors, is discovered by Acquirer or Contributor that should be set forth in an amendment or supplement to the Offer to Exchange, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly circulated to the holders of Everest Notes. Acquirer shall use its commercially reasonable efforts to complete the Exchange Offer (which completion for purposes of this Section 5.18(a) shall consist of the commencement of the Exchange Offer as contemplated herein and keeping such Exchange Offer open for a minimum of 20 Business Days after its commencement, and if the Closing occurs, accepting for exchange all Everest Notes validly tendered for exchange and not withdrawn).

        (b)   The Parties acknowledge and agree that, upon Contributor's request submitted in writing to Acquirer within 10 calendar days prior to the commencement of the Exchange Offer as provided for in Section 5.18(a), the terms of the Exchange Offer may include a solicitation of consents (the "Consent Solicitation") from the holders of the Everest Notes to a supplemental indenture amending and supplementing the Everest Indenture in order to amend or delete those restrictive covenants and events of default in the Everest Indenture identified in Everest's written request and in the manner specified by Everest in such written request, and further acknowledge and agree that any consent fee or similar payment offered to holders of the Everest Notes in consideration of their consents to such supplemental indenture shall be paid by Contributor, and that Acquirer and its Affiliates shall not have any responsibility for the payment thereof.

        (c)   Acquirer and Contributor shall each bear their own expenses with respect to the Exchange Offer.

        (d)   Acquirer shall keep Contributor informed with respect to all material activity concerning the status of the Exchange Offer and, without limiting the generality of the foregoing, will promptly provide to Contributor all reports issued by the exchange agent for the Exchange Offer as to the principal amounts of Everest Notes tendered pursuant to the Exchange Offer.

        (e)   Acquirer shall, and shall cause its Affiliates to, indemnify and hold harmless Contributor and its Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Exchange Offer, but not the Consent Solicitation, but solely to the extent that such losses arise out of any written information that is (i) included in the Offer to Exchange and (ii) provided by Acquirer or its Representatives for use therein; provided, however, that Acquirer shall be permitted to use all material information regarding the Midstream Business that is determined by Acquirer, in its sole discretion, to be necessary to include in the Exchange Offer. Contributor shall, and shall cause its Affiliates to, indemnify and hold harmless Acquirer and its Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the Consent Solicitation or arrangement thereof but not the Exchange Offer. All non-public or otherwise confidential information regarding the Midstream Business obtained by Acquirer, its Affiliates or their respective Representatives pursuant to this Section 5.18 shall be kept confidential in accordance with the Confidentiality Agreement, except that Acquirer shall be permitted to disclose such information to rating agencies to the extent necessary in connection with the Exchange Offer.

        (f)    Promptly after the Settlement Date, Contributor shall take such action as the trustee for the Everest Notes and The Depository Trust Company may require in order to cancel all Everest Notes exchanged in the Exchange Offer, and upon the request of Contributor the Acquirer shall take such reasonable actions (which shall not include the payment of any cost or expense) to cooperate with Contributor to accomplish such cancellation.

        (g)   As soon as practicable after the Closing, Contributor shall deliver to Acquirer written confirmation from the trustee under the Everest Indenture that all of the Everest Notes validly tendered and not withdrawn and accepted for exchange pursuant to the Exchange Offer in accordance with Section 2.1(c) have been cancelled, and accordingly have ceased to be outstanding.

        Section 5.19    Privileged Matters; Waiver of Conflicts.     The parties hereto acknowledge and agree that the information relating to or arising out of the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both Contributor or its Affiliates (other than the Midstream Entities) and the Midstream Entities shall be subject to a shared privilege between Contributor, on the one hand, and the Midstream Entities, on the other hand, and Contributor and the Midstream Entities shall have equal right to assert all such shared privileges in connection with privileged information under any applicable Laws and no such shared privilege may be waived by (a) Contributor without the prior written consent of Acquirer or (b) by Acquirer, Acquirer Sub or any Midstream Entity without the prior written consent of Contributor; provided, however, that any information relating to or arising out of any legal advice or services provided, whether before or after the Closing Date, with respect to any matter for which an Indemnifying Party has an indemnification obligation hereunder, shall be subject to the sole and separate privilege of such Indemnifying Party, and such Indemnifying Party shall be entitled to control the assertion or waiver of all such separate privileges under any applicable Law in connection with any privileged information, whether or not such information is in the possession of or under the control of any Indemnified Party. Acquirer, on behalf of itself and its Affiliates, including, following the Closing, the Midstream Entities, hereby agrees that, notwithstanding any representation of the Midstream Entities by Contributor's internal legal counsel, Vinson & Elkins L.L.P., Richards Layton & Finger, P.A. or Potter Anderson Corroon LLP prior to the Closing, such internal counsel and law firms may, following the Closing, represent Contributor and its Affiliates in any matter (including with respect to claims and legal proceedings arising under or with respect to this Agreement and the transactions contemplated hereby), and on behalf of itself, its Affiliates and, following the Closing, the Midstream Entities, Acquirer hereby irrevocably waives any conflicts arising out of such representation.

        Section 5.20    Pre-Closing Transfers.

        (a)   Following the date hereof, Contributor shall use commercially reasonable efforts to cause the Pre-Closing Transfers to occur on or prior to the Closing pursuant to the Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

        (b)   Following the date hereof, Contributor shall cause the Administrative Services Agreement to be amended to remove the Midstream Entities as members of the "Partnership Group" (as defined in the Administrative Services Agreement) as of the Closing.

        (c)   Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, novate or transfer any asset, Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment, novation or transfer thereof, without the consent of a third party, would constitute a breach or other contravention thereof or would in any way adversely affect the rights of the Midstream Entities, the Acquirer Parties or Contributor (as applicable) thereto or thereunder. Contributor will prior to or after the Closing, use its commercially reasonable efforts to obtain any consent necessary for the assignment, novation or transfer of any such asset, Contract or any claim or right or any benefit arising thereunder or resulting therefrom to an Acquirer Party. If prior to the Closing Date any such consent has not been obtained, or if an attempted assignment, novation or transfer thereof would be ineffective or would adversely affect the rights of the Midstream Entities or the Acquirer Parties so that the Midstream Entities or the Acquirer Parties would not in fact receive all such rights, Contributor and Acquirer will cooperate in a mutually agreeable arrangement for a period not to exceed one year under which Acquirer would obtain the benefits and assume the obligations and bear the economic burdens associated with, such asset, Contract or any claim or right or any benefit arising thereunder or resulting therefrom in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Acquirer, or under which Contributor would enforce for the benefit of Acquirer any and all of their rights against a third party associated with such asset, Contract or any claim or right or any benefit arising thereunder or resulting therefrom (collectively, "Third Party Rights"), and Contributor would promptly pay to Acquirer when received all monies received by them under any such Third Party Rights.

        (d)   On or prior to January 15, 2014, Contributor shall deliver to Acquirer a schedule setting forth the assets and liabilities to be transferred in connection with the Pre-Closing Transfers (the "Pre-Closing Transfer Schedule"), which Pre-Closing Transfer Schedule may be updated by Contributor prior to Closing with the prior written consent of Acquirer, which consent shall not be unreasonably withheld (it being understood that no such consent shall be required for assets and liabilities acquired or incurred after the date hereof in compliance with Section 5.2).

        Section 5.21    NYSE Listing.     Acquirer will use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the Acquirer Common Units comprising the Equity Consideration.

ARTICLE VI
CLOSING

        Section 6.1    Conditions Precedent to Obligations of the Parties.     The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

        (a)   this Agreement and the Midstream Contribution shall have been approved by the affirmative vote or consent of holders (as of the record date for the Unitholder Meeting) of a majority of the outstanding Common Units (the "Unitholder Approval");

        (b)   no order or injunction (whether preliminary or permanent) issued by a court of competent jurisdiction or other Governmental Authority restraining or prohibiting in any material respect the consummation of the transactions contemplated hereby or contemplated by the other Transaction Documents (brought by a Third Party) shall be in effect;

        (c)   all applicable waiting periods under the HSR Act shall have expired or been terminated; and

        (d)   no Law shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal in any material respect the consummation of the transactions contemplated hereby or by the other Transaction Documents.

        Section 6.2    Conditions Precedent to Obligations of the Acquirer Parties.     The obligations of the Acquirer Parties to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

        (a)   the representations and warranties of Contributor set forth herein shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," "Contributor Material Adverse Effect" or "Midstream Material Adverse Effect" set forth in any individual such representation or warranty) would not have a Midstream Material Adverse Effect;

        (b)   since the date of this Agreement, there shall not have occurred any Midstream Material Adverse Effect;

        (c)   Contributor shall have caused the Midstream Entities and their assets to be fully released and discharged from all obligations in respect of the Contributor Credit Agreement;

        (d)   Contributor shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

        (e)   Contributor shall have provided evidence of the removal of all Persons with signatory authority over any bank or depository accounts in the name of Marketing LLC, Pipeline LLC, ERGS, Pipeline LP and Midstream LP;

        (f)    effective as of the Closing Date, each of the individuals set forth on Section 6.2(f) of Contributor's Disclosure Schedules from the board of managers, board of directors or similar governing body of each of the Midstream Entities shall have resigned and Contributor shall have provided such resignations to Acquirer;

        (g)   Acquirer shall have received the Carve-out Financial Statements;

        (h)   Acquirer shall have executed and delivered the Transition Services Agreement in a form having the terms attached hereto as Exhibit E and such other terms as the Parties may mutually agree (the "Transition Services Agreement");

        (i)    Acquirer shall have received the items listed in Section 6.4; and

        (j)    Contributor shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit EF (the "Escrow Agreement").

        Section 6.3    Conditions Precedent to Obligations of Contributor.     The obligation of Contributor to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

        (a)   the representations and warranties of the Acquirer Parties set forth herein shall be true and correct in all material respects (without giving effect to any limitations as to "materiality" or "Acquirer Material Adverse Effect" set forth in any individual representation or warranty) at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date;

        (b)   since the date of this Agreement, there shall not have occurred an Acquirer Material Adverse Effect;

        (c)   the Acquirer Parties shall have performed and complied in all material respects with each of the covenants, obligations and agreements required in this Agreement to be performed or complied with by such Acquirer Party on or prior to the Closing Date;

        (d)   Acquirer shall have delivered, or caused to be delivered, to Contributor evidence of the wire transfer referred to in Section 6.5(a);

        (e)   all conditions to the consummation of the Exchange Offer shall have been satisfied and not waived (other than with the prior written consent of the Parties), and the Exchange Offer may be consummated in accordance with applicable Law immediately after the transactions described in Section 2.1(a) and (b) are consummated at the Closing;

        (f)    the Acquirer Common Units comprising the Equity Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance; and

        (g)   Acquirer shall have executed and delivered the Registration Rights Agreement and shall have executed and delivered a certificate duly executed by an executive officer of Acquirer confirming that as of the date of the certificate Acquirer is prepared to file and will file the registration statement contemplated by the Registration Rights Agreement on the first business day following the Closing;

        (h)   Acquirer shall have executed and delivered the Transition Services Agreement;

        (i)    Acquirer shall have executed and delivered the Escrow Agreement; and

        (j)    Contributor shall have received the items listed in Section 6.5.

        Section 6.4    Contributor Deliveries.     At the Closing, subject to the terms and conditions of this Agreement, Contributor shall deliver, or cause to be delivered, to Acquirer:

        (a)   a counterpart of the Debt Assumption Agreement solely with respect to the Everest Notes validly tendered and not withdrawn and accepted for exchange pursuant to Section 2.1(c), duly executed by the Everest Notes Issuers;

        (b)   the Subject Interests by delivering a written instrument of assignment and evidence of the transfer thereof, free and clear of any Encumbrances or interests of any Third Party (other than Encumbrances existing under the Partnership Agreement or those arising under applicable securities Laws);

        (c)   a certificate duly executed by the Secretary or an Assistant Secretary of the general partner of Contributor, dated the Closing Date, in form and substance reasonably satisfactory to Acquirer, attesting to (i) the Partnership Agreement of Contributor and (ii) the resolutions of the Contributor Board authorizing the execution and delivery of the Transaction Documents to which Contributor is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

        (d)   a certificate duly executed by an executive officer of Contributor, dated the Closing Date, in form and substance reasonably satisfactory to Acquirer, to the effect that each of the conditions specified in Section 6.1(a) and Section 6.2(a) and Section 6.2(b) have been satisfied in all respects;

        (e)   a certificate duly executed by Contributor, dated as of the Closing Date, in the form specified by Treasury Regulations Section 1.1445-2(b)(2), certifying Contributor's non-foreign status;

        (f)    Schedule 7.4(a) as described in Section 7.4(a); and

        (g)   evidence of the novation (from Contributor to Acquirer) of the Commodity Derivative Instruments set forth on Schedule 6.4(g).

        Section 6.5    Acquirer Parties Deliveries.     At the Closing, subject to the terms and conditions of this Agreement, the Acquirer Parties shall deliver, or cause to be delivered, to Contributor:

        (a)   the (i) Closing Cash Consideration by wire transfer of immediately available funds, to an account designated in writing (or via email) by Contributor at least one Business Day prior to the Closing, and (ii) certificate of Acquirer's transfer agent certifying as to the book entry of the Equity Consideration in accordance with Section 2.3(d)(ii);

        (b)   a counterpart of the Debt Assumption Agreement solely with respect to the Everest Notes validly tendered and not withdrawn and accepted for exchange pursuant to Section 2.1(c), duly executed by Acquirer;

        (c)   with respect to Acquirer a certificate duly executed by the Secretary or an Assistant Secretary of the general partner of Acquirer, dated the Closing Date, in form and substance reasonably satisfactory to Contributor, attesting to the resolutions of the Board of Directors or other governing body of the general partner of Acquirer authorizing the execution and delivery of the Transaction Documents to which Acquirer is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

        (d)   a certificate duly executed by an executive officer of Acquirer, dated the Closing Date, in form and substance reasonably satisfactory to Contributor, to the effect that each of the conditions specified in Section 6.3(a) and Section 6.3(c) have been satisfied in all respects; and

        (e)   an opinion of counsel to Acquirer in substantially the form attached hereto as Exhibit D.

ARTICLE VII
TAX MATTERS

        Section 7.1    Pre-Closing Taxes.     Contributor will prepare or cause to be prepared Tax Returns required to be filed by the Midstream Entities for any taxable period ending on or before the Closing Date (a "Pre-Closing Tax Period") relating, in whole or in part, to Contributor Taxes. Acquirer will prepare all other Tax Returns required to be filed after the Closing Date by the Midstream Entities for any Pre-Closing Tax Period. Acquirer will cause such Tax Return to be filed timely with the appropriate Governmental Authority and will provide a copy to Contributor. Acquirer will timely pay or cause to be paid all Taxes shown as due on such Tax Return. Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for any Pre-Closing Tax Period, Contributor will pay to (or at the direction of) Acquirer the amount of any Taxes shown as due on such Tax Return that are Contributor Taxes, to the extent such amount exceeds the amount taken into account as a Current Liability in the calculation of Final Working Capital.

        Section 7.2    Post-Closing Taxes.

        (a)   Straddle Period Tax Returns. Acquirer will prepare or cause to be prepared Tax Returns required to be filed by the Midstream Entities for any taxable period beginning before and ending after the Closing Date ("Straddle Period"). Not later than 30 days prior to the due date for filing any such Tax Return relating, in whole or in part, to Contributor Taxes, Acquirer will deliver a copy of each such Tax Return to Contributor for its review and reasonable comment, and such reasonable comments shall be taken into account. Acquirer will cause such Tax Return to be filed timely with the appropriate Governmental Authority and will provide a copy to Contributor. Acquirer will timely pay or cause to be paid all Taxes shown as due on Straddle-Period Tax Returns. Not later than five days prior to the due date for payment of Taxes with respect to any Straddle Period Tax Return, Contributor will pay to (or at the direction of) Acquirer the amount of any Taxes shown as due on such Tax Return that are Contributor Taxes, as determined in accordance with Section 7.2(b), to the extent such amount exceeds the amount taken into account as a Current Liability in the calculation of Final Working Capital.

        (b)   Allocation of Taxes. Taxes for a Straddle Period that are allocable to the portion of such Straddle Period ending on the Closing Date are determined in the following manner: (i) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Midstream Entities, such amount will be deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; provided that, in each case, any franchise Tax or other Tax providing the right to do business will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax; and (ii) in the case of all other Taxes, deemed equal to the amount which would be payable as computed on a "closing-of-the-books" basis if the relevant Straddle Period ended on and included the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period up to and including the Closing Date and the remainder of such Straddle Period in proportion to the number of days in each period.

        Section 7.3    Transfer Taxes.     Any transfer, documentary, sales, use, stamp, registration and similar taxes ("Transfer Taxes") and fees arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne entirely by Acquirer.

        Section 7.4    Tax Treatment and Contribution Consideration Allocation.

        (a)   The Parties intend, for U.S. federal income Tax purposes, that: (i) the Midstream Contribution shall be treated consistent with (A) a contribution by Contributor to Acquirer of a portion of the Midstream Assets in exchange for the Equity Consideration, the reimbursement of Preformation Capital Expenditures (as defined below) and the assumption by Acquirer of any qualified liabilities within the meaning of Section 1.707-5(a)(6) of the Treasury Regulations (any such liability, a "Qualified Liability") in a transaction consistent with the requirements of Section 721(a) of the Code and (B) a sale by Contributor to Acquirer of a portion of the Midstream Assets in exchange for the Closing Cash Consideration (other than Closing Cash Consideration equal to the amount of any Preformation Capital Expenditures), plus the excess of the liabilities (other than Qualified Liabilities) assumed by Acquirer over Contributor's share of such liabilities immediately after such assumption, as determined for the purposes of U.S. Treasury Regulations Section 1.707-5(a)(1), in each case subject to the provisions of Treasury Regulations Section 1.707-5(a)(5); (ii) the Acquirer shall be treated as having assumed or taken the Midstream Assets subject to the Everest Notes Indebtedness; (iii) the portion of the Everest Notes Indebtedness shown as "Qualified Liabilities" in Schedule 7.4(a), which shall be provided by Contributor to Acquirer at Closing, shall be treated as Qualified Liabilities; and (iv) the amount shown as "Preformation Capital Expenditures" in Schedule 7.4(a), which shall be provided by Contributor to Acquirer at Closing, shall be treated as capital expenditures satisfying the requirements of U.S. Treasury Regulations Section 1.707-4(d)(1) and (2) (any such expenditures, "Preformation Capital Expenditures"). The tax treatment described in the preceding sentence is referred to as the "Intended Tax Treatment." The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with the Intended Tax Treatment, except to the extent that: (1) such Party is bound by a final determination (as defined in Section 1313 of the Code) that is inconsistent with such treatment, or (2) Acquirer determines that there is not a "reasonable basis" (as defined for the purposes of Section 6662 of the Code) under applicable Law for one or more aspects of the Intended Tax Treatment and Contributor is unable to provide a legal opinion from Vinson & Elkins LLP (or a law firm of similar reputation) that there is a "reasonable basis" (as defined for the purposes of Section 6662 of the Code) for such aspects of the Intended Tax Treatment. The costs of any legal opinion shall be borne by Contributor.

        (b)   No later than 15 Business Days prior to Closing, Acquirer shall deliver to Contributor a proposed allocation of the Contribution Consideration and any other items constituting consideration for applicable income Tax purposes (to the extent known at such time) among the assets owned by the Midstream Entities that complies with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the "Allocation"). Contributor shall review the proposed Allocation and provide reasonable comments, if any, to Acquirer no later than 10 Business after receiving the proposed Allocation from Acquirer. Contributor and Acquirer shall use commercially reasonable efforts to agree upon the Allocation by Closing. If the Parties agree upon the Allocation, the Parties (a) shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Contribution Consideration pursuant to this Agreement, (b) shall, and shall cause their Affiliates to, report consistently with the Allocation in all Tax Returns (including IRS Form 8594, as appropriate), which Acquirer and Contributor shall timely file with the IRS, (c) shall not, and cause their Affiliates not to, take any position in any Tax return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code, and (d) shall promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

        Section 7.5    Cooperation on Tax Matters.     Acquirer and Contributor shall cooperate fully as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any audit or contest with respect to Taxes imposed on or with respect to the assets, operations or activities of the Midstream Entities. Such cooperation will include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such Tax Return or audit or contest. The Parties agree to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Parties (including with respect to the transactions contemplated hereby).

        Section 7.6    Amended Tax Returns and Settlements.     Unless required by applicable Law or except as set forth below, no amended Tax Return with respect to a Pre-Closing Tax Period or Straddle Period shall be filed and no settlement with regard to Taxes shall be agreed by or on behalf of a Midstream Entity or with respect to the Midstream Business without consent of the Contributor if such amended Tax Return or settlement would materially increase the amount of Contributor Taxes. Notwithstanding the above, the Acquirer may file or cause to be filed such an amended Tax Return or agree to or cause to be agreed to such a settlement with regard to Taxes even if not required by applicable Law without the consent of the Contributor, provided that any additional Taxes resulting therefrom will not be deemed to constitute Contributor Taxes and will be treated for all purposes of this Agreement as an amount described in Section 9.2(b)(v).

        Section 7.7    Tax Refunds.     The amount of any refunds of Taxes described in Contributor Taxes (in respect of a Straddle Period, determined in accordance with the principles of Section 7.2(b)) shall be for the account of the Contributor. The amount of any refund of any other Taxes of the Midstream Entities or with respect to the Midstream Business shall be for the account of the Acquirer. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund of Tax pursuant to this Section 7.7 the amount of such refund within 30 days after such refund is received, net any reasonable costs or expenses incurred by such party or its Affiliates in procuring such refund.

ARTICLE VIII
TERMINATION

        Section 8.1    Termination of Agreement.     This Agreement may be terminated prior to the Closing as follows:

        (a)   by the mutual written consent of Contributor and the Acquirer Parties;

        (b)   by Contributor or Acquirer if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Contributor, on the one hand, or Acquirer, on the other hand, if such order was primarily due to the failure of Contributor, on the one hand, or the Acquirer Parties, on the other hand, to perform any of its obligations under this Agreement;

        (c)   by Acquirer if (i) Contributor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) if any representation or warranty of Contributor shall have become untrue, and, with respect to either (i) or (ii) above, the conditions set forth in Section 6.2(a) or Section 6.2(d) would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), shall not have been cured (or become true) within 30 days following receipt by Contributor of notice of such breach, failure or untruth from Acquirer;

        (d)   by Contributor if (i) an Acquirer Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) if any representation or warranty of an Acquirer Party shall have become untrue, and, with respect to either (i) or (ii) above, the conditions set forth in Section 6.3(a) or Section 6.3(c) would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), shall not have been cured (or become true) within 30 days following receipt by Acquirer of notice of such breach, failure or untruth from Contributor;

        (e)   by Contributor or Acquirer if the Closing does not occur on or before July 31, 2014 (the "Outside Date"); provided, that such failure of the Closing to occur is not primarily due to the failure of such Party to perform and comply with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

        (f)    by Contributor or Acquirer if the Unitholder Meeting shall have concluded and the Unitholder Approval shall not have been obtained;

        (g)   by Acquirer, if a Contributor Change in Recommendation shall have occurred;

        (h)   by Contributor, if Contributor is terminating to enter into a definitive agreement relating to a Superior Proposal in accordance with Section 5.4, provided that Contributor has complied with Section 8.4(c); or

        (i)    by Acquirer, if Acquirer has not received the Carve-out Financial Statements on or prior to January 21, 2014; provided, however, that Acquirer may only terminate this Agreement pursuant to this Section 8.1(i) (i) beginning on the later of (A) January 21, 2014 and (B) the date on which the Commission notifies Acquirer that it has no further comments to Acquirer's registration statement on Form S-4 (File No. 333-192184) related to the Merger Agreement other than comments concerning the requirement to include the Carve-Out Financial Statements in such filing and matters relating thereto and (ii) for only so long as Acquirer has not received the Carve-out Financial Statements prior to delivery of the notice of termination as described in Section 8.2; and provided further, however, that if Acquirer elects to terminate this Agreement pursuant to this Section 8.1(i), Contributor shall have no liability for any failure to comply with any covenants or agreements contained herein or for any breaches of any representations or warranties of Contributor contained herein.

        Section 8.2    Procedure Upon Termination.     In the event of termination of this Agreement by Acquirer or Contributor, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by Acquirer or Contributor.

        Section 8.3    Effect of Termination.     In the event that this Agreement is validly terminated as provided in Section 8.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Acquirer Parties or Contributor; provided, that the agreements and obligations of the Parties set forth in this Section 8.3, Section 8.4, Article IX and Article X hereof shall survive any such termination and shall be enforceable hereunder; provided further, that, subject to Section 8.1(i) and Section 8.4(e), nothing in this Section 8.3 shall relieve any of the Acquirer Parties or Contributor of any liability for any failure to comply with any covenant or agreements contained herein or any knowing or intentional breach by the Acquirer Parties of Section 4.4, except that the parties agree that the Acquirer Parties' sole and exclusive remedy for Contributor's breach of Section 5.5(c) or for the failure of the condition set forth in Section 6.2(g) shall be the termination right set forth in Section 8.1(i).

        Section 8.4    Fees and Expenses.

        (a)   In the event that (i) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Unitholder Meeting (or, if the

Unitholder Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 8.1(e)) and (ii) this Agreement is terminated by Contributor or Acquirer pursuant to Section 8.1(e) or Section 8.1(f) and (iii) Contributor enters into a definitive agreement with respect to, or consummates, such Alternative Proposal within nine months after the date this Agreement is terminated, then Contributor shall pay to Acquirer the Termination Fee, upon the earlier of the public announcement that Contributor has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 8.4(a), the term "Alternative Proposal" shall have the meaning assigned to such term in Section 5.4(g)(i), except that the references to "20% or more" shall be deemed to be references to "more than 50%."

        (b)   In the event this Agreement is terminated by Acquirer pursuant to Section 8.1(g), then Contributor shall pay to Acquirer, within two Business Days after the date of termination, the Termination Fee.

        (c)   In the event this Agreement is terminated by Contributor pursuant to Section 8.1(h), then Contributor shall immediately prior to or simultaneously with such termination pay to Acquirer the Termination Fee.

        (d)   Any payment of the Termination Fee (or applicable portion thereof) shall be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

        (e)   Contributor acknowledges that the provisions of this Section 8.4 are an integral part of the transactions contemplated hereby and that, without these agreements, Acquirer would not enter into this Agreement. The parties agree that in the event that Contributor pays the Termination Fee to Acquirer, Contributor shall have no further liability to Acquirer of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall Contributor be required to pay the Termination Fee on more than one occasion.

        (f)    As used herein, "Termination Fee" shall mean a cash amount equal to $42,168,750.

ARTICLE IX
INDEMNIFICATION

        Section 9.1    Survival of Representations and Warranties and Covenants.     None of the (a) representations and warranties in Article III or Article IV of this Agreement or (b) covenants, obligations and agreements set forth in Article V (to the extent required to be performed or complied with on or prior to the Closing Date) shall survive the Closing; provided, however, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.5, Section 3.6(b), Section 3.17, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.13(d) and Section 4.19 (the "Fundamental Representations") shall survive until 11:59 p.m. Eastern time on the day that is 30 days after the expiration of the applicable statute of limitations. The covenants contained in Section 5.5(d) and (e) and Section 5.6 through Section 5.20 shall survive the Closing until fully performed. For the avoidance of doubt, the covenants and other agreements of Acquirer set forth in Article II shall survive the Closing until fully performed.

        Section 9.2    Indemnification.

        (a)   If the Closing shall occur, Contributor, subject to the limitations set forth in this Article IX, will indemnify, defend and hold harmless Acquirer and its Affiliates (including Acquirer Sub and the Midstream Entities) and each of their respective officers and directors (collectively, the "Acquirer Indemnitees") against and in respect of any and all Losses actually incurred by Acquirer Indemnitees based upon, resulting from or arising out of:

            (i)  the Retained Business (including the Upstream Business) and the assets and contracts transferred or assigned to Contributor in connection with the Pre-Closing Transfer;

           (ii)  the Proxy Statement, except for Losses based upon an untrue statement or alleged untrue statement in or omission or alleged omission from the Proxy Statement in reliance upon or related to information furnished to Contributor by Acquirer;

          (iii)  Contributor's breach of its Fundamental Representations;

          (iv)  Contributor's breach after the Closing Date of any covenant or agreement of Contributor contained in Section 5.7(b), Section 5.13, Section 5.16, Section 5.17 or Section 5.19 any other Transaction Document, or any certificates delivered in connection herewith or therewith;

           (v)  Contributor Taxes; and

          (vi)  Contributor Employee Benefit Plans and compliance with applicable Law relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, discrimination, civil rights, worker safety and health and workers' compensation, in each case for the period prior to Closing.

        (b)   If the Closing shall occur, Acquirer, subject to the limitations set forth in this Article IX, will indemnify, defend and hold harmless Contributor and its Affiliates and each of their respective officers, employees, directors and equity holders (collectively, the "Contributor Indemnitees") against and in respect of any and all Losses actually incurred by Contributor Indemnitees based upon, resulting from or arising out of:

            (i)  the Midstream Business, including any assets or contracts transferred or assigned to an Acquirer Party in connection with the Pre-Closing Transfer;

           (ii)  any untrue statement or alleged untrue statement in or omission or alleged omission from the Proxy Statement in reliance upon or related to information furnished to Contributor by Acquirer;

          (iii)  an Acquirer Party's breach of its Fundamental Representations;

          (iv)  an Acquirer Party's breach after the Closing Date of any covenant or agreement of an Acquirer Party contained in Section 2.5, Section 5.7(a), Section 5.8, Section 5.9, Section 5.10, Section 5.12, Section 5.15, Section 5.16, Section 5.17, Section 5.19 or Section 5.21 any other Transaction Document or any certificates delivered in connection herewith or therewith;

           (v)  any and all Taxes (A) that Acquirer is obligated to pay as set forth in Article VII, or (B) of or with respect to the Acquirer Parties, Midstream Entities, Joint Venture Entities or the Midstream Business attributable to any tax period beginning after the Closing Date or the portion of any Straddle Period beginning immediately after the Closing Date (determined in accordance with Section 7.2(b)); and

          (vi)  Acquirer's use of the Carve-Out Financial Statements (except to the extent and only to the extent that such Carve-Out Financial Statements do not fairly present in all material respects the financial position of the Midstream Business as of the dates thereof and the results of operations and cash flows for the periods then-ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments)).

        Section 9.3    Contributor Representation Breach Adjustment.

        (a)   No later than five Business Days before the Closing Date, Acquirer shall deliver to Contributor a notice (a "Contributor Representation Breach Notice") setting forth in reasonable detail (including any documentary evidence in support thereof) any Losses that Acquirer alleges would be actually incurred as of such date (as though the Closing were to occur on such date) by the Acquirer Indemnitees based upon or arising out of a breach of any representation or warranty of Contributor set forth in Article III of this Agreement other than the Fundamental Representations (any such breach being a "Contributor Representation Breach" and any such Loss, a "Contributor Representation Breach Loss"). Notwithstanding the foregoing:

            (i)  No Loss shall be deemed to be a Contributor Representation Breach Loss or constitute the basis for a reduction in the Contribution Consideration in accordance with Section 2.3(c)(iii) if such Loss relating to any single event or series of related events does not exceed $1,000,000.

           (ii)  The Acquirer Indemnitees shall not be entitled to a reduction in the Contribution Consideration in accordance with Section 2.3(c)(iii) unless and until the aggregate amount of all such Contributor Representation Breach Losses exceeds $13,250,000 (the "Minimum Loss") and otherwise satisfy all other requirements under this Section 9.3. After the Minimum Loss is exceeded, Acquirer Indemnitees shall be entitled to a reduction in the Contribution Consideration in accordance with Section 2.3(c)(iii) only for such Contributor Representation Breach Losses in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Agreement.

          (iii)  The maximum amount of any Contributor Representation Breach Losses shall not exceed and the maximum Contributor Representation Breach Adjustment shall not exceed $132,500,000 (the "Cap").

          (iv)  No Current Liabilities used in the calculation of Working Capital shall also be deemed to be a Contributor Representation Breach Loss.

           (v)  To the extent any amounts or savings described in Section 9.4(a) are recovered or realized, Acquirer shall reimburse Contributor for such amounts in cash or immediately available funds within 30 Business Days after such recovery or realization.

        (b)   If Acquirer fails to deliver a Contributor Representation Breach Notice in respect of any Contributor Representation Breach Loss on or prior to 5:00 pm (Central Time) on the fifth Business Day prior to the Closing Date, then there shall be no Contributor Representation Breach Adjustment in respect of such Contributor Representation Breach Loss and Acquirer waives any remedies with respect to any Contributor Representation Breach Loss other than its rights under Section 6.2(a), Section 6.2(b), Section 8.1(c)(ii) and Section 8.1(e). Acquirer further waives any remedies with respect to such Contributor Representation Breach or any Contributor Representation Breach Loss (i) not included on any Contributor Representation Breach Notice timely delivered in accordance with Section 9.3(a) or (ii) not made in compliance with, or arising out of a breach of, Acquirer's covenants and agreements set forth in this Agreement.

        (c)   For purposes of this Agreement, the "Contributor Representation Breach Adjustment" means the amount of Contributor Breach Losses agreed to between Acquirer and Contributor at Closing (the "Closing Contributor Representation Breach Adjustment"), plus the amount (if any) of any Contributor Representation Breach or any Contributor Representation Breach Losses not agreed by the Parties as of the Closing Date (such items, the "Disputed Items").

        (d)   If any Disputed Items cannot be resolved by the parties by the Closing Date, the amount of such unresolved Disputed Items (the "Escrow Amount") shall be deposited by Acquirer into the Escrow Account pending resolution of such unresolved Disputed Items, and the Parties shall refer such unresolved Disputed Items, to resolution by a binding arbitration, to be held following the Closing in Houston, Texas in accordance with Section 9.3(e) (the "Arbitration").

        (e)   Any Arbitration shall be conducted pursuant to the United States Arbitration Act, 9 U.S.C. §§ 1-16, and in accordance with the then-prevailing Commercial Arbitration Rules and Mediation Procedures (Including Procedures for Large, Complex Commercial Disputes) (the "Commercial Rules") of the American Arbitration Association (the "AAA"). The Parties shall select a single arbitrator pursuant to R-12 of the Commercial Rules, except that the reference to 14 calendar days in

Commercial Rules R-12(b) shall be replaced with 5 calendar days. Each party shall bear its own expenses incurred in connection with the Arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be appointed as expeditiously as possible following the submission of the Disputed Items to Arbitration. Once such arbitrator is appointed and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing on the Disputed Items will be held within 45 days of submission of the dispute to Arbitration. The arbitrator shall render his or her final award within 30 days of such hearing, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with the Arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Each party shall submit to the arbitrator and exchange with each other in advance of the hearing their last, best offers with respect to each alleged Contributor Representation Breach comprising the Disputed Items. The arbitrator shall be limited to awarding only one or the other of the two figures submitted. The Arbitrator will deliver to the parties a statement containing the resolution of all outstanding Disputed Items, together with an aggregate total amount of Losses payable to the Acquirer (if any). Such aggregate amount (if greater than zero) will be added to any Final Adjustment Deficiency or will reduce any Final Adjustment Surplus payable pursuant to Section 2.4(d) . Promptly following delivery by the arbitrator of his or her final decision (and in any event, no less than two Business Days thereafter), the parties shall deliver joint written instructions to the Escrow Agent in the form attached to the Escrow Agreement specifying the amounts to be paid to each party in accordance with the preceding sentence.

        (f)    In the event that there is a Contributor Representation Breach Adjustment or a Contributor Representation Breach Loss awarded pursuant to Section 9.3(e), Contributor will be subrogated to all rights of Acquirer with respect to claims to which such Contributor Representation Breach Adjustment or Contributor Representation Breach Loss award relates. Notwithstanding anything to the contrary in this Agreement, any Loss that has been finally settled or arbitrated in accordance with this Section 9.3 shall not subsequently form the basis of any claim under Section 9.2.

        Section 9.4    Recovery from Third Persons; Mitigation.

        (a)   The amount of any Loss for which indemnification is provided by Contributor or Acquirer, as applicable (the "Indemnifying Party") under this Article IX (before giving effect to the other limitations on indemnification set forth in this Article IX) shall be (i) net of any amounts actually recovered by any Acquirer Indemnitee or Contributor Indemnitee, including under insurance policies pursuant to indemnification rights or otherwise, as applicable (the "Indemnified Party") (or any Affiliate thereof) from other Persons not affiliated with such Indemnified Party (or any Affiliate thereof) (net of any costs or expenses incurred for the recovery of such amounts), with respect to such Loss and (ii) shall be calculated in a manner taking into account any savings in Taxes realized by the Indemnified Party as a result of such Loss.

        (b)   In connection with any Losses for which an Indemnified Party may seek indemnification under this Article IX, such Indemnified Party shall use its commercially reasonable efforts to seek and pursue any available insurance coverage, Tax reduction or benefit, or other claims against third parties that such Indemnified Person may have in respect of such Losses. Each Indemnified Party shall take all commercially reasonable efforts to mitigate any of its Losses (including incurring costs necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to give rise thereto; provided, that such Indemnified Party shall not be required to take such efforts if they would be detrimental in any material respect to such party. Acquirer and Contributor shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder. In the event that Acquirer or Contributor shall fail to take commercially reasonably efforts to mitigate or resolve any claim or liability, then (unless the proviso to the second sentence of this Section 9.4(b) shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if Acquirer or Contributor, as the case may be, had made such efforts.

        Section 9.5    Indemnification Procedures.

        (a)   Any claim for indemnification under Section 9.2 will be made in accordance with this Section 9.5. In the case of any claim for indemnification arising from a claim or demand of a Third-Party (a "Third-Party Claim"), the Indemnified Party will give prompt written notice to the Indemnifying Party describing with reasonable specificity to the extent known the basis of such Third-Party Claim as to which it may request indemnification hereunder and must be made in accordance with Section 9.6(c); provided, however, that the failure to notify or delay in notifying an Indemnifying Party as provided in this sentence or the next sentence will not relieve the Indemnifying Party of its obligations pursuant to Section 9.2, except to the extent that such failure causes material harm to the Indemnifying Party. Any claim for indemnification that does not result from a Third-Party Claim will be made by written notice thereof to the Indemnifying Party as promptly as practicable after the time the Indemnified Party becomes aware of the facts forming the basis of such claim, which notice will describe the facts or events giving rise to such claim with reasonable specificity to the extent known. The Indemnifying Party will have the right, at its sole expense, to defend and to direct the defense against, and to manage and settle, any Third-Party Claim, in its name or in the name of the Indemnified Party, with counsel or other Representatives selected by the Indemnifying Party (such counsel to be reasonably satisfactory to the Indemnified Party); provided, however, that the Indemnifying Party may not assume the defense if (i) the claim seeks injunctive or other equitable relief against the Indemnified Party; or (ii) the claim would reasonably be expected to materially and adversely affect the Indemnified Party's ongoing or future business. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, it shall within 15 Business Days (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate or settle any Third-Party Claim, or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim. If the Indemnified Party defends, negotiates or settles any Third-Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party from time to time for the costs and expenses in connection therewith upon submission of invoices. The Indemnifying Party may not settle or compromise any such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) if as a result thereof injunctive or other equitable relief would be imposed against the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and make available its officers and employees and relevant files and records (and those of its Affiliates), and the Indemnifying Party agrees to promptly provide the Indemnified Party with such information as to the defense of any such Third-Party Claim as the Indemnified Party shall reasonably request. If the Indemnifying Party elects to defend, the Indemnified Party will have the right to participate in (but not control) the defense of any Third-Party Claim with counsel of its choice employed by it at its expense and will have the right, but not the obligation, to assert any and all cross-claims and counterclaims it may have; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect against the imposition of any such damages as to any such claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest or assert any cross-claim or counterclaim or otherwise protect against such claim and may make any compromise or settlement thereof and recover from and be indemnified by the Indemnifying Party for the entire reasonable cost thereof, including reasonable fees and disbursements of counsel; provided, however, that (1) the Indemnifying Party will have no indemnification obligations with respect to any such claim or demand which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned); and (2) the Indemnifying Party shall not be required to pay for more than one such counsel in each affected jurisdiction for all Indemnified Parties in connection with any Third-Party Claim.

        (b)   Notwithstanding anything in this Section 9.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the prior written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any Order unless the claimant provides to such other party an unqualified release from all liability in respect of the subject matter to the Third-Party Claim.

        Section 9.6    Further Limitations on Indemnification.

        (a)   Following the Closing, except with respect to matters covered by Article II, the rights of the parties under Article VII, this Article IX and Section 10.6 will be the exclusive remedy of the parties with respect to any claims a party may have against the other party or such other party's Affiliates or Representatives under, relating to or in connection with this Agreement and the transactions contemplated hereby. Nothing in this Section 9.6 shall limit or modify any rights of either party to seek or obtain specific performance or specific enforcement of, or other injunctive or equitable relief in respect of, any provision of this Agreement.

        (b)   In no event shall Contributor's or the Acquirer Parties' aggregate liability arising under this Article IX exceed the amount equal to the aggregate proceeds received by Contributor pursuant to this Agreement.

        (c)   Acquirer, on behalf of itself and its Affiliates (including Acquirer Sub and, from and after the Closing, the Midstream Entities) and its and their respective Representatives, effective upon Closing, to the maximum extent permitted by applicable law, hereby waives and releases Contributor and its Affiliates (other than the Midstream Entities) and its and their respective Representatives from any statutory or other rights of contribution or indemnity (except as set forth in this Article IX and Section 10.6 and claims or causes of action with respect to any breach of any covenant or agreement to be performed after the Closing) with respect to Contributor's ownership of the Midstream Entities or control or operation of, or otherwise relating to, the Midstream Business; provided, however, that Acquirer is not releasing any claims related to the enforcement of this Agreement. Acquirer consents to the execution by the Midstream Entities prior to or at the Closing of an instrument by which they agree to be bound by the provisions of (and in any event waive and release those matters specified in) this Section 9.6(c) to the maximum extent permitted by applicable Law. Acquirer will take (and will cause the Midstream Entities to take) such actions following the Closing as Contributor shall reasonably require (including the taking of corporate action and the execution of instruments and confirmatory documentation) in order to implement and give effect to the provisions of this Section 9.6(c).

        (d)   No Indemnified Party will be entitled to recover indirect, special, consequential, incidental, punitive or business interruption damages, or lost revenues, profits, cost savings or synergies pursuant to this Article IX, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from the other Party's sole, joint or concurrent negligence, strict liability or other fault, except to the extent such damages are actually paid by the Indemnified Party to a third Person pursuant to a final, non-appealable Order or settlement in any Third-Party Claim for which the Indemnified Party is entitled to indemnification hereunder.

        (e)   In the event that an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to this Article IX, the Indemnifying Party will, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates.

        (f)    Upon notice by Contributor to Acquirer, Contributor shall have the right to offset all or any portion of any amounts owed by Acquirer to Contributor pursuant to Section 2.4(d) or any other provision of this Agreement that is not paid by Acquirer in accordance with the terms of this Agreement against any amounts to which any Acquirer Indemnitee becomes entitled to payment in accordance with this Article IX. The foregoing right of offset shall not be the sole or exclusive right or remedy of Contributor to enforce the rights of Contributor under this Agreement.

        Section 9.7    Characterization of Payments.     For all Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the consideration payable to Contributor pursuant to Article II unless a final and nonappealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870 AD or successor form) provides otherwise; provided, that the Indemnifying Party's prior written consent (which will not be unreasonably withheld, conditioned or delayed) will be obtained by the Indemnified Party who seeks to accept, via a settlement or compromise with any such Governmental Authority, a position that is contrary to treatment of an indemnity payment as an adjustment to the consideration payable to Contributor pursuant to Article II.

        Section 9.8    Release.

        (a)   Immediately upon the Closing, Acquirer and its Affiliates (including the Midstream Entities) hereby fully and irrevocably releases, acquits and forever discharges each past and current officer, director, partner, general partner, limited partner, managing director, member, stockholder, trustee, representative, employee, principal and agent of Contributor GP and each of the Midstream Entities (solely in their capacity as such, collectively, the "Released Parties") from any and all Losses, claims, demands, rights, encumbrances, covenants or proceedings, of whatever kind or nature in law, equity or otherwise, whether known or unknown, and whether or not concealed or hidden, all of which any Midstream Entity now owns or holds or has at any time owned or held or may hereafter own or hold against any Released Party at any time, which arise out actions taken or omission made, prior to the Closing Date, in respect of the business, affairs and governance and management of any Midstream Entity; provided that the parties acknowledge and agree that this Section 9.8(a) does not constitute a release of any claim resulting from the willful misconduct or fraudulent act by a Released Party.

        (b)   Acquirer hereby irrevocably covenants to refrain from, and to cause its Affiliates to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Released Parties, based upon any matter purported to be released hereby.

        (c)   Without in any way limiting any of the rights and remedies otherwise available to the Released Parties, Acquirer shall indemnify and hold harmless each Released Party from and against all Losses and claims, whether or not involving Third Party Claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of Acquirer or any of its Affiliates of any claim or other matter purported to be released pursuant to this Section 9.8 and (ii) the assertion by any Third Party of any claim or demand against any Released Party, which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Acquirer or any of its Affiliates against such Third Party of any claims or other matters purported to be released pursuant to this Section 9.8.

ARTICLE X
MISCELLANEOUS

        Section 10.1    Amendments and Modifications.     This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto; provided, however, that the provisions of Section 9.8 may not be amended in a manner adverse to any Released Party without the prior written consent of such Released Party.

        Section 10.2    Waiver of Compliance; Consents.     Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 10.3    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, that notices of a change of address shall be effective only upon receipt thereof):(a) If to Acquirer or Acquirer Sub:

      Regency Energy Partners LP
      2001 Bryan Street, Suite 3700
      Dallas, Texas 75201
      Attention: Frances Kilborne
      Facsimile: (214) 840-5813

      with a copy to:

      Andrews Kurth LLP
      600 Travis, Suite 4200
      Houston, Texas 77002
      Attention: G. Michael O'Leary or Stephanie Beauvais
      Facsimile: (713) 238-7130 or (713) 238-7300

  (b)
  If to Contributor:

      Eagle Rock Energy Partners, L.P.
      1415 Louisiana Street, Suite 2700
      Houston, Texas 77002
      Attention: Charles C. Boettcher, Senior Vice President and General Counsel
      Facsimile: (281) 715-4142

      with a copy to:

      Vinson & Elkins L.L.P.
      1001 Fannin Street, Suite 2500
      Houston, Texas 77002
      Attention: Stephen M. Gill or Shaun J. Mathew
      Facsimile: (713) 615-5956 or (512) 236-3200

        Section 10.4    Assignment.     This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that (a) Acquirer may assign any right hereunder, in whole or in part, to any wholly-owned Subsidiary of Acquirer that agrees (without limitation or release of Acquirer's liabilities hereunder) to be bound by and responsible for Acquirer's liabilities hereunder and (b) Contributor may assign any right hereunder, in whole or in part, to any Affiliate of Contributor that agrees (without limitation or release of Contributor's liabilities hereunder) to be bound by and responsible for Contributor's liabilities hereunder; and provided, further that no party hereto or successor or assignee has the ability to subrogate any other Person to any right or obligation under this Agreement. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

        Section 10.5    Expenses.     Except as otherwise provided in this Agreement, Contributor and the Acquirer Parties shall each bear its own costs and expenses.

        Section 10.6    Specific Performance.     The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Acquirer Parties and Contributor and the Acquirer Parties and Contributor will not have an adequate remedy at Law. Therefore, the obligations of the Acquirer Parties and Contributor under this Agreement, including the Contributor's obligation to contribute the Subject Interests to the Acquirer Sub and Acquirer's obligation to purchase the Subject Interests from Contributor, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.6, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        Section 10.7    Entire Agreement.     This Agreement (including the schedules and exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral, excluding for the avoidance of doubt the Confidentiality Agreement. Without limiting the foregoing, each of the Parties acknowledges and agrees that (a) this Agreement, together with each of the other Transaction Documents, were at the time of execution, and continue to be, executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated hereby and thereby, (b) the performance of this Agreement and each of the other Transaction Documents and expected benefits herefrom and therefrom are a material inducement to the willingness of the Parties to enter into and perform this Agreement and the other Transaction Documents and the transactions described herein and therein, (c) the Parties would not have been willing to enter into this Agreement and the other Transaction Documents in the absence of the entrance into, performance of, and the economic interdependence of, the Transaction Documents, (d) the execution and delivery of this Agreement and the Transaction Documents and the rights and obligations of the Parties hereto and thereto are interrelated and part of an integrated transaction being effected pursuant to the terms of this Agreement and the Transaction Documents, (e) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by this Agreement and the Transaction Documents are necessary elements of one and the same overall and integrated transaction, (f) the transactions contemplated by this Agreement and by the Transaction Documents are economically interdependent, and (g) such Party will cause any of its successors or permitted assigns to expressly acknowledge and agree to this Section 10.7 prior to any assignment or transfer of any Transaction Document, by operation of law or otherwise.

        Section 10.8    Governing Law.     This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the applicable of any Law other than the Law of the State of Delaware.

        Section 10.9    Waiver of Jury Trial.     To the extent not prohibited by applicable Law that cannot be waived, each Party hereby irrevocably waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on, or in connection with, this agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any Party may file an original counterpart or a copy of this Section 10.9 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury.

        Section 10.10    Consent to Jurisdiction; Venue.     Except as set forth in Section 2.4 and Section 9.3:

        (a)   The parties hereto submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Delaware court or, to the extent permitted by law, in such Federal court. The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

        (b)   Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

        Section 10.11    No Reliance.     Except for the representations and warranties made in this Agreement, none of the Parties or any other Person, including any Affiliate of any Party, makes any other representation or warranty, express or implied, with respect to such Parties or the transactions contemplated by this Agreement, and each Party disclaims any such other representations or warranties, whether made by such Parties or any of their Affiliates, officers, directors, employees, agents or representatives (including with respect to the distribution of, or any such Person's reliance on, any information, disclosure or other document or other material available in any data room, management presentation or in any other form in expectation of, or in connection with, the transactions contemplated hereby). Except for the express representations and warranties and indemnities set forth in this Agreement, each Party hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any other Party or its Affiliates, officers, directors, employees, agents or representatives (including opinion, information, projection, or advice that may have been or may be provided to any party or any director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) with respect to such party or the transactions contemplated by this Agreement.

        Section 10.12    Severability.     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Contributor and Acquirer agree that it shall use its best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible, and (d) to the extent that the Governmental Authority does not modify such provision, each of the Contributor and Acquirer agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

        Section 10.13    Disclosure Schedules.     The inclusion of any information (including dollar amounts) in any section of any schedule required by this Agreement (the "Disclosure Schedules") shall not be deemed to be an admission or acknowledgment by the disclosing party or any other Party that such information is required to be listed on such section of the relevant Disclosure Schedule or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates. Disclosure in any section of the Disclosure Schedules shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable notwithstanding the omission of a reference or cross reference thereto. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

        Section 10.14    Third Party Beneficiaries.     This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as provided in Section 9.8 (which will be to the benefit of the Released Parties), (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates and (b) no such Person shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party hereto.

        Section 10.15    Facsimiles; Electronic Transmission; Counterparts.     This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

        Section 10.16    Time of Essence.     Time is of the essence in the performance of this Agreement.

        [signature pages follow]

        IN WITNESS WHEREOF, the Parties execute and deliver this Agreement under seal, effective as of the date first above written.

ACQUIRER: REGENCY ENERGY PARTNERS LP
By:	Regency Energy Partners GP LP, its general partner
By:	Regency GP LLC, its general partner
By:	/s/ THOMAS E. LONG
	Name:	Thomas E. Long
	Title:	Chief Financial Officer and Executive Vice President
ACQUIRER SUB: REGAL MIDSTREAM LLC
By:	/s/ THOMAS E. LONG
	Name:	Thomas E. Long
	Title:	Chief Financial Officer and Executive Vice President
CONTRIBUTOR: EAGLE ROCK ENERGY PARTNERS, L.P.
By:	Eagle Rock Energy Partners GP, L.P., its general partner
By:	Eagle Rock Energy G&P, LLC, its general partner
By:	/s/ JOSEPH A. MILLS
	Name:	Joseph A. Mills
	Title:	Chief Executive Officer

SIGNATURE PAGE
PURCHASE AGREEMENT

 EXHIBIT A

        Section 1.01    Definitions.     As used in this Agreement, and unless the context otherwise requires, the following terms have the meanings specified or referred to in this Section 1.01:

        "2013 Financial Statements" shall have the meaning set forth in Section 5.5(c).

        "Accelerated Restricted Units" means, with respect to a given Transferred Employee, those restricted units of Acquirer granted to that Transferred Employee under Section 5.8(m) to replace the lesser of (i) the number of restricted units of Contributor set forth in Section 5.8(f)(ii) of Contributor's Disclosure Schedules adjacent to the name of that Transferred Employee, and (ii) the number of such restricted units of that Transferred Employee, if any, that are accelerated pursuant to Section 5.8(f) upon the termination of that Transferred Employee during the Continuation Period.

        "Accessing Party" shall have the meaning specified in Section 5.5(a).

        "Acquirer" shall have the meaning specified in the recitals.

        "Acquirer Common Units" shall have the meaning specified in Section 2.3(a).

        "Acquirer Entity" shall mean any of Acquirer or its Subsidiaries.

        "Acquirer Financial Statements" shall have the meaning specified in Section 4.7(b).

        "Acquirer GP" shall have the meaning specified in Section 4.3(e).

        "Acquirer GP Interest" shall have the meaning specified in Section 4.3(e).

        "Acquirer GP LLC" shall have the meaning specified in Section 4.3(f).

        "Acquirer GP LLC Interest" shall have the meaning specified in Section 4.3(f).

        "Acquirer Indemnitees" shall have the meaning specified in Section 9.2(a).

        "Acquirer Intellectual Property" shall have the meaning specified in Section 4.14.

        "Acquirer Material Adverse Effect" means any change, event, fact, development, condition, matter or circumstance that, individually or in the aggregate with one or more other events, changes, events, facts, development, conditions or circumstances, is or is reasonably likely to materially impair or delay the ability of Acquirer to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede or delay the consummation or performance of the transactions or obligations under the Transaction Documents.

        "Acquirer Parties" shall have the meaning specified in the recitals.

        "Acquirer Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of Acquirer dated February 3, 2006, as amended by Amendment No. 1 dated August 14, 2006, Amendment No. 2 dated September 21, 2006, Amendment No. 3 dated January 8, 2008, Amendment No. 4 dated January 16, 2008, Amendment No. 5 dated August 28, 2008, Amendment No. 6 dated February 27, 2009, and Amendment No. 7 dated September 4, 2009, and Amendment No, 8 dated April 20, 2013. "Acquirer Permits" shall have the meaning specified in Section 4.9(b).

        "Acquirer Portion" shall have the meaning specified in Section 5.5(c).

        "Acquirer SEC Documents" shall have the meaning specified in Section 4.7(a).

        "Acquirer Sub" shall have the meaning specified in the recitals.

        "Acquirer Sub Interests" shall have the meaning specified in Section 4.3(g).

        "Adjustment Consideration Price" means the volume-weighted average price of a single Acquirer Common Unit for the ten trading days immediately preceding the date that the Final Working Capital is determined in accordance with Section 2.4, as reported by the New York Stock Exchange.

        "Administrative Services Agreement" means that Administrative Services Agreement dated July 30, 2010 by and between Contributor and Eagle Rock Energy G&P, LLC.

        "Affiliate" means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, "control" (including, with correlative meanings, "controlling", "controlled by" and "under common control with") means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.

        "Agreement" shall have the meaning specified in the recitals.

        "Alternative Proposal" shall have the meaning specified in Section 5.4(g)(i).

        "Allocation" shall have the meaning specified in Section 7.4(b).

        "Antitrust Laws" shall have the meaning specified in Section 5.1(a).

        "Auditor Expenses" shall have the meaning specified in Section 5.5(c).

        "Balance Sheet Date" shall have the meaning specified in Section 3.6(a).

        "Base Closing Payment" shall have the meaning specified in Section 2.3(a).

        "Business Day" means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

        "Cap" shall have the meaning specified in Section 9.3(a)(iii).

        "Carve-Out Financial Statements" shall have the meaning specified in Section 5.5(c).

        "Cash Plan" shall have the meaning specified in Section 3.15(h).

        "Closing" shall have the meaning specified in Section 2.2.

        "Closing Adjustment Amount" shall have the meaning specified in Section 2.4(d).

        "Closing Balance Sheet" shall have the meaning specified in Section 2.3(b).

        "Closing Cash Consideration" shall have the meaning specified in Section 2.3(d).

        "Closing Contribution Consideration" shall have the meaning specified in Section 2.3(c)

        "Closing Contributor Representation Breach Adjustment" shall have the meaning specified in Section 9.3(c).

        "Closing Date" shall have the meaning specified in Section 2.2.

        "Closing Working Capital" shall have the meaning specified in Section 2.4(a).

        "Closing Working Capital Deficiency" shall have the meaning specified in Section 2.4(a).

        "Closing Working Capital Surplus" shall have the meaning specified in Section 2.4(a).

        "COC Severance Program" means the Eagle Rock Energy G&P, LLC Change of Control Protection and Severance Program.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and administrative guidance promulgated thereunder.

        "Commission" means the United States Securities and Exchange Commission.

        "Commodity Derivative Instrument" shall have the meaning specified in Section 3.10(a).

        "Common Units" means Common Units as defined in the Partnership Agreement.

        "Common Unitholder(s)" shall have the meaning specified in Section 5.3(a).

        "Confidential Information" shall have the meaning specified in Section 5.7(b).

        "Confidentiality Agreement" means that certain Confidentiality Agreement entered into by and between Contributor and an Affiliate of Acquirer dated as of July 23, 2013.

        "Consent Solicitation" shall have the meaning specified in Section 5.18(b).

        "Continuation Period" shall have the meaning specified in Section 5.8(b).

        "Contract" shall mean any contract, agreement, lease, license, written understanding, instrument or other binding written document.

        "Contribution Consideration" shall have the meaning specified in Section 2.3(a).

        "Contributor" shall have the meaning specified in the recitals.

        "Contributor 401(k) Plan" means the Eagle Rock Energy 401(k) Plan.

        "Contributor Board" shall have the meaning specified in Section 3.2.

        "Contributor Board Recommendation" shall have the meaning specified in Section 5.3(b).

        "Contributor Change in Recommendation" shall have the meaning specified in Section 5.4(c).

        "Contributor Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of June 22, 2011, among Contributor, as borrower, Wells Fargo Bank, National Association, as administrative agent and swingline lender, Bank of America, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, and BNP Paribas, as documentation agent, and the lenders party thereto, as amended.

        "Contributor Employee Benefit Plan" means any Employee Benefit Plan that is prior to the Closing sponsored, maintained, contributed to or required to be contributed to by Contributor, any Midstream Entity or any ERISA Affiliate of any of the foregoing or with respect to which Contributor, any Midstream Entity or any ERISA Affiliate of any of the foregoing has or could have any liability.

        "Contributor Financial Statements" shall have the meaning specified in Section 3.7(b).

        "Contributor GP" shall have the meaning specified in Section 3.2.

        "Contributor Indemnitees" shall have the meaning specified in Section 9.2(b).

        "Contributor Marks" shall have the meaning specified in Section 5.9(a).

        "Contributor Representation Breach" shall have the meaning specified in Section 9.3(a).

        "Contributor Representative Breach Adjustment" shall have the meaning specified in Section 9.3(c).

        "Contributor Representative Breach Loss" shall have the meaning specified in Section 9.3(a).

        "Contributor Representative Breach Notice" shall have the meaning specified in Section 9.3(a).

        "Contributor SEC Documents" shall have the meaning specified in Section 3.7(a).

        "Contributor Taxes" means, without duplication, (a) any Transfer Taxes that Contributor is obligated to pay as set forth in Section 7.3 and (b) all income, franchise and similar Taxes of the Midstream Entities, of the Joint Venture Entities or with respect to the Midstream Business attributable to a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.2(b)), provided that such Taxes shall be taken into account only to the extent the aggregate actual amount of such Taxes exceeds the aggregate amount of such Taxes taken into account as a Current Liability in the calculation of Final Working Capital.

        "Current Assets" means "current assets" as defined in accordance with GAAP; provided, that Current Assets shall not include cash, prepaid expense of which Acquirer or its Affiliates (including the Midstream Entities) will not receive the benefit following the Closing, the fair value of interest rate and Commodity Derivative Instruments not designated as hedging instruments, or, in whole or in part, any deferred Tax assets.

        "Current Liabilities" means "current liabilities" as defined in accordance with GAAP; provided, that Current Liabilities shall not include, in whole or in part (a) debt (including the current portion of debt, lines of credit, accrued and unpaid interest on debt and all premiums, penalties, and fees); (b) accrued liabilities for which Acquirer or its Affiliates (including the Midstream Entities) will not be responsible following the Closing; (c) any deferred Tax Liability; (d) the fair value of interest rate and Commodity Derivative Instruments not designated as hedging instruments; or (e) any Tax Liability resulting from any action taken or transaction completed by, or at the direction of, Contributor or resulting from the transactions contemplated by this Agreement.

        "Debt Assumption" shall have the meaning specified in Section 2.3(a).

        "Debt Assumption Agreement" means a debt assumption agreement, a form of which is attached hereto as Exhibit G.

        "Disclosing Party" shall have the meaning specified in Section 5.5(a).

        "Disclosure Schedules" shall have the meaning specified in Section 10.13.

        "Divestiture Action" shall have the meaning specified in Section 5.1(d).

        "Divestiture Agreement" shall have the meaning specified in Section 5.1(d).

        "Employee Benefit Plan" means (a) each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (whether or not tax-qualified and whether or not subject to ERISA) (whether written or otherwise), (b) each plan, agreement, arrangement, program, practice, policy or understanding (whether written or otherwise) regarding or with respect to: personnel; unit options; stock purchase; equity compensation; phantom equity or appreciation rights; collective bargaining; bonuses; incentive awards; vacation, holiday or other paid time off pay; fringe benefits; severance pay; deferred compensation; change in control; reimbursement; indemnification; hospitalization or other medical, dental, vision, accident, disability, life or other insurance; executive compensation or supplemental income; consulting; employment; and (c) each other service provider benefit plan, agreement, arrangement, program, practice, policy or understanding (whether written or otherwise).

        "Encumbrances" means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

        "Environmental Law" means any applicable Law, that relates to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of Hazardous Materials, in each case as in effect at the date of this Agreement.

        "Environmental Permit" means any permit, license, regulation, certification, consent, variance, exemption, approval or other authorization required under any Environmental Law.

        "Equity Consideration" shall have the meaning specified in Section 2.3(d).

        "ERGS" shall have the meaning specified in the recitals.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and administrative guidance promulgated thereunder.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Escrow Account" shall have the meaning set forth in the Escrow Agreement.

        "Escrow Agent" shall mean an escrow agent to be mutually agreed by the parties.

        "Escrow Agreement" means an escrow agreement, a form of which is attached hereto as Exhibit F.

        "Estimated Working Capital Deficiency" shall have the meaning specified in Section 2.3(b).

        "Estimated Working Capital Surplus" shall have the meaning specified in Section 2.3(b).

        "Everest Indenture" means the Indenture dated as of May 27, 2011 among the Everest Notes Issuers, certain Subsidiary guarantors and U.S. Bank National Association, as trustee.

        "Everest Notes" means the $550,000,000 principal amount of issued and outstanding 8 3/8% senior notes of the Everest Notes Issuers due 2019.

        "Everest Notes Indebtedness" means the Total Notes Tender Amount at the Exchange Offer Expiration Date.

        "Everest Notes Issuers" means Contributor and Eagle Rock Energy Finance Corp.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

        "Exchange Notes" means the senior unsecured notes of the Exchange Notes Issuers consistent with the terms attached hereto as Exhibit H.

        "Exchange Notes Indenture" means the indenture described in the Exchange Offer Documents governing the Exchange Notes.

        "Exchange Notes Issuers" means Acquirer and Regency Finance Corp.

        "Exchange Offer" means Acquirer's offers to exchange the Exchange Notes for the Everest Notes.

        "Exchange Offer Adjustment" means an amount equal to the aggregate face value of the Everest Notes that are not exchanged for Exchange Notes in the Exchange Offer and that remain outstanding upon completion of the Exchange Offer multiplied by 1.1.

        "Exchange Offer Documents" means the Offer to Exchange and Consent and letter of transmittal related to the Exchange Offer in a form mutually acceptable to Acquirer and Contributor and in compliance with the applicable requirements of the Securities act and the Exchange Act and the rules and regulations promulgated thereunder.

        "Exchange Offer Expiration Date" means the "Expiration Date" as defined in the Exchange Offer Documents.

        "Exchange Offer Registration Rights Agreement" means the registration rights agreement by and among the Exchange Notes Issuers and Evercore Group L.L.C. and Citigroup Global Markets Inc. on behalf of holders of the Exchange Notes, as more particularly described in the Exchange Offer Documents.

        "Executive" means any of the individuals set forth on Section 3.15(j) of the Contributor's Disclosure Schedules.

        "Executive Change of Control Agreement" means the Executive Change of Control Agreement, including any amendments thereto, entered into between Eagle Rock Energy G&P, LLC and an Executive.

        "Final Adjustment Amount" shall have the meaning specified in Section 2.4(d).

        "Final Balance Sheet" shall have the meaning specified in Section 2.4(a).

        "Final Working Capital" shall have the meaning specified in Section 2.4(b).

        "Final Working Capital Deficiency" shall have the meaning specified in Section 2.4(b).

        "Final Working Capital Surplus" shall have the meaning specified in Section 2.4(b).

        "Fundamental Representations" shall have the meaning specified in Section 9.1.

        "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

        "Governmental Authority" means any government, or any authority, agency, regulatory body, listing agency or exchange, commission, court, official or other instrumentality of any government, of the United States of America, or any state, county, parish or city, or any other local or other political subdivision thereof.

        "Hazardous Material" means: any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a "pollutant" or "contaminant" or words of similar meaning under any Environmental Law and any petroleum or petroleum products Released into the environment.

        "HSR Act" shall have the meaning specified in Section 3.3.

        "Indebtedness" means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities arising in the ordinary course of business; (d) any obligation or liability to another Person secured by a Encumbrance on any asset; and (e) any guaranty of any of the foregoing.

        "Indemnified Party" shall have the meaning specified in Section 9.4(a).

        "Indemnifying Party" shall have the meaning specified in Section 9.4(a).

        "Intellectual Property" means rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks, trade dress, trade names and logos; (b) patents; (c) copyrights; (d) Internet domain names; (e) trade secrets and other proprietary information; and (f) any registrations or applications for registration for any of the foregoing.

        "Intended Tax Treatment" shall have the meaning specified in Section 7.4(a).

        "Joint Venture Entity" means those entities listed on Section 1.01 of Contributor's Disclosure Schedules.

        "Knowledge" means the actual knowledge of, in the case of Contributor, the individuals listed in Section 1.02 of Contributor's Disclosure Schedules and in the case of Acquirer, Michael J. Bradley, Thomas E. Long and Jim S. Holotik.

        "KPMG" shall have the meaning specified in Section 5.5(c).

        "Law" means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, treaty or interpretive or advisory opinion of a Governmental Authority.

        "Losses" shall mean losses, liabilities, obligations, damages, diminutions of value, demands, claims, actions, causes of action, fines, costs and expenses of defense thereof (including reasonable investigatory fees and expenses and fees and disbursements of counsel).

        "Marketing LLC" shall have the meaning specified in the recitals.

        "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of October 9, 2013, by and among Acquirer, RVP LLC, Regency GP LP, PVR Partners, L.P. and PVR GP, LLC.

        "Midstream Assets" means the assets owned by the Midstream Entities on the Closing Date.

        "Midstream Business" shall have the meaning specified in the recitals.

        "Midstream Business Employee" means the employees of Contributor and any of its Affiliates set forth on Section 1.03 of Contributor's Disclosure Schedules.

        "Midstream Business Employee Information" means, with respect to a Midstream Business Employee, his or her (a) name (b) title or position (including whether full or part time); (c) job description; (d) hire date; (e) principal work location; (f) if paid on an hourly basis, approximate number of hours worked during the 12-month period immediately preceding the date hereof; (g) base salary or hourly wage, as applicable, and, in case of hourly wages, the number of hours per week such Midstream Business Employee is regularly scheduled to work; (h) the date and amount of each Business Employee's last raise; (i) description of commission, bonus or other incentive-based compensation arrangement applicable to such Midstream Business Employee, including, but not limited to, the target payment amount for the current year, the amount payable during the one-year period immediately preceding the date hereof; and the amount accrued and paid in the current year as of the date hereof; (j) the number of years of service credit under each applicable Midstream Employee Benefit Plan; (k) whether or not such Midstream Business Employee is currently active at work and, if not, the date that absence began, whether such absence is permitted and, if so, the policy permitting such absence, the nature of such absence, expected duration of such absence, and the date upon which such Midstream Business Employee is currently expected to return to work; (l) identification of each Midstream Employee Benefit Plan to be taken into account in determining the Midstream Business Employee's benefits that are substantially comparable in the aggregate to the benefits provided as in effect on the date hereof; (m) the accrued but untaken vacation credited to the Midstream Business Employee under Contributor's applicable vacation plans as of ten days prior to the Closing Date and the rate of accrual of hours of vacation or other paid-time-off with respect to such Midstream Business Employee to be taken into account in determining the Acquirer's obligations, if any, relating to vacation and other paid-time-off with respect to such Midstream Business Employee, (n) accrued bonuses, (o) outstanding awards under the Cash Plan and (p) outstanding unvested restricted unit awards under Contributor's Long-Term Incentive Plan.

        "Midstream Contribution" shall have the meaning specified in the recitals.

        "Midstream Employee Benefit Plan" shall have the meaning specified in Section 3.15(a)(i).

        "Midstream Entities" shall have the meaning specified in the recitals.

        "Midstream Intellectual Property" shall have the meaning specified in Section 3.16.

        "Midstream LP" shall have the meaning specified in the recitals.

        "Midstream Material Adverse Effect" means any change, event, fact, development, condition, matter or circumstance that, individually or in the aggregate with all other changes, events, facts, developments, conditions, matters or circumstances, is or is reasonably likely to have a material adverse effect on the business, financial condition, liabilities, or results of operations of the Midstream Entities, taken as a whole; provided, however, that, none of the following changes, events, facts, developments, conditions, matters or circumstances (either alone or in combination) shall be taken into account for purposes of determining whether or not a Midstream Material Adverse Effect has occurred: (a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions; (b) changes in the economic conditions prevalent in (i) the natural gas gathering, compressing, treating, processing and transportation industry generally; (ii) the natural gas liquids fractionating and transportation industry generally; (iii) the crude oil and condensate logistics and marketing industry generally and (iv) the natural gas marketing and trading industry generally (including in each case changes in law affecting such industries); (c) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids, condensate or other commodities, (d) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (e) any hurricane, tornado, flood, earthquake or other natural disaster; (f) the identity of, or actions or omissions of Acquirer, or its Affiliates, or any action taken pursuant to or in accordance with this Agreement or at the request of or with the consent of Acquirer; (g) any change resulting from the announcement of this Agreement and the transactions contemplated hereby, including any disruption of customers or supplier relationships or loss of any employees or independent contractors of any Midstream Entity; (h) the announcement or disclosure of Contributor's intention to review the possibility of selling itself or the Midstream Business; (i) any change in accounting requirements or principles imposed upon Contributor, its Subsidiaries or their respective businesses or any change in applicable Laws, or the interpretation thereof; (j) actions taken by Acquirer or any of its Affiliates; (k) any changes, effects, events, facts, developments, conditions, matters or circumstances that have formed all or a portion of any Contributor Representation Breach or Contributor Representation Breach Loss for which the Purchase Price has been adjusted pursuant to Article II or for which funds have been placed into the Escrow Account in accordance with Section 9.3, or (l) any failure by the Midstream Business to meet any estimates, expectations, projections, forecasts, guidance or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement, except to the extent and then only to the extent any of the changes, events, facts, developments, conditions, matters or circumstances referred to in clauses (a), (b), (c), (d), (e), or (i) above materially and disproportionately affect the Midstream Entities as compared to other participants of similar size in the industries in which the Midstream Entities operate (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Midstream Material Adverse Effect may be taken into account in determining whether there has been a Midstream Material Adverse Effect).

        "Midstream Material Agreement" shall have the meaning specified in Section 3.10(a).

        "Midstream Permits" shall have the meaning specified in Section 3.9(b).

        "Minimum Loss" shall have the meaning specified in Section 9.3(a)(ii).

        "Notice Period" shall have the meaning specified in Section 5.4(d)(i).

        "Objection Notice" shall have the meaning specified in Section 2.4(b).

        "Offer to Exchange" is defined in Section 5.18(a).

        "Order" means any order, judgment, injunction, ruling or decree of any Governmental Authority.

        "Organizational Document" means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership's general partner, or any comparable governing instruments, each as amended, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

        "Outside Date" shall have the meaning as set forth in Section 8.1(e).

        "Partnership Agreement" shall have the meaning set forth in Section 3.5(a).

        "Party" means, as applicable, Acquirer and Contributor.

        "Person" means (a) any natural person, (b) any corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or any other form of organization or entity that has a legal existence under the Laws of its jurisdiction of formation which is separate from its owner or owners and (c) any Governmental Authority.

        "Permitted Encumbrances" means any Encumbrances upon any of the relevant Person's property, assets or revenues, whether now owned or hereafter acquired, that are (a) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate Proceeding; (b) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) for Taxes not yet due or which are being contested in good faith by appropriate Proceedings (provided that adequate reserves with respect thereto are maintained on the books of such Person or its Subsidiaries, as the case may be, in conformity with GAAP); (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries; (f) other Encumbrances that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate of the business by such Person and its Subsidiaries; (g) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters, whether or not of record, which (other than any of the same which are created or suffered by third-party owners and predecessors in title of any leased real property) in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by any of the Midstream Entities; and (h) Encumbrances existing or expressly permitted pursuant to the Contributor Credit Agreement and any related mortgages, deeds of trust and other security agreements.

        "Pipeline LLC" shall have the meaning specified in the recitals.

        "Pipeline LP" shall have the meaning specified in the recitals.

        "Position Statement" shall have the meaning specified in Section 2.4(c).

        "Pre-Closing Tax Period" shall have the meaning specified in Section 7.1.

        "Pre-Closing Transfer Schedule" shall have the meaning specified in Section 5.20(d).

        "Pre-Closing Transfers" means (a) the transfer and assignment to, and assumption by Contributor and the Midstream Entities of, effective as of the Closing, the assets and liabilities set forth on the Pre-Closing Transfer Schedule and (b) the termination of certain intercompany agreements between Marketing LLC and Escambia Asset Co. LLC, as set forth on the Pre-Closing Transfer Schedule.

        "Proceedings" shall have the meaning specified in Section 3.13.

        "Proxy Statement" shall have the meaning specified in Section 3.3.

        "Qualified Liability" shall have the meaning specified in Section 7.4(a).

        "Quarter Annual Base Compensation" shall mean (i) one-fourth of the annual base salary in the case of a salaried Transferred Employee, or (ii) the product of 520 and the hourly base wage of an hourly-paid Tranferred Employee, in either such case, based on the rate of pay in effect as of the date of such Transferred Employee's termination from the employment of the Acquirer.

        "Referee" shall have the meaning specified in Section 2.4(c).

        "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.

        "Registration Rights Agreement" shall have the meaning specified in Section 2.5.

        "Registered Exchange Notes" means the senior notes of the Exchange Notes Issuers with identical terms to the Exchange Notes (except that such notes will not be subject to restrictions on transfer or to any increase in annual interest rate under certain circumstances) that are registered under the Securities Act and offered in exchange for Exchange Notes pursuant to the Exchange Offer Registration Rights Agreement, as more particularly described in the Exchange Offer Documents.

        "Representatives" means, with respect to a Person, the Affiliates, control persons, officers, equity holders, co-investors, directors, managers, employees, agents, representatives, contractors, consultants, lenders, prospective lenders, partners, counsel, investment bankers and other advisors of such Person or its Affiliates.

        "Restricted Business" shall have the meaning specified in Section 5.13(b).

        "Restricted Territory" shall have the meaning specified in Section 5.13(b).

        "Retained Business" shall have the meaning specified in the recitals.

        "rights-of-way" shall have the meaning specified in Section 3.12(d).

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

        "Settlement Date" will be the date of the acceptance for exchange of Everest Notes validly tendered and not withdrawn, which will be the Closing Date.

        "Severance Cap" means, with respect to a given Transferred Employee, the sum of (i) that Transferred Employee's Quarter-Annual Base Compensation, (ii) the value of the Accelerated Restricted Units of that Transferred Employee, and (iii) the amount set forth in Section 5.8(f)(ii) of Contributor's Disclosure Schedules adjacent to the name of that Transferred Employee, which amount shall not exceed the amount Contributor determines in good faith to be required (other than the Transferred Employee's Quarter-Annual Base Compensation and the value of the Accelerated Restricted Units) to be paid and/or provided to such Transferred Employee under the COC Severance Program; provided, however, that in the case of a Transferred Employee who is a Transition Employee and who is terminated from the employment of Acquirer and its Affiliates within the 90-day period beginning on the Closing Date, "Severance Cap" shall mean an amount equal to one-third of what the Severance Cap, determined without regard to this proviso, would be.

        "Straddle Period" shall have the meaning specified in Section 7.2(a).

        "Subject Interests" shall have the meaning specified in the recitals.

        "Subsidiary" means, with respect to a Person (the "Subject Person"), any Person, whether incorporated or unincorporated, of which (a) at least 50% of the Securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries. Notwithstanding the foregoing, for purposes of this Agreement, no Joint Venture Entity shall be considered a Subsidiary of any Midstream Entity.

        "Subject Person" shall have the meaning specified in the definition of Subsidiary.

        "Superior Proposal" shall have the meaning specified in Section 5.4(g)(ii).

        "Supplies" shall have the meaning specified in Section 5.9(a).

        "Support Agreement" shall have the meaning specified in the recitals.

        "Tax" means (a) any and all federal, state, local and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group of which any Midstream Entity or Joint Venture Entity is or was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any similar foreign, state or local law; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

        "Tax Returns" means returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

        "Termination Fee" shall have the meaning specified in Section 8.4(f).

        "Third Party" means any Person other than (a) a Party or (b) an Affiliate of a Party.

        "Third-Party Claim" shall have the meaning specified in Section 9.5(a).

        "Third-Party Rights" shall have the meaning specified in Section 5.20(c).

        "Total Notes Tender Amount" means the aggregate principal amount of Everest Notes validly tendered and not withdrawn as of the Closing by holders thereof, and accepted by Acquirer, for exchange in connection with the Exchange Offer.

        "Transaction Documents" means, collectively, this Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

        "Transfer Taxes" shall have the meaning specified in Section 7.3.

        "Transferred Employees" shall have the meaning specified in Section 5.8(a).

        "Transition Employee" means a Midstream Business Employee, other than an Executive, who becomes a Transferred Employee and whom the Acquirer designates as a "Transition Employee" in writing to the Contributor by no later than the Closing Date; provided, however, that the number of Transferred Employees that may be designated by Acquirer and treated as Transition Employees may not exceed 50 percent of the total number of Transferred Employees (rounded up to the nearest whole number).

        "Transition Services Agreement" shall have the meaning specified in Section 6.2(h).

        "Unitholder Approval" shall have the meaning specified in Section 6.1(a).

        "Unitholder Meeting" shall have the meaning specified in Section 5.3(b).

        "Upstream Business" shall have the meaning specified in the recitals.

        "Voting Agreement" shall have the meaning specified in the recitals.

        "Working Capital" means Current Assets minus Current Liabilities.

        "Working Capital Deficiency" means the amount (if any) by which $(15,000,000), which, for the avoidance of doubt, is a negative number, exceeds the Working Capital.

        "Working Capital Surplus" means the amount (if any) by which Working Capital exceeds $15,000,000.

        Section 1.02    Rules of Interpretation.     Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

        (a)   the words "this Agreement," "herein," "hereby," "hereunder," "hereof," and other equivalent words shall refer to this Agreement as an entirety and solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

        (b)   examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

        (c)   the word "including" and its derivatives means "including without limitation" and is a term of illustration and not of limitation;

        (d)   all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

        (e)   the word "or" is not exclusive, and has the inclusive meaning represented by the phrase "and/or";

        (f)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

        (g)   all references to prices, values or monetary amounts refer to United States dollars;

        (h)   wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

        (i)    the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

        (j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

        (k)   any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

        (l)    the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

        (m)  unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

        (n)   all references to days shall mean calendar days unless otherwise provided;

        (o)   all references to time shall mean Houston, Texas time;

        (p)   references to any Person shall include such Person's successors and permitted assigns;

        (q)   any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document;

        (r)   the parties agree that the term "made available" or "delivered" with respect to any information or document shall mean that such information or document was, prior to the date of this Agreement, (i) included, on or prior to the date hereof, in the electronic data room of Contributor related to the transactions contemplated by this Agreement and to which Acquirer and its Representatives were given access, (ii) included in the Disclosure Schedules or (iii) otherwise provided from one party to the other in writing.

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION OF TRANSFERRED INTERESTS

        This ASSIGNMENT AND ASSUMPTION OF TRANSFERRED INTERESTS (this "Assignment Agreement"), dated as of [                        ], 2014, is by and [between][among] [                        ], a Delaware limited [partnership][liability company] and [                        ], a Delaware limited [partnership][limited liability company], on the one hand (collectively, the "Assignors"), and [                        ], a Delaware limited [partnership][liability company] ("Assignee" and, together with the Assignors, the "Parties"), on the other hand.

W I T N E S S E T H:

        WHEREAS, the Assignors own the assets [and liabilities] set forth on Exhibit A attached hereto (such assets [and liabilities], together, the "Transferred Interests");

        WHEREAS, the [Parties and/or their Affiliates, Regency Energy Partners LP, a Delaware limited partnership (the "Acquirer"), and Regal Midstream LLC, a Delaware limited liability company](1), have entered into that certain Contribution Agreement, dated as of December 23, 2013, as amended (the "Contribution Agreement") whereby [Assignee][Assignor], as Contributor therein, agreed to contribute to Acquirer, and Acquirer agreed to purchase from Assignee, the Subject Interests (as defined in the Contribution Agreement) (the "Contribution"); and

        WHEREAS, in order to effectuate the pre-closing transfers contemplated by Section 5.20 of the Contribution Agreement, the Parties are executing and delivering this Assignment Agreement; and

        WHEREAS, the Assignee desires for the Assignors to convey, assign and transfer the Transferred Interests to Assignee as further set forth herein.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors and Assignee agree as follows:

          1.     Assignors hereby transfer, grant, convey, assign and deliver to Assignee, and Assignee hereby accepts, all of Assignors' right, title and interest in and to the Transferred Interests, and Assignee hereby assumes all of Assignor's liabilities, duties and obligations with respect to the Transferred Interests.

          2.     Assignors and Assignee agree to take any further action and deliver any further assignments, powers, instruments and other documents as may reasonably be necessary or appropriate for the purpose of effecting or confirming, of record or otherwise, the transfer of the Transferred Interests to Assignee from the Assignors as provided herein Assignors, on the one hand, and Assignee, on the other hand, agree that any expenses incurred in connection with this Section 2 shall be borne equally between Assignors, on the one hand, and Assignee, on the other hand.

          3.     The terms and provisions of this Assignment Agreement shall be binding upon and inure to the benefit of Assignors and Assignee and their respective legal representatives, successors and assigns. No other person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

          4.     This Assignment Agreement is made in accordance with and is subject to the terms, covenants and conditions contained in the Contribution Agreement. The terms and conditions of the Contribution Agreement are incorporated herein by reference, and in the event of a conflict between the provisions of the Contribution Agreement and this Assignment Agreement, the

(1)
To be revised depending on assets to be transferred and parties enacting specific transfers.

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  provisions of the Contribution Agreement shall control. Notwithstanding any other provision of this Assignment, this Assignment shall not amend, alter, modify or limit in any manner any of the rights and obligations of the Parties to or under the Contribution Agreement.

          5.     This Assignment Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the applicability of any Law other than the Law of the State of Delaware.

          6.     Capitalized terms used but not defined herein have the respective meanings given them in the Contribution Agreement.

          7.     No amendment to this Assignment Agreement shall be effective unless it shall be in writing and signed by each Party hereto.

          8.     This Assignment Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) signatures by any Party hereto and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Remainder of page intentionally left blank. Signature page follows.]

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        IN WITNESS WHEREOF, the Parties have duly executed and delivered this Assignment Agreement as of the day and year first written above.

ASSIGNOR: [ ], a Delaware limited [ ]
By:
Name:
Title:
ASSIGNEE: [ ], a Delaware limited [ ]
By:
Name:
Title:

Signature Page to Assignment Agreement

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EXHIBIT A

Pre-Closing Transfer Schedule

        [To specify assets/liabilities to be transferred]

 EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

 REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

REGENCY ENERGY PARTNERS LP

AND

EAGLE ROCK ENERGY PARTNERS, L.P.

REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of [    •    ], 2014 by and among REGENCY ENERGY PARTNERS LP, a Delaware limited partnership ("Regency"), and EAGLE ROCK ENERGY PARTNERS, L.P., a Delaware limited partnership ("Contributor").

RECITALS

        WHEREAS, this Agreement is made in connection with the issuance of the Common Units to Contributor pursuant to that certain Contribution Agreement, dated as of December 23, 2013 (the "Contribution Agreement"), by and among Regency, Regal Midstream LLC and Contributor. Regency and Contributor have agreed to enter into this Agreement pursuant to Section 2.5 of the Contribution Agreement; and

        WHEREAS, Regency has agreed to provide the registration and other rights set forth in this Agreement for the benefit of Contributor who will receive Common Units on the Closing Date as Equity Consideration.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01    Definitions.    Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement. The terms set forth below are used herein as so defined:

        "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning specified therefor in the preamble of this Agreement.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Common Units" means 8,245,859 common units representing limited partner interests in Regency issued to Contributor pursuant to the Contribution Agreement.

        "Common Unit Price" means the volume weighted average closing price of the Common Units (as reported by The New York Stock Exchange) for the ten trading days immediately preceding the date on which the determination is made.

        "Contribution Agreement" has the meaning specified therefor in the recitals of this Agreement.

        "Contributor" has the meaning specified therefor in the preamble of this Agreement.

        "Effectiveness Period" has the meaning specified therefor in Section 2.01(a) of this Agreement.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

        "File Date" has the meaning specified therefor in Section 2.01(a) of this Agreement.

        "Holder" means a holder of any Registrable Securities.

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        "Losses" has the meaning specified therefor in Section 2.08(a) of this Agreement.

        "Managing Underwriter" means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

        "Parity Holders" has the meaning specified therefor in Section 2.02(b) of this Agreement.

        "Person" means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity.

        "Piggyback Notice" has the meaning specified therefor in Section 2.02(a) of this Agreement.

        "Prior Registration Rights Agreements" means the Registration Rights Agreement, dated as of May 26, 2010, by and between Energy Transfer Equity, L.P. and Regency, the Registration Rights Agreement, dated as of May 26, 2010, by and among Regency LP Acquirer, L.P. and Regency, and the Registration Rights Agreement, dated as of May 2, 2011, by and among Regency and the purchasers set forth in Schedule I thereto.

        Prior Selling Holders" means the "Selling Holders" under the Prior Registration Rights Agreements.

        "Regency" has the meaning specified therefor in the preamble of this Agreement.

        "Registrable Securities" means the Common Units until such time as such securities cease to be Registrable Securities pursuant to Section 1.02 hereof.

        "Registration Expenses" has the meaning specified therefor in Section 2.07(a) of this Agreement.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

        "Selling Expenses" has the meaning specified therefor in Section 2.06(a) of this Agreement.

        "Selling Holder" means a Holder who is selling Registrable Securities pursuant to a registration statement.

        "Shelf Registration" has the meaning specified therefor in Section 2.01(a) of this Agreement.

        "Shelf Registration Statement" has the meaning specified therefor in Section 2.01(a) of this Agreement.

        "Underwritten Offering" means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a "bought deal" with one or more investment banks. An Underwritten Offering shall not include sales by Regency of Common Units pursuant to an At-the-Market Offering.

        Section 1.02    Registrable Securities.    Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security is effective and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act; (c) such Registrable Security is held by Regency or one of its subsidiaries; or (d) three years after the date on which the Shelf Registration Statement first becomes effective.

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ARTICLE II
REGISTRATION RIGHTS

        Section 2.01    Shelf Registration.

        (a)    Shelf Registration.    Regency shall prepare and file by fifteen Business Days after the Closing Date (the "File Date") a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) of the Securities Act with respect to all of the Registrable Securities (the "Shelf Registration Statement"). The Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be on Form S-3 of the Commission if Regency is eligible to use Form S-3 or Form S-1 of the Commission if Regency is not eligible to use Form S-3; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify Contributor in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, Regency shall use its reasonable best efforts to include such information in such a prospectus supplement. Subject to Section 2.01(b), Regency will cause the Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act from and after the date it is first declared or becomes effective until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding (the "Effectiveness Period"). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        (b)    Delay Rights.    Notwithstanding anything to the contrary contained herein, Regency may, upon written notice to (x) all Holders, delay the filing of the Shelf Registration Statement or (y) any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder's use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement but such Selling Holder may settle any contracted sales of Registrable Securities) if Regency (i) is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Regency determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Regency would materially adversely affect Regency; provided, however, in no event shall (A) such filing of the Shelf Registration Statement be delayed under clauses (i) or (ii) of this Section 2.01(b) for a period that exceeds 90 days or (B) such Selling Holders be suspended under clauses (i) or (ii) of this Section 2.01(b) from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 45 days in any 90-day period or 90 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Regency shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement. Regency will only exercise its suspension rights under this Section 2.01(b) if it exercises similar suspension rights under the Prior Registration Rights Agreements that then remain in effect and with respect to any Parity Holders. .

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        Section 2.02    Piggyback Rights.

        (a)    Participation.    If at any time during the Effectiveness Period, Regency proposes to file (i) a shelf registration statement other than the Shelf Registration Statement (in which event Regency covenants and agrees to include thereon a description of the transaction under which Contributor acquired the Registrable Securities), (ii) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.01(a) of this Agreement, and Holders could be included without the filing of a post-effective amendment thereto (other than a post-effective amendment that is immediately effective), or (iii) a registration statement, other than a shelf registration statement, in the case of each of clause (i), (ii) or (iii), for the sale of Common Units in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than five Business Days prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement, as the case may be, then Regency shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering to Contributor and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Common Units (the "Included Registrable Securities") as each such Holder may request in writing; provided, however, that if Regency has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have a material adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b) of this Agreement. The notice required to be provided in this Section 2.02(a) to Contributor (the "Piggyback Notice") shall be provided on a Business Day pursuant to Section 3.01 hereof. Promptly upon receipt of the Piggyback Notice, Contributor shall notify the other Holders (if any) of the opportunity to include in the Underwritten Offering such number of Common Units as each such Holder may request in writing. Each Holder shall then have three Business Days after the date on which Contributor received the Piggyback Notice to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Regency shall determine for any reason not to undertake or to delay such Underwritten Offering, Regency may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder's request for inclusion of such Selling Holder's Registrable Securities in such offering by giving written notice to Regency of such withdrawal up to and including the time of pricing of such offering. Each Holder's rights under this Section 2.02(a) shall terminate when such Holder (together with any Affiliates of such Holder) holds, directly or indirectly, less than $25 million in the aggregate of Registrable Securities, based on the Common Unit Price.

        (b)    Priority of Rights.    If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Units included in an Underwritten Offering involving Included Registrable Securities advises Regency that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Registrable Securities to be included in such Underwritten Offering shall include the number of Registrable

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Securities that such Managing Underwriter or Underwriters advises Regency can be sold without having such adverse effect, with such number to be allocated (i) first, to Regency, and (ii) second, pro rata among all Selling Holders, Prior Selling Holders and holders of any other securities of Regency having rights of registration on parity with the Registrable Securities ("Parity Holders") who have requested participation in such Underwritten Offering. The pro rata allocations for each such Selling Holder shall be the product of (A) the aggregate number of Registrable Securities proposed to be sold by all Selling Holders, Prior Selling Holders and Parity Holders participating in the Underwritten Offering (for the avoidance of doubt, after giving effect to the allocation to Regency pursuant to clause (i) of the preceding sentence) multiplied by (B) the fraction derived by dividing (x) the number of Registrable Securities owned at such time by such Selling Holder by (y) the aggregate number of Registrable Securities owned at such time by all Selling Holders, Prior Selling Holders and Parity Holders participating in the Underwritten Offering. All participating Selling Holders, Prior Selling Holders and Parity Holders shall have the opportunity to share pro rata that portion of such priority allocable to any Selling Holder(s), Prior Selling Holder(s) or Parity Holders to the extent not so participating.

        Section 2.03    Underwritten Offering.    In the event that the Selling Holders holding a majority of the Registrable Securities elect to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering, Regency will retain Underwriters (which Underwriters shall be reasonably acceptable to Contributor) subject to such sale through an Underwritten Offering, including entering into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and will take all reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registrable Securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Regency to and for the benefit of such underwriters also be made to and for such Selling Holder's benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Regency or the Underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representations required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Regency and the Managing Underwriter; provided, however, that such notice of withdrawal must be made at a time before the time of pricing of such offering (which shall be deemed to occur upon the execution of the purchase or underwriting agreement) in order to be effective. No such withdrawal or abandonment shall affect Regency's obligation to pay Registration Expenses.

        Section 2.04    Registration Procedures.    In connection with its obligations under this Article II, Regency will, as expeditiously as possible:

        (a)   prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to cause the Shelf Registration Statement to be effective and to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;

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        (b)   furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement or such other registration statement;

        (c)   if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that neither Regency nor its general partner will be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

        (d)   promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement contemplated by this Agreement, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;

        (e)   immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Regency of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Regency agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

        (f)    furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or

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other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

        (g)   in the case of an Underwritten Offering, furnish upon request and addressed to the underwriters and to the Selling Holders, (i) an opinion of counsel for Regency, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a "comfort letter," dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Regency's financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the "comfort letter" shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in Underwritten Offerings of securities, and such other matters as such underwriters or Selling Holders may reasonably request;

        (h)   otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

        (i)    make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Regency personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that Regency need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Regency;

        (j)    to the extent not previously listed, cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Regency are then listed or quoted;

        (k)   use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Regency to enable the Selling Holders to consummate the disposition of such Registrable Securities;

        (l)    provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

        (m)  enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.

        Each Selling Holder, upon receipt of notice from Regency of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by Regency that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Regency, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to Regency (at Regency's expense) all copies in their possession or control, other than permanent file

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copies then in such Selling Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

        Section 2.05    Cooperation by Holders.    Regency shall have no obligation to include in the Shelf Registration Statement Common Units of a Holder who has failed to timely furnish such information which, in the opinion of counsel to Regency, is reasonably required in order for the registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.

        Section 2.06    Restrictions on Public Sale by Holders of Registrable Securities.    Each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities for a period of up to 45 days following completion of an Underwritten Offering of equity securities by Regency, provided that (i) Regency gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on Regency or on the officers or directors or any other unitholder of Regency on whom a restriction is imposed.

        Section 2.07    Expenses.

        (a)    Certain Definitions.    "Registration Expenses" means all expenses incident to Regency's performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Shelf Registration Statement, an Underwritten Offering covered under this Agreement, and/or the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of one counsel to the Holders and counsel and independent public accountants for Regency including the expenses of any special audits or "comfort letters" required by or incident to such performance and compliance. Except as otherwise provided herein, Regency shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders' rights hereunder. In addition, Regency shall not be responsible for any "Selling Expenses," which means all underwriting fees, discounts and selling commissions and (to the extent not paid by the applicable underwriters) fees of underwriters' counsel allocable to the sale of the Registrable Securities.

        (b)    Expenses.    Regency will pay all Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to the Shelf Registration Statement. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder, and the legal fees incurred by such Holders in connection with the exercise by such Selling Holders of its rights hereunder.

        Section 2.08    Indemnification.

        (a)    By Regency.    In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Regency will indemnify and hold harmless each Selling Holder thereunder, its Affiliates that own Registrable Securities and their respective directors and officers and each underwriter pursuant to the applicable underwriting agreement with such underwriter and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act and its directors and officers (collectively, the "Selling Holder Indemnified Persons"), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys' fees and expenses) (collectively, "Losses"), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any

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material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading or arise out of or are based upon a Selling Holder being deemed to be an "underwriter," as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Regency's securities, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Regency will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Shelf Registration Statement or such other registration statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

        (b)    By Each Selling Holder.    Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Regency, its directors and officers, and each Person, if any, who controls Regency within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from Regency to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

        (c)    Notice.    Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party's failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.08. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it

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with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

        (d)    Contribution.    If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to Regency or any Selling Holder or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between Regency, on the one hand, and such Selling Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of Regency, on the one hand, and of such Selling Holder, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of Regency, on the one hand, and each Selling Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

        (e)    Other Indemnification.    The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

        Section 2.09    Rule 144 Reporting.    With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Regency agrees to use its reasonable best efforts to:

        (a)   Make and keep public information regarding Regency available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;

        (b)   File with the Commission in a timely manner all reports and other documents required of Regency under the Securities Act and the Exchange Act at all times from and after the date hereof;

        (c)   So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Regency, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration; and

        (d)   At Holder's expense, take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

        Section 2.10    Transfer or Assignment of Registration Rights.    The rights to cause Regency to include Registrable Securities in a Shelf Registration Statement may be transferred or assigned by Contributor to one or more transferee(s) or assignee(s) of such Registrable Securities, provided that (a) such

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transferee or assignee is an Affiliate of Contributor or receives at least 20% of the Common Units covered by this Agreement, (b) Regency is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of Contributor under this Agreement.

        Section 2.11    Information by Holder.    Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to Regency such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Regency may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

ARTICLE III
MISCELLANEOUS

        Section 3.01    Communications.    All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

        if to Regency to:

  Regency Energy Partners LP
  2001 Bryan Street, Suite 3700
  Dallas, TX 75201
  Telephone: (214) 840-5400
  Facsimile: (214) 840-5813
  Attention: Frances Kilborne

        with a copy to:

  Andrews Kurth LLP
  600 Travis Street, Suite 4200
  Houston, TX 77002
  Telephone: (713) 220-4360
  Facsimile: (713) 238-7130
  Attention: G. Michael O'Leary or Stephanie Beauvais

        if to Contributor:

  Eagle Rock Energy Partners, L.P.
  415 Louisiana Street, Suite 2700
  Houston, Texas 77002
  Attention: Charles C. Boettcher, Senior Vice President and General Counsel
  Facsimile: (281) 715-4142

        with a copy to:

  Vinson & Elkins L.L.P.
  1001 Fannin Street, Suite 2500
  Houston, Texas 77002
  Attention: Stephen M. Gill or Shaun J. Mathew
  Facsimile: (713) 615-5956 or (512) 236-3200

        All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile; and when actually received, if sent by any other means.

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        Section 3.02    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

        Section 3.03    Assignment of Rights.    All or any portion of the rights and obligations of Contributor under this Agreement may be transferred or assigned by Contributor only in accordance with Section 2.10 of this Agreement. Regency may not transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of Holder of at least a majority of the outstanding Registrable Securities.

        Section 3.04    Recapitalization, Exchanges, etc. Affecting the Common Units.    The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Regency or any successor or assign of Regency (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

        Section 3.05    Specific Performance.    Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

        Section 3.06    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

        Section 3.07    Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        Section 3.08    Governing Law.    The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.

        Section 3.09    Severability of Provisions.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

        Section 3.10    Entire Agreement.    This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Regency set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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        Section 3.11    Amendment.    This Agreement may be amended only by means of a written amendment signed by Regency and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

        Section 3.12    No Presumption.    In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REGENCY ENERGY PARTNERS LP
By:	Regency GP LP, its general partner
By:	Regency GP LLC, its general partner
By:
Name:
Title:
EAGLE ROCK ENERGY PARTNERS, L.P.
By:	Eagle Rock Energy Partners GP, L.P., its general partner
By:	Eagle Rock Energy G&P, LLC, its general partner
By:
Name:
Title:

Signature Page to Registration Rights Agreement

 EXHIBIT D

FORM OF OPINION OF COUNSEL OF ACQUIRER

        The Registration Rights Agreement (assuming the due authorization, execution and delivery thereof by [DEALER-MANAGER]) will constitute a valid and binding agreement of the Exchange Notes Issuers, enforceable against each of the Exchange Note Issuers in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights of creditors generally and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity and, as to rights of indemnification and contribution thereunder, by federal or state law or by principles of public policy.

        When delivered to Contributor in accordance with the terms of the Contribution Agreement, the Acquirer Common Units will be validly issued, fully paid (to the extent required under the Issuer Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act or as described in Acquirer SEC Documents).

EXHIBIT E

CONSULTING AND SPACE TERM SHEET

Term:

        The term of the Consulting and Space Agreement is to be determined on a service-by-service basis based on the reasonable needs of Acquirer and capability of Contributor, and will not exceed 6 months for any service or for the provision of office space. Individual services may be terminated at any time by Acquirer, following appropriate notice to Contributor. Within fifteen (15) business days after execution of the Contribution Agreement each of Contributor and Acquirer will identify a team to work together to identify the services reasonably required by Acquirer within the scope of the consulting services specified below and to work to finalize the terms of a Consulting and Space Agreement to be entered into at the Closing, with the goal of finalizing same not less than 30 days before Closing.

Consulting Services May Include:

  •
  Financial Reporting Services and Contract Administration Services

  •
  Information Technology Services (including software transition assistance)

        Contributor would provide reasonable office space to be mutually agreed for the Transferred Employees of Acquirer subject to reimbursement by Acquirer for such space and for the IT costs incurred by Contributor for providing access to information services relating to the Midstream Business

Fees and Reimbursable Expenses:

        To be billed at Contributor's actual cost, including overhead. Acquirer to have reasonable audit/verification rights.

Indemnification and Limitation of Liability:

        Acquirer to indemnify Contributor (i) against claims stemming from performance of services and (ii) against claims of Acquirer's employees or third persons arising from the use of Contributor's facilities.

Other:
Confidentiality
Termination
Disclaimer
Notices
Governing Law
Severability

EXHIBIT F

FORM OF ESCROW AGREEMENT

 ESCROW AGREEMENT

        This ESCROW AGREEMENT (this "Agreement"), dated as of                , 2014, is made and entered into by and among Regency Energy Partners LP, a Delaware limited partnership ("Acquirer"), Regal Midstream LLC, a Delaware limited liability company ("Acquirer Sub" and, together with Acquirer, the "Acquirer Parties"), Eagle Rock Energy Partners, L.P., a Delaware limited partnership ("Contributor") and [                ], a [                ], as escrow agent ("Escrow Agent"). Acquirer, Contributor and Escrow Agent are sometimes individually referred to herein as a "Party" and together as the "Parties." Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Contribution Agreement (as defined below).

W I T N E S S E T H:

        WHEREAS, Acquirer, Acquirer Sub and Contributor have entered into that certain Contribution Agreement, dated as of December 23, 2013 (the "Contribution Agreement"), pursuant to which Contributor has agreed to contribute to Acquirer Sub (a) 100% of the equity interests in (i) Eagle Rock Marketing, LLC, a Delaware limited liability company, (ii) Eagle Rock Pipeline GP, LLC, a Delaware limited liability company and (iii) Eagle Rock Gas Services, LLC, a Delaware limited liability company and (b) 100% of the limited partner interests in (i) Eagle Rock Pipeline, L.P., a Delaware limited partnership and (ii) EROC Midstream Energy, L.P., a Delaware limited partnership (the interests referred to in clauses (a) and (b) collectively, the "Subject Interests") in exchange for consideration comprised of cash and Acquirer Common Units, upon the terms and subject to the conditions set forth therein;

        WHEREAS, pursuant to the Contribution Agreement, Acquirer and Contributor have agreed to execute and deliver this Agreement and for Contributor to deposit with the Escrow Agent $[                ] (the "Escrow Deposit"), to be subject to the terms and conditions set forth herein.

        WHEREAS, Acquirer, Acquirer Sub and Contributor desire that Escrow Agent act as escrow agent in accordance with the terms hereof, and Escrow Agent is willing to act in such capacity.

        NOW THEREFORE, in consideration of the premises and covenants and agreements stated herein the Parties intending to be legally bound, hereby agree as follows:

        1.    Escrow Agent Appointment.     Acquirer, Acquirer Sub and Contributor hereby appoint and designate the Escrow Agent, as the escrow agent to receive, hold, sell (if required hereunder) and distribute the Escrow Amount in accordance with the terms of this Agreement. Escrow Agent hereby accepts its appointment as escrow agent and agrees to receive, hold, administer, sell (if required hereunder), invest and disburse the Escrow Amount in accordance with the terms of this Agreement. As used in this Agreement, "Escrow Amount" shall mean, as of any time, the amount of the Escrow Deposit and any proceeds thereon, including any investment income earned, held by the Escrow Agent pursuant to this Agreement.

        2.    Establishment of Escrow.     Following the execution of this Agreement, the Escrow Deposit will be delivered by Contributor to Escrow Agent. Escrow Agent hereby agrees, upon receipt of the Escrow Deposit, to act as escrow agent and to hold, safeguard and disburse the Escrow Amount pursuant to the terms and conditions hereof.

        3.    Investment of Funds; Tax Treatment.     Escrow Agent shall invest any cash portion of the Escrow Amount, without distinction between principal and income, in (i) United States Treasury Bills (or an investment portfolio or fund investing only in United States Treasury Bills), (ii) commercial paper rated in the highest grade by a nationally recognized credit rating agency, (iii) money market funds (so long as such money market fund is rated AAA by a nationally recognized credit rating agency) or (iv) any combination thereof, with the income from such investments being held by Escrow Agent as part of the Escrow Amount. Escrow Amount investments shall remain so invested until receipt by Escrow Agent of

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a written instruction signed by each of Acquirer and Contributor directing Escrow Agent to change such investment or an instruction in accordance with Section 4 below.

        Except to the extent required by applicable law, the Parties agree that Acquirer shall be treated as the owner of the Escrow Amount for federal and state income and withholding tax purposes and that Acquirer shall include in taxable income the earnings on the Escrow Amount.

        Escrow Agent shall have no obligation to invest or reinvest any cash portion of the Escrow Amount on the day of deposit if deposited with Escrow Agent after 11:00 a.m. (E.S.T.), but shall invest or reinvest the Escrow Amount on the following Business Day (the "Next Business Day"). All instructions received under this Agreement after 11:00 a.m. (E.S.T.) will be treated as if received on the Next Business Day and any actions required to be taken in accordance with such instructions shall occur on the Next Business Day.

        Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever Escrow Agent shall be required to release the Escrow Amount pursuant to the terms hereof. Requests (or instructions) received after 11:00 a.m. (E.S.T.) by Escrow Agent to liquidate the Escrow Amount will be treated as if received on the Next Business Day. Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Amount, which shall be considered to reduce the Escrow Amount. Any distributions, interest, income or other amounts received on such investment and reinvestment of the Escrow Amount shall become part of the Escrow Amount. It is agreed and understood that Escrow Agent may earn fees associated with the investments outlined above.

        4.    Disbursements of Escrow Amount.

        (a)   The Escrow Agent shall disburse the Escrow Amount, or any portion thereof, only upon (i) delivery to the Escrow Agent of joint written instructions in the form attached hereto as Exhibit A signed by an authorized representative of each of Acquirer and Contributor specifying the amount to be paid and the person(s) to whom such amount is to be paid ("Joint Instructions"), (ii) delivery of a final decision of the arbitrators in accordance with Section 9.4(e) of the Contribution Agreement or (ii) delivery to the Escrow Agent from either an authorized representative of Acquirer and Contributor (with a copy sent concurrently to the other Party) of a final order or judgment of a court of competent jurisdiction directing delivery of the Escrow Amount, or a portion thereof (a "Final Determination"), and accompanied by a written certification from counsel for the instructing Party attesting that such Final Determination is final and not subject to further proceedings or appeal along with a written instruction from an authorized representative of the instructing Party given to effectuate such Final Determination and the Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the Final Determination to which such certification and instruction refers or to make any determination as to whether such Final Determination is final.

        (b)   Manner of Disbursements.    All disbursements to Acquirer shall be made by Escrow Agent in cash in accordance with the wire transfer instructions set forth on Exhibit C hereto. All disbursements of cash amounts to Contributor shall be made by Escrow Agent in accordance with the wire transfer instructions set forth on Exhibit C hereto.

        5.    Termination of Escrow.     The escrow provided for hereunder shall terminate upon the earlier to occur of the following:

        (a)   Upon the mutual written consent of Acquirer and Contributor (written notice of which shall be given to Escrow Agent); or

        (b)   Upon the disbursement of all of the Escrow Amount pursuant to Section 4 of this Agreement.

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        6.    Escrow Agent.     In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, Escrow Agent shall have no liability except for its acts of recklessness, fraud, willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Amount in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any notice given to it under this Agreement in accordance with Section 11 hereof. Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instructions, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or Parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Amount or any account in which the Escrow Amount is deposited or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Acquirer and Contributor, jointly and severally, shall promptly pay upon demand the reasonable fees and expenses of any such counsel; provided, however, Acquirer and Contributor agree that such fees and expenses shall be borne equally between Acquirer and Contributor. Escrow Agent shall have no obligations or responsibilities in connection with the Contribution Agreement, or any other agreement between the Parties, other than this Agreement.

        7.    Indemnification.     From and at all times after the date of this Agreement, Acquirer, Acquirer Sub and Contributor, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, fines, judgments and expenses of any kind or nature whatsoever (including reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Acquirer and Contributor in writing, and such Indemnified Party shall assume the defense thereof, including the employment of counsel; provided, however, that such counsel shall be reasonably acceptable to Acquirer and Contributor, and Acquirer and Contributor shall be responsible for the fees and expenses of such counsel referred to in the foregoing sentence. All such fees and expenses payable by Acquirer and Contributor pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Acquirer and Contributor, jointly and severally, upon demand by such Indemnified Party. As between Acquirer and Contributor, such losses, damages, costs and

3

expenses shall be borne equally between Acquirer and Contributor. The obligations of Acquirer and Contributor under this Section 7 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

        The Parties agree that neither the payment by Acquirer or Contributor of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Amount in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify or affect, as between Acquirer and Contributor, the respective rights and obligations of Acquirer and Contributor under this Agreement. Acquirer and Contributor agree among themselves that any obligation for indemnification under this Section 7 shall be borne by Acquirer and Contributor in proportion to Acquirer's and Contributor's respective responsibility, if any, of such loss, damage, liability, cost or expense for which Escrow Agent is entitled to indemnification, the causation to be determined by mutual agreement, arbitration (if Acquirer and Contributor agree in writing to submit the dispute to arbitration) or litigation; provided, however, that if no such Party is determined to be responsible for such loss, damage, liability, cost or expense, any obligation for indemnification under this Section 7 shall be borne equally between Acquirer and Contributor.

        8.    Disputes.     If, at any time, there shall exist any dispute between Acquirer and Contributor with respect to the holding or disposition of any portion of the Escrow Amount or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Amount or Escrow Agent's proper actions with respect to its obligations hereunder, or if Acquirer and Contributor have not, within thirty (30) calendar days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 9 below, appointed a successor escrow agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

        (a)   suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be) as evidenced by written instructions executed by Acquirer and Contributor; and

        (b)   petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Delaware for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed escrow amounts held by it in the Escrow Amount for holding and disposition in accordance with the instructions of such court.

        Escrow Agent shall have no liability to Acquirer, Acquirer Sub, Contributor or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Amount or any delay in or with respect to any other action required or requested of Escrow Agent.

        9.    Resignation or Removal of Escrow Agent.     Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) Business Days' prior written notice to Acquirer and Contributor or may be removed, with or without cause, by Acquirer and Contributor, acting jointly, at any time by the giving of ten (10) Business Days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, Acquirer and Contributor, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust Contributor or other financial institution with a combined capital and surplus in excess of $100,000,000, unless otherwise agreed by Acquirer and Contributor as evidenced by written instructions executed by Acquirer and Contributor. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the

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retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

        10.    Fees.     Acquirer and Contributor shall compensate Escrow Agent for its services hereunder in accordance with Exhibit B attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage, copying charges and the like (collectively, the "Fees"). All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable upon demand by Escrow Agent and, with respect to Escrow Agent, shall be a joint and several obligation of Acquirer and Contributor. Acquirer and Contributor agree that the Fees shall be borne equally between Acquirer and Contributor, and the Fees payable by Acquirer may be deducted from the Escrow Amount otherwise required to be distributed to Acquirer. The obligations of Acquirer and Contributor under this Section 10 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

        11.    Notices.     Any notice, request, instruction, correspondence or other document to be given hereunder by any party to the other parties (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by electronic mail, as follows:

  To Acquirer or
  Acquirer Sub:

    Regency Energy Partners LP
    2001 Bryan Street, Suite 3700
    Dallas, Texas 75201
    Attn: Legal Department
    E-mail: frances.kilborne@regencygas.com

  with a copy to:

    Andrews Kurth LLP
    600 Travis, Suite 4200
    Houston, Texas 77002
    Attn: G. Michael O'Leary or Stephanie Beauvais
    E-mail: moleary@andrewskurth.com or
    stephanieconklin@andrewskurth.com

  To Contributor:

    Eagle Rock Energy Partners, L.P.
    415 Louisiana Street, Suite 2700
    Houston, Texas 77002

    Attention: Charles C. Boettcher, Senior Vice President and General Counsel
    E-mail: c.boettcher@eaglerockenergy.com

  with a copy to:

    Vinson & Elkins L.L.P.
    1001 Fannin Street, Suite 2500
    Houston, Texas 77002
    Attention: Stephen M. Gill or Shaun J. Mathew
    E-mail: sgill@velaw.com or smathew@velaw.com

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  To Escrow Agent:

    [Trustee]
    [Address]
    [City, State]
    Attn:
    E-mail:

        12.    Exhibits.     The Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

        13.    Assignment; Successors in Interest.     No assignment or transfer by any Party of such Party's rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that Acquirer shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of Acquirer. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

        14.    Number; Gender.     Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

        15.    Captions; Construction.     The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement. Unless the context of this Agreement otherwise clearly requires, the words "include," "includes" and "including" do not limit the preceding terms or words and shall be deemed to be followed by the words "without limitation".

        16.    Controlling Law; Amendment.     This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the applicable of any Law other than the Law of the State of Delaware. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

        17.    Submission to Jurisdiction; Waiver of Venue.

        (a)   The Parties submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Delaware court or, to the extent permitted by law, in such Federal court. The Parties agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

        (b)   Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

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        18.    Severability.     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

        19.    Counterparts.     This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

        20.    Waiver.     Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

        21.    Integration.     This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement.

        22.    Miscellaneous.     Escrow Agent does not have any interest in the Escrow Amount deposited hereunder but is serving as escrow holder only and having only possession thereof. Acquirer and Contributor shall pay or reimburse Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Amount (other than taxes related to fees paid to Escrow Agent hereunder) incurred in connection herewith and shall indemnify and hold harmless Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Acquirer, on the one hand, and Contributor, on the other hand, agree that such expense shall be borne equally between Acquirer and Contributor, provided that Contributor shall be solely responsible for any transfer or other taxes relating to or arising from any sale or other liquidation of any Escrow Amount by Escrow Agent pursuant to the terms hereof. Any such taxes shall not be treated as out-of-pocket expenses for the purposes of Section 10 of this Agreement and shall not reduce the Escrow Amount. The Escrow Agent shall withhold or deduct from payments made under this Agreement any taxes that are required to be withheld or deducted under applicable law. For the purposes of this Agreement and the Contribution Agreement, any amounts withheld or deducted by the Escrow Agent pursuant to the prior sentence shall be treated as having been paid to the recipient of the payment with respect to which such withholding or deduction was required and shall reduce, on a dollar-for-dollar basis, amounts otherwise payable to such recipient. Acquirer will provide Escrow Agent with appropriate W-9 forms for tax I.D. in the form attached hereto as Exhibit D, number certifications, or W-8 forms for non-resident alien certifications. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of Escrow Agent. Each Party hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Agreement by the Parties does not and will not violate any applicable law or regulation.

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        IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

[TRUSTEE]
By:
Name:
Title:
REGENCY ENERGY PARTNERS LP
By:	Regency GP LP, its general partner
By:	Regency GP LLC, its general partner
By:
Name:
Title:
REGAL MIDSTREAM LLC
By:
Name:
Title:
EAGLE ROCK ENERGY PARTNERS, L.P.
By:	Eagle Rock Energy Partners GP, L.P., its general partner
By:	Eagle Rock Energy G&P, LLC, its general partner
By:
Name:
Title:

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EXHIBIT A

Joint Written Instructions

        [to come]

EXHIBIT B

FEES

EXHIBIT C

WIRE TRANSFER INSTRUCTIONS

ACQUIRER:

[Wire Transfer Instructions]

 CONTRIBUTOR:

[Wire Transfer Instructions]

 EXHIBIT D

W-9

EXHIBIT G

FORM OF DEBT ASSUMPTION AGREEMENT

        This DEBT ASSUMPTION AGREEMENT, dated as of [            ] [      ], 2014 (this "Agreement"), is by and between Eagle Rock Energy Partners, L.P., a Delaware limited partnership ("Eagle Rock"), Eagle Rock Finance Corp., a Delaware corporation and wholly owned subsidiary of Eagle Rock ("Eagle Rock Finance," and together with Eagle Rock, the "Eagle Rock Issuers") and Regency Energy Partners LP, a Delaware limited partnership ("Acquirer"). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a "Party," and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the "Parties."

RECITALS

        WHEREAS, Eagle Rock and Acquirer, have entered into that certain Contribution Agreement, dated as of December 23, 2013 (the "Contribution Agreement"), pursuant to which, among other things, Eagle Rock will contribute to Regal Midstream LLC, a Delaware limited liability company ("Acquirer Sub"), and Acquirer Sub will receive from Eagle Rock, the Subject Interests subject to the Everest Notes Indebtedness in exchange for cash and the Equity Consideration;

        WHEREAS, the Eagle Rock Issuers have outstanding $550,000,000 in aggregate principal amount of 8.375% senior notes due 2019 (the "Eagle Rock Notes"), issued pursuant to an indenture, dated May 27, 2011 (the "Eagle Rock Indenture"), between the Eagle Rock Issuers, the guarantors named therein and U.S. Bank National Association (the "Trustee");

        WHEREAS, as of the date hereof, $[                  ] in aggregate principal amount of Eagle Rock Notes have been tendered (and not validly withdrawn) by holders thereof pursuant to the Exchange Offer (the "Tendered Notes");

        WHEREAS, the Contribution Agreement provides that the Parties' shall enter into this Agreement as a condition to the Closing;

        WHEREAS, each Party desires that the Eagle Rock Issuers assign to Acquirer and that Acquirer assumes all of the Eagle Rock Issuers' liabilities and obligations under the Tendered Notes and the applicable Eagle Rock Notes Indenture; and

        WHEREAS, Acquirer is agreeable to and is expected to satisfy all liabilities and obligations thereby assumed, whether or not the Eagle Rock Issuers have been relieved of such liabilities and obligations.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby covenant and agree as follows:

AGREEMENT

        Section 1.1    Capitalized Terms.     Capitalized terms used herein, and not defined herein, shall have the meanings ascribed to such terms in the Contribution Agreement.

        Section 1.2    Acquirer Payment Obligations.     Effective as of the date of this Agreement, Acquirer shall assume responsibility for, and agrees to pay directly to, or to Eagle Rock for the benefit of, holders of Tendered Notes, one hundred percent (100%) of the amount of each payment required to be made by the Eagle Rock Issuers to holders of the Tendered Notes pursuant to the terms of the Tendered Notes and the Eagle Rock Indenture with respect to the principal of (and premium, if any) and interest and premium, if any, on the Tendered Notes, such amounts to be paid on the dates, in the amounts and in the manner provided for by the Tendered Notes and the Eagle Rock Indenture (the

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"Acquirer Payment Obligations"). Acquirer acknowledges that it has agreed to, and is expected to, fully satisfy the Acquirer Payment Obligations, whether or not the Eagle Rock Issuers have been relieved of such liability under the terms of the Eagle Rock Indenture. Upon payment for the Tendered Notes in connection with the consummation of the Exchange Offer, the Tendered Notes acquired by Acquirer shall be delivered to Contributor to be retired and canceled.

        Section 1.3    Reserved.

        Section 1.4    Reimbursement to Eagle Rock.     In the event that Acquirer shall have failed to pay when due any of the Acquirer Payment Obligations assumed by Acquirer hereunder and, following such failure, the Eagle Rock Issuers shall have paid such obligation, Acquirer shall immediately reimburse Eagle Rock the full amount so paid by the Eagle Rock Issuers, together with interest on any such amounts at the rate per annum borne by the applicable Tendered Notes plus 5% per annum, calculated from the date such payment was due under the Eagle Rock Indenture to the date such payment is made by Acquirer to Eagle Rock.

        Section 1.5    Cooperation.     Eagle Rock agrees to promptly provide to Acquirer copies of the final report by the exchange agent for the Exchange Offer and any other notices and communications received with respect to the Tendered Notes and to cooperate with Acquirer to the extent necessary to enable Acquirer to perform all of the rights, duties and obligations with respect to the Acquirer Payment Obligations.

        Section 1.6    Compliance with Eagle Rock Indenture.     The Eagle Rock Issuers agree to comply with all of their obligations under the Eagle Rock Indenture and to not take any action that would cause an Event of Default under the Eagle Rock Indenture.

        Section 1.7    Indemnification.     Except for the obligations of Acquirer expressly provided for herein, Eagle Rock shall indemnify, defend and hold harmless Acquirer and its Affiliates (including the Midstream Entities) and each of their respective officers and directors (collectively, the "Acquirer Indemnitees") against and in respect of any and all Losses actually incurred by Acquirer Indemnitees based upon, or resulting out of, this Agreement.

        Section 1.8    Termination.     This Agreement shall terminate upon the earliest to occur of (a) the termination of the Contribution Agreement pursuant to Article VIII thereof, (b) the consummation of the Exchange Offer and (c) all of the obligations of Acquirer under this Agreement having been performed.

        Section 1.9    Amendment and Modification.     This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

        Section 1.10    Governing Law.     This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York.

        Section 1.11    Waiver of Compliance; Consents.     Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 1.12    Notices.     Any notice required or permitted hereunder shall be delivered in the manner set forth in Section 10.3 of the Contribution Agreement.

        Section 1.13    Assignment.     This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or

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any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties.

        Section 1.14    Third Party Beneficiaries.     This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any holder of Tendered Notes or other creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

        Section 1.15    Entire Agreement.     This Agreement and the Contribution Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

        Section 1.16    Headings.     The Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

        Section 1.17    Remedies.     The Parties acknowledge and agree that money damages would be inadequate relief for any breach or threatened breach of their obligations hereunder, and that the Parties shall be entitled to injunctive or other equitable relief for any breach or threatened breach of this Agreement.

        Section 1.18    Severability.     Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        Section 1.19    Facsimiles; Counterparts.     This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

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EXHIBIT H

TERMS OF EXCHANGE NOTES

        The summary below describes the principal terms of the Regency notes offered in exchange for the Everest 8 3/8% Senior Notes due June 1, 2019 (the "Everest Notes").

Issuers	Regency Energy Partners LP and Regency Energy Finance Corp.
Notes Offered	Up to $550,000,000 aggregate principal amount of 8 3/8% Senior Notes due June 1, 2019 (the "Private Exchange Notes").
Offer Format

Unregistered exchange offer (the "Private Exchange Offer") conducted pursuant to the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the "Securities Act"). The Private Exchange Notes will be eligible for resale pursuant to Rule 144A under the Securities Act.

Exchange Ratio	$1,000 of Private Exchange Notes issued in exchange for each $1,000 of Everest Notes.
Accrued and Unpaid Interest

Holders of Everest Notes whose Everest Notes are accepted for exchange will receive an amount in cash equal to accrued and unpaid interest, if any, on such Everest Notes from the last interest payment date to, but not including, the date of settlement of the Private Exchange Offer (the "Settlement Date"). Everest will be responsible for the payment of such cash amount.

Holders of Everest Notes Eligible to Participate in the Exchange Offers

Regency will conduct the Private Exchange Offer and related consent solicitation (if any) in accordance with the applicable exemptions and requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") under such statutes. Prior to the distribution of the confidential offering memorandum for the Private Exchange Offer (the "Confidential Offering Memorandum"), Regency will distribute to each of the holders of Everest Notes a letter requesting a certification from such holder that it is one or more of the following (an "Eligible Holder"):

•

a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act and an institution that is an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act; or [Explanatory Note: Although private exchange offers are customarily directed to QIBs, that standard is directly relevant to resales under Rule 144A, and not to the target investors in a private placement conducted under Section 4(a)(2) of the Securities Act (such as this Private Exchange Offer). The more relevant standard for the Private

Exchange Offer would be "accredited investors" (borrowed from Regulation D) since Regulation D is a safe harbor under Section 4(a)(2) of the Securities Act. However, since the target holders of Everest Notes are QIBs (and identify themselves as such), and all QIBs are almost certainly IAIs, the suggestion here is that we apply the more relevant Regulation D standard, together with the QIB standard that the investors are accustomed to seeing.]

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•

an institution that is an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act; or [Explanatory Note: This category is included because In the unlikely event that a holder of Everest Notes is an IAI, but not a QIB, that holder should nevertheless be allowed to participate in the Private Exchange Offer. On the other hand, extending the exchange offer to investors who are not "accredited investors" would require registration of the offer under the Securities Act.]

• outside the United States and is a non-U.S. person eligible to tender Everest Notes and acquire Private Exchange Notes pursuant to Regulation S under the Securities Act.

Only persons who have completed and returned the eligibility certification certifying that they are Eligible Holders shall be authorized to receive and review the Confidential Offering Memorandum. Only Eligible Holders that hold Everest Notes may participate in the Private Exchange Offer, and the Confidential Offering Memorandum will provide that holders who tender Everest Notes pursuant to the Private Exchange Offer will be deemed to represent that they are Eligible Holders.

Interest	8 3/8% per annum. Interest on the Private Exchange Notes will accrue from the Settlement Date and be payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2014.
Maturity	June 1, 2019.
Ranking

The Private Exchange Notes will be unsecured and will rank equally with all Regency's existing and future unsubordinated obligations, including Regency's outstanding 4 1/2% Senior Notes due 2023, 6 7/8% Senior Notes due 2018, 6 1/2% Senior Notes due 2021, 5 1/2% Senior Notes due 2023 and 5.75% Senior Notes due 2020 (collectively, the "Existing Senior Notes"). The Private Exchange Notes will be senior in right of payment to any of Regency's future obligations that are, by their terms, expressly subordinated in right of payment to the Private Exchange Notes. The Private Exchange

Notes will be effectively subordinated to Regency's existing and future secured indebtedness, including indebtedness under Regency's revolving credit facility, to the extent of the value of the collateral securing such obligations.

The guarantees of the Private Exchange Notes will be unsecured and will rank equally with all of the guarantors' existing and future unsubordinated obligations, including their guarantees of the Existing Senior Notes. The guarantees of the Private Exchange Notes will be senior in right of payment to any of the guarantors' future obligations that are, by their terms, expressly subordinated in right of payment to the guarantees of the Private Exchange Notes. The guarantees of the Private Exchange Notes will be effectively subordinated to the guarantors' existing and future secured indebtedness, including their guarantees of indebtedness under Regency's revolving credit facility, to the extent of the value of the collateral securing such indebtedness.

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The Private Exchange Notes and the guarantees thereof will be structurally subordinated to all indebtedness and obligations of Regency's subsidiaries that do not guarantee the Private Exchange Notes.
Guarantees

The Private Exchange Notes will be guaranteed on a senior basis by the same subsidiaries that guarantee Regency's 5.75% Senior Notes due 2020, pursuant to guarantee provisions consistent with the guarantee provisions in the indenture governing such notes.

Optional Redemption

At any time prior to June 1, 2015, the Issuers may redeem some or all of the Private Exchange Notes at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption, subject to the rights of holders of Private Exchange Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date. "Applicable Premium" will be defined to mean, with respect to any Private Exchange Note on any redemption date, the excess of: (a) the present value at such redemption date of (i) the redemption price of the Private Exchange Note at June 1, 2015 plus (ii) all required interest payments due on the note through June 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the note. "Treasury Rate" will be defined in a manner consistent with the definitions of such term in the indenture governing Regency's 5.75% Senior Notes due 2020, with the date referred to in such definition being changed to June 1, 2015.

On or after June 1, 2015, Regency may on any one or more occasions redeem some or all of the Private Exchange Notes at the redemption prices (expressed as percentages of principal amount) described below, plus accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below.

Year	Percentages
2015	104.188%
2016	102.094%
2017 and thereafter	100.000%

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In addition, on any one or more occasions prior to June 1, 2014, Regency may redeem up to 35% of the Private Exchange Notes in an aggregate principal amount not to exceed the proceeds of certain sales of Regency's equity securities or contributions to Regency's equity capital at 108.375% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, if at least 65% of the aggregate principal amount of the Private Exchange Notes issued pursuant to the Private Exchange Offer remains outstanding after such redemption and the redemption occurs within 180 days after the date of the closing of such equity sale or contribution. Notice of any redemption of Private Exchange Notes must be given at least 30 days and no more than 60 days prior to the redemption date, and any such redemption may, at Regency's discretion, be subject to one or more conditions precedent.
Change of Control

Upon the occurrence of a change of control event, which occurrence (other than one involving the adoption of a plan relating to liquidation or dissolution) is followed by a ratings decline within 90 days of the consummation of the transaction, Regency must offer to repurchase the Private Exchange Notes at 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase. A ratings decline is defined as a decrease in the rating of the Private Exchange Notes by both Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Services ("Standard & Poor's") by one or more gradations of the Private Exchange Notes. If holders of not less than 90% of the principal amount of the outstanding Private Exchange Notes accept the change of control offer and Regency purchases all Private Exchange Notes held by such tendering holders, Regency will have the right to redeem the remaining outstanding Private Exchange Notes at 101% of the principal amount of the Private Exchange Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain Covenants

The indenture governing the Private Exchange Notes will contain covenants (which will be consistent with corresponding covenants and related definitions included in the indenture for Regency's 5.75% Senior Notes due 2020) limiting, among other things, Regency's ability and the ability of certain of Regency's subsidiaries to:

• incur additional indebtedness;
• pay distributions on, or repurchase or redeem Regency's equity interests;
• make certain investments;
• incur liens;
• enter into certain types of transactions with affiliates of Regency; and
• sell assets or consolidate or merge with or into other companies.
These and other covenants that are contained in the indenture will be subject to exceptions and qualifications.

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If the Private Exchange Notes achieve investment grade ratings by both Moody's and Standard & Poor's and no default or event of default has occurred and is continuing under the indenture, Regency and its restricted subsidiaries will no longer be subject to many of the foregoing covenants.

Events of Default; Amendments, etc.	To be consistent with the Events of Default and the amendment, defeasance and satisfaction and discharge provisions in the indenture governing 5.75% Senior Notes due 2020.
Transfer Restrictions	The Private Exchange Notes will not be registered under the Securities Act or any state securities laws, and will be subject to restrictions on transfer until registered.
Registration Rights	In connection with the issuance of the Private Exchange Notes, Regency and Regency Energy Finance Corp. and the guarantors will enter into an agreement obligating them to:

•

(a) use their commercially reasonable efforts to file a registration statement, which is referred to as the "exchange offer registration statement," with the SEC so that the Private Exchange Notes (and the guarantees thereof) can be exchanged for freely-tradable notes (with substantially the same terms and in the same form as the Private Exchange Notes);" (b) use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective within 365 days after the first issue date of the Private Exchange Notes; and (c) use commercially reasonable efforts to complete the registered exchange offer within 30 business days of the effective date of such exchange offer registration statement; or

• in lieu of such a registered exchange offer, file a shelf registration statement so the Private Exchange Notes, and the guarantees thereof, can be freely resold in the United States.

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ANNEX B

December 23, 2013

The Board of Directors of Eagle Rock Energy G&P, LLC,
the general partner of Eagle Rock Energy Partners, L.P.
1415 Louisiana Street, Suite 2700
Houston, TX 77002

Members of the Board of Directors:

        We understand that Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), proposes to enter into a Contribution Agreement (the "Contribution Agreement") among the Partnership, Regency Energy Partners LP ("RGP") and Regal Midstream LLC ("Regal"), a wholly owned subsidiary of RGP, pursuant to which the Partnership will contribute (a) 100% of the equity interests in (i) Eagle Rock Marketing, LLC, a Delaware limited liability company, (ii) Eagle Rock Pipeline GP, LLC, a Delaware limited liability company, and (iii) Eagle Rock Gas Services, LLC, a Delaware limited liability company, and (b) 100% of the limited partner interests in (i) Eagle Rock Pipeline, L.P., a Delaware limited partnership, and (ii) Eagle Rock Midstream Energy, L.P., a Delaware limited partnership (collectively, the "Midstream Entities"), to Regal for consideration consisting of (i) $720 million, consisting of cash and common units representing limited partner interests of RGP ("RGP Common Units" and, together with such cash consideration, the "Base Closing Payment"), (ii) the assumption by RGP, and exchange following valid tender pursuant to an exchange offer (the "Exchange Offer"), of up to $550 million face amount of the Partnership's Senior Notes due 2019 (the "Senior Notes") and, if less than $550 million face amount of Senior Notes are so tendered for exchange and not withdrawn as of the Closing, payment of an amount equal to the aggregate face value of the Senior Notes that arc not exchanged in the Exchange Offer and that remain outstanding upon completion of the Exchange Offer multiplied by 1.1 (together with the Base Closing Payment and the consideration described in (b) (ii), the "Contribution Consideration"), subject to Closing adjustments in accordance with the Contribution Agreement (the "Transaction"). If no Senior Notes are exchanged in the exchange offer, the Contribution Consideration shall be in aggregate $1,325 million, subject to Closing adjustments in accordance with the Contribution Agreement. The terms and conditions of the Transaction are more fully set forth in the Contribution Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Contribution Agreement.

        The Board of Directors of the Partnership (the "Board") has asked us whether, in our opinion, the Contribution Consideration is fair, from a financial point of view, to the Partnership.

        In connection with rendering our opinion, we have, among other things:

  i.
  reviewed certain publicly-available business and financial information relating to the Partnership and RGP that we deemed to be relevant, including publicly-available research analyst estimates;

  ii
  reviewed certain non-public projected financial and operating data relating to the Midstream Entities and the Partnership and RGP prepared and furnished to us by management of the Partnership and RGP, respectively;

  iii.
  discussed the past and current operations, financial projections and current financial condition of the Midstream Entities and the Partnership and RGP with management of the Partnership and RGP, respectively, (including management's views of the risks and uncertainties of achieving such projections);

  iv.
  reviewed certain historical transactions that we deemed relevant;

  v.
  compared the financial and operating performance of the Partnership and RGP and certain of their market trading metrics with those of certain other publicly-traded entities that we deemed relevant;

  vi.
  reviewed the Contribution Agreement dated December 23, 2013; and performed such other analyses and examinations and considered such other factors that we deemed appropriate.

        For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Midstream Entities, the Partnership and RGP, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the Partnership and RGP as to the future financial performance of the Midstream Entities, the Partnership and RGP, as applicable, under the assumptions stated therein. We express no view as to the projected financial and operating data or any judgments, estimates or assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Partnership as to the future financial and operating performance of the Partnership and RGP and we have assumed that the Partnership will realize the synergies and benefits that it expects to realize from the Transaction.

        For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Contribution Agreement (in the draft form reviewed by us) are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Contribution Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership or RGP or the consummation of the Transaction or materially reduce the benefits of the Transaction to the Partnership or RGP. We have assumed the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed by us.

        We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities of the Midstream Entities, the Partnership or RGP, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Midstream Entities, the Partnership or RGP under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Contribution Consideration, from a financial point of view, as of the date hereof, to the Partnership. We do not express any view on, and our opinion does not address, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of common units representing limited partner interests in the Partnership (the "Partnership Common Units") or any other securities, or any creditors or other constituencies, of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or any of the other parties to the Contribution Agreement, or any class of such persons, whether relative to the Contribution Consideration or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Board or to any other persons in respect of the Transaction. We express no opinion herein as to the price at which Partnership Common Units or the RGP Common Units will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the management of the Partnership and their advisors with respect to legal, regulatory, accounting and tax matters.

        We will receive a fee for our services upon the rendering of this opinion. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Transaction is consummated. During the two year period prior to the date hereof, Evercore Group L.L.C. has provided financial advisory services to RGP and its affiliates in matters unrelated to the proposed Transaction and has received customary compensation in connection therewith. We may provide financial or other services to the Partnership, RGP and their respective affiliates in the future and in connection with any such services we may receive compensation.

        Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to the Partnership, RGP and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        This letter, and the opinion expressed herein, is addressed to, and is for the information and benefit of, the Board in connection with its evaluation of the proposed Transaction. This letter, and the opinion expressed herein, does not constitute advice or a recommendation to any unitholder of the Partnership as to how such unitholder should vote or act on any matter relating to the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

        This letter, and the opinion expressed herein, may not be disclosed, quoted, referred to or communicated (in whole or in part) to, or relied upon by, any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, in each instance, except (i) that the Partnership may reproduce a copy of this opinion in full in any document related to the Transaction that the Partnership determines is required to be filed with the U.S. Securities and Exchange Commission or required to be mailed by the Partnership to its unitholders, provided, however, that all references to Evercore or this opinion in any such document and any description or inclusion of this opinion and advice therein shall be subject to our prior written consent with respect to form and substance, which consent shall not be unreasonably withheld, delayed or conditioned and (ii) such other exceptions as set forth in our engagement letter with the Partnership.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Contribution Consideration is fair, from a financial point of view, to the Partnership.

Very truly yours,
EVERCORE GROUP L.L.C.
/s/ ROBERT A. PACHA Robert A. Pacha Senior Managing Director

ANNEX C

December 23, 2013

The Board of Directors of Eagle Rock Energy G&P, LLC
in its capacity as the General Partner of Eagle Rock
Energy Partners, L.P.
1415 Louisiana Street, Suite 2700
Houston, Texas 77002

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Eagle Rock Energy Partners, L.P. ("Eagle") of the Aggregate Consideration (defined below) set forth in a Contribution Agreement (the "Agreement") among Eagle, Regency Energy Partners, LP ("Regency LP") and Regal Midstream LLC, a wholly-owned subsidiary of Regency LP ("Regency Sub" and, together with Regency LP, "Regency"), pursuant to which Regency will acquire the midstream business of Eagle (the "Transaction"). As more fully described in the Agreement, Eagle will contribute to Regency its equity interests in certain subsidiaries (the "Midstream Entities") which, after giving effect to certain pre-closing transfers, will hold the assets and conduct the operations that collectively comprise Eagle's midstream business, excluding certain intercompany agreements (collectively, the "Midstream Business"), for aggregate consideration consisting of (i) $720 million payable in (a) cash and (b) common units representing limited partner interests of Regency ("Regency Common Units"), (ii) an assumption and like-kind debt exchange (the "Exchange Offer") in which Regency will offer to exchange up to $550 million face amount of outstanding 8 3/8% senior notes of Eagle and Eagle Energy Finance Corp. ("Eagle Notes") for up to $550 million face amount of senior unsecured notes of Regency and Regency Finance Corp. ("Regency Notes"), and (iii) if less than $550 million face amount of Eagle Notes are exchanged in the Exchange Offer, an amount equal to the aggregate face value of the Eagle Notes that are not exchanged multiplied by 1.1 (such consideration as set forth in clauses (i), (ii) and (iii) above, the "Aggregate Consideration"), subject to certain adjustments as more fully described in the Agreement.

        In arriving at our opinion, we reviewed an execution version, provided to us on December 23, 2013, of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Eagle concerning the Midstream Business and its operations and prospects and with certain senior officers and other representatives and advisors of Regency concerning the businesses, operations and prospects of Regency. We reviewed certain publicly available business and financial information relating to the Midstream Business as well as certain other business and financial information, including financial forecasts and other information and data, provided to or discussed with us by the management of Eagle. We reviewed the financial terms of the Transaction as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Regency Common Units; the financial condition and historical and projected cash flow and other operating data of the Midstream Business; and the capitalization of the Midstream Entities. We considered, to the extent publicly available, the financial terms of other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Midstream Business. We also evaluated certain potential pro forma financial effects of the Transaction on Eagle utilizing financial forecasts and other information and data provided to or discussed with us by the managements of Eagle and Regency. In connection with our engagement and at the direction of Eagle, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or a part of Eagle. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

The Board of Directors
Eagle Rock Energy Partners, L.P.
December 23, 2013

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Eagle and Regency that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to the Midstream Business, and financial forecasts and other information and data relating to Regency utilized in our review of the potential pro forma financial effects of the Transaction, we have been advised by the managements of Eagle and Regency, as the case may be, and we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the oil and gas reserves and future financial performance of the Midstream Business, the potential pro forma financial effects of the Transaction, the potential strategic implications and financial and operational benefits anticipated by the management of Eagle to result from the Transaction and the other matters covered thereby. We have assumed, with your consent, that the financial results (including with respect to certain planned acquisitions contemplated to be undertaken by Eagle following consummation of the Transaction and the potential strategic implications and financial and operational benefits anticipated to result from the Transaction) reflected in such estimates, forecasts and other information and data will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the management of Eagle as to the potential impact on the Midstream Business of market trends and prospects of, and regulatory matters relating to, the oil, natural gas and natural gas liquids industry, including assumptions of the management of Eagle as to future oil, natural gas and natural gas liquids commodity prices reflected in the financial forecasts and other information and data utilized in our analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Eagle (including the Midstream Business) or the Transaction (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the value of the Eagle Notes will be equal to the face value thereof and that any adjustments to the Aggregate Consideration will not in any respect be meaningful to our analyses or opinion.

We have not made or utilized an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Eagle, Regency or any other entity nor have we made any physical inspection of the properties or assets of Eagle, Regency or any other entity. We are not experts in the evaluation of oil and gas reserves and we express no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil and gas properties of Eagle or any other entity. We have assumed, with your consent, that the Transaction and related transactions will be consummated in accordance with their respective terms and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Transaction and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, will be imposed that would have an adverse effect on Eagle (including the Midstream Business), Regency, the Transaction (including the contemplated benefits thereof) or related transactions. We are not expressing any view or opinion as to the actual value of Regency Common Units when issued in the Transaction or the prices at which Regency Common Units or any other securities of Eagle, Regency or any other entity will trade or otherwise be transferable at any time. Representatives of Eagle have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the execution version reviewed by us. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of Eagle as to such matters.

The Board of Directors
Eagle Rock Energy Partners, L.P.
December 23, 2013

Our opinion does not address any terms (other than the Aggregate Consideration to the extent expressly specified herein) or other aspects or implications of the Transaction or any related transactions, including, without limitation, the form or structure of the Transaction or related transactions, the Exchange Offer or any voting agreement or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Transaction, any related transactions or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of Eagle to effect the Transaction or related transactions, the relative merits of the Transaction or related transactions as compared to any alternative business strategies or transactions that might exist for Eagle or the effect of any other transaction in which Eagle might engage or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction or any related transactions, or any class of such persons, relative to the Aggregate Consideration or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Eagle, Regency, the Transaction (including the contemplated benefits thereof) or related transactions.

Citigroup Global Markets Inc. has acted as financial advisor to Eagle in connection with the proposed Transaction and will receive a fee for such services, a portion of which is contingent upon consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently are providing and in the future may provide services to Eagle, Regency and their respective affiliates unrelated to the proposed Transaction, for which services we and our affiliates have received and may receive compensation, including during the past two years, (i) having acted as bookrunner with respect to certain equity and debt offerings of Eagle, (ii) acting as a lender under an existing credit facility of Eagle, (iii) having acted as a bookrunner or sole or joint bookrunner with respect to certain equity and debt offerings of Regency LP and its affiliates and (iv) acting as a lender under certain credit facilities of Regency LP and its affiliates. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Eagle, Regency LP and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Eagle, Regency LP and their respective affiliates in its evaluation of the proposed Transaction. Our opinion is not intended to be and does not constitute a recommendation to any unitholder as to how such unitholder should vote or act on any matters relating to the proposed Transaction or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Aggregate Consideration to be received by Eagle in the Transaction is fair, from a financial point of view, to Eagle.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

ANNEX D
Independent Auditors' Report

The Board of Directors of Eagle Rock Energy G&P, LLC and Unitholders of Eagle Rock Energy Partners, L.P:

        We have audited the accompanying combined financial statements of the Midstream Assets of Eagle Rock Energy Partners, L.P., which comprise the combined balance sheets as of September 30, 2013 and December 31, 2012, and the related combined statements of operations, members' equity, and cash flows for the nine months ended September 30, 2013, and each of the years in the two year period ended December 31, 2012 and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of the Midstream Assets of Eagle Rock Energy Partners, L.P. as of September 30, 2013 and December 31, 2012, and the results of their operations and their cash flows for the nine months ended September 30, 2013, and each of the years in the two year period ended December 31, 2012 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas
January 20, 2014

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2013 AND DECEMBER 31, 2012
($ in thousands)

	September 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Accounts receivable(a)	$121,743	$107,423
Risk management assets	3,963	15,216
Prepayments and other current assets	574	1,906

Total current assets	126,280	124,545
PROPERTY, PLANT AND EQUIPMENT—Net	1,005,421	985,422
INTANGIBLE ASSETS—Net	103,274	108,051
DEFERRED TAX ASSET	25	—
RISK MANAGEMENT ASSETS	1,708	8,719
OTHER ASSETS	18,963	19,409

TOTAL	$1,255,671	$1,246,146

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$126,745	$106,885
Accrued liabilities	25,024	8,189
Risk management liabilities	4,879	619

Total current liabilities	156,648	115,693
LONG-TERM DEBT	889,702	867,459
ASSET RETIREMENT OBLIGATIONS	8,372	9,015
DEFERRED TAX LIABILITY	5,092	5,008
RISK MANAGEMENT LIABILITIES	3,452	4,264
OTHER LONG TERM LIABILITIES	1,295	1,128
COMMITMENTS AND CONTINGENCIES (Note 12)
MEMBERS' EQUITY	191,110	243,579

TOTAL	$1,255,671	$1,246,146

(a)
Net of allowance for bad debt of $251 as of September 30, 2013 and $219 as of December 31, 2012.

See accompanying notes to combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 and 2012
AND THE YEARS ENDED DECEMBER 31, 2012, AND 2011
($ in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
		(Unaudited)
REVENUE:
Natural gas, natural gas liquids, oil, condensate and helium sales	$711,991	$460,546	$706,374	$818,034
Gathering, compression, processing and treating fees	62,229	35,566	56,831	47,770
Commodity risk management gains (losses), net	(13,873)	27,342	29,784	(4,759)
Other revenue	105	2,864	2,864	—

Total revenue	760,452	526,318	795,853	861,045
COSTS AND EXPENSES:
Cost of natural gas, natural gas liquids, condensate and helium	610,663	371,410	577,119	674,566
Operations and maintenance	70,364	50,434	78,559	60,827
Taxes other than income	5,021	2,744	4,089	3,712
General and administrative	36,086	30,083	40,383	31,471
Other operating income	—	—	—	(2,893)
Impairment	—	101,979	131,714	4,560
Depreciation, depletion and amortization	58,208	49,764	70,534	64,702

Total costs and expenses	780,342	606,414	902,398	836,945
OPERATING (LOSS) INCOME	(19,890)	(80,096)	(106,545)	24,100
OTHER INCOME (EXPENSE):
Interest expense, net	(43,337)	(29,112)	(43,357)	(24,189)
Interest rate risk management losses, net	(376)	(1,977)	(2,255)	(6,521)
Other (expense) income, net	216	(64)	11	(35)

Total other expense	(43,497)	(31,153)	(45,601)	(30,745)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(63,387)	(111,249)	(152,146)	(6,645)
INCOME TAX PROVISION (BENEFIT)	226	(172)	(110)	1,422

(LOSS) INCOME FROM CONTINUING OPERATIONS	(63,613)	(111,077)	(152,036)	(8,067)
DISCONTINUED OPERATIONS, NET OF TAX	—	—	—	(180)

NET LOSS	$(63,613)	$(111,077)	$(152,036)	$(8,247)

See accompanying notes to combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
COMBINED STATEMENTS OF MEMBERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013
AND THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(in thousands, except unit amounts)

Members' Equity
BALANCE—January 1, 2011	$444,086
Net loss	(8,247)
Distributions to Parent, net	(45,358)

BALANCE—December 31, 2011	390,481
Net loss	(152,036)
Contributions from Parent, net	5,134

BALANCE—December 31, 2012	243,579
Net loss	(63,613)
Contributions from Parent, net	11,144

BALANCE—September 30, 2013	$191,110

See accompanying notes to combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
COMBINED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 and 2012
AND THE YEARS ENDED DECEMBER 31, 2012 AND 2011
($ in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(63,613)	$(111,077)	$(152,036)	$(8,247)
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations	—	—	—	180
Depreciation, depletion and amortization	58,208	49,764	70,534	64,702
Impairment and other	—	101,979	131,714	4,560
Amortization of debt issuance costs	2,626	1,831	2,707	1,864
Loss (gain) from risk management activities, net	14,479	(24,980)	(27,337)	10,508
Derivative Settlements	9,698	14,525	19,446	(30,189)
Equity-based compensation	5,791	4,441	5,289	2,834
Loss (gain) on sale of assets	(114)	(28)	(28)	205
Other operating income	—	—	—	(2,893)
Other	654	245	388	1,977
Changes in assets and liabilities—net of acquisitions:
Accounts receivable	(14,412)	25,752	(13,081)	(25,054)
Prepayments and other current assets	1,332	(3,632)	1,785	(2,264)
Risk management activities	—	(2,496)	(2,496)	(14,711)
Accounts payable	23,000	(27,027)	(1,092)	30,345
Accrued liabilities	15,686	14,737	975	1,152
Other assets	(3,193)	1,791	1,721	(3,832)
Other current liabilities	—	(1,111)	(773)	(66)

Net cash provided by operating activities	50,142	44,714	37,716	31,071

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(73,541)	(106,361)	(138,117)	(77,978)
Acquisitions, net of cash acquired	—	—	(230,640)	—
Deposit for acquisition	—	(22,750)	—	—
Proceeds from sale of assets	209	—	—	5,712
Purchase of intangible assets	(2,899)	(3,836)	(7,404)	(4,406)

Net cash used in investing activities	(76,231)	(132,947)	(376,161)	(76,672)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	330,605	413,918	635,822	390,184
Repayment of long-term debt	(308,848)	(473,983)	(533,924)	(574,872)
Proceeds from senior notes	—	246,253	246,253	297,837
Payment of debt issuance costs	—	(5,159)	(6,519)	(12,022)
Derivative contracts	(2,465)	(2,224)	(3,032)	(1,582)
Contributions from (distributions to) Parent	6,797	(90,572)	(155)	(54,482)

Net cash provided by financing activities	26,089	88,233	338,445	45,063

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating activities	—	—	—	538

Net cash provided by discontinued operations	—	—	—	538

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	—	—	—	—
CASH AND CASH EQUIVALENTS—Beginning of period	—	—	—	—

CASH AND CASH EQUIVALENTS—End of period	$—	$—	$—	$—

NONCASH INVESTING AND FINANCING ACTIVITIES:
Investments in property, plant and equipment, not paid	$7,348	$23,356	$10,488	$8,248

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid—net of amounts capitalized	$30,065	$15,437	$38,593	$19,622

See accompanying notes to combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

        Description of Business—Eagle Rock Energy Partners, L.P., and its subsidiaries (collectively "Eagle Rock Energy," the "Parent" or the "Partnership"), is a limited partnership engaged in (i) the business of gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing natural gas liquids ("NGLs"); and crude oil and condensate logistics and marketing (the "Midstream Business"); and (ii) the business of developing and producing interests in oil and natural gas properties (the "Upstream Business"). The accompanying combined financial statements represent the assets and operations of the entities that make up the Partnership's Midstream Business ("Eagle Rock Midstream"). The assets are strategically located in four productive, mature natural gas producing regions; the Texas Panhandle, East Texas/Louisiana, South Texas and the Gulf of Mexico, and its natural gas pipelines gather natural gas from designated points near producing wells and transport these volumes to third-party pipelines, Eagle Rock Midstream's gas processing plants, utilities and industrial consumers. Natural gas transported to Eagle Rock Midstream's gas processing plants, either in Eagle Rock Midstream's pipelines or third party pipelines, is treated to remove contaminants and conditioned or processed into marketable natural gas and NGLs.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Principles of Consolidation—The accompanying audited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Eagle Rock Midstream, in addition to the processing plants and gathering systems it operates, is the owner of non-operated undivided interests in certain gas processing plants and gas gathering systems and owns these interests as tenants-in-common with the majority owner-operator of the facilities. Accordingly, Eagle Rock Midstream includes its pro-rata share of assets, liabilities, revenues and expenses related to these assets in its financial statements. All intercompany accounts and transactions are eliminated in the combined financial statements.

        The accompanying combined financial statements have been prepared in accordance with Regulation S-X, Article 3, General Instructions to Financial Statements and Staff Bulletin ("SAB") Topic 1-B, Allocations of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. Certain expenses incurred by the Partnership are only indirectly attributable to Eagle Rock Midstream. As a result, certain assumptions and estimates are made in order to allocate a reasonable share of such expenses to Eagle Rock Midstream, so that the accompanying combined financial statements reflect substantially all costs of doing business. The allocations and related estimates and assumptions are described more fully in Notes 4 and 9.

        The Partnership has allocated various corporate overhead expenses to Eagle Rock Midstream based on percentage of usage or headcount. These allocations are not necessarily indicative of the cost that Eagle Rock Midstream would have incurred had it operated as an independent standalone entity. As such, the combined financial statements may not fully reflect what Eagle Rock Midstream's financial position, results of operations and cash flows would have been had Eagle Rock Midstream operated as a standalone company during the periods presented. Eagle Rock Midstream has also relied upon the Partnership and its affiliates as a participant in the Partnership's credit facility. As a result, historical financial information is not necessarily indicative of what Eagle Rock Midstream's financial position, results of operations and cash flows will be in the future.

        Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The estimates and assumptions are evaluated on a regular basis. The estimates are based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates and such differences could be material.

        Concentration and Credit Risk—Concentration and credit risk for Eagle Rock Midstream principally consists of accounts receivable.

        Eagle Rock Midstream derives its revenue from customers primarily in the natural gas industry. Industry concentrations have the potential to impact Eagle Rock Midstream's overall exposure to credit risk, either positively or negatively, in that Eagle Rock Midstream's customers could be affected by similar changes in economic, industry or other conditions. However, Eagle Rock Midstream believes the risk posed by this industry concentration is offset by the creditworthiness of its customer base. Eagle Rock Midstream's portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.

        Certain Other Concentrations—Eagle Rock Midstream relies on natural gas producers for its natural gas and natural gas liquid supply, with the top two producers accounting for 21% of its natural gas supply for the nine month ended September 30, 2013. While there are numerous natural gas and natural gas liquid producers, and some of these producers are subject to long-term contracts, Eagle Rock Midstream may be unable to negotiate extensions or replacements of these contracts on favorable terms, if at all. If Eagle Rock Midstream were to lose all or even a portion of the natural gas volumes supplied by these producers and was unable to acquire comparable volumes, its results of operations and financial position could be materially adversely affected. For the nine months ended September 30, 2013, ONEOK, Inc. and Chevron Corporation, Eagle Rock Midstream's largest customers, represented 22% and 14%, respectively, of its total sales revenue (including realized and unrealized gains on commodity derivatives).

        Inventory—Inventory is stated at the lower of cost or market, with cost being determined using the average cost method. At September 30, 2013 and December 31, 2012, the Partnership had $0.2 million and $1.4 million, respectively, of crude oil inventory which is recorded as part of Other Current Assets within the audited combined balance sheet.

        Property, Plant and Equipment—Property, plant and equipment consists primarily of gas gathering systems, gas processing plants, NGL pipelines, conditioning and treating facilities and other related facilities, which are carried at cost less accumulated depreciation and amortization. Eagle Rock Midstream charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the useful life or expand the capacity of the assets. Eagle Rock Midstream capitalizes interest costs on major projects during extended construction time periods. Such interest costs are allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets. Eagle Rock Midstream calculates depreciation on the straight-line method over estimated useful lives of its newly developed or acquired assets. The weighted average useful lives are as follows:

Plant Assets	20 years
Pipelines and equipment	20 years
Gas processing and equipment	20 years
Office furniture and equipment	5 years

        Other Assets—As of September 30, 2013, other assets primarily consist of debt issuance costs, net of amortization, of $13.8 million; business deposits to various providers and state or regulatory agencies of $4.1 million; and investments in unconsolidated affiliates of $0.9 million. As of December 31, 2012, other assets primarily consist of debt issuance costs, net of amortization, of $15.9 million; business deposits to various providers and state or regulatory agencies of $2.2 million; and investments in unconsolidated affiliates of $0.9 million.

        Impairment of Long-Lived Assets—Management evaluates whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the assets. Management considers various factors when determining if these assets should be evaluated for impairment, including, but not limited to:

  •
  significant adverse changes in legal factors or in the business climate;

  •
  a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast which demonstrates continuing losses associated with the use of a long-lived asset;

  •
  an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

  •
  significant adverse changes in the extent or manner in which an asset is used or in its physical condition;

  •
  a significant change in the market value of an asset; or

  •
  a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

        If the carrying value is not recoverable on an undiscounted basis, the impairment loss is measured as the excess of the asset's carrying value over its fair value. Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management's intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.

        See Note 6 for further discussion on impairment charges.

        Revenue Recognition—Eagle Rock Midstream's primary types of sales and service activities reported as operating revenue include:

  •
  sales of natural gas, NGLs, crude oil, condensate and helium;

  •
  natural gas gathering, processing and transportation, from which Eagle Rock Midstream generates revenues primarily through the compression, gathering, treating, processing and transportation of natural gas; and

  •
  NGL transportation from which Eagle Rock Midstream generates revenues from transportation fees.

        Revenues associated with sales of natural gas, NGLs, crude oil, condensate and helium are recognized when title passes to the customer, which is when the risk of ownership passes to the customer and physical delivery occurs. Revenues associated with transportation and processing fees are recognized in the period when the services are provided.

        For gathering and processing services, Eagle Rock Midstream either receives fees or commodities from natural gas producers under various types of contracts including percentage-of-proceeds, fixed recovery and percent-of-index arrangements. Eagle Rock Midstream also recognizes fee-based service revenues for services such as transportation, compression and processing.

        Transportation and Exchange Imbalances—In the course of transporting natural gas and NGLs for others, Eagle Rock Midstream may receive for redelivery different quantities of natural gas or NGLs than the quantities actually delivered. These transactions result in transportation and exchange imbalance receivables or payables which are recovered or repaid through the receipt or delivery of natural gas or NGLs in future periods, if not subject to cash out provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the combined balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. As of September 30, 2013, Eagle Rock Midstream had imbalance receivables totaling $0.2 million and imbalance payables totaling $1.9 million. As of December 31, 2012, Eagle Rock Midstream had imbalance receivables totaling $0.9 million and imbalance payables totaling $2.1 million. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold.

        Environmental Expenditures—Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures which relate to an existing condition caused by past operations and do not generate current or future revenue are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated.

        Income Taxes—Provision for income taxes is primarily applicable to Eagle Rock Midstream's state tax obligations under the Revised Texas Franchise Tax (the "Revised Texas Franchise Tax"). Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of the tax paying entities for financial reporting and tax purposes.

        In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax. In May 2006, the State of Texas expanded its pre-existing franchise tax to include limited partnerships, limited liability companies, corporations and limited liability partnerships. As a result of the change in tax law, Eagle Rock Midstream's tax status in the State of Texas changed from non-taxable to taxable effective with the 2007 tax year.

        Since the Partnership is structured as a pass-through entity, it is not subject to federal income taxes. As a result, its partners are individually responsible for paying federal and certain income taxes on their share of the Partnership's taxable income. Since the Partnership does not have access to information regarding each partner's tax basis, it cannot readily determine the total difference in the basis of the Partnership's net assets for financial and tax reporting purposes.

        As Eagle Rock Midstream is not a separate legal entity, it does not file its own tax returns, but its results are included within the Partnership's consolidated tax return. In order to present the effect on the results of Eagle Rock Midstream had it not been eligible to be included in the Partnership's consolidated income tax returns, the tax provision have been presented on a separate return basis in accordance with the guidance under Staff Accounting Bulletin ("SAB") Topic 1B.

        Derivatives—Authoritative guidance establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The guidance provides that normal purchase and sale contracts, when appropriately designated, are not subject to the guidance. Normal purchases and sales are contracts which provide for the purchase or sale of something, other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. The Partnership's forward natural gas and crude oil purchase and sales contracts are designated as normal purchases and normal sales, with the exception of certain contracts with its natural gas trading and marketing business. The Partnership uses financial instruments such as swaps, collars and other derivatives to mitigate the risks to cash flows resulting from changes in commodity prices and interest rates. The Partnership recognizes these financial instruments on its combined balance sheet at the instrument's fair value with changes in fair value reflected in the combined statement of operations, as the Partnership has not designated any of these derivative instruments as hedges. The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as a financing activity in the statement of cash flows. See Note 11 for a description of the Partnership's risk management activities and the amounts allocated to Eagle Rock Midstream.

NOTE 3. NEW ACCOUNTING PRONOUNCEMENTS

        In December 2011, the FASB issued new guidance related to disclosure requirements about the nature of an entity's rights of set-off and related arrangements associated with its financial instruments and derivative instruments. The new disclosures are designed to make financial statements that are prepared under U.S. GAAP more comparable to those prepared under IFRS. To better facilitate comparison between financial statements prepared under U.S. GAAP and IFRS, the new disclosures will give financial statement users information about both gross and net exposures. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and did not have a material impact on Eagle Rock Midstream's financial statements for the nine months ended September 30, 2013. See Notes 10 and 11 for the disclosures related to the rights of set-off and the gross and net exposure related to the derivative instruments.

NOTE 4. RELATED PARTY TRANSACTIONS

        As Eagle Rock Midstream does not have its own bank accounts, all cash receipts and payments related to the operating activities of Eagle Rock Midstream are handled by the Partnership. Transactions between Eagle Rock Midstream and the Partnership, as described below under "Purchases of Natural Gas and Condensate" that will be settled in cash are recorded as part of accounts payable within the audited combined balance sheet. For the transactions that will not be settled in cash, the amounts have been accounted for as either contributions from or distributions to the Partnership.

  Cost Allocation

        Expenses of employees, whose work directly impacts the assets of Eagle Rock Midstream (the "Eagle Rock Midstream Employees"), are charged directly to Eagle Rock Midstream and recorded as part of operations and maintenance and general and administrative expenses. In addition, the Partnership has allocated certain overhead costs associated with general and administrative services, including facilities, insurance, information services, human resources and other support departments to Eagle Rock Midstream. Where costs incurred on Eagle Rock Midstream's behalf cannot be determined by specific identification, the costs are primarily allocated to Eagle Rock Midstream based on percentage of departmental usage or headcount. Eagle Rock Midstream believes these allocations are a reasonable reflection of the utilization of services provided. However, the allocations may not fully reflect the expenses that would have been incurred had Eagle Rock Midstream been a standalone company during the periods presented. During the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011, the Partnership allocated general and administrative expenses of $21.3 million, $18.4 million (unaudited), $24.2 million, and $18.3 million, respectively, to Eagle Rock Midstream.

  Purchases of Natural Gas and Condensate

        Eagle Rock Midstream enters into transactions with the Partnership and affiliates of Natural Gas Partners ("NGP"). NGP owns a significant equity positions in the Partnership and is also represented on the board of directors of the Partnership's general partner's general partner. Eagle Rock Midstream purchases natural gas from affiliates of NGP, which is gathered and processed through Eagle Rock Midstream's plants. Purchases of natural gas and condensate from the Partnership are resold through Eagle Rock Midstream's natural gas marketing and trading and crude oil and condensate logistics and marketing businesses.

        The following table summarizes purchase transactions between Eagle Rock Midstream, the Partnership and other affiliated entities:

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011
		(Unaudited)
	($ in thousands)
Natural gas purchases from affiliates of NGP	$1,212	$2,285	$2,713	$6,097

Natural gas purchases from the Partnership	$5,970	$7,809	$10,134	$5,487

Condensate purchases from the Partnership	$30,954	$34,226	$43,209	$42,716

Payable as of December 31,			$2,952

Payable as of September 30,	$4,941

  Risk Management Instruments

        To mitigate commodity price and interest rate risks, the Partnership has entered into both interest rate and commodity derivative contracts. Certain commodity derivative instruments have been allocated to Eagle Rock Midstream based on the expected future production of wells currently flowing to Eagle Rock Midstream's processing plants, plus additional volumes that it expects to receive from future third party drilling. Certain interest rate derivative instruments have been allocated to Eagle Rock Midstream based on the proportionate amount of the amount outstanding under the Partnership's revolving credit facility that was allocated to Eagle Rock Midstream. See Notes 10 and 11 for the derivative instruments that have been allocated to Eagle Rock Midstream.

NOTE 5. ACQUISITIONS

  Acquisition of Midstream Assets in the Texas Panhandle

        On October 1, 2012, Eagle Rock Midstream completed the acquisition of two of BP America Production Company's ("BP") gas processing facilities, and the associated gathering systems, that are located in the Texas Panhandle (the "newly-acquired Panhandle System"). The aggregate purchase price of the newly-acquired Panhandle System was $230.6 million, which was funded from borrowings under the revolving credit facility. The results of the operations of the newly-acquired Panhandle System have been included in the combined financial statements since the acquisition date. In addition, $0.5 million of acquisition related expenses were incurred, which are included within general and administrative expenses, during the year ended December 31, 2012.

        This acquisition was accounted for under the acquisition method of accounting. Accordingly, Eagle Rock Midstream conducted assessments of net assets acquired and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisitions were expensed as incurred.

        The following presents the purchase price allocation for the newly-acquired Panhandle System assets (in thousands):

Current assets	$779
Property, plant, and equipment	206,849
Rights-of-way and easements	27,232
Current liabilities	(1,705)
Asset retirement obligations	(2,600)

$230,555

        The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of property, plant and equipment include estimates of: (i) replacement costs; (ii) useful and remaining lives; (iii) physical deterioration; and (iv) functional and technical obsolescence. These inputs require significant judgments and estimates by the Partnership's management at the time of the valuation and are the most sensitive and subject to change.

        Pro forma data for the years ended December 31, 2012 and 2011 has been deemed to be impracticable as BP did not separately manage its gathering and processing facilities with the activities of the acquired assets being integrated (financially and operationally) within its exploration and production segment. The amounts of newly-acquired Panhandle System's revenue and net income included within Eagle Rock Midstream's audited combined statement of operations for the year ended December 31, 2012 are as follows.

	Revenue	Net Income
	($ in thousands)
Actual from October 1, 2012 to December 31, 2012	$81,013	$5,057

NOTE 6. PROPERTY PLANT AND EQUIPMENT

        Fixed assets consisted of the following:

	September 30, 2013	December 31, 2012
	($ in thousands)
Land	$2,876	$2,876
Plant	513,381	443,527
Gathering and pipeline	770,785	753,009
Equipment and machinery	48,414	39,788
Vehicles and transportation equipment	3,753	3,808
Office equipment, furniture, and fixtures	379	373
Computer equipment	2,520	2,452
Linefill	5,181	4,328
Construction in progress	30,258	57,480

	1,377,547	1,307,641

Less: accumulated depreciation, depletion and amortization	(372,126)	(322,219)

Net property plant and equipment	$1,005,421	$985,422

        The following table sets forth the total depreciation, capitalized interest costs and impairment expense by type of asset within Eagle Rock Midstream's audited combined statements of operations:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
		(Unaudited)
	($ in thousands)
Depreciation	$50,209	$41,581	$59,960	$53,208

Capitalized interest costs	$832	$987	$1,311	$451

Impairment expense:
Plant assets(a)	$—	$39,896	$57,527	$4,560

Pipeline assets(a)	$—	$42,899	$52,537	$—

(a)
During the year ended December 31, 2012, Eagle Rock Midstream incurred impairment charges related to certain plants and pipelines due to (i) reduced throughput volumes as its producer customers curtailed their drilling activity in response to the continued depressed natural gas price environment (ii) the loss of significant gathering contracts on its Panola and other systems and (iii) the substantial damage incurred at the Yscloskey processing plant as a result of Hurricane Isaac in August 2012. The value of assets for both the Panola system and the Yscloskey plant have been fully written down. During the year ended December 31, 2011, Eagle Rock Midstream recorded an impairment charge to fully write-down its idle Turkey Creek plant.

NOTE 7. ASSET RETIREMENT OBLIGATIONS

        Eagle Rock Midstream recognizes asset retirement obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets. Eagle Rock Midstream records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The Partnership recognizes asset retirement obligations in accordance with the term "conditional asset retirement obligation," which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional upon a future event that may or may not be within its control. Although uncertainty about the timing and/or method of settlement may exist and may be conditional upon a future event, the obligation to perform the asset retirement activity is unconditional. Accordingly, Eagle Rock Midstream is required to recognize a liability for the fair value of a conditional asset retirement obligation upon initial recognition if the fair value of the liability can be reasonably estimated. The fair value of additions to the asset retirement obligations is estimated using valuation techniques that covert future cash flows to a single discounted amount. Significant inputs to the valuation include estimates of (i) remediation costs, (ii) remaining lives, (iii) future inflation factors and (iv) a credit-adjusted risk free interest rate.

        A reconciliation of Eagle Rock Midstream's liability for asset retirement obligations is as follows:

	Activity for the Nine Months Ended September 30,		Activity for the Year Ended December 31,
	2013	2012	2012	2011
		(Unaudited)
	($ in thousands)
Asset retirement obligations—January 1	$9,765	$7,077	$7,077	$6,639
Additional liabilities	45	259	321	44
Liabilities settled	—	(1,091)	(1,091)	(66)
Revision to liabilities	(50)	173	325	—
Additional liability related to acquisitions	—	—	2,650	45
Accretion expense	458	371	483	415

Asset retirement obligations—December 31,(a)			$9,765	$7,077

Asset retirement obligations—September 30,(a)	$10,218	$6,789

(a)
As of September 30, 2013 and December 31, 2012, $1.8 million and $0.8 million, respectively, were included within accrued liabilities in the Audited Combined Balance Sheets.

NOTE 8. INTANGIBLE ASSETS

        Intangible assets consist of rights-of-way and easements and acquired customer contracts, which Eagle Rock Midstream amortizes over the term of the agreement or estimated useful life. The amortization period for the rights-of-way and easements is 20 years. The amortization period for contracts ranges from 5 to 20 years. Intangible assets consisted of the following:

	September 30, 2013	December 31, 2012
	($ in thousands)
Rights-of-way and easements—at cost	$126,163	$123,455
Less: accumulated amortization	(34,015)	(29,503)
Contracts	36,941	38,009
Less: accumulated amortization	(25,815)	(23,910)

Net intangible assets	$103,274	$108,051

        The following table sets forth the total amortization and impairment expense by type of intangible assets within Eagle Rock Midstream's combined statements of operations:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
		(Unaudited)
	(In thousands)
Amortization	$7,969	$8,155	$10,534	$11,533

Impairment expense:
Rights-of-way(a)	$—	$3,808	$5,266	$—

Contracts(a)	$—	$15,376	$16,384	$—

(a)
During the year ended December 31, 2012, Eagle Rock Midstream incurred impairment charges related to certain rights-of-way and contracts due to (i) reduced throughput volumes as its producer customers curtailed their drilling activities due to the continued decline in natural gas prices during the first three months of 2012 and (ii) the termination of significant gathering contracts on its Panola system during the year ended December 31, 2012. The value of the contracts and rights-of-way related to the Panola system have been fully written down.

          Estimated future amortization expense related to the intangible assets at September 30, 2013, is as follows (in thousands):

Year ending December 31,
2013	$1,928
2014	$7,711
2015	$7,710
2016	$7,710
2017	$7,708
Thereafter	$70,507

NOTE 9. LONG-TERM DEBT

  Allocations to Eagle Rock Midstream

        Based upon the potential transactions described with Note 18 and the guidance under SAB Topic 5J, the entire amount outstanding under the Senior Notes (as defined below) has been allocated to Eagle Rock Midstream. A portion of the amount outstanding under the Partnership's revolving credit facility has been allocated to Eagle Rock Midstream based on upon the percentage of the midstream component of the borrowing base to the entire borrowing base. See below for a further discussion of the Partnership's revolving credit facility and Senior Notes.

        Long-term debt allocated to Eagle Rock Midstream consisted of the following:

	September 30, 2013	December 31, 2012
	($ in thousands)
Revolving credit facility:	$344,611	$322,854
Senior Notes:
8.375% senior notes due 2019	550,000	550,000
Unamortized bond discount	(4,909)	(5,395)

Total senior notes	545,091	544,605

Total long-term debt	$889,702	$867,459

        In addition, Eagle Rock Midstream was allocated a portion of the debt issuance costs related to the revolving credit facility and all of the debt issuance costs related to the Senior Notes. As of September 30, 2013 and December 12, 2012, Eagle Rock Midstream had unamortized debt issuance costs of $13.8 million and $15.9 million, respectively.

        Scheduled maturities of long-term debt allocated to Eagle Rock Midstream as of September 30, 2013, were as follows:

Principal Amount
($ in thousands)
2014	$—
2015	—
2016	344,611
2017	—
2018	—
2019 and after	550,000

$894,611

  Revolving Credit Facility

        On June 22, 2011, the Partnership entered into an Amended and Restated Credit Agreement, as amended on December 28, 2012 (the "Credit Agreement") with Wells Fargo Bank, National Association, as administrative and documentation agent and swingline lender, Bank of America, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, and the other lenders who are parties to the Credit Agreement. The Credit Agreement amended and restated the Partnership's prior $1,200 million Credit Agreement (the "Prior Credit Agreement"). Upon the effectiveness of the Credit Agreement, all commitments of the lenders party to the Prior Credit Agreement were terminated and all loans and other indebtedness of the Partnership under the Prior Credit Agreement were renewed and extended, inclusive of new lender commitments, on the terms and conditions of the Credit Agreement. The Credit Agreement matures on June 22, 2016.

        The initial borrowings under the Credit Agreement were used to repay in full the borrowings under the Prior Credit Agreement and to pay fees and expenses incurred in connection with the Credit Agreement. Also, in connection with the Credit Agreement, the Partnership incurred debt issuance costs of $9.8 million and recorded a charge of $0.4 million to write off a portion of the unamortized debt issuance costs related to the Prior Credit Agreement.

        On December 28, 2012, the Partnership received increased commitments from its lending group under the Credit Agreement. Aggregate commitments increased from $675 million to $820 million. The Partnership has the option to request further increases in commitments, subject to the terms and conditions of the Credit Agreement, up to an aggregate total amount of $1.2 billion. Availability under the credit facility is subject to a borrowing base comprised of two components: the upstream component and the midstream component. The upstream component of the borrowing base is determined semi-annually as an amount equal to the loan value of the proved oil and gas reserves of the Partnership and its subsidiaries as determined by the lenders party to the Credit Agreement. The midstream component of the borrowing base is determined quarterly as an amount equal to the lesser of (i) 55% of the total borrowing base (subject to increase for certain periods following certain material acquisitions up to 60% of the total borrowing base) and (ii) 3.75 times Consolidated EBITDA (as defined in the Credit Agreement) attributable to the midstream assets of the Partnership and its subsidiaries for the trailing four fiscal quarters. Pro forma adjustments to each component of the borrowing base, and thus total availability under the credit facility, are made upon the occurrence of certain events including material acquisitions and dispositions. Availability under the Credit Agreement is based on the lower of the current borrowing base and the total commitments. As of September 30, 2013, the Partnership had approximately $128.9 million of availability under the credit facility, based on its borrowing base of $803 million. The Partnership currently pays a 0.50% commitment fee (based on the Partnership's borrowing base utilization percentage) per year on the difference between total commitments and the amount drawn under the credit facility. The Partnership expects a reduction to its borrowing base once the potential transaction (discussed in Note 18) closes.

        The Credit Agreement includes a sub-limit for the issuance of standby letters of credit for a total of $150.0 million. As of September 30, 2013, the Partnership had $20.4 million of outstanding letters of credit.

        At the Partnership's election, interest will accrue on the credit facility at either LIBOR plus a margin ranging from 1.75% to 2.75% (currently 2.25% per annum based on the Partnership's borrowing base utilization percentage) or the base rate plus a margin ranging from 0.75% to 1.75% (currently 1.25% per annum based on the Partnership's borrowing base utilization percentage). The applicable margin is determined based on the utilization of the then existing borrowing base. The borrowings under the Credit Agreement may be prepaid, without any premium or penalty, at any time. The base rate is generally the highest of the federal funds rate plus 0.5%, the prime rate as announced from time to time by the Administrative Agent, or daily LIBOR for a term of one month plus 1.0%. As of September 30, 2013, the weighted average interest rate (excluding the impact of interest rate swaps) on the Partnership's outstanding debt under its revolving credit facility was 2.68%.

        The obligations under the Credit Agreement are secured by first priority liens on substantially all of the Partnership's (and its material subsidiaries') material assets, including a pledge of all of the equity interests of each of the Partnership's material subsidiaries.

        The Credit Agreement requires the Partnership and certain of its subsidiaries to make certain representations and warranties that are customary for credit facilities of this type. The Credit Agreement also contains affirmative and negative covenants that are customary for credit facilities of this type, including compliance with financial covenants. The financial covenants prohibit the Partnership from exceeding defined limits with respect to:

  •
  As of any fiscal quarter-end, the ratio of Consolidated EBITDA (as defined in the Credit Agreement) for the four fiscal quarter period ending with such fiscal quarter to Consolidated Interest Expense (as defined in the Credit Agreement) for such four fiscal quarter period (the "Interest Coverage Ratio").

  •
  As of any fiscal quarter-end, the ratio of Total Funded Indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA for the four fiscal quarter period ending with such fiscal quarter (the "Total Leverage Ratio").

  •
  As of any fiscal quarter-end from December 31, 2013 through September 30, 2014, the ratio of Senior Secured Debt (as defined in the Credit Agreement) to Consolidated EBITDA for the four fiscal quarter period ending with such fiscal quarter (the "Senior Secured Leverage Ratio").

  •
  As of any fiscal quarter-end the ratio of the Partnership's consolidated current assets (including availability under the Credit Agreement up to the Loan Limit (as defined within the Credit Agreement), but excluding non-cash assets under the accounting guidance for derivatives) to consolidated current liabilities (excluding non-cash obligations under the accounting guidance for derivatives and current maturities under the Credit Agreement) (the "Current Ratio").

        Concurrent with the increase in commitments on December 28, 2012, the Partnership and its lending group agreed to amend the Credit Agreement to: (i) allow for a temporary step-up in the Total Leverage Ratio from 4.50x to 4.75x through the third quarter of 2013; (ii) institute a new Senior Secured Leverage Ratio of 2.85x through the third quarter of 2013; and (iii) increase the amount of permitted "other Investments" as defined in the Credit Agreement.

        On July 23, 2013, the Partnership and its lenders further amended the revolving credit facility to allow for a temporary step-up in the Total Leverage Ratio and the Senior Secured Leverage Ratio through the third quarter of 2014 and the third quarter of 2013, respectively. The amendment also extends the period of time the Partnership is subject to the Senior Secured Leverage Ratio from September 30, 2013 to September 30, 2014. The amendment was effective as of June 30, 2013, and adjusts the Total Leverage Ratio and Senior Secured Leverage Ratio covenants as follows:

	Total Leverage Ratio		Senior Secured Leverage Ratio
Quarter Ended:	Amended	Previous	Amended	Previous
September 30, 2013	5.50x	4.75x	3.15x	2.85x
December 31, 2013	5.50x	4.50x	3.15x	NA
March 31, 2014	5.25x	4.50x	3.10x	NA
June 30, 2014	5.00x	4.50x	3.05x	NA
September 30, 2014	4.75x	4.50x	2.95x	NA
Thereafter	4.50x	4.50x	NA	NA

        As of September 30, 2013, the Partnership was in compliance with the financial covenants under the Credit Agreement.

  Senior Notes

        On May 27, 2011, the Partnership, along with its subsidiary, Eagle Rock Energy Finance Corp. ("Finance Corp"), as co-issuer and certain subsidiary guarantors, issued $300.0 million of senior unsecured notes (the "Senior Notes"), that bear a coupon of 8.375%, through a private placement. The Senior Notes will mature on June 1, 2019, and interest is payable on each June 1 and December 1, commencing December 1, 2011. After the original discount of $2.2 million and excluding related offering expenses, the Partnership received net proceeds of approximately $297.8 million, which were used to repay borrowings outstanding under the Prior Credit Agreement.

        On July 13, 2012, the Partnership, along with its subsidiary, Finance Corp, as co-issuer and certain subsidiary guarantors, completed the sale of an additional $250.0 million of 8.375% senior unsecured notes due 2019 through a private placement exempt from the registration requirements of the Securities Act of 1933. After the original issue discount of $3.7 million and excluding related offering expenses, the Partnership received net proceeds of approximately $246.3 million, which were used to repay borrowings outstanding under its revolving credit facility. This issuance supplemented the Partnership's prior $250.0 million of Senior Notes issued in May 2011, all of which are treated as a single series.

        The Senior Notes are general unsecured senior obligations and rank equally in right of payment with all of the Partnership's existing and future senior indebtedness and rank senior in right of payment to any of the Partnership's future subordinated indebtedness. The Senior Notes are effectively junior in right of payment to all of the Partnership's existing and future secured indebtedness and other obligations, including borrowings outstanding under the Partnership's Credit Agreement, to the extent of the value of the assets securing such indebtedness and other obligations. The Senior Notes are jointly and severally guaranteed on a senior unsecured basis by the Partnership's existing and future subsidiaries, who are referred to as the "subsidiary guarantors," that guarantee the Partnership's credit facility or other indebtedness.

        The indenture governing the Senior Notes, among other things, restricts the Partnership's ability and the ability of the Partnership's restricted subsidiaries to: (i) incur, assume or guarantee additional indebtedness or issue redeemable stock; (ii) pay dividends on stock, repurchase stock or redeem subordinated debt; (iii) make certain investments; (iv) enter into certain transactions with affiliates; (v) create liens on their assets; (vi) sell or otherwise dispose of certain assets, including capital stock of subsidiaries; (vii) restrict dividends, loans or other asset transfers from the Partnership's restricted subsidiaries; (viii) enter into new lines of business; and (ix) consolidate with or merge with or into, or sell all or substantially all of their properties (taken as a whole) to another person.

        The Partnership has the option to redeem all or a portion of the Senior Notes at any time on or after June 1, 2015 at the redemption prices specified in the indenture plus accrued and unpaid interest. The Partnership may also redeem the Senior Notes, in whole or in part, at a "make-whole" redemption price specified in the indenture, plus accrued and unpaid interest, at any time prior to June 1, 2015. In addition, the Partnership may redeem up to 35% of the Senior Notes prior to June 1, 2014 under certain circumstances with the net cash proceeds from certain equity offerings at 108.375% of the principal amount of the notes redeemed.

NOTE 10. RISK MANAGEMENT ACTIVITIES

  Interest Rate Swap Derivative Instruments

        Various interest rate swaps have been entered into to mitigate interest rate risk. These swaps convert the variable-rate term loan into a fixed-rate obligation. The purpose of entering into these swaps is to eliminate interest rate variability by converting LIBOR-based variable-rate payments to fixed-rate payments. Amounts received or paid under these swaps were recorded as reductions or increases in interest expense.

        The following table sets forth certain information regarding the Partnership's various interest rate swaps that have been allocated (as discussed in Note 4) to Eagle Rock Midstream as of September 30, 2013:

Effective Date	Expiration Date	Notional Amount	Fixed Rate
6/22/2011	6/22/2015	$122,500,000	2.95%

  Commodity Derivative Instruments—Corporate

        The prices of crude oil, natural gas and NGLs are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors which are beyond Eagle Rock Midstream's control. These risks can cause significant changes in cash flows and the Partnership's ability to comply with the covenants of the revolving credit facility. Risk management activities that take the form of commodity derivative instruments have been entered into in order to manage the risks associated with changes in the future prices of crude oil, natural gas and NGLs on its forecasted equity production. It has been determined that it is necessary to hedge a substantial portion of the expected production in order to meaningfully reduce the future cash flow volatility. Hedging levels are generally limited to less than its total expected future production. While hedging at this level of production does not eliminate all of the volatility in the cash flows, the risk of situations where a modest loss of production would not put it in an over-hedged position is mitigated. At times, the strategy may involve entering into hedges with strike prices above current future prices or resetting existing hedges to higher price levels in order to meet the cash flow objectives or to stay in compliance with the covenants under the revolving credit facility. In addition, hedges or portions of hedges may be terminated or unwound when the expected future volumes do not support the level of hedges. For Eagle Rock Midstream, expected future production is based on the expected production from wells currently flowing to the Partnership's processing plants, plus additional volumes it expects to receive from future drilling activity by its producer customer base. The expectations for volumes associated with future drilling are based on information it receives from its producer customer base and historical observations. Appropriate contract terms are applied to these projections to determine the expected future equity share of the commodities.

        Fixed-price swaps, costless collars and put options are used to achieve the hedging objectives and often expected future volumes of one commodity are hedged with derivatives of the same commodity. In some cases, however, it is believed that it is better to hedge future changes in the price of one commodity with a derivative of another commodity, which is referred to as "proxy" hedging. The changes in future NGL prices will be hedged using crude oil hedges because NGL prices have been highly correlated to crude oil prices and hedging NGLs directly is usually less attractive due to the relative illiquidity in the NGL forward market. A portion of the expected future ethane production may be hedged using natural gas because forward prices for ethane are often heavily discounted from its current prices. Also, natural gas prices provide support for ethane prices because in many processing plants ethane can be recombined with the residue gas stream and sold as natural gas. When "proxy" hedging is used, the expected volumes of the underlying commodity are converted to the equivalent volumes of the hedged commodity. In the case of NGLs hedged with crude oil derivatives, these conversions are based on the historical relationship of the prices of the two commodities and management's judgment regarding future price relationships of the commodities. In the case where ethane is hedged with natural gas derivatives, the conversion is based on the thermal content of ethane.

        For accounting purposes, none of the commodity derivative instruments have been designated as hedges; instead these derivative contracts are marked to fair value (see Note 11). Changes in fair values of the commodity derivative instruments are recorded as an adjustment to the mark-to-market gains (losses) on risk management transactions within revenue.

        Using derivative instruments to economically hedge exposure to changes in commodity prices exposes oneself to counterparty credit risk. Historically, the corporate derivative counterparties have all been participants or affiliates of participants within the Partnership's revolving credit facility (see Note 9), which is secured by substantially all of the assets of the Partnership. Therefore, no collateral is required to be posted, nor is collateral required from the counterparties. The Partnership minimizes the credit risk in derivative instruments by limiting exposure to any single counterparty and monitoring the creditworthiness of its counterparties on an ongoing basis. In addition, the Partnership's derivative contracts for certain counterparties are subject to counterparty netting agreements governing such derivatives, and when possible, the Partnership nets the open positions of each counterparty. See Note 11 for the impact to the Partnership's audited combined balance sheets of the netting of these derivative contracts.

        The commodity derivative counterparties as of September 30, 2013, not including counterparties of its marketing and trading business, included BNP Paribas, Wells Fargo Bank, National Association, Comerica Bank, Bank of Nova Scotia, The Royal Bank of Scotland plc, Bank of America N.A., J Aron and Company (an affiliate of Goldman Sachs), ING Capital Markets LLC, BBVA Compass Bank, Royal Bank of Canada, Regions Financial Corporation and CITIBANK, N.A.

        The following tables set forth certain information regarding the Partnership's commodity derivatives allocated (as discussed in Note 4) to Eagle Rock Midstream. Within each table, some trades of the same commodities with the same tenors have been aggregated and shown as weighted averages.

        Commodity derivatives, as of September 30, 2013, that will mature during the years ended December 31, 2013, 2014, 2015 and 2016:

Underlying	Type	Notional Volumes (units)(a)	Floor Strike Price ($/unit)(b)	Cap Strike Price ($/unit)(b)
Remaining Portion of Contracts Maturing in 2013
Natural Gas	Swap (Pay Floating/Receive Fixed)	1,461,135	$4.27
Crude Oil	Swap (Pay Floating/Receive Fixed)	312,114	$98.03
Propane	Swap (Pay Floating/Receive Fixed)	4,788,000	$1.21
IsoButane	Swap (Pay Floating/Receive Fixed)	252,009	$1.91
Normal Butane	Swap (Pay Floating/Receive Fixed)	252,126	$1.82
Contracts Maturing in 2014
Natural Gas	Swap (Pay Floating/Receive Fixed)	5,040,000	$4.09
Crude Oil	Swap (Pay Floating/Receive Fixed)	961,800	$97.00
Crude Oil	Costless Collar	240,000	$90.00	$106.00
Contracts Maturing in 2015
Natural Gas	Swap (Pay Floating/Receive Fixed)	1,206,000	$4.36
Crude Oil	Swap (Pay Floating/Receive Fixed)	480,000	$87.29
Contracts Maturing in 2016
Crude Oil	Swap (Pay Floating/Receive Fixed)	480,000	$84.48

(a)
Volumes of natural gas are measured in MMbtu, volumes of crude oil are measured in barrels, and volumes of natural gas liquids are measured in gallons.

(b)
Amounts represent the weighted average price. The weighted average prices are in $/MMbtu for natural gas, $/barrel for crude oil and $/gallon for natural gas liquids.

  Commodity Derivative Instruments—Marketing & Trading

        Eagle Rock Midstream conducts natural gas marketing and trading activities. Eagle Rock Midstream engages in activities intended to capitalize on favorable price differentials between various receipt and delivery locations. These activities are governed by its risk policy.

        As part of its natural gas marketing and trading activities, Eagle Rock Midstream enters into both financial derivatives and physical contracts. These financial derivatives, primarily basis swaps, are transacted: (i) to economically hedge subscribed capacity exposed to market rate fluctuations and (ii) to mitigate the price risk related to other purchase and sales of natural gas. By entering into a basis swap, one pricing index is exchanged for another, effectively locking in the margin between the natural gas purchase and sale by removing index spread risk on the combined physical and financial transaction.

        A commodity-related derivative contract may be designated as a "normal" purchase or sale if the commodity is to be physically received or delivered for use or sale in the normal course of business. If designated as "normal" the derivative contract is accounted for under the accrual method of accounting (not marked-to-market) with no balance sheet or income statement recognition of the contract until settlement. Commodity-related contracts that do not qualify for the normal designation are accounted for as derivatives and are marked-to-market each period.

        Through Eagle Rock Midstream's natural gas marketing activity, Eagle Rock Midstream will have credit exposure to additional counterparties. Eagle Rock Midstream minimizes the credit risk associated with natural gas marketing by limiting its exposure to any single counterparty and monitoring the creditworthiness of its counterparties on an ongoing basis. In addition, its natural gas purchase and sale contracts, for certain counterparties, are subject to counterparty netting agreements governing settlement under such natural gas purchase and sales contracts.

        Marketing and Trading commodity derivative instruments, as of September 30, 2013, that will mature during the years ended December 31, 2013, 2014 and beyond:

Type	Notional Volumes (MMbtu)
Contracts Maturing in 2013
Basis Swaps—Purchases	5,812,500
Basis Swaps—Sales	5,502,500
Index Swap—Purchases	1,627,500
Index Swap—Sales	1,850,000
Swap (Pay Fixed/Receive Floating)—Purchases	232,500
Swap (Pay Floating/Received Fixed)—Sales	1,705,000
Forward purchase contract—index	12,625,898
Forward sales contract—index	10,408,794
Forward purchase contract—fixed price	3,487,500
Forward sales contract—fixed price	1,959,200
Contracts Maturing in 2014 and beyond
Index Swap—Sales	900,000
Forward purchase contract—index	2,700,000
Forward sales contract—index	2,250,000
Basis Swaps—Purchases	9,535,000
Basis Swaps—Sales	9,535,000

        Changes in the fair value of these financial and physical contracts are recorded as adjustments to natural gas sales.

  Fair Value of Interest Rate and Commodity Derivatives

        Fair values of interest rate and commodity derivative instruments not designated as hedging instruments in the combined balance sheet as of September 30, 2013 and December 31, 2012:

	As of September 30, 2013
	Derivative Assets		Derivative Liabilities
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
	($ in thousands)
Interest rate derivatives—liabilities	Current assets	$—	Current liabilities	$(2,990)
Interest rate derivatives—liabilities	Long-term assets	—	Long-term liabilities	(2,148)
Commodity derivatives—assets	Current assets	4,465	Current liabilities	878
Commodity derivatives—assets	Long-term assets	1,770	Long-term liabilities	197
Commodity derivatives—liabilities	Current assets	(502)	Current liabilities	(2,767)
Commodity derivatives—liabilities	Long-term assets	(62)	Long-term liabilities	(1,501)

Total derivatives		$5,671		$(8,331)

	As of December 31, 2012
	Derivative Assets		Derivative Liabilities
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
	($ in thousands)
Interest rate derivatives—liabilities	Current assets	$(2,373)	Current liabilities	$(589)
Interest rate derivatives—liabilities	Long-term assets	—	Long-term liabilities	(4,264)
Commodity derivatives—assets	Current assets	17,634	Current liabilities	19
Commodity derivatives—assets	Long-term assets	9,602	Long-term liabilities	—
Commodity derivatives—liabilities	Current assets	(45)	Current liabilities	(49)
Commodity derivatives—liabilities	Long-term assets	(883)	Long-term liabilities	—

Total derivatives		$23,935		$(4,883)

        The following table sets forth the location of gains and losses for derivatives not designated as hedging instruments within the audited combined statements of operations (in thousands):

		Nine Months Ended September 30,
				Year Ended December 31,
Amount of Gain (Loss) Recognized in Income on Derivatives
		2013	2012	2012	2011
			(Unaudited)
Interest rate derivatives	Interest rate risk management losses, net	$(376)	$(1,977)	$(2,255)	$(6,521)
Commodity derivatives	Commodity risk management gains (losses), net	(13,873)	27,342	29,784	(4,759)
Commodity derivatives—trading	Natural gas, natural gas liquids, oil, condensate and helium sales	(230)	(385)	(192)	772

	Total	$(14,479)	$24,980	$27,337	$(10,508)

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Eagle Rock Midstream utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk inherent in the inputs to the valuation technique. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

        The three levels of the fair value hierarchy are as follows:

  Level 1—Quoted prices are available in active markets for identical assets and liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide information on an ongoing basis.

  Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the market place throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

  Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value.

        As of September 30, 2013, the interest rate swaps and commodity derivative instruments (see Note 10), which includes crude oil, natural gas and NGLs, are recorded at fair value. The classification of the inputs are reviewed at the end of each period and the inputs to measure the fair value of its interest rate swaps, crude oil derivatives and natural gas derivatives are classified as Level 2. In prior periods, the inputs to measure its NGL derivatives were classified as Level 3 as the NGL market was considered to be less liquid and thinly traded. As of September 30, 2011, it was concluded that the inputs for the NGL derivatives were considered to be more observable due to the NGL market being more liquid through the term of the contracts and classified these inputs as Level 2.

        The following table discloses the fair value of the allocated derivative instruments as of September 30, 2013 and December 31, 2012:

	As of September 30, 2013
	Level 1	Level 2	Level 3	Netting(a)	Total
	($ in thousands)
Assets:
Crude oil derivatives	$—	$3,593	$—	$(848)	$2,745
Natural gas derivatives	—	2,720	—	(438)	2,282
NGL derivatives	—	997	—	(353)	644

Total	$—	$7,310	$—	$(1,639)	$5,671

Liabilities:
Crude oil derivatives	$—	$(3,767)	$—	$848	$(2,919)
Natural gas derivatives	—	(1,065)	—	438	(627)
NGL derivatives	—	—	—	353	353
Interest rate swaps	—	(5,138)	—	—	(5,138)

Total	$—	$(9,970)	$—	$1,639	$(8,331)

(a)
Represents counterparty netting under agreement governing such derivative contracts.

	As of December 31, 2012
	Level 1	Level 2	Level 3	Netting(a)	Total
	($ in thousands)
Assets:
Crude oil derivatives	$—	$13,795	$—	$(607)	$13,188
Natural gas derivatives	—	6,768	—	(113)	6,655
NGL derivatives	—	6,465	—	—	6,465
Interest rate swaps	—	—	—	(2,373)	(2,373)

Total	$—	$27,028	$—	$(3,093)	$23,935

Liabilities:
Crude oil derivatives	$—	$(607)	$—	$607	$—
Natural gas derivatives	—	(143)	—	113	(30)
NGL derivatives	—	—	—	—	—
Interest rate swaps	—	(7,226)	—	2,373	(4,853)

Total	$—	$(7,976)	$—	$3,093	$(4,883)

(a)
Represents counterparty netting under agreement governing such derivative contracts.

        The following table sets forth a reconciliation of changes in the fair value of the Level 3 NGL derivatives during the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011 (in thousands):

	Nine Months Ended September 30,		Year ended December 31,
	2013	2012	2012	2011
		(Unaudited)
Net liability beginning balance	$—	$—	$—	$(5,733)
Settlements	—	—	—	15,562
Total gains or losses (realized and unrealized)	—	—	—	(12,784)
Transfers out of Level 3	—	—	—	2,955

Net liability ending balance	$—	$—	$—	$—

        The Level 3 NGL derivatives were valued using forward curves, interest rate curves, and volatility parameters, when applicable. In addition, the impact of counterparty credit risk is factored into the value of derivative assets, and the Partnership's credit risk is factored into the value of derivative liabilities.

        Realized and unrealized losses related to the interest rate derivatives are recorded as part of interest rate risk management gains and losses in the audited combined statements of operations. Realized and unrealized gains and losses related to commodity derivatives are recorded as a component of revenue in the audited combined statements of operations.

  Fair Value of Assets and Liabilities Measured on a Non-recurring Basis

        The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments.

        As of September 30, 2013, the outstanding debt associated with the Credit Agreement bore interest at a floating rate; as such, Eagle Rock Midstream believes that the carrying value of this debt approximates its fair value. The outstanding debt associated with the Senior Notes bears interest at a fixed rate; based on the market price of the Senior Notes as of September 30, 2013 and December 31, 2012, the fair value of the Senior Notes allocated to Eagle Rock Midstream is estimated to be $551.4 million compared to $561.0 million. Fair value of the senior notes was estimated based on prices quoted from third-party financial institutions, which are characteristic of Level 2 fair value measurement inputs.

NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES

        Litigation—Eagle Rock Midstream is subject to lawsuits which arise from time to time in the ordinary course of business, such as the interpretation and application of contractual terms related to the calculation of payment for liquids and natural gas proceeds. Eagle Rock Midstream did not have an accrual as of September 30, 2013 or December 31, 2012 related to legal matters, and current lawsuits are not expected to have a material adverse effect on its financial position, results of operations or cash flows. Eagle Rock Midstream has been indemnified by a third-party up to a certain dollar amount for two lawsuits. If there ultimately is a finding against it in these two indemnified cases, it would expect to make a claim against the indemnification up to limits of the indemnification.

        Insurance—The Partnership covers its operations and assets with insurance which management believes is consistent with that in force for other companies engaged in similar commercial operations with similar type properties. This insurance includes: (1) commercial general liability insurance covering liabilities to third parties for bodily injury, property damage and pollution arising out of Eagle Rock Energy operations; (2) workers' compensation liability coverage for employees to required statutory limits; (3) automobile liability insurance covering liability to third parties for bodily injury and property damage arising out of the operation of all owned, hired and non-owned vehicles by its employees on company business; (4) property insurance covering the replacement cost of all owned real and personal property, including coverage for losses due to boiler and machinery breakdown, earthquake, flood and consequent business interruption/extra expense; (5) control of well/operator's extra expense insurance for operated and non-operated wells in the Upstream Segment; and (6) corporate liability insurance including coverage for Directors and Officers and Employment Practices liabilities. In addition, the Partnership maintains excess liability insurance providing limits in excess of the established primary limits for commercial general liability and automobile liability insurance.

        All coverages are subject to industry accepted policy terms, conditions, limits and deductibles comparable to that obtained by other energy companies with similar operations. The cost of insurance for the energy industry continued to fluctuate over the past year, reflecting the changing conditions in the insurance markets.

        A portion of the cost of the premiums paid by the Partnership have been allocated to Eagle Rock Midstream and included within general and administrative expenses as discussed within Note 4.

        Environmental—The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, Eagle Rock Midstream must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on Eagle Rock Midstream's combined results of operations, financial position or cash flows. At September 30, 2013 and December 31, 2012, Eagle Rock Midstream had accrued approximately $0.3 million and $0.2 million, respectively, for environmental matters.

        Other Commitments—Eagle Rock Midstream utilizes assets under operating leases for its certain equipment, certain rights-of-way and facilities locations and vehicles and in several areas of its operations. Rental expense, including leases with no continuing commitment, amounted to approximately $5.5 million, $5.0 million (unaudited), $5.1 million and $6.7 million for the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011, respectively. In addition, the allocation of general and administrative expenses from the Partnership for the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011, included rent expense of approximately, $0.8 million, $0.7 million (unaudited), $1.0 million and $0.7 million, respectively. Rental expense for leases with escalation clauses is recognized on a straight-line basis over the initial lease term.

NOTE 13. EMPLOYEE BENEFIT PLAN

        The Partnership offers a defined contribution benefit plan to its employees. For the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011, the plan provided for a dollar for dollar matching contribution by the Partnership of up to 4% of an employee's contribution and 50% of additional contributions up to an additional 2%. Additionally, the Partnership may, at its sole discretion and election, contribute up to 6% of a participating employee's base salary annually, subject to vesting requirements. Expenses under the plan for the nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011 were approximately $1.0 million, $0.7 million (unaudited), $1.0 million and $0.6 million, respectively, for the Eagle Rock Midstream Employees.

NOTE 14. INCOME TAXES

        As Eagle Rock Midstream is not a separate legal entity, it does not file its own tax returns, but its results are included within the Partnership's consolidated tax return. In order to present the effect on the results of Eagle Rock Midstream had it not been eligible to be included in the Partnership's consolidated income tax returns, the tax provision have been presented on a separate return basis in accordance with the guidance under Staff Accounting Bulletin ("SAB") Topic 1B.

        Eagle Rock Midstream's provision for income taxes relates to taxes for the State of Texas. On May 18, 2006, the State of Texas enacted House Bill 3 which revised the pre-existing state franchise tax. In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits. Although the bill states that the Revised Texas Franchise Tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses.

        Eagle Rock Midstream's state income tax provision was comprised solely of changes to its net deferred tax liability for the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011. During the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011, Eagle Rock Midstream generated a taxable loss and thus did not incur any current state taxes.

        The effective rates for the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011 are shown in the table below. For the nine months ended September 30, 2012 and the year ended December 31, 2012, the effective tax rate is attributable to the state taxes being applied to book income. For the nine months ended September 30, 2013 and the year ended December 31, 2011, the state based income taxes were applied against book losses which resulted in effective tax rates of 100% and 100%, respectively. A reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows (in thousands):

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2013	2012	2012	2011
		(Unaudited)
Pre-tax net book income (loss) from continuing operations	(63,387)	(111,249)	(152,146)	(6,645)
State income tax current and deferred	226	(172)	(110)	1,422

Effective income tax rate on continuing operations	100.0%	0.2%	0.1%	100.0%

        Significant components of deferred tax liabilities and deferred tax assets as of September 30, 2013 and December 31, 2012 are as follows (in thousands):

	September 30, 2013	December 31, 2012
Deferred Tax Assets:
Unrealized hedging transactions	$25	$—

Total Deferred Tax Assets	25	—
Deferred Tax Liabilities:
Property, plant, equipment & amortizable assets	(5,092)	(4,828)
Unrealized hedging transactions	—	(180)

Total Deferred Tax Liabilities	(5,092)	(5,008)

Total Net Deferred Tax Liabilities	(5,067)	(5,008)

Current portion of total net deferred tax liabilities	—	—

Long-term portion of total net deferred tax liabilities	$(5,067)	$(5,008)

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At September 30, 2013, based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Partnership will realize the benefits of these deductible differences.

        Eagle Rock Midstream adopted authoritative guidance related to accounting for uncertainty in income taxes on January 1, 2007. Eagle Rock Midstream has taken a position which is deemed to be "more likely than not" to be upheld upon review, if any, with respect to the deductibility of certain costs for the purpose of its franchise tax liability on a state franchise return. Eagle Rock Midstream has recorded a provision for the portion of this tax liability equal to the probability of recognition. In addition, the Partnership has accrued interest and penalties associated with these liabilities and has recorded these amounts within its state deferred income tax expense. The amount stated below relates to the tax returns filed for 2013, 2012 and 2011, which are still open under current statute.

        A reconciliation of the beginning and ending amount of the unrecognized tax benefits (liabilities) is as follows (in thousands):

	2013	2012	2011
Balance at beginning of period	$(830)	$(735)	$(569)
Increases related to current year tax positions	(128)	(53)	(132)
Increases related to tax interest and penalties	(39)	(42)	(34)

Balance at end of period	$(997)	$(830)	$(735)

NOTE 15. EQUITY-BASED COMPENSATION

        Eagle Rock Energy G&P, LLC, the general partner of the general partner of the Partnership, has a long-term incentive plan, as amended ("LTIP"), for its employees, directors and consultants who provide services to the Partnership and its subsidiaries and affiliates. The LTIP provides for the issuance of an aggregate of up to 7,000,000 common units, to be granted either as options, restricted units or phantom units, of which, as of September 30, 2013, a total of 713,191 common units remained available for issuance. Grants under the LTIP are made at the discretion of the board and to date have only been made in the form of restricted units. Distributions declared and paid on outstanding restricted units, where such restricted units are eligible to receive distributions, are paid directly to the holders of the restricted units. No options or phantom units have been issued to date.

        The restricted units granted are valued at the market price as of the date issued. The weighted average fair value of the units granted during the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011 was $9.21, $9.50 and $10.13, respectively. The awards generally vest over three years on the basis of one third of the award each year. The Partnership recognizes compensation expense on a straight-line basis over the requisite service period for the restricted unit grants. During the restriction period, distributions associated with the granted awards will be distributed to the awardees.

        A summary of the restricted common units' activity related to the Eagle Rock Midstream Employees for the nine months ended September 30, 2013 is provided below:

	Number of Restricted Units	Weighted Average Fair Value
Outstanding at December 31, 2012	596,262	$9.64
Granted	384,825	$9.68
Vested	(128,414)	$9.67
Forfeited	(59,587)	$9.63

Outstanding at September 30, 2013	793,086	$9.65

        For the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011, non-cash compensation expense of approximately $2.4 million, $1.5 million (unaudited) $2.2 million and $0.8 million, respectively, was recorded, related to the granted restricted units of the Eagle Rock Midstream Employees, as part of general and administrative expense in the combined statement of operations. In addition, the allocation of general and administrative expenses from the Partnership for the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011, included non-cash compensation expense of approximately, $3.4 million, $2.9 million (unaudited) $3.1 million and $2.0 million, respectively.

        As of September 30, 2013, unrecognized compensation costs related to the outstanding restricted units under the LTIP of the Eagle Rock Midstream Employees totaled approximately $5.4 million. The remaining expense is to be recognized over a weighted average of 2 years.

 NOTE 16. DIVESTITURE RELATED ACTIVITIES

        The following table represents activity from divestiture related activities for the year ended December 31, 2011:

Wildhorse System(a)
($ in thousands)
Year Ended December 31, 2011:
Revenues	$6,859
(Loss) income from Operations	$548
Discontinued operations, net of tax	$(180)
Loss from the sale	$(718)
Proceeds from sale	$5,712

(a)
On May 20, 2011, the Partnership sold its Wildhorse Gathering System.

NOTE 17. OTHER OPERATING INCOME

        In July 2008, SemGroup, L.P. and certain of its subsidiaries ("SemGroup") filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Eagle Rock Midstream historically sold portions of its condensate production from its Texas Panhandle and East Texas midstream systems to SemGroup. In August 2009, Eagle Rock Midstream sold $3.9 million of its outstanding receivables from SemGroup, which represented its 20-day administrative claims under 503(b)(9) of the United States Bankruptcy Code, for which it received a payment of $3.0 million. Due to certain repurchase obligations under the assignment agreement, Eagle Rock Midstream recorded the payment as a current liability within accounts payable as of December 31, 2010 and maintained the balance as a liability until it was clear that the repurchase obligations can no longer be triggered. Due to the expiration of the repurchase obligations during the year ended December 31, 2011, Eagle Rock Midstream released its reserve for these receivables and recorded other operating income of $2.9 million related to these reserves.

NOTE 18. SUBSEQUENT EVENTS

        On December 23, 2013, the Partnership announced that it had entered into a definitive agreement to contribute Eagle Rock Midstream to Regency Energy Partners LP ("Regency") for total consideration of up to $1.325 billion, consisting of $200 million of newly issued Regency common units and a combination of cash and assumed debt, subject to certain closing conditions. As part of this transaction, Regency will conduct an offer to exchange the Partnership $550 million of outstanding senior unsecured notes into an equivalent amount of Regency senior unsecured notes with the same tenor, coupon and a comparable covenant package. The cash portion of the purchase price will be reduced by the amount of notes exchanged subject to a 10% adjustment factor, such that if all $550 million of bonds are exchanged, the total consideration will equal $1.27 billion ($1.325 billion less $55 million) consisting of $200 million in Regency units, $550 million of assumed debt and $520 million of cash proceeds. The transaction is subject to the approval of the Partnership's unitholders, Hart-Scott-Rodino Antitrust Improvements Act of 1976 approval and other customary closing conditions.

        Subsequent events have been evaluated through January 20, 2014, the date the financial statements were issued.

ANNEX E

Unaudited Pro Forma Financial Information of Eagle Rock Energy Partners, L.P.

        The following unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only to reflect the pro forma impact of the Contribution on Eagle Rock. The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2013 and the year ended December 31, 2012 should be read in conjunction with: (1) the December 31, 2012 audited historical financial statements of Eagle Rock, including the related notes, contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated into this proxy statement by reference; (2) the unaudited consolidated financial statements as of September 30, 2013 of Eagle Rock, including the related notes, contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, which is incorporated into this proxy statement by reference; and (3) the audited combined financial statements of the midstream assets of Eagle Rock ("Midstream Entities"), which comprise the combined balance sheets as of September 30, 2013 and December 31, 2012, and the related combined statements of operations, members' equity, and cash flows for the nine months ended September 30, 2013, and each of the years in the two year period ended December 31, 2012, and the related notes to the combined financial statements, which is included as Annex D to this proxy statement.

        The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 is presented to illustrate the estimated effects of Contribution, as if the Contribution had occurred on September 30, 2013. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 and 2012 are presented to illustrate the estimated effects of the Contribution as if the Contribution had occurred on January 1, 2012.

        The following unaudited pro forma condensed financial statements are based on certain assumptions made by Eagle Rock based on its experience and perception of historical trends, current conditions, expected future developments and other factors Eagle Rock believes are appropriate under the circumstances, many of which are beyond the control of Eagle Rock, and are intended for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have occurred if the Contribution had been consummated on the dates indicated or of the financial position or results of operations of Eagle Rock in the future. Actual results may differ materially from the estimates and assumptions used, and the following unaudited pro forma condensed financial statements do not purport to project the future financial position or operating results of Eagle Rock following the consummation of the Contribution. The pro forma adjustments and assumptions are described in Note 3 in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2013
(In thousands, except per unit amounts)

	Eagle Rock Energy Partners, L.P.	Midstream Entities	Pro Forma Adjustments for the Contribution			Pro Forma September 30, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76	$—	$520,000	(a	)	$10,999
			(10,700)	(a	)
			(15,377)	(b	)
			(483,000)	(c	)
Accounts receivable	141,796	(121,743)				20,053
Risk management assets	11,406	(3,963)	440	(d	)	7,883
Prepayments and other current assets	6,143	(574)				5,569

Total current assets	159,421	(126,280)	11,363			44,504
PROPERTY, PLANT AND EQUIPMENT—Net	1,976,573	(1,005,421)	—			971,152
INTANGIBLE ASSETS—Net	106,591	(103,274)	—			3,317
DEFERRED TAX ASSET	1,997	(25)	25	(e	)	1,997
RISK MANAGEMENT ASSETS	6,734	(1,708)	—			5,026
OTHER ASSETS	21,649	(18,963)	200,000	(a	)	205,718
			3,032	(f	)

TOTAL	$2,272,965	$(1,255,671)	$214,420			$1,231,714

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$163,616	$(126,745)	$—			$36,871
Accrued liabilities	44,682	(25,024)	15,484	(g	)	19,765
			(15,377)	(b	)
Risk management liabilities	7,053	(4,879)	2,990	(h	)	5,604
			440	(d	)

Total current liabilities	215,351	(156,648)	3,537			62,240
LONG-TERM DEBT	1,199,091	(889,702)	344,611	(i	)	171,000
			(483,000)	(c	)
ASSET RETIREMENT OBLIGATIONS	46,939	(8,372)	—			38,567
DEFERRED TAX LIABILITY	39,480	(5,092)	5,092	(e	)	39,480
RISK MANAGEMENT LIABILITIES	4,699	(3,452)	2,148	(h	)	3,395
OTHER LONG-TERM LIABILITIES	3,153	(1,295)	997	(e	)	2,855
COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY	764,252	(191,110)	341,035	(j	)	914,177

TOTAL	$2,272,965	$(1,255,671)	$214,420			$1,231,714

See notes to unaudited pro forma condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013
(In thousands, except per unit amounts)

	Eagle Rock Energy Partners, L.P.	Midstream Entities	Pro Forma Adjustments for the Contribution		Pro Forma For the Nine Months Ended September 30, 2013
REVENUE:
Natural gas, natural gas liquids, oil, condensate, sulfur and helium sales	$830,412	$(711,991)	30,954	(k)	$149,375
Gathering, compression, processing and treating services	62,229	(62,229)			—
Commodity risk management losses, net	(14,249)	13,873			(376)
Other revenue	723	(105)			618

Total revenue	879,115	(760,452)	30,954		149,617
COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	579,257	(610,663)	31,406	(k)	—
Operations and maintenance	100,416	(70,364)			30,052
Taxes other than income	14,751	(5,021)			9,730
General and administrative	58,780	(36,086)	21,322	(l)	44,016
Impairment and other	63,228	—			63,228
Depreciation, depletion, and amortization	124,035	(58,208)			65,827

Total costs and expenses	940,467	(780,342)	52,728		212,853
OPERATING LOSS	(61,352)	19,890	(21,774)		(63,236)
OTHER INCOME (EXPENSE):
Interest expense, net	(51,168)	43,337	(7,026)	(m)	(5,242)
			9,615	(n)
Interest rate risk management losses, net	(766)	376	(376)	(o)	(766)
Other income (expense), net	184	(216)	11,420	(p)	11,388

Total other expense	(51,750)	43,497	13,633		5,380

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(113,102)	63,387	(8,141)		(57,856)
INCOME TAX BENEFIT	(4,055)	(226)	(14)	(q)	(4,295)

LOSS FROM CONTINUING OPERATIONS	$(109,047)	$63,613	$(8,127)		$(53,561)

LOSS FROM CONTINUING OPERATIONS PER COMMON UNIT—BASIC AND DILUTED:
Loss from continuing operations per unit:
Common units—Basic and diluted	(0.73)				(0.36)
Weighted average units outstanding (in thousands):
Common units—Basic and diluted	152,618				152,618

See notes to unaudited pro forma condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2012
(In thousands, except per unit amounts)

	Eagle Rock Energy Partners, L.P.	Midstream Entities	Pro Forma Adjustments for the Contribution		Pro Forma For the Year Ended December 31, 2012
REVENUE:
Natural gas, natural gas liquids, oil, condensate, sulfur and helium sales	$864,884	$(706,374)	43,209	(k)	$201,719
Gathering, compression, processing and treating services	56,831	(56,831)			—
Commodity risk management gains	57,894	(29,784)			28,110
Other revenue	4,350	(2,864)			1,486

Total revenue	983,959	(795,853)	43,209		231,315
COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	532,719	(577,119)	44,400	(k)	—
Operations and maintenance	119,828	(78,559)	122	(k)	41,391
Taxes other than income	19,432	(4,089)			15,343
General and administrative	69,994	(40,383)	24,166	(l)	53,777
Impairment and other	177,003	(131,714)			45,289
Depreciation, depletion, and amortization	161,045	(70,534)			90,511

Total costs and expenses	1,080,021	(902,398)	68,688		246,311
OPERATING (LOSS) INCOME	(96,062)	106,545	(25,479)		(14,996)
OTHER INCOME (EXPENSE):
Interest expense, net	(51,478)	43,357	(6,523)	(m)	(1,965)
			12,679	(r)
Interest rate risk management losses, net	(4,727)	2,255	(2,255)	(o)	(4,727)
Other (expense) income, net	(38)	(11)	15,172	(s)	15,123

Total other (expense) income, net	(56,243)	45,601	19,073		8,431

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(152,305)	152,146	(6,406)		(6,565)
INCOME TAX BENEFIT	(1,703)	110	(3,559)	(q)	(5,152)

LOSS FROM CONTINUING OPERATIONS	$(150,602)	$152,036	$(2,847)		$(1,413)

LOSS FROM CONTINUING OPERATIONS PER COMMON UNIT—BASIC AND DILUTED:
Income from continuing operations per unit:
Common units—Basic and diluted	$(1.13)				$(0.03)
Weighted average units outstanding (in thousands):
Common units—Basic	135,609				135,609

See notes to unaudited pro forma condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Basis of Presentation

        The historical information is derived from the historical financial statements of Eagle Rock. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 is presented to illustrate the estimated effects of the Contribution as if the Contribution had occurred on September 30, 2013. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2013 and year ended December 31, 2012 are presented to illustrate the estimated effects of the Contribution as if the Contribution had occurred on January 1, 2012.

        Pursuant to the Contribution Agreement, Eagle Rock will contribute to the Regency Parties its historical midstream business segment, a portion of its corporate segment relating to the midstream business segment and the commodity risk management gains and losses attributable to the midstream business segment's production, and general and administrative expenses solely attributable to the midstream business segment.

NOTE 2. Preliminary Divestiture Price

        The divestiture price of $1.27 billion has been calculated as follows (in thousands, except per unit amounts):

Value of common units issued(1)	$200,000
Exchange of Senior Notes(2)	550,000
Cash(2)	520,000

Total consideration received	$1,270,000

(1)
The total number of Regency common units to be received by Eagle Rock is 8,245,859, which was determined by dividing $200 million by the volume weighted average price of Regency's common units for the 10 trading days prior to the announcement of the transaction on December 23, 2013.

(2)
Assumes that all of the Eagle Rock Notes will be exchanged as part of the Contribution.

NOTE 3. Pro Forma Adjustments and Assumptions

        The unaudited pro forma condensed consolidated financial statements have been adjusted to reflect:

  (a)
  The Contribution of the Midstream Entities to Regency for total consideration of $1.27 billion less estimated expenses of approximately $10.7 million.

  (b)
  The use of a portion of the net proceeds from the Contribution used to pay the accrued interest on the Eagle Rock Notes.

  (c)
  The use of all remaining net proceeds from the Contribution used to repay outstanding debt under the revolving credit facility which bears interest primarily based on a LIBOR rate plus the applicable margin.

  (d)
  The reclassification from current liabilities to current assets of certain derivative contracts subject to counterparty netting arrangements.

  (e)
  The reversal of deferred tax assets and liabilities related to the assets, liabilities and operations of the Midstream Entities.

  (f)
  The reversal of deferred financing costs related to Eagle Rock's revolving credit facility allocated to the Midstream Entities.

  (g)
  The reversal of accrued interest related to the Eagle Rock Notes and revolving credit facility allocated to the Midstream Entities.

  (h)
  The reversal of interest rate swaps allocated to the Midstream Entities.

  (i)
  The reversal of Eagle Rock's outstanding balance under its revolving credit facility allocated to the Midstream Entities.

  (j)
  The reversal of the Midstream Entities' equity of $191 million plus the gain realized on the contribution of $150 million.

  (k)
  The reversal of intercompany eliminations for the nine and twelve month periods presented.

  (l)
  The reversal of general and administrative expenses allocated to the Midstream Entities for the nine and twelve month periods presented.

  (m)
  The reversal of interest expense, including debt issuance costs, related to Eagle Rock's revolving credit facility allocated to the Midstream Entities for the nine or twelve month periods presented.

  (n)
  The reduction of interest expense from the net repayment of outstanding borrowings under the revolving credit facility as a result of the Contribution for the nine months ended September 30, 2013. The reduction of interest expense associated with the repayment of outstanding debt of $483 million was calculated using an assumed rate of 2.625%, the interest rate related to Eagle Rock's revolving credit facility as of September 30, 2013. A 1/8 percentage change in the assumed interest rate would result in an adjustment of interest expense of $0.5 million.

  (o)
  The reversal of interest rate risk management losses allocated to the Midstream Entities for the nine and twelve month periods presented.

  (p)
  The distributions received from Regency during the nine months ended September 30, 2013, based on quarterly distributions paid of $0.46, $0.46 and $0.465 for the quarters ended December 31, 2012, March 31, 2013 and June 30, 2013. As it is the initial intention of Eagle Rock to retain the units received in the Contribution, the investment will be accounted for under the cost method, with the distributions recorded as income within the statement of operations.

  (q)
  The reversal of income tax expense for the nine and twelve month period presented related to the assets, liabilities and operations of the Midstream Entities.

  (r)
  The reduction of interest expense from the net repayment of outstanding borrowings under the revolving credit facility as a result of the sale of the midstream business for the year ended December 31, 2012. The reduction of interest expense associated with the repayment of outstanding debt of $483 million was calculated using an assumed rate of 2.625%, the interest rate related to Eagle Rock's revolving credit facility as of September 30, 2013. A 1/8 percentage change in the assumed interest rate would result in an adjustment of interest expense of $0.6 million.

  (s)
  The distributions received from Regency during the year ended December 31, 2012, based on quarterly distributions paid of $0.46 for each of the quarters ended December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012. As it is the initial intention of Eagle

    Rock to retain the units received in the Contribution, the investment will be accounted for under the cost method, with the distributions recorded as income within the statement of operations.

NOTE 4. Alternative Presentation

        The unaudited pro forma condensed consolidated financial statements above assume that the full $550 million face value of the Eagle Rock Notes will be exchanged into Regency notes in connection with the Exchange Offer. If less than all of the Eagle Rock Notes are validly tendered for exchange in the Exchange Offer, Eagle Rock will be paid by Regency an amount of cash equal to 110% of the difference between $550 million and the face value of the Eagle Rock Notes so validly tendered. Should no Eagle Rock Notes be exchanged as part of the Contribution, the value of the total consideration to be received by Eagle Rock in the Contribution would increase to $1.325 billion from $1.27 billion. The following would be the significant differences presented within the unaudited pro forma condensed consolidated financial statements assuming none of the Eagle Rock Notes are exchanged.

Pro Forma Balance sheet as of September 30, 2013

  (1)
  Cash would be $445 million, as it is assumed the additional cash proceeds would be used to pay-down all of the outstanding debt under Eagle Rock's revolving credit facility.

  (2)
  Long-term debt would be $545 million.

  (3)
  Equity would be $974 million, as the gain on the sale would increase due to the additional consideration received.

Pro Forma Statement of Operations for the nine months ended September 30, 2013

  (1)
  Loss from continuing operations would be $87.6 million, as the reduction in interest expense would be $11.1 million.

  (2)
  Basic and diluted net loss from continuing operations would be $0.58.

Pro Forma Statement of Operations for the year ended December 31, 2012

  (1)
  Loss from continuing operations would be $34.4 million, as the reduction in interest expense would be $11.8 million.

  (2)
  Basic and diluted net loss from continuing operations would be $0.27.

NOTE 4. Pro Forma Earnings Per Unit

        Basic earnings per unit is computed by dividing the net income (loss) by the weighted average number of units outstanding during a period. To determine net income (loss) allocated to each class of ownership (common and restricted common units), Eagle Rock first allocates net income (loss) in accordance with the amount of distributions made for the quarter by each class, if any. The remaining net income is allocated to each class in proportion to the class weighted average number of units outstanding for a period, as compared to the weighted average number of units for all classes for the period, with the exception of net losses. Net losses are allocated to just the common units.